As filed with the Securities and Exchange Commission on August 12, 2005
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
BRILLIAN CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	3663	05-0567906

(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
1600 North Desert Drive
Tempe, Arizona 85281-1230
(602) 389-8888

(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)
Vincent F. Sollitto, Jr.
President and Chief Executive Officer
Brillian Corporation
1600 North Desert Drive
Tempe, Arizona 85281-1230
(602) 389-8888

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)
Copies to:

Robert S. Kant, Esq. Brian H. Blaney, Esq. Greenberg Traurig, LLP 2375 East Camelback Road Phoenix, Arizona 85016 (602) 445-8000	Patrick Arrington, Esq. Joe Hayashi, Esq. Dorsey & Whitney LLP 38 Technology Drive Irvine, California 92618 (949) 932-3600

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions under the merger agreement described herein.
     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered	Registered(1)	Price per Share(2)	Offering Price(2)	Fee

Common Stock, $.001 par value per share	35,869,402	$0.214	$7,676,052.03	$903.47

(1)	Represents the maximum number of shares of Brillian common stock, $0.001 par value per share, issuable upon (a) consummation of the merger of BRMC Corporation, a wholly owned subsidiary of Brillian Corporation, with and into Syntax Groups Corporation, and (b) exercise of Syntax options, which will be assumed and converted into options to purchase Brillian common stock in connection with the merger.

(2)	Pursuant to Rule 457(f)(2) of the Securities Act of 1933, as amended, and estimated solely for purposes of calculation of the registration fee, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been calculated on the basis of the book value of Syntax Groups Corporation common stock, which was $0.214 per share at March 31, 2005, the latest practicable date prior to the date of filing of this registration statement. Syntax Groups Corporation is a privately held corporation with no market for its securities.
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary joint proxy statement/ prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary joint proxy statement/ prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION. DATED AUGUST 12, 2005.

[BRILLIAN LOGO]	[SYNTAX GROUPS LOGO]
JOINT PROXY STATEMENT/ PROSPECTUS
MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
To the Stockholders of Brillian Corporation and the Shareholders of Syntax Groups Corporation:
      You are cordially invited to attend a special meeting of stockholders relating to the combination of Brillian Corporation and Syntax Groups Corporation pursuant to an Agreement and Plan of Reorganization, or merger agreement, dated as of July 12, 2005, as a result of which a wholly owned subsidiary of Brillian Corporation will merge with and into Syntax Groups Corporation, Syntax will become a wholly owned subsidiary of Brillian, and shareholders of Syntax will become stockholders of Brillian.
      At the special meeting of stockholders of Brillian, Brillian stockholders will be asked (1) to consider and vote upon a proposal to approve the issuance of Brillian common stock in the merger pursuant to the Agreement and Plan of Reorganization and (2) ratify two financing transactions that are described herein. At the special meeting of Syntax shareholders, Syntax shareholders will be asked to approve the Agreement and Plan of Reorganization and the principal terms of the merger of Brillian’s subsidiary with and into Syntax. The dates, times, and places of the meetings are as follows:

For Brillian stockholders:	For Syntax shareholders:
, 2005 at a.m.	, 2005 at a.m.
1600 North Desert Drive
Tempe, Arizona
      The merger agreement provides that the issued and outstanding common stock of Syntax will be converted into such number of shares of Brillian common stock so that the shareholders of Syntax will own 70% and the stockholders of Brillian will own 30% of the issued and outstanding common stock of Brillian on the effective date of the merger assuming that all outstanding options, warrants, and convertible securities were exercised or converted in accordance with their terms as of the effective date of the merger. Based on the outstanding securities of Brillian and Syntax as of July 12, 2005, each outstanding share of Syntax common stock would be converted into 1.6196 shares of Brillian common stock.
      Brillian common stock is traded on The Nasdaq National Market under the trading symbol “BRLC”. There currently is no trading market for Syntax common stock.
      The board of directors of Brillian has approved the merger and recommends that Brillian stockholders vote “FOR” the issuance of Brillian common stock in the merger pursuant to the merger agreement and “FOR” the ratification of the financing transactions described herein. The board of directors of Syntax has approved the merger and the merger agreement, and recommends that Syntax shareholders vote “FOR” the terms of the merger and the merger agreement. Before voting, you should carefully review all the information contained in this joint proxy statement/ prospectus. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 10.
      Your vote is very important. Whether or not you expect to attend the applicable meeting, please complete, date, sign, and promptly return the accompanying proxy in the enclosed postage paid envelope so that your shares may be represented at your meeting, regardless of the number of shares you own.
      We strongly support the merger to combine Brillian and Syntax and enthusiastically recommend that you vote in favor of the proposals presented to you for approval.

Vincent F. Sollitto, Jr.	James Li

President and Chief Executive Officer Brillian Corporation	President and Chief Executive Officer Syntax Groups Corporation
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of Brillian common stock to be issued in connection with the merger or determined whether this joint proxy statement/ prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
Joint proxy statement/ prospectus dated                    , 2005 and first mailed to
Brillian stockholders and Syntax shareholders on or about                     , 2005.

BRILLIAN CORPORATION
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On                         , 2005
       Brillian will hold a special meeting of stockholders at 1600 North Desert Drive, Tempe, Arizona, on                     , 2005 at       a.m., local time, for the following purposes:
      1. To consider and vote upon a proposal to approve the issuance of Brillian common stock in the merger pursuant to the Agreement and Plan of Reorganization, dated as of July 12, 2005, among Brillian Corporation; BRMC Corporation, a wholly owned subsidiary of Brillian; and Syntax Groups Corporation, as a result of which BRMC will be merged with and into Syntax and Syntax will become a wholly owned subsidiary of Brillian.
      2. To ratify two financing transactions involving the issuance and sale of Brillian’s 7% convertible debentures, 4% convertible debentures, and warrants to purchase shares of Brillian’s common stock and to authorize the issuance of shares of Brillian’s common stock issuable upon conversion of the 7% convertible debentures and 4% convertible debentures and upon exercise of the warrants.
      3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
      Brillian’s board of directors has unanimously determined that the proposed merger is fair to, and in the best interests of, Brillian and its stockholders. Brillian’s board of directors has unanimously approved the merger and the issuance of Brillian common stock in the merger pursuant to the merger agreement, and recommends that you vote “FOR” the proposal to approve the issuance of shares of Brillian common stock in the merger pursuant to the merger agreement. Brillian’s board also recommends that you vote “FOR” the ratification of the financing transactions. The proposals are described in more detail in the accompanying joint proxy statement/ prospectus, which we encourage you to read in its entirety before voting. A copy of the merger agreement is attached as Annex A to the accompanying joint proxy statement/ prospectus.
      Only Brillian stockholders of record at the close of business on                     , 2005 are entitled to notice of the meeting and to vote at the meeting and at any adjournments thereof.
      All Brillian stockholders are cordially invited to attend the special meeting in person. However, to ensure your representation at the meeting, you are urged to complete, sign, and return the enclosed proxy card as promptly as possible in the enclosed postage paid envelope. You may revoke your proxy in the manner described in the accompanying joint proxy statement/ prospectus at any time before it is voted at the special meeting.
      Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the special meeting, please take the time to sign and return the enclosed proxy card as described in the joint proxy statement/ prospectus and in accordance with the instructions accompanying the proxy card, thus ensuring that your shares will be represented at the special meeting. The board of directors and management urge you to vote “FOR” the issuance of Brillian common stock in the merger and “FOR” ratification of the financing transactions, which we have approved after careful consideration. Please note that we cannot complete the merger unless holders of a majority of the shares of Brillian common stock, represented in person or by proxy and entitled to vote at the special meeting at which a quorum is present, vote for the share issuance proposal. Your vote is extremely important, and your early response will be greatly appreciated.

VINCENT F. SOLLITTO, JR.	WAYNE A. PRATT

President and Chief Executive Officer	Secretary and Chief Financial Officer
Tempe, Arizona
                    , 2005

SYNTAX GROUPS CORPORATION
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held on                         , 2005
       Syntax will hold a special meeting of its shareholders at 20480 E. Business Parkway, City of Industry, California on                     , 2005 at       a.m. local time, for the following purposes:
      1. To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization, dated as of July 12, 2005, among Brillian Corporation; BRMC Corporation, a wholly owned subsidiary of Brillian; and Syntax.
      2. To transact any other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.
      Our board of directors has unanimously determined that the proposed merger is advisable and is fair to, and in the best interests of, Syntax and its shareholders. Our board unanimously approved the merger agreement and the principal terms of the merger and recommends that you vote “FOR” the approval of the merger agreement and the principal terms of the merger. The proposal is described in more detail in the accompanying joint proxy statement/ prospectus, which we encourage you to read in its entirety before voting. A copy of the merger agreement is attached as Annex A to the accompanying joint proxy statement/ prospectus.
      Only Syntax shareholders of record at the close of business on                     , 2005 are entitled to notice of the special meeting and to vote at the special meeting and at any adjournments thereof.
      All Syntax shareholders are cordially invited to attend the special meeting in person. However, to ensure your representation at the special meeting, we urge you to complete, sign, and return the enclosed proxy card as promptly as possible in the enclosed postage paid envelope. You may revoke your proxy in the manner described in the accompanying joint proxy statement/ prospectus at any time before it is voted at the special meeting. If you fail to return a properly executed proxy card or to vote in person at the special meeting, the effect will be the same as a vote against the proposal to approve the merger agreement and the principal terms of the merger.
      Your vote is important regardless of the number of shares you own. We cannot complete the merger unless holders of shares of Syntax common stock representing a majority of the shares of common stock outstanding as of                     , 2005 and entitled to vote at the special meeting vote for the proposal.
      Please do not send any stock certificates at this time.

JAMES LI	THOMAS CHOW

President and Chief Executive Officer	Secretary and Chief Financial Officer
City of Industry, California
                    , 2005

Page

INDEX TO FINANCIAL STATEMENTS	F-1
Brillian Corporation	F-1
Syntax Groups Corporation	F-26
Annex A — Agreement and Plan of Reorganization	A-1
Annex B — Opinion of C.E. Unterberg, Towbin	B-1
Annex C — California General Corporation Law Chapter 13	C-1
EXHIBIT 23.2
EXHIBIT 23.3

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	Why am I receiving this joint proxy statement/ prospectus?

A:	Brillian and Syntax have agreed to a combination of the companies under the terms of a merger agreement that is described in this joint proxy statement/ prospectus. A copy of the merger agreement is attached to this joint proxy statement/ prospectus as Annex A.

In order to complete the merger, Brillian stockholders must vote to approve the issuance of shares of Brillian common stock in the merger, and Syntax shareholders must vote to approve the merger agreement and the principal terms of the merger. Brillian and Syntax will hold separate special meetings of their respective stockholders to obtain these approvals. This joint proxy statement/ prospectus contains important information about the proposed merger and the meetings of the Brillian stockholders and the Syntax shareholders, and you should read it carefully. The enclosed voting materials allow you to vote your shares without attending your respective stockholders’ meeting.

Your vote is important. We encourage you to vote as soon as possible.

Q:	Why are Brillian and Syntax proposing the merger?

A:	We believe that the combination of the two companies will provide substantial strategic and financial benefits to the stockholders of both companies. We believe that the combination will create a stronger and more competitive company that is capable of creating more stockholder value than either Brillian or Syntax could create on its own. We believe that the merger will allow stockholders of both companies to participate in a larger, more diversified company. We also believe the merger will enhance the position of both companies in the high-definition television market with expanded product offerings, wider distribution channels, an enhanced customer base, and an extensive intellectual property portfolio. To review the reasons for the merger in greater detail, see the sections entitled “The Merger — Brillian’s Reasons for the Merger” and “The Merger — Syntax’s Reasons for the Merger” on pages and .

Q:	What will happen in the merger?

A:	A wholly owned subsidiary of Brillian will merge with and into Syntax. As a consequence of the merger, Syntax will become a wholly owned subsidiary of Brillian and the shareholders of Syntax will become stockholders of Brillian.

Q:	What will Syntax shareholders receive in the merger?

A:	The merger agreement provides that the issued and outstanding common stock of Syntax will be converted into such number of shares of Brillian common stock so that the shareholders of Syntax will own 70% and the stockholders of Brillian will own 30% of the issued and outstanding common stock of Brillian as a combined company on a fully diluted basis assuming that all outstanding options, warrants, and convertible securities were exercised or converted in accordance with their terms as of the effective date. Based on the outstanding securities of Brillian and Syntax as of July 12, 2005, each outstanding share of Syntax common stock would be converted into 1.6196 shares of Brillian common stock. The number of shares of Brillian common stock to be issued for each share of Syntax common stock will not be adjusted based upon changes in the market price of Brillian common stock. As a result, before the completion of the merger, the value of the Brillian common stock that Syntax shareholders will receive in the merger will vary as the market price of Brillian common stock changes. Brillian and Syntax encourage Brillian stockholders and Syntax shareholders to obtain current market quotations for Brillian and Syntax common stock.

Example: If a Syntax shareholder owns 1,000 shares of Syntax common stock, then as a result of the merger, the Syntax shareholder will receive 1,619 shares of Brillian common stock.

Q:	Will Brillian stockholders receive any shares as a result of the merger?

A:	No. Brillian stockholders will continue to hold the shares of Brillian common stock that they currently own.

i

Q:	What vote is required by Brillian stockholders to approve the issuance of Brillian common stock?

A:	The affirmative vote of the holders of a majority of the shares of Brillian common stock represented at the Brillian special meeting at which a quorum is present is required to approve the issuance of Brillian common stock in the merger.

Q:	What vote is required by Syntax shareholders to approve the merger agreement and the principal terms of the merger?

A:	The affirmative vote of the holders of a majority of the outstanding shares of Syntax common stock entitled to vote at the Syntax special meeting is required to approve the merger agreement and the principal terms of the merger. Shareholders, who collectively owned approximately 51.3% of the outstanding shares of Syntax common stock as of July 12, 2005, have agreed to vote all of their shares in favor of approval of the merger agreement and the principal terms of the merger.

Q:	Does Brillian’s board of directors recommend voting in favor of the issuance of Brillian common stock in the merger?

A:	Yes. After careful consideration, Brillian’s board of directors unanimously determined that the merger is fair to, and in the best interests of, Brillian and its stockholders. Brillian’s board of directors unanimously recommends that Brillian stockholders vote “FOR” the issuance of Brillian common stock in connection with the merger.

For a description of the factors considered by the Brillian board of directors in making its determination, see the section entitled “The Merger — Brillian’s Reasons for the Merger” on page .

Q:	Does Syntax’s board of directors recommend voting in favor of the merger agreement and the principal terms of the merger?

A:	Yes. After careful consideration, Syntax’s board of directors unanimously determined that the merger is advisable and is fair to, and in the best interests of, Syntax and its shareholders. Syntax’s board of directors unanimously recommends that Syntax shareholders vote “FOR” approval of the merger agreement and the principal terms of the merger.

For a description of the factors considered by the Syntax board of directors in making its determination, see the section entitled “The Merger — Syntax’s Reasons for the Merger” on page .

Q:	When do you expect to complete the merger?

A:	Brillian and Syntax are working to complete the merger as quickly as possible. Brillian and Syntax hope to complete the merger during the fourth calendar quarter of 2005. However, we cannot predict the exact timing of the completion of the merger because the merger is subject to regulatory approvals and other conditions. There may be a substantial period of time between the approval of the respective proposals by stockholders at the stockholders’ meetings and the effectiveness of the merger.

For a description of the conditions to completion of the merger, see the section entitled “The Merger Agreement — Conditions to the Completion of the Merger” on page .

Q:	What do I need to do now?

A:	Brillian and Syntax urge you to carefully read and consider the information contained in this joint proxy statement/ prospectus, including the annexes, and to consider how the merger will affect you as a stockholder of Brillian or as a shareholder of Syntax. You also may want to review the documents referenced under the section entitled “Where You Can Find More Information” on page . You should then vote as soon as possible in accordance with the instructions provided in this joint proxy statement/ prospectus and on the enclosed proxy card.

Q:	How do I vote?

A:	If you are a stockholder of record, you may vote in person at either the Brillian stockholders’ meeting or the Syntax shareholders’ meeting, as appropriate, or by submitting a proxy for your meeting. You can submit your proxy by completing, signing, dating, and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name”, which means your shares are held of record by a broker, bank, or nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please refer to your proxy card or the voting instruction card used by your broker, bank, or nominee to see if you may submit voting instructions using the Internet or by telephone.

Q:	What happens if I do not vote?

A:	If you are a Brillian stockholder and you do not submit a proxy card or vote at the special meeting, your shares will not be counted as present for the purpose of determining a quorum and will have no effect on the outcome of the proposal to approve the issuance of shares of Brillian common stock in the merger. If you submit a proxy card and affirmatively elect to abstain from voting, your proxy will be counted as present for the purpose of determining the presence of a quorum, but will not be voted at the special meeting. As a result, your abstention will have the same effect as a vote against the issuance of Brillian common stock in the merger.

If you are a Syntax shareholder and you do not submit a proxy card or vote at the Syntax special meeting, your proxy will not be counted as present for the purpose of determining the presence of a quorum and will have the same effect as a vote against approval of the merger agreement and the principal terms of the merger. If you submit a proxy card and affirmatively elect to abstain from voting, your proxy will be counted as present for the purpose of determining the presence of a quorum, but will not be voted at the special meeting. As a result, your abstention will have the same effect as a vote against approval of the merger agreement and the principal terms of the merger.

Q:	If my shares are held in “street name,” will my broker or nominee vote my shares for me?

A:	Your broker or nominee cannot vote your shares unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker or nominee. If you do not instruct your broker how to vote your shares, it will be equivalent to voting against the proposals being made at your special meeting.

For a more complete description of voting shares held in “street name”, see the sections entitled “Special Meeting of Brillian Stockholders” on page and “Special Meeting of Syntax Shareholders” on page .

Q:	Can I change my vote after I have mailed my signed proxy card?

A:	Yes. If you are a record holder, you can change your vote at any time before your proxy is voted at your meeting by taking any of the following actions:

• delivering to the corporate secretary of Brillian or the corporate secretary of Syntax, as appropriate, a signed notice of revocation;

• granting a new, later-dated proxy, which must be signed and delivered to the corporate secretary of Brillian or the corporate secretary of Syntax, as appropriate; or

• attending your meeting and voting in person; however, your attendance at the meeting alone will not revoke your proxy.

If your shares are held in street name and you have instructed your broker or nominee to vote your shares, you must follow your broker or nominee’s directions in order to change your vote.

Q:	Should Brillian stockholders or Syntax shareholders send in their stock certificates now?

A:	No. Brillian stockholders should not submit their stock certificates because their shares will not be converted or exchanged in the merger. Syntax shareholders should not send in their stock certificates now. After the merger is completed, you will be sent written instructions for exchanging your Syntax stock certificates for Brillian stock certificates. Please do not send your Syntax stock certificates with your proxy.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this joint proxy statement/ prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. In addition, if you are a stockholder of Brillian and a shareholder of Syntax, you will receive one or more separate proxy cards or voting instruction cards for each company. Please complete, sign, date, and return each proxy card and voting instruction card that you receive.

Q:	Am I being asked to vote on any matter other than the merger agreement and the principal terms of the merger?

A:	Brillian stockholders are being asked to approve the issuance of shares of Brillian common stock in the merger and to ratify two previously completed financing transactions. Syntax shareholders are being asked to vote only upon the merger agreement and the principal terms of the merger.

Q:	Will Syntax shareholders recognize a taxable gain or loss for U.S. federal income tax purposes as a result of the merger?

A:	The merger is intended to be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and each of Brillian, Syntax, and BRMC Corporation will be a party to that reorganization within the meaning of Section 368(b) of the Code. As a result, (1) no gain or loss will be recognized by a holder of Syntax common stock resulting from the conversion of shares of Syntax common stock into shares of Brillian common stock pursuant to the merger; (2) the aggregate tax basis of shares of Brillian common stock received in the merger will be the same as the aggregate tax basis of the shares of Syntax common stock converted in the merger; and (3) the holding period of the shares of Brillian common stock received in the merger will include the holding period of the Syntax common stock converted in the merger. Any Syntax shareholders who dissent from the merger and receive cash payment for their shares of Syntax common stock will receive a capital gain or loss equal to the difference between the cash received and the tax basis of the shares surrendered, with such gain or loss being a long-term capital gain or loss depending upon whether the Syntax common stock has been held for more or less than 12 months.

For a more complete description of the tax consequences of the merger, see the section entitled “The Merger — Material U.S. Federal Income Tax Consequences” on page .

Q:	What rights do I have to seek a valuation of my shares?

A:	If you are a Brillian stockholder, under applicable Delaware law, you will not have appraisal rights in connection with the issuance of Brillian common stock in the merger.

If you are a Syntax shareholder, under applicable California law, you may assert dissenters’ rights and receive a cash payment for the fair value of your shares, but only if you comply with all requirements of California law as set forth in Annex C to this joint proxy statement/ prospectus. Pursuant to your dissenters’ rights under California law, you may seek a determination by a California court of the fair value of your shares. The fair value determined by the court may be more than, less than, or equal to the value of the consideration to be paid in the merger. For a more complete description of your dissenters’ rights, see the section entitled “Rights of Dissenting Syntax Shareholders” on page .

Q:	Whom should I call with questions?

A:	If you have any questions about the merger or if you need additional copies of this joint proxy statement/ prospectus or the enclosed proxy card, you should contact the following:

Brillian stockholders:

Brillian Corporation 1600 North Desert Drive Tempe, Arizona 85281 (602) 389-8888 Attention: Wayne A. Pratt

Syntax shareholders:

Syntax Groups Corporation 20480 E. Business Parkway City of Industry, California 91789 (909) 859-8400 Attention: Thomas Chow

You may also obtain additional information about Brillian Corporation from documents filed with the Securities and Exchange Commission by following the instructions in the section entitled “Where You Can Find More Information” on page .

SUMMARY
      Brillian and Syntax are sending this joint proxy statement/ prospectus to Brillian stockholders and Syntax shareholders. This summary highlights selected information from this joint proxy statement/ prospectus and may not contain all of the information that is important to you. To better understand the merger, you should read this entire document carefully, including the Agreement and Plan of Reorganization attached as Annex A, the opinion of C.E. Unterberg, Towbin attached as Annex B, and the other documents to which Brillian and Syntax refer. You may obtain the additional information without charge by following the instructions in the section entitled “Where You Can Find More Information” on page 141. Brillian and Syntax have included page references parenthetically to direct you to a more complete description of the topics presented in this summary. All dollar amounts are in U.S. dollars unless otherwise specifically indicated.
The Companies
Brillian Corporation
1600 North Desert Drive
Tempe, Arizona 85821
(602) 389-8888
      Brillian designs and develops large-screen, rear-projection, high-definition televisions, or HDTVs, utilizing its proprietary liquid crystal on silicon, or LCoStm, microdisplay technology. Brillian markets its HDTVs for sale under the brand names of retailers, including high-end audio/video manufacturers, distributors of high-end consumer electronics products, and consumer electronics retailers. Brillian has established a virtual manufacturing model utilizing third-party contract manufacturers to produce its HDTVs, which incorporate the LCoS microdisplays that it manufactures. Brillian also offers a broad line of LCoS microdisplay products and subsystems that original equipment manufacturers, or OEMs, can integrate into proprietary HDTV products, home theater projectors, and near-to-eye applications, such as head-mounted monocular or binocular headsets and viewers, for industrial, medical, military, commercial, and consumer applications. Brillian currently anticipates that sales of its HDTVs will comprise the majority of its total sales in future periods.
      Until September 2003, Brillian operated as a division of Three-Five Systems, Inc., or TFS. In anticipation of Brillian’s spin-off to the stockholders of TFS, TFS organized Brillian as a wholly owned subsidiary. In connection with the spin-off, TFS transferred to Brillian its LCoS microdisplay business, including the related manufacturing and business assets, personnel, and intellectual property. The spin-off was completed on September 15, 2003 as a special dividend to the stockholders of TFS.
Syntax Groups Corporation
20480 East Business Parkway
City of Industry, California 91789
(909) 859-8488
      Syntax designs, develops, manufactures and distributes high definition, high definition ready, and high definition compatible televisions (HDTVs) in liquid crystal display (LCD) and liquid crystal on silicon (LCoS) formats under the brand name Ölevia for the commercial, home entertainment, and home theater markets. Syntax’s product line currently includes flat panel LCD models in diagonal sizes from 20 inch to 42 inch, with larger sizes under development, and a recently introduced 50 inch LCoS model directed primarily at the premium home theater market.
      Syntax products are available to the mainstream HDTV markets through leading regional and national consumer electronics retailers, online retailers, and high end boutique audio/video and home entertainment systems integrators and resellers.
      Although Syntax performs final quality acceptance and installs tuners in otherwise finished products, Syntax outsources the manufacture of the electronic components and subassemblies of its LCD products to contract manufacturers in Asia. In conjunction with Taiwan Kolin Co. Ltd. (Kolin), a Taiwan publicly listed company (1606.TW), Syntax’s sole source of such components and subassemblies, Syntax and Kolin jointly select and qualify vendors for LCD panels, electronic components and subassemblies that Kolin does not itself manufacture, and actively participate in discussions of terms and conditions with such vendors. There are several alternative sources for each important component of Syntax products.
      On March 31, 2005, the Board of Directors of Syntax approved a resolution to distribute 100% of the issued and outstanding shares of Lasertech, which was a wholly-owned subsidiary of Syntax, to Syntax’s shareholders of record as of March 31, 2005. This distribution was completed on April 18, 2005. Thus, Lasertech and Syntax are separate legal entities. The financial statements included elsewhere in this joint proxy statement/ prospectus and all references to “Syntax” refer to the Home and Personal Entertainment Business of Syntax as it existed historically (excluding Lasertech) and as Syntax now exists after the distribution of Lasertech.
The Merger (see page      )
      If the merger is completed, BRMC Corporation, a newly formed wholly owned subsidiary of Brillian, will merge with and into Syntax, and Syntax will be the surviving corporation and a wholly owned subsidiary of Brillian. As a result of the merger, Syntax shareholders will become stockholders of Brillian.
      The merger agreement provides that the issued and outstanding common stock of Syntax will be converted into such number of shares of Brillian common stock so that the shareholders of Syntax will own 70% and the stockholders of Brillian will own 30% of the issued and outstanding common stock of Brillian as a combined company on a fully diluted basis assuming that all outstanding options, warrants, and convertible securities were exercised or converted in accordance with their terms as of the effective date. Based on the outstanding securities of Brillian and Syntax as of July 12, 2005, each outstanding share of Syntax common stock would be converted into 1.6196 shares of Brillian common stock.
      If the merger is completed, Brillian will assume all outstanding options to purchase Syntax common stock under Brillian’s 2003 Incentive Compensation Plan. Each option to purchase Syntax common stock outstanding immediately prior to the effective time of the merger under these plans will become an option to purchase Brillian common stock, on the same terms, on the basis of                      shares of Brillian common stock for each share of Syntax common stock for which the option was exercisable, with the option price to be adjusted accordingly.
      Brillian and Syntax have attached the Agreement and Plan of Reorganization, or merger agreement, which is the legal document that governs the merger, as Annex A to this joint proxy statement/ prospectus. Brillian and Syntax encourage you to read the merger agreement carefully.
Opinion of Brillian’s Financial Advisor (see page      )
      In connection with the proposed merger, Brillian’s financial advisor, C.E. Unterberg, Towbin, delivered a written opinion to the Brillian board of directors to the effect that, as of July 8, 2005, and based upon and subject to the various assumptions and limitations described in its opinion, the exchange ratio in the merger was fair, from a financial point of view, to the holders of Brillian common stock. The full text of C.E. Unterberg, Towbin’s written opinion, dated July 8, 2005, is attached to this joint proxy statement/ prospectus as Annex B. Brillian encourages you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered, and limitations on the review undertaken. C.E. Unterberg, Towbin’s opinion is addressed to the Brillian board of directors and does not constitute a recommendation to any stockholder as to any matters relating to the merger.
Conditions to Completion of the Merger (see page      )
      The respective obligations of Brillian and Syntax to complete the merger are subject to satisfaction or waiver of various closing conditions, including the following:

•	the representations and warranties of the other party being true and correct on the date of the merger agreement and immediately prior to the completion of the merger;

•	the other party having performed, in all material respects, all of its obligations and agreements under the merger agreement on or prior to the completion of the merger;

•	the other party having obtained all required corporate approvals of its directors and stockholders, including in the case of Brillian, holders of shares of Brillian common stock representing a majority of the votes present and entitled to vote at the Brillian special meeting at which a quorum is present having approved the issuance of Brillian common stock in connection with the merger and, in the case of Syntax, holders of shares of Syntax common stock representing a majority of the shares of common stock outstanding and entitled to vote having approved the merger agreement and the principal terms of the merger;

•	the receipt of certain opinions from the legal counsel to the other party;

•	the absence of any material adverse change in the business, properties, or financial condition of the other party;

•	the registration statement on Form S-4, of which this joint proxy statement/ prospectus is a part, having been declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended;

•	no action or proceedings by any governmental agency having been instituted or threatened that would enjoin, restrain, or prohibit or might result in substantial damages with respect to the merger such that it would, in the reasonable judgment of Brillian or Syntax, make the merger inadvisable;

•	no court order having been entered in any action or proceeding instituted by another party that enjoins, restrains, or prohibits the consummation of the merger;

•	the shares of Brillian common stock to be issued in the merger having been admitted for quotation on The Nasdaq Stock Market; and

•	the execution of voting and lock-up agreements, stockholder voting agreements, and employment agreements by certain persons.
      In addition, the obligations of Brillian to complete the merger depend on dissenters’ rights being effectively preserved for less than 5% of Syntax’s common stock, and the obligations of Syntax to complete the merger depend on Brillian manufacturing light engines at a designated rate and the receipt of a favorable tax opinion.
Termination of the Merger Agreement (see page      )
      The merger may be terminated before the merger is completed as follows:

•	by the mutual agreement of Brillian and Syntax;

•	by either Brillian or Syntax if the merger has not been completed by November 30, 2005, subject to certain exceptions;

•	by either Brillian or Syntax if there has been instituted or there is pending or threatened any legal proceeding before any court or governmental agency seeking to restrain or prohibit or obtain damages with respect to the merger or if any order restraining or prohibiting the merger has been issued by any court or governmental agency;

•	by either Brillian or Syntax if the stockholders of Brillian have not approved the issuance of Brillian common stock in connection with the merger or the shareholders of Syntax have not approved the merger agreement and the principal terms of the merger, at their respective special meetings;

•	by either Brillian or Syntax if the other party is in breach of any representation, warranty, covenant, or agreement in the merger agreement, subject to certain limited conditions; and

•	by either Brillian or Syntax if any other condition to its obligation to complete the merger has not been satisfied by the other or waived by it.

Change of Corporate Name
      The approval of the merger also will constitute authority for Brillian to amend its certificate of incorporation to change its corporate name to “Syntax–Brillian Corporation”.
“No Solicitation” Provisions (see page      )
      The merger agreement contains provisions prohibiting Brillian and Syntax from seeking a competing acquisition proposal. These “no solicitation” provisions prohibit Brillian and Syntax, as well as their officers, directors, employees, subsidiaries, and representatives, from directly or indirectly taking any action to solicit, initiate, or knowingly encourage a competing acquisition proposal. Notwithstanding these restrictions, the merger agreement provides that, under limited circumstances, if Brillian or Syntax receives an acquisition proposal from a third party that is superior to the merger, Brillian or Syntax, as the case may be, may furnish nonpublic information to that third party and enter into discussions with that third party, but only if Brillian or Syntax, as the case may be, determines in good faith, after consultation with its legal counsel, that such action is required in order for its board of directors to comply with its fiduciary obligations to the stockholders of that company. See “The Merger — Interests of Certain Directors, Officers, and Affiliates”.
      When considering the recommendation of directors of Brillian and Syntax, you should be aware that some of the directors and executive officers of each company have interests in the merger that are different from, or are in addition to, yours. These interests include the following:

•	Brillian has executed two-year employment agreements with three Brillian executives, one of whom is a member of the Brillian board of directors, and three Syntax executives, two of whom are members of the Syntax board of directors, to take effect on the completion of the merger.

•	Brillian will indemnify each present and former Syntax officer and director against liabilities arising out of such person’s services as an officer or director and the transactions contemplated by the merger agreement, and Brillian will maintain officers’ and directors’ liability insurance to cover any such liabilities for the next six years, subject to certain limitations.

•	It is anticipated that the trading volume of Brillian will increase following the merger, which may facilitate the sale of an increased number of shares under Rule 144 of the Securities Act for certain affiliates of both Brillian and Syntax.
The board of directors of each of Brillian and Syntax took into account these interests in considering the fairness of the merger to the Brillian stockholders and Syntax shareholders, as applicable.
Material U.S. Federal Income Tax Consequences of the Merger (see page      )
      The merger is intended to be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and each of Brillian, Syntax, and BRMC Corporation will be a party to that reorganization within the meaning of Section 368(b) of the Code. As a result, (1) no gain or loss will be recognized by a holder of Syntax common stock resulting from the conversion of shares of Syntax common stock into shares of Brillian common stock pursuant to the merger; (2) the aggregate tax basis of shares of Brillian common stock received in the merger will be the same as the aggregate tax basis of the shares of Syntax common stock converted in the merger; and (3) the holding period of the shares of Brillian common stock received in the merger will include the holding period of the Syntax common stock converted in the merger. Any Syntax shareholders who dissent from the merger and receive cash payment for their shares of Syntax common stock will receive a capital gain or loss equal to the difference between the cash received and the tax basis of the shares surrendered, with such gain or loss being a long-term capital gain or loss depending on whether the Syntax common stock has been held for more or less than 12 months.

Risks (see page      )
      In evaluating the merger agreement, the terms of the merger, and the issuance of Brillian common stock in the merger, you should carefully read this joint proxy statement/ prospectus and especially consider the factors discussed in the section entitled “Risk Factors” on page      .
Establishment of an Escrow Fund (see page      )
      The merger agreement requires that a total of 10% of the shares of Brillian common stock issued in the merger be placed in an escrow fund. The escrow fund will be held by U.S. Bank National Association as escrow agent. The shares will be held in the escrow fund for a period of 12 months following the completion of the merger provided that cash may be substituted for the shares held in the escrow fund based on the closing price of the replaced shares on the effective date of the merger. The escrow fund will serve as the source of reimbursement for any damages, losses, costs, and expenses that Brillian may suffer resulting from (1) the inaccuracy of any of the representations or warranties of Syntax in the merger agreement or related documents, or (2) the failure by Syntax to comply with or breach by Syntax of any of the covenants or agreements contained in the merger agreement or related documents. No claims for indemnification can be made under the escrow agreement until the indemnity obligation exceeds $3 million, with the first $1.0 million thereof being a deductible and non-recoverable.
Directors and Officers Following the Merger (see page      )
      The merger agreement contemplates that Vincent F. Sollitto, Jr., the President and Chief Executive Officer of Brillian; James Li, the President and Chief Executive Officer of Syntax; Thomas Chow, the Chief Financial Officer of Syntax; and Christopher Liu, an officer and director of Taiwan Kolin Co. Ltd., will be directors of Brillian following the merger. In addition, the merger agreement contemplates that five independent directors mutually satisfactory to Brillian and Syntax will be elected to the Brillian board of directors following the merger. No selection of independent directors has yet been made.
      In addition, the merger agreement provides for two-year employment agreements with Vincent F. Sollitto, Jr., currently President and Chief Executive Officer of Brillian, to serve as Chairman and Chief Executive Officer; James Li, currently President and Chief Executive Officer of Syntax, to serve as President and Chief Operating Officer; Wayne A. Pratt, currently Chief Financial Officer of Brillian, to serve as Chief Financial Officer; Thomas Chow, currently Chief Financial Officer of Syntax, to serve as Chief Procurement Officer; Michael Chan, currently Chief Operations Officer of Syntax, to serve as Executive Vice President — LCD Operations; and Robert L. Melcher, currently Chief Technology officer of Brillian, to serve as Chief Technology Officer.
Ability to Sell Brillian Stock (see page      )
      All shares of Brillian common stock received by Syntax shareholders in connection with the merger will be freely transferable unless you are considered an affiliate of Syntax under the Securities Act of 1933, as amended. Shares of Brillian common stock received by affiliates of Syntax at the time the merger is submitted to Syntax shareholders for vote may only be sold pursuant to Rule 145 of the Securities Act or pursuant to a registration statement or exemption from the registration requirements of the Securities Act. For this purpose, Brillian will treat as an affiliate of Syntax any director, officer, or 5% or more shareholder of Syntax.
Stock Price and Dividend Information (see page      )
      Brillian common stock is traded on The Nasdaq National Market under the trading symbol “BRLC.” On July 12, 2005, the last trading day prior to the public announcement of the merger agreement, Brillian common stock closed at $3.01 per share. On                     , 2005, the last trading day prior to the date of this joint proxy statement/ prospectus, Brillian common stock closed at $           per share.
      There is no trading market for Syntax common stock.

      Stockholders of Brillian and shareholders of Syntax should obtain current market quotations for Brillian common stock.
Regulatory Approval (see page      )
      The merger is subject to antitrust laws. Brillian and Syntax are preparing the required filings under applicable antitrust laws with the U.S. Department of Justice and the U.S. Federal Trade Commission. Brillian and Syntax are not permitted to complete the merger until the applicable waiting periods associated with those filings have expired or been terminated. However, either the Department of Justice or the Federal Trade Commission as well as a foreign regulatory agency or government, state, or private person may challenge the merger at any time before or after its completion.
Dissenters’ Rights (see page      )
      Under Delaware law, stockholders of Brillian do not have appraisal rights in connection with the issuance of Brillian common stock in the merger. Under California law, shareholders of Syntax have dissenters’ rights in connection with the merger.
Comparison of Stockholder Rights (see page      )
      The rights of Syntax shareholders as stockholders of Brillian after the merger will be governed by Brillian’s certificate of incorporation and bylaws. Those rights differ from the rights of Syntax shareholders under Syntax’s articles of incorporation and bylaws.
Vote of Brillian Stockholders Required (see page      )
      The approval of the issuance of Brillian common stock in the merger requires the affirmative vote of holders of shares representing a majority of the shares of Brillian common stock represented in person or by proxy and entitled to vote at the special meeting at which a quorum is present. As of the close of business on                     , 2005, directors and executive officers and their affiliates beneficially owned and were entitled to vote                     shares of Brillian common stock, which represented approximately           % of the                      shares of Brillian common stock outstanding and entitled to vote on that date.
Vote of Syntax Shareholders Required (see page      )
      The approval of the merger agreement and the principal terms of the merger requires the affirmative vote of a majority of the outstanding shares of Syntax common stock entitled to vote at the Syntax special meeting. As of the close of business on                     , 2005, directors and executive officers and their affiliates beneficially owned and were entitled to vote                      shares of Syntax common stock, which represented approximately           % of the                      shares of Syntax common stock outstanding and entitled to vote on that date. Shareholders of Syntax, including certain directors and officers, owning a total of           % of the outstanding Syntax common stock have agreed to vote for the merger.

Selected Summary Historical and Pro Forma Combined Financial Data
      The following tables present summary historical consolidated financial data and summary unaudited pro forma combined condensed consolidated financial data.
Selected Summary Historical Financial Data of Brillian
      The following table sets forth Brillian’s summary historical financial data. The statement of operations data for the fiscal years ended December 31, 2004, December 31, 2003, and December 31, 2002 have been derived from Brillian’s audited financial statements, which are included elsewhere in this joint proxy statement/ prospectus. The statement of operations data for the three months ended March 31, 2005 and March 31, 2004 and the balance sheet data as of March 31, 2005 have been derived from financial statements included elsewhere in this joint proxy statement/prospectus that have not been audited.
      The statement of operations data for periods prior to the spin-off have been derived from the financial statements of the microdisplay business of TFS, which is not necessarily indicative of Brillian’s performance as an independent company. You should read this information in conjunction with Brillian’s financial statements, including the related notes, and “Information Regarding Brillian — Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this joint proxy statement/ prospectus.

	Three Months Ended
	March 31,		Years Ended December 31,

	2005	2004	2004	2003	2002

	(In thousands)
Statement of Operations Data:
Net sales	$858	$478	$2,688	$2,194	$1,439

Costs and expenses:
Cost of sales	3,152	2,384	13,047	9,829	12,869
Selling, general, and administrative	996	1,086	3,671	4,890	3,333
Research and development	1,993	2,454	8,671	7,367	8,430
Impairment charge	—	—	10,233	—	—

Operating loss	(5,283)	(5,446)	(32,934)	(19,892)	(23,193)
Investment income, net	30	44	149	57	—
Loss on investment in start-up company	—	—	(112)	—	—
Benefit from income taxes	—	—	—	1,091	—

Net loss	$(5,253)	$(5,402)	$(32,897)	$(18,744)	$(23,193)

Loss per share(1)	$(0.75)	$(1.00)	$(5.17)	$(3.51)	$(4.35)

March 31,
2005

(In thousands)
Balance Sheet Data:
Cash, cash equivalents, and short-term investments	$2,975
Total assets	17,834
Notes payable to banks, term loans, and long-term debt	—
Total stockholders’ equity	13,563

(1)	Loss per share for the three months ended March 31, 2005 and 2004 and the year ended December 31, 2004 is computed by dividing net loss by the weighted average number of shares of common stock outstanding. Loss per share for all prior periods is calculated based on the number of shares of common stock issued in the spin-off and assumes that these shares were outstanding for the entire period.

Selected Summary Historical Financial Data of Syntax
      The following table sets forth Syntax’s summary historical financial data. The statement of operations data for the fiscal year ended June 30, 2004 and the period from April 21, 2003 (inception) to June 30, 2003 have been derived from Syntax’s audited financial statements, which are included elsewhere in this joint proxy statement/ prospectus. The statements of operations data for the nine months ended March 31, 2005 and 2004 and the balance sheet data as of March 31, 2005 have been derived from financial statements included elsewhere in this joint proxy statement/prospectus that have not been audited.
      The Syntax financial statements provided in this joint proxy statement/prospectus represent the home and entertainment business of Syntax and do not include information concerning Lasertech Computer Distributor, Inc., a wholly owned subsidiary of Syntax that was spun-off to Syntax shareholders on April 18, 2005. You should read this information in conjunction with Syntax’s financial statements, including related notes, and “Information Regarding Syntax — Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this joint proxy statement/ prospectus.

				Period from
				April 21, 2003
	Nine Months Ended		Year Ended	(Inception)
	March 31,		June 30,	to June 30,

	2005	2004	2004	2003

	(In thousands)
Statement of Operations Data:
Net sales	$59,722	$19,252	$30,616	$2,428
Cost of sales	51,823	19,392	28,223	2,690

Gross profit	7,899	(140)	2,393	(262)
Selling, distribution, and marketing	1,995	554	970	6
General and administrative	4,895	1,372	2,119	102
Depreciation and amortization	131	31	48	1

Operating income (loss)	878	(2,097)	(744)	(371)
Interest expense, net	(162)	(165)	(217)	(16)

Income (loss) before income taxes	716	(2,262)	(961)	(387)
Income tax expense (benefit)	351	(957)	(357)	(152)

Net income (loss)	$365	$(1,305)	$(604)	$(235)

March 31,
2005

(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$436
Total assets	25,127
Notes payable to banks, term loans, and long-term debt	8,051
Net investment of Syntax Groups Corporation	4,775

Selected Summary Unaudited Pro Forma Combined Financial Data
      The following selected summary unaudited pro forma combined financial data is presented for illustrative purposes only and is not necessarily indicative of (1) results of operations and financial position that would have been achieved if Brillian and Syntax had been merged, or (2) the future operations of the combined company. The following table should be relied on only for the limited purpose of presenting what the results of operations and financial position of the combined businesses of Brillian and Syntax might have looked like had the merger taken place at an earlier date. For a discussion of the assumptions and adjustments made in the preparation of the pro forma financial information presented in this joint proxy/prospectus statement, see “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page      . The selected summary unaudited pro forma condensed combined financial data should be read in conjunction with the financial statements of Brillian and Syntax included elsewhere in this joint proxy statement/ prospectus. See “Where You Can Find More Information” beginning on page      .
      The following selected summary unaudited pro forma combined financial data for the statement of operations for the nine months ended March 31, 2005 and the year ended June 30, 2004 gives effect to the merger as if it had occurred as of the beginning of the periods presented. The selected summary unaudited pro forma condensed combined financial data for the balance sheet as of March 31, 2005 gives effect to the merger as if it had occurred as of the balance sheet date presented. For accounting purposes, the merger is considered a reverse acquisition application of the purchase accounting method of accounting by Brillian, under which Syntax is considered to be acquiring Brillian. Accordingly, the purchase price is allocated among the fair values of the assets and liabilities of Brillian, while the historical results of Syntax are reflected in the results of the combined company.

	Nine Month
	Periods Ended	Year Ended
	March 31,	June 30,
	2005	2004

	(In thousands, except
	per share data)
Statements of Operations Data:
Net Sales	$61,656	$33,291
Operating Loss	$(27,764)	$(22,164)
Net Loss	$(28,146)	$(20,941)
Net Loss Per Common Share	$(0.68)	$(0.53)

March 31,
2005

(In thousands)
Balance Sheet Data:
Current Assets	$35,160
Total Assets	56,082
Current Liabilities	24,600
Long-Term Liabilities	23
Stockholders’ Equity	31,459

RISK FACTORS
      Brillian stockholders and Syntax shareholders should carefully consider the following factors in evaluating whether to approve the respective merger proposals. These factors should be considered in conjunction with the other information included in this joint proxy statement/ prospectus. Additional risks and uncertainties not presently known to Brillian or Syntax, or that are not currently believed to be important to you, also may adversely affect the merger and Brillian following the merger.
Risks Related to the Merger
The price of Brillian’s common stock may be volatile, and the exchange ratio will not be adjusted for any changes in the price of Brillian common stock.
      Brillian’s stock price has been volatile in the past and may continue to be volatile in the future. Upon completion of the merger, shares of Syntax common stock will be converted into shares of Brillian common stock. The exchange ratio will not change even if the market price of Brillian common stock fluctuates. In addition, neither party may withdraw from the merger agreement or resolicit the vote of its stockholders because of changes in the market price of Brillian common stock. The market price of Brillian common stock at the closing of the merger will likely vary from the market price at the date of this joint proxy statement/ prospectus and at the date of the Brillian stockholders’ meeting and the Syntax shareholders’ meeting. Any reduction in Brillian’s stock price will result in Syntax shareholders receiving less value in the merger. Conversely, any increase in Brillian’s stock price will result in Syntax shareholders receiving greater value in the merger. The specific dollar value of Brillian common stock that Syntax shareholders will receive upon completion of the merger will depend on the market value of Brillian common stock at that time. Shareholders will not know the exact value of Brillian common stock to be issued to Syntax shareholders in the merger at the time of the special meeting of Syntax shareholders. Variations in the market price of Brillian common stock may be caused by a number of factors, including, among others, changes in the businesses, operations, or prospects of Brillian or Syntax, the timing of the merger, dispositions of Brillian’s stock by former Syntax shareholders, regulatory considerations, and general market and economic conditions. Brillian and Syntax urge Brillian stockholders and Syntax shareholders to obtain recent market quotations for Brillian common stock.
The merger could be a taxable transaction for the Syntax shareholders.
      The merger is intended to be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and each of Brillian, Syntax, and BRMC Corporation will be a party to that reorganization within the meaning of Section 368(b) of the Code. As a result, (1) no gain or loss will be recognized by a holder of Syntax common stock resulting from the conversion of shares of Syntax common stock into shares of Brillian common stock pursuant to the merger, (2) the aggregate tax basis of shares of Brillian common stock received in the merger will be the same as the aggregate tax basis of the shares of Syntax common stock converted in the merger, and (3) the holding period of the shares of Brillian common stock received in the merger will include the holding period of the Syntax common stock converted in the merger. Syntax shareholders are urged to carefully read the discussion under “The Merger — Material U.S. Federal Income Tax Consequences” and to consult their own tax advisors concerning the consequences of participation in the merger. The closing of the merger is conditioned on the receipt by Syntax of a favorable opinion regarding the tax consequences of the merger.
Brillian and Syntax may not realize the benefits they expect from the merger.
      The integration of Brillian and Syntax will be complex, time-consuming, and expensive and may disrupt their respective businesses. After the merger, the combined company will need to overcome significant challenges in order to realize any benefits or synergies from the merger. These challenges include the timely, efficient, and successful execution of a number of post-merger events, including the following:

•	integrating the operations and technologies of the two companies;

•	retaining and assimilating the key personnel of each company;

•	retaining existing customers of both companies and attracting additional customers;

•	retaining strategic partners of each company and attracting new strategic partners; and

•	creating uniform standards, controls, procedures, policies, and information systems.
      The execution of these post-merger events will involve considerable risks and may not be successful. These risks include the following:

•	the potential disruption of ongoing business and distraction of the management of the combined company;

•	the potential strain on financial and managerial controls and reporting systems and procedures of the combined company;

•	unanticipated expenses and potential delays related to integration of the operations, technology, and other resources of the two companies;

•	the impairment of relationships with employees, suppliers, and customers as a result of any integration of new management personnel;

•	greater than anticipated costs and expenses related to the merger or the integration of the respective businesses of Brillian and Syntax following the merger; and

•	potential unknown liabilities associated with the merger and the combined operations.
      The combined company may not succeed in addressing these risks or any other problems encountered in connection with the merger. The inability to successfully integrate the operations, technology, and personnel of Brillian and Syntax, or any significant delay in achieving integration, could have a material adverse effect on the combined company after the merger and, as a result, on the market price of Brillian common stock following the merger.
As a result of the merger, Brillian and Syntax as a combined company will be a substantially larger and broader organization, and if management is unable to sufficiently manage the combined company, operating results will suffer.
      As a result of the merger, the combined company will have significantly more employees, a broader product line, and customers in multiple distribution channels. The combined company will face challenges inherent in efficiently managing an increased number of employees over large geographic distances, including the need to implement appropriate systems, policies, benefits, and compliance programs. The inability to manage successfully the substantially larger and internationally diverse organization, or any significant delay in achieving successful management, could have a material adverse effect on the combined company after the merger and, as a result, on the market price of Brillian common stock after the merger.
The merger could cause Brillian or Syntax to lose key personnel, which could materially affect the combined company’s business and require the combined company to incur substantial costs to recruit replacements for lost personnel.
      As a result of the merger, current and prospective Brillian and Syntax employees could experience uncertainty about their future roles within the combined company. This uncertainty may adversely affect the ability of the combined company to attract and retain key management, sales, marketing, and technical personnel. Any failure to retain and attract key personnel could have a material adverse effect on the business of the combined company after the completion of the merger.
General uncertainty related to the merger could harm Brillian and Syntax.
      In response to the announcement of the proposed merger, customers may delay or defer purchasing decisions. If Brillian or Syntax customers delay or defer purchasing decisions, the revenues of Brillian and Syntax, respectively, and the revenues of the combined company, could decline materially or any anticipated increases in revenue could be lower than expected. Also, speculation regarding the likelihood of the closing of the merger could increase the volatility of Brillian’s share price.
Some of Brillian’s and Syntax’s officers and directors have conflicts of interest that may influence them to support or approve the merger.
      Certain officers and directors of Brillian and Syntax participate in arrangements that provide them with interests in the merger that are different from yours, including, among others, employment agreements for key officers, continued indemnification, and the potential ability to sell an increased number of shares of Brillian common stock. These interests, among others, may influence the officers and directors of Brillian and Syntax to support or approve the merger. For a more detailed discussion see “The Merger — Interests of Certain Directors, Officers, and Affiliates” on page      .
Both companies may be subject to adverse regulatory conditions.
      A condition to completing the merger is the termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act. Brillian and Syntax are preparing the required filings with the U.S. Department of Justice and the U.S. Federal Trade Commission and the applicable waiting period has not expired. However, even after the expiration of the waiting period of Hart-Scott-Rodino, the Department of Justice or the Federal Trade Commission, as well as a foreign regulatory agency or government, state, or private persons, may challenge the merger at any time before or after its completion. Brillian and Syntax cannot assure you that the Department of Justice or Federal Trade Commission will not try to prevent the merger or seek to impose restrictions or conditions on Brillian as a condition of not challenging the merger. Depending on the nature of any restrictions or conditions, these restrictions or conditions may jeopardize or delay completion of the merger or lessen the anticipated benefits of the merger.
Charges to earnings resulting from the application of the purchase method of accounting may adversely affect the market value of Brillian common stock following the merger.
      If the benefits of the merger are not achieved, the financial results, including earnings per share, of the combined company could be adversely affected. In accordance with generally accepted accounting principles, the combined company will account for the merger using the purchase method of accounting. For accounting purposes, Syntax will be considered the acquiring company. As a result, Syntax will allocate the total estimated purchase price to Brillian’s net tangible assets, amortizable intangible assets, and in-process research and development based on their fair values as of the date of completion of the merger, and record the excess of the purchase price over those fair values as goodwill. The combined company will incur additional amortization expense over the estimated useful lives of certain of the intangible assets acquired in connection with the merger, which is expected to be approximately $400,000 on an annual basis. In addition, to the extent the value of goodwill or intangible assets with indefinite lives becomes impaired, the combined company may be required to incur material charges relating to the impairment of those assets.

Brillian and Syntax will have limited recourse for breaches of representations and warranties by the other.
      The merger agreement by its terms provides that the representations and warranties made by Brillian and Syntax will survive the effectiveness of the merger. The merger agreement provides that 10% of the Brillian common stock issued in the merger will be deposited with an escrow agent as indemnification to Brillian for any breaches of representations and warranties made by Syntax in the merger agreement. The escrow is limited to 12 months, and no claims for indemnification can be made unless Brillian suffers at least $3.0 million of damages, with the first $1.0 million of any damages being a deductible and therefore unrecoverable by Brillian.
Brillian may be unable to maintain its listing on the Nasdaq National Market.
      Brillian common stock currently is listed for trading on the Nasdaq National Market. As a result, Nasdaq will treat the merger as a reverse merger since the current Syntax shareholders will own more stock in Brillian following the merger than the current Brillian stockholders. To continue trading on the Nasdaq National Market, the combined company must meet Nasdaq’s original listing standards. If Brillian as a combined company is unable to continue to meet Nasdaq’s original listing standards, Brillian common stock could be delisted from the Nasdaq National Market. If Brillian common stock is delisted, Brillian likely would seek to list its common stock on the Nasdaq SmallCap Market, the American Stock Exchange, or on a regional stock exchange. Listing on such other market or exchange could reduce the liquidity for Brillian common stock. If Brillian common stock is not listed on the Nasdaq SmallCap Market or an exchange, trading of Brillian common stock will be conducted in the over-the-counter market on an electronic bulletin board established for unlisted securities or directly through market makers in Brillian common stock. If Brillian common stock were to trade in the over-the-counter market, an investor would find it more difficult to dispose of, or to obtain accurate quotations for the price of, the common stock. A delisting from the Nasdaq National Market and failure to obtain listing on such other market or exchange would subject Brillian securities to so-called “penny stock rules” that impose additional sales practice and market-making requirements on broker-dealers who sell or make a market in such securities. Consequently, removal from the Nasdaq National Market and failure to obtain listing on another market or exchange could affect the ability or willingness of broker-dealers to sell or make a market in Brillian common stock and the ability of purchasers of Brillian common stock to sell its securities in the secondary market. In addition, Brillian may be subject to penny stock rules, which may further limit the market liquidity of its common stock and the ability of investors to sell its common stock in the secondary market.
Brillian incurs costs as a result of being a public company.
      As a public company, Brillian incurs significant legal, accounting, and other expenses that Syntax did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the Securities and Exchange Commission and Nasdaq, have required changes in corporate governance practices of public companies. These rules and regulations increase legal and financial compliance costs and make some activities more time-consuming and costly. In addition, Brillian incurs additional costs associated with its public company reporting requirements. These rules and regulations also may make it more difficult and more expensive for it to obtain director and officer liability insurance, and Brillian may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage.

The market price for Brillian common stock may be volatile following the merger, and many factors could cause the market price of Brillian common stock to fall.
      Many factors could cause the market price of Brillian common stock to rise and fall following the merger, including the following:

•	variations in the quarterly results of the combined company;

•	sales of Brillian common stock in the public market, including sales by former Syntax shareholders following the merger;

•	announcements of technological innovations by the combined company or by its competitors;

•	introductions of new products or new pricing policies by the combined company or by its competitors;

•	acquisitions or strategic alliances by the combined company or by its competitors;

•	recruitment or departure of key personnel;

•	the gain or loss of significant orders;

•	the gain or loss of significant customers;

•	changes in the estimates of operating performance or changes in recommendations by any securities analysts that follow its stock; and

•	market conditions in the combined company’s industry, the industries of its customers, and the economy as a whole.
      In addition, stocks of technology companies have experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to these companies’ operating performance. Public announcements by technology companies concerning, among other things, their performance, accounting practices, or legal problems could cause the market price of Brillian common stock to decline regardless of the actual operating performance of the combined company.
Failure to complete the proposed merger with Syntax could adversely affect Brillian’s future business and operations.
      On July 12, 2005, Brillian announced that it had entered into a definitive agreement to merge with Syntax in an all-stock transaction. The proposed merger with Syntax is subject to the satisfaction of closing conditions, including the approval by both Brillian and Syntax stockholders and other conditions described in the merger agreement. Brillian cannot assure you that these conditions will be satisfied or that the merger will be successfully completed. In the even that the merger is not completed:

•	Brillian would not realize the potential benefits of the merger, including the potentially enhanced financial and competitive position of combining Brillian with Syntax;

•	management’s attention from Brillian’s day-to-day business may be diverted, Brillian may lose key employees’ and Brillian’s relationships with customers and partners may be disrupted as a result of uncertainties with regard to Brillian’s business and prospects; and

•	Brillian must pay significant costs related to the merger, such as legal, accounting, and advisory fees.
      Any such events could adversely affect Brillian’s business and operating results.
Brillian’s business could suffer due to the announcement and consummation of the proposed merger with Syntax.
      The announcement and consummation of the merger may have a negative impact on Brillian’s ability to sell its products; attract and retain key management technical, sales, or other personnel, maintain and attract new customers; and maintain strategic relationships with third parts. For example, Brillian may experience the deferral, cancellation, or decline in the size or rate of orders for its products or a deterioration in its customer relationships. Any such events could harm Brillian’s operating results and financial condition.
Risks Related to Brillian
      Brillian has never achieved profitability on a quarterly or annual basis, has a substantial accumulated deficit, and may never achieve profitability.
      Brillian has never achieved profitability on a quarterly or annual basis. Brillian incurred net losses of $32.9 million in 2004, $18.7 million in 2003, and $23.2 million in 2002. Brillian cannot assure you that it will ever achieve or maintain profitability. At December 31, 2004, Brillian had an accumulated deficit of approximately $38.8 million. Brillian cannot predict whether it will ever become profitable.
Brillian requires additional funds to support its operations.
      To support Brillian’s operations, Brillian will be required to reduce its expenses significantly or to raise additional funds. There can be no assurances that Brillian will be able to raise additional funds at all or of the terms on which Brillian will be able to raise additional funds. At July 31, 2005, Brillian had approximately $5.5 million of cash and Brillian is continuing to incur losses. If Brillian is unable to raise additional funds, it may be required to discontinue its operations.
      To remain competitive, Brillian must continue to make significant investments in research and development, equipment, and facilities. As a result of the increase in fixed costs and operating expenses related to these expenditures, Brillian’s failure to increase sufficiently its net sales to offset these increased costs would adversely affect Brillian’s operating results. Rapid sales increases would also require substantial increases in working capital.
      Brillian will need to obtain additional equity or debt financing to provide for the expenditures required to maintain or expand its design and production facilities and equipment or to finance its working capital requirements. If such financing is not available on satisfactory terms, Brillian may be unable to expand its business or to develop new business at the rate desired and Brillian’s operating results may suffer. Debt financing increases expenses and must be repaid regardless of operating results. Equity financing could result in additional dilution to existing stockholders.
Brillian has received a going concern paragraph from its independent registered public accounting firm.
      The report by the independent registered public accounting firm of Brillian on its financial statements states that the financial statements have been prepared assuming that Brillian will continue as a going concern. The report indicates that Brillian’s recurring losses from operations and its net cash used in operating activities raise substantial doubt about its ability to continue as a going concern. If Brillian is unable to continue its operations, it may be forced to sell its assets at a discount or seek bankruptcy protection.
Brillian has not reached definitive agreements with any retailers to sell its HDTVs, and Brillian does not have long-term purchase commitments from OEM customers for its home theater or near-to-eye microdisplay products.
      Brillian has not reached definitive agreements with any retailers to sell its HDTVs. The inability to secure retailers to sell Brillian’s HDTVs would substantially impede Brillian’s revenue growth and could require it to write off substantial investments that it has made in this aspect of its business. Brillian anticipates that its initial HDTV sales will be to a limited number of customers. As a result, Brillian will face the risks inherent in relying on a concentration of customers. Any material delay, cancellation, or reduction of orders by one of these customers would adversely affect Brillian’s operating results.

      Brillian’s OEM customers generally do not provide it with firm, long-term volume purchase commitments. Although Brillian sometimes enters into manufacturing contracts with its OEM customers, these contracts typically clarify order lead times, inventory risk allocation, and similar matters rather than provide firm, long-term volume purchase commitments. As a result, OEM customers generally can cancel purchase commitments or reduce or delay orders at any time. The cancellation, delay, or reduction of OEM customer commitments could result in reduced revenue and in Brillian holding excess and obsolete inventory and having unabsorbed manufacturing capacity. The large percentage of Brillian’s OEM sales to customers in the electronics industry, which is subject to severe competitive pressures, rapid technological change, and product obsolescence, increases Brillian’s inventory and overhead risks.
      In addition, Brillian makes significant decisions, including production schedules, component procurement commitments, facility requirements, personnel needs, and other resource requirements, based on its estimates of OEM customer requirements. The short-term nature of Brillian’s OEM customers’ commitments and the possibility of rapid changes in demand for their products reduce Brillian’s ability to estimate accurately the future requirements of those customers. Brillian’s operating results may be materially and adversely affected as a result of the failure to obtain anticipated orders and deferrals or cancellations of purchase commitments because of changes in OEM customer requirements. Because many of Brillian’s costs and operating expenses are relatively fixed, a reduction in OEM customer demand can harm Brillian’s gross margins and operating results.
      On occasion, OEM customers may require rapid increases in production, which can stress Brillian’s resources and reduce operating margins. Although Brillian has had a net increase in its manufacturing capacity over the past few years, Brillian may not have sufficient capacity at any given time to meet all of its customers’ demands or to meet the requirements of a specific project.
Brillian has encountered delays in the procurement and production of light engines, and additional delays would harm its ability to manufacture HDTVs.
      In 2004, Brillian utilized a third-party supplier to manufacture the light engines used to project the image in its HDTVs. Due to quality and delivery schedule concerns, Brillian began producing its own light engines rather than rely on its prior supplier. The production of light engines involves complex engineering issues that Brillian must successfully address. In addition, the obligations of Syntax to complete the merger depend on Brillian manufacturing light engines at a designated rate. If Brillian is unable to produce light engines in sufficient quantities, or at all, Brillian’s ability to both manufacture HDTVs and complete the merger would be harmed.
      Brillian’s ability to compete successfully depends on a number of factors, both within and outside Brillian’s control. These factors include the following:

•	its success in developing and producing new products;

•	its ability to address the needs of its retailer and OEM customers;

•	the pricing, quality, performance, reliability, features, ease of use, and diversity of its products;

•	the quality of its customer service;

•	its efficiency of production;

•	the rate at which customers incorporate its products into their own products;

•	product or technology introductions by its competitors; and

•	foreign currency devaluations, especially in Asian currencies, such as the Japanese yen, the Korean won, and the Taiwanese dollar, which may cause a foreign competitor’s products to be priced significantly lower than Brillian’s products.

Competing technologies could reduce the demand for Brillian’s products.
      Brillian is also subject to competition from competing technologies, such as CRT, high-temperature polysilicon, plasma, thin film transistor liquid crystal displays, or TFT LCDs, and digital micromirror technologies, as well as other emerging technologies or technologies that may be introduced in the future. For example, Motorola has announced carbon nanotube technology that is intended to enable manufacturers to design large flat panel displays that exceed the image quality characteristics of plasma and LCD screens at a lower cost. The success of competing technologies could substantially reduce the demand for Brillian’s products.
      Brillian relies on contract manufacturers and assemblers for a portion of its HDTV production requirements, and any interruptions of these arrangements could disrupt Brillian’s ability to fill customer orders.
      Brillian outsources to various contract manufacturers and assemblers the production requirements for its HDTVs. The loss of Brillian’s relationships with its contract manufacturers or assemblers or their inability to conduct their manufacturing and assembly services for Brillian as anticipated in terms of cost, quality, and timeliness could adversely affect Brillian’s ability to fill retailer customer orders in accordance with required delivery, quality, and performance requirements. If this were to occur, the resulting decline in revenue and revenue potential would harm Brillian’s business. Securing new contract manufacturers and assemblers is time-consuming and might result in unforeseen manufacturing and operations problems.
      Brillian’s contract manufacturers and assemblers must maintain satisfactory delivery schedules and their inability to do so could increase Brillian’s costs, disrupt Brillian’s supply chain, and result in Brillian’s inability to deliver its HDTV products, which would adversely affect Brillian’s results of operations.
      Brillian’s contract manufacturers and assemblers must maintain high levels of productivity and satisfactory delivery schedules. Brillian does not have long-term arrangements with any of its contract manufacturers or assemblers that guarantee production capacity, prices, lead times, or delivery schedules. Brillian’s contract manufacturers and assemblers serve many other customers, a number of which have greater production requirements than Brillian does. As a result, Brillian’s contract manufacturers and assemblers could determine to prioritize production capacity for other customers or reduce or eliminate services for Brillian on short notice. Longer delivery schedules may be encountered in commencing volume production of Brillian’s HDTVs. Any such problems could result in Brillian’s inability to deliver its HDTV products in a timely manner and adversely affect Brillian’s operating results.
Shortages of components and materials may delay or reduce Brillian’s sales and increase Brillian’s costs.
      Brillian’s inability or the inability of Brillian’s contract manufacturers and assemblers to obtain sufficient quantities of components and other materials necessary for the production of Brillian’s products could result in delayed sales or lost orders, increased inventory, and underutilized manufacturing capacity. For example, Brillian experienced production delays when its former supplier of light engines experienced quality and delivery issues. Many of the materials used in the production of Brillian’s HDTV and microdisplay products are available only from a limited number of foreign suppliers, including its video processing integrated circuits from Pixelworks, and its screens from Toppan. As a result, Brillian is subject to increased costs, supply interruptions, and difficulties in obtaining materials. Brillian’s OEM customers also may encounter difficulties or increased costs in obtaining from others the materials necessary to produce their products into which Brillian’s products are incorporated.
      Brillian depends on Shanghai-based Semiconductor Manufacturing International Corporation, or SMIC, for the fabrication of silicon wafers and ASICs for Brillian’s HDTV microdisplay products. Brillian depends on Taiwan-based United Microelectronics Corporation, or UMC, for the fabrication of silicon wafers and ASICs for its near-to-eye microdisplay products. Brillian does not have a long-term contract with SMIC or UMC. As a result, neither is obligated to supply Brillian with silicon wafers or ASICs for any specific period, in any specific quantity, or at any specific price, except as provided in purchase orders from time to time. The termination of Brillian’s arrangements with SMIC or UMC or their inability or unwillingness to provide Brillian with the necessary amount or quality of silicon wafers or ASICs on a timely basis would adversely affect Brillian’s ability to manufacture and ship its microdisplay products until alternative sources of supply could be arranged. Brillian cannot assure you that it would be able to secure alternative arrangements.
      Brillian also depends on TFS for printed circuit board assembly and on Suntron Corporation for light engine production and HDTV assembly, production, and project management services. The failure or unwillingness of TFS or Suntron to continue to provide such services to Brillian would adversely affect Brillian’s operations.
      Materials and components for some of Brillian’s major programs may not be available in sufficient quantities to satisfy its needs because of shortages of these materials and components. Any supply interruption or shortages may result in lost sales opportunities.
      Brillian does not sell any products to end users and depends on the market acceptance of the products of its customers.
      Brillian does not sell any products to end users. Instead, Brillian designs and develops HDTVs for sale by retailers under their own brand names, and Brillian sells microdisplay products that its OEM customers incorporate into their products. As a result, Brillian’s success depends on the ability of its retailer customers to sell Brillian’s HDTVs and the widespread market acceptance of Brillian’s OEM customers’ products. Any significant slowdown in the demand for Brillian’s customers’ products would adversely affect Brillian’s business.
      Because Brillian’s success depends on the widespread market acceptance of its customers’ products, Brillian must secure successful retailers for its HDTV products and establish relationships for its microdisplay products with OEMs in industries that have significant growth potential. Brillian’s failure to secure retailers to sell its HDTVs or to establish relationships with OEMs in those high-growth markets would reduce Brillian’s revenue potential.
      Brillian’s dependence on the success of the products of its retailer and OEM customers exposes Brillian to a variety of risks, including the following:

•	its ability to supply products for customers on a timely and cost-effective basis;

•	its success in maintaining customer satisfaction with its products;

•	its ability to match its manufacturing capacity with customer demand and to maintain satisfactory delivery schedules;

•	customer order patterns, changes in order mix, and the level and timing of orders placed by customers that it can complete in a quarter; and

•	the cyclical nature of the industries and markets that it serves.
Brillian’s failure to address these risks may adversely affect its results of operations.
Brillian is subject to lengthy development periods and product acceptance cycles.
      Brillian sells its microdisplay products to OEMs, which then incorporate them into the products they sell. OEMs make the determination during their product development programs whether to incorporate Brillian’s microdisplay products or pursue other alternatives. This may require Brillian to make significant investments of time and capital well before its OEM customers introduce their products incorporating Brillian’s products and before Brillian can be sure that it will generate any significant sales to its OEM customers or even recover its investment.
      During an OEM customer’s entire product development process, Brillian faces the risk that its products will fail to meet its OEM customer’s technical, performance, or cost requirements or will be replaced by a competing product or alternative technology. Even if Brillian offers products that are satisfactory to an OEM customer, the customer may delay or terminate its product development efforts. The occurrence of any of these events would adversely affect Brillian’s revenue. The lengthy development period also means that it is difficult to immediately replace an unexpected loss of existing business.
Brillian’s Arizona facility and its high-volume LCoS microdisplay manufacturing line are critical to Brillian’s success.
      Brillian’s Arizona facility and its high-volume LCoS microdisplay manufacturing line are critical to Brillian’s success. Brillian currently produces all of its LCoS microdisplays on this dedicated line. This facility also houses Brillian’s principal research, development, engineering, design, and managerial operations. Any event that causes a disruption of the operation of this facility for even a relatively short period of time would adversely affect Brillian’s ability to produce its LCoS microdisplays and to provide technical and manufacturing support for its customers.
Brillian has experienced low manufacturing yields in commencing production of LCoS microdisplays, and it must achieve satisfactory manufacturing yields.
      The design and manufacture of microdisplays are new and highly complex processes that are sensitive to a wide variety of factors, including the level of contaminants in the manufacturing environment, impurities in the materials used, and the performance of personnel and equipment. As a result of these factors, Brillian has experienced low manufacturing yields in producing LCoS microdisplays. These issues could continue, and Brillian may continue to encounter lower than desired manufacturing yields as Brillian manufactures LCoS microdisplays in higher volumes, which could result in the delay of the ramp-up to high-volume LCoS manufacturing production. Continued lower than expected manufacturing yields could significantly and adversely affect Brillian’s operating margins.
      Although Brillian added additional equipment to its Arizona manufacturing facility in the last two years for manufacturing LCoS microdisplays, the high-volume manufacture of LCoS microdisplays will require Brillian to overcome numerous challenges, including the following:

•	the availability of a sufficient quantity of quality materials,

•	the implementation of new manufacturing techniques,

•	the incorporation of new handling procedures,

•	the maintenance of clean manufacturing environments, and

•	the ability to master precise tolerances in the manufacturing process.
      In addition, the complexity of manufacturing processes will increase along with increases in the sophistication of microdisplays. Any problems with Brillian’s manufacturing operations could result in the lengthening of its delivery schedules, reductions in the quality or performance of its design and manufacturing services, and reduced customer satisfaction.
Various target markets for Brillian’s LCoS microdisplays are uncertain, may be slow to develop, or could use competing technologies.
      Various target markets for Brillian’s LCoS microdisplays, including HDTVs, home theaters, and near-to-eye microdisplays, are uncertain, may be slow to develop, or could utilize competing technologies, especially high-temperature polysilicon and digital micromirror devices. Many manufacturers have well-established positions in these markets. HDTV has only recently become available to consumers, and widespread market acceptance is uncertain. Penetrating this market will require Brillian to offer an improved value, higher performance proposition to existing technology. In addition, the commercial success of the near-to-eye microdisplay market is uncertain. Gaining acceptance in these markets may prove difficult because of the radically different approach of microdisplays to the presentation of information. Brillian must provide customers with lower cost, higher performance microdisplays for their products in these markets. The failure of any of Brillian’s target markets to develop, or Brillian’s failure to penetrate these markets, would impede Brillian’s sales growth. Even if Brillian’s products successfully meet their price and performance goals, its retailer customers may not achieve success in selling its HDTVs and its OEM customers may not achieve commercial success in selling their products that incorporate Brillian’s microdisplay products.
Brillian’s business depends on new products and technologies.
      Brillian operates in rapidly changing industries. Technological advances, the introduction of new products, and new design and manufacturing techniques could adversely affect Brillian’s business unless it is able to adapt to the changing conditions. As a result, Brillian will be required to expend substantial funds for and commit significant resources to the following:

•	continuing research and development activities on existing and potential products;

•	engaging additional engineering and other technical personnel;

•	purchasing advanced design, production, and test equipment;

•	maintaining and enhancing its technological capabilities; and

•	expanding its manufacturing capacity.
      Brillian may be unable to recover any expenditures it makes relating to one or more new technologies that ultimately prove to be unsuccessful for any reason. In addition, any investments or acquisitions made to enhance Brillian’s technologies may prove to be unsuccessful.
      Brillian’s future operating results will depend to a significant extent on its ability to provide new products that compare favorably on the basis of time to introduction, cost, and performance with the products of competitive third-party suppliers and technologies. Brillian’s success in attracting new customers and developing new business depends on various factors, including the following:

•	the acceptance of Brillian’s technology;

•	utilization of advances in technology;

•	innovative development of new microdisplay products for customer products; and

•	efficient, timely, and cost-effective manufacture of microdisplay products.
Brillian’s products may not achieve commercial success or widespread market acceptance.
      A key element of Brillian’s current business involves the ongoing commercialization of its LCoS microdisplay technology. Brillian’s products may not achieve customer or widespread market acceptance. Some or all of Brillian’s products may not achieve commercial success as a result of technological problems, competitive cost issues, yield problems, and other factors. Even when Brillian successfully introduce a new product designed for OEM customers, its OEM customers may determine not to introduce or may terminate products utilizing Brillian’s products for a variety of reasons, including the following:

•	difficulties with other suppliers of components for the products,

•	superior technologies developed by Brillian’s competitors,

•	price considerations,

•	lack of anticipated or actual market demand for the products, and

•	unfavorable comparisons with products introduced by others.

Brillian’s products are complex and may require modifications to resolve undetected errors or unforeseen failures, which could lead to an increase in Brillian’s costs, a loss of customers, or a delay in market acceptance of its products.
      Brillian’s products are complex and may contain undetected errors or experience unforeseen failures when first introduced or as new versions are released. These errors could cause Brillian to incur significant re-engineering costs, divert the attention of its engineering personnel from product development efforts, and cause significant customer relations and business reputation problems. If Brillian delivers products with defects, its credibility and the market acceptance and sales of its products could be harmed. Defects could also lead to liability for defective products as a result of lawsuits against Brillian or against its customers. Brillian also may agree to indemnify its customers in some circumstances against liability from defects in its products. A successful product liability claim could require Brillian to make significant damage payments.
Brillian must protect its intellectual property and could be subject to infringement claims by others.
      Brillian believes that its success depends in part on protecting its proprietary technology. Brillian relies on a combination of patent, trade secret, and trademark laws, confidentiality procedures, and contractual provisions to protect its intellectual property. Brillian seeks to protect certain aspects of its technology under trade secret laws, which afford only limited protection. Brillian faces risks associated with its intellectual property, including the following:

•	intellectual property laws may not protect Brillian’s intellectual property rights;

•	third parties may challenge, invalidate, or circumvent any patents issued to Brillian;

•	rights granted under patents issued to Brillian may not provide competitive advantages to Brillian;

•	unauthorized parties may attempt to obtain and use information that Brillian regards as proprietary despite its efforts to protect its proprietary rights;

•	others may independently develop similar technology or design around any patents issued to Brillian; and

•	effective protection of intellectual property rights may be limited or unavailable in some foreign countries in which Brillian operates.
      Brillian may not be able to obtain effective patent, trademark, service mark, copyright, and trade secret protection in every country in which Brillian sells its products. Brillian may find it necessary to take legal action in the future to enforce or protect its intellectual property rights or to defend against claims of infringement and such action may be unsuccessful.
      Third parties could claim that Brillian is infringing their patents or other intellectual property rights. In the event that a third party alleges that Brillian is infringing its rights, Brillian may not be able to obtain licenses on commercially reasonable terms from the third party, if at all, or the third party may commence litigation against Brillian. Litigation can be very expensive and can distract Brillian’s management time and attention, which could adversely affect its business. In addition, Brillian may not be able to obtain a favorable outcome in any intellectual property litigation.
If Brillian chooses to manufacture or sell in the European and Asian markets, it may encounter challenges.
      Any efforts to manufacture or sell in the European and Asian markets may create a number of challenges. Brillian and its contract manufacturers and assemblers purchase certain materials from international sources, and in the future Brillian may decide to move certain manufacturing functions to, or establish additional manufacturing functions in, international locations. Purchasing, manufacturing, and selling products internationally exposes Brillian to various economic, political, and other risks, including the following:

•	management of a multinational organization;

•	the burdens and costs of compliance with local laws and regulatory requirements as well as changes in those laws and requirements;

•	imposition of restrictions on currency conversion or the transfer of funds;

•	transportation delays or interruptions and other effects of less developed infrastructures;

•	foreign exchange rate fluctuations;

•	employment and severance issues, including possible employee turnover or labor unrest;

•	overlap of tax issues;

•	tariffs and duties;

•	lack of developed infrastructure; and

•	political or economic instability in certain parts of the world.
      Political and economic conditions abroad may adversely affect Brillian’s foreign relationships. Protectionist trade legislation in either the United States or foreign countries, such as a change in the current tariff structures, export or import compliance laws, or other trade policies, could adversely affect Brillian’s ability to manufacture or sell microdisplays in foreign markets and to purchase materials or equipment from foreign suppliers.
      Changes in policies by the United States or foreign governments resulting in, among other things, increased duties, higher taxation, currency conversion limitations, restrictions on the transfer or repatriation of funds, limitations on imports or exports, or the expropriation of private enterprises also could have a material adverse effect on Brillian. In addition, U.S. trade policies, such as “most favored nation” status and trade preferences for certain Asian nations, could affect the attractiveness of Brillian’s products to its U.S. customers.
      While Brillian transacts business predominantly in U.S. dollars and bills and collects most of its sales in U.S. dollars, Brillian occasionally collects a portion of its revenue in non-U.S. currencies. In the future, customers may make payments in non-U.S. currencies.
      Fluctuations in foreign currency exchange rates could affect Brillian’s cost of goods and operating margins and could result in exchange losses. In addition, currency devaluation can result in a loss to Brillian if it holds deposits of that currency. Hedging foreign currencies can be difficult, especially if the currency is not freely traded. Brillian cannot predict the impact of future exchange rate fluctuations on its operating results.
The cyclical nature of the consumer electronics industry may cause substantial period-to-period fluctuations in Brillian’s operating results.
      The consumer electronics industry has experienced significant economic downturns at various times, characterized by diminished product demand, accelerated erosion of average selling prices, intense competition, and production over-capacity. In addition, the consumer electronics industry is cyclical in nature. Brillian may experience substantial period-to-period fluctuations in its operating results, at least in part because of general industry conditions or events occurring in the general economy.

Brillian’s operating results may have significant periodic and seasonal fluctuations.
      In addition to the variability resulting from the short-term nature of Brillian’s customers’ commitments, other factors may contribute to significant periodic and seasonal quarterly fluctuations in Brillian’s results of operations. These factors include the following:

•	the timing and volume of orders relative to Brillian’s capacity;

•	product introductions or enhancements and market acceptance of product introductions and enhancements by Brillian, its OEM customers, and competitors;

•	evolution in the life cycles of customers’ products;

•	timing of expenditures in anticipation of future orders;

•	effectiveness in managing manufacturing processes;

•	changes in cost and availability of labor and components;

•	product mix;

•	pricing and availability of competitive products; and

•	changes or anticipated changes in economic conditions.
Brillian must effectively manage its growth.
      The failure to manage Brillian growth effectively could adversely affect its operations. Brillian’s ability to manage its planned growth effectively will require it to:

•	enhance its operational, financial, and management systems;

•	expand its facilities and equipment; and

•	successfully hire, train, and motivate additional employees, including the technical personnel necessary to operate its production facility in Tempe, Arizona.
Brillian depends on key personnel.
      Brillian’s development and operations depend substantially on the efforts and abilities of its senior management and technical personnel. The competition for qualified management and technical personnel is intense. Although Brillian has not experienced problems of recruiting and maintaining qualified personnel to date, Brillian has limited experience in personnel recruitment or retention as an independent company. The loss of services of one or more of Brillian’s key employees or the inability to add key personnel could have a material adverse effect on Brillian. Although Brillian maintains non-competition and nondisclosure covenants with certain key personnel, it does not have any fixed-term agreements with, or key person life insurance covering, any officer or employee.
Brillian is subject to governmental regulations.
      Like all businesses, Brillian’s operations are subject to certain federal, state, and local regulatory requirements relating to environmental, waste management, health, and safety matters. Brillian could become subject to liabilities as a result of a failure to comply with applicable laws and incur substantial costs from complying with existing, new, modified, or more stringent requirements. In addition, Brillian’s past, current, or future operations may give rise to claims of exposure by employees or the public or to other claims or liabilities relating to environmental, waste management, or health and safety concerns.

Provisions in Brillian’s certificate of incorporation, Brillian’s bylaws, and Delaware law could make it more difficult for a third party to acquire Brillian, discourage a takeover, and adversely affect existing stockholders.
      Brillian’s certificate of incorporation and the Delaware General Corporation Law contain provisions that may have the effect of making more difficult or delaying attempts by others to obtain control of Brillian, even when these attempts may be in the best interests of stockholders. These include provisions limiting the stockholders’ powers to remove directors or take action by written consent instead of at a stockholders’ meeting. Brillian’s certificate of incorporation also authorizes Brillian’s board of directors, without stockholder approval, to issue one or more series of preferred stock, which could have voting and conversion rights that adversely affect or dilute the voting power of the holders of common stock. Delaware law also imposes conditions on certain business combination transactions with “interested stockholders.”
      Brillian has also adopted a stockholder rights plan intended to encourage anyone seeking to acquire Brillian to negotiate with its board of directors prior to attempting a takeover. While the plan was designed to guard against coercive or unfair tactics to gain control of Brillian, the plan may have the effect of making more difficult or delaying any attempts by others to obtain control of Brillian.
      These provisions and others that could be adopted in the future could deter unsolicited takeovers or delay or prevent changes in control or management of Brillian, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices. These provisions may also limit the ability of stockholders to approve transactions that they may deem to be in their best interests.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
      This joint proxy statement/ prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to Brillian’s and Syntax’s financial condition, results of operations, and businesses and the expected impact of the proposed merger. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “could,” “would,” “will,” “may,” “can,” “continue,” “potential,” “should,” and the negative of these terms or other comparable terminology identify forward-looking statements. Statements in this joint proxy statement/ prospectus that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements, including the risks discussed in “Risk Factors” in this joint proxy statement/ prospectus and the risks discussed in Brillian’s Form 10-K for the fiscal year ended December 31, 2004 in Item 1 under “Business Risks” as well as under “Qualitative and Quantitative Disclosures about Market Risk” and the risks detailed from time to time in Brillian’s future SEC reports. Many of the important factors that will determine these results are beyond Brillian’s and Syntax’s ability to control or predict. Brillian stockholders and Syntax shareholders are cautioned not to put undue reliance on any forward-looking statements, which speak only as of the date of this joint proxy statement/ prospectus. Except as otherwise required by law, Brillian and Syntax do not assume any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/ prospectus or to reflect the occurrence of unanticipated events.

STOCK PRICE AND DIVIDEND INFORMATION
Market Price Data
      Brillian common stock is quoted on The Nasdaq National Market and traded under the symbol “BRLC.” The table below sets forth for the periods indicated the high and low sale prices per share of Brillian common stock. No assurance can be given as to future prices of, or markets for, shares of Brillian common stock.

	High		Low

2003
Third quarter		$10.25		$8.20
Fourth quarter		$10.25		$7.70
2004
First quarter		$12.40		$7.41
Second quarter		$11.55		$7.25
Third quarter		$9.10		$3.88
Fourth quarter		$4.59		$1.49
2005
First quarter		$3.57		$1.69
Second quarter		$3.20		$1.12
Third quarter (through , 2005)	$		$
      On July 12, 2005, the last trading day before announcement of the merger agreement, Brillian common stock closed at $3.01 per share. On                     , 2005, the last trading day prior to the date of this joint proxy statement/ prospectus, Brillian common stock closed at $           per share. On                     , 2005, there were approximately                     record holders and approximately                     beneficial owners of Brillian common stock.
      Brillian and Syntax stockholders are advised to obtain current market quotations for Brillian common stock. No assurance can be given as to the market prices of Brillian common stock before or after the merger. The stock exchange ratio will not be adjusted to compensate Syntax’s shareholders for decreases in the market price of Brillian common stock, whether they occur before or after the merger. Similarly, the stock exchange ratio will not be adjusted to compensate Brillian for any increases in the market price of Brillian common stock.
      Historical market price information regarding the Syntax common stock is not provided because there is no public market for Syntax common stock.
Dividends
      To date, Brillian has not paid cash dividends on its common stock and does not intend to pay any cash dividends in the foreseeable future. To date, Syntax has not paid cash dividends on its common stock and does not intend to pay any cash dividends in the foreseeable future.

SPECIAL MEETING OF BRILLIAN STOCKHOLDERS
General
      Brillian is furnishing this joint proxy statement/ prospectus to holders of Brillian common stock in connection with the solicitation of proxies by the Brillian board of directors for use at the special meeting of stockholders to be held on                     , 2005 and at any adjournment, postponement, or continuation thereof. This joint proxy statement/ prospectus is first being furnished to stockholders of Brillian on or about                     , 2005. In addition, this joint proxy statement/ prospectus is being furnished to the Syntax shareholders as a prospectus of Brillian in connection with the issuance by Brillian of shares of Brillian common stock to Syntax shareholders in connection with the merger described in this joint proxy statement/ prospectus.
Date, Time, and Place
      The special meeting of Brillian stockholders will be held on                     , 2005 at       a.m., local time, at 1600 North Desert Drive, Tempe, Arizona.
Purpose of Brillian Special Meeting
      At the special meeting of Brillian stockholders, and at any adjournment, postponement, or continuation thereof, Brillian stockholders will be asked to consider and vote upon the following proposals:

•	to approve the issuance of Brillian common stock in the merger pursuant to the merger agreement;

•	to ratify two financing transactions described in this joint proxy statement/ prospectus; and

•	to transact any other business that may be properly brought before the special meeting or any adjournment, postponement, or continuation thereof.
Board Recommendations
      The Brillian board of directors has unanimously determined that the proposed merger is fair to, and in the best interests of, Brillian and its stockholders. The Brillian board unanimously approved the merger agreement and the issuance of Brillian common stock in the merger and recommends that stockholders of Brillian vote “FOR” approval of the issuance of shares of Brillian common stock in the merger pursuant to the merger agreement. The board of directors also recommends that stockholders of Brillian vote “FOR” the ratification of the financing transactions.
Record Date and Outstanding Shares
      Brillian has fixed the close of business on                     , 2005 as the record date for determination of Brillian stockholders entitled to notice of and to attend and vote at the special meeting. As of the close of business on                     , 2005, there were                      shares of Brillian common stock outstanding and entitled to vote.
Votes Required
      Holders of Brillian common stock are entitled to one vote for each share of Brillian common stock held at the close of business on the record date. Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Against” votes, abstentions, and broker non-votes. The failure of a Brillian stockholder to return a proxy or to vote in person will not have the effect of a vote “For” or “Against” the merger or the financing transactions.
      The approval of the issuance of Brillian common stock in the merger pursuant to the merger agreement and the approval of the financing transactions require the affirmative vote of holders of shares representing a majority of the shares of Brillian common stock represented in person or by proxy and entitled to vote at the special meeting.

Quorum; Abstentions and Broker Non-Votes
      A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present at the Brillian special meeting if shares representing a majority of the votes entitled to be cast are represented in person or by proxy. If a quorum is not present at the Brillian special meeting, Brillian expects that the meeting will be adjourned or postponed to solicit additional proxies. Your shares will be counted towards the quorum only if you submit a valid proxy or vote at the special meeting.
      Shares abstaining from the vote on the merger and the financing transactions will have the effect of a vote “Against” those proposals. Broker non-votes will not be counted for any purpose in determining whether a proposal has been approved. Abstentions and broker non-votes will be counted towards the quorum requirement. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions).
Voting in Person
      If you plan to attend the Brillian special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank, or other nominee, and you wish to vote at the special meeting, you must bring to the special meeting a proxy from the record holder of the shares authorizing you to vote at the special meeting.
Voting by Proxy
      Brillian requests that its stockholders complete, date, and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to Brillian. All properly executed proxies that Brillian receives prior to the vote at the special meeting (that have not been revoked) will be voted in accordance with the instructions indicated on the proxies. All properly executed proxies that Brillian receives prior to the vote at the special meeting that do not provide any direction as to how to vote in regards to any or all of the proposals will be voted “For” the approval of the merger and ratification of the financing transactions in regards to which no directions are provided.
      If your shares are held in street name, you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. Brokers that hold shares of Brillian common stock in street name for a beneficial owner of those shares typically have the authority to vote on “discretionary” matters when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of “non-discretionary” matters without specific instructions from the beneficial owner. If your broker holds your Brillian common stock in street name, your broker will vote your shares on the merger only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with the joint proxy statement/ prospectus. On non-discretionary matters for which you do not give your broker instructions, the shares will be treated as broker non-votes. Accordingly, Brillian stockholders are encouraged to return the enclosed proxy card marked to indicate their vote as described in the instructions accompanying the proxy card.
Revocation of Proxies
      Stockholders may revoke their proxies at any time prior to use by delivering to the Secretary of Brillian at its principal executive offices, 1600 North Desert Drive, Tempe, Arizona 85281, a signed notice of revocation or a later-dated signed proxy, or by attending the special meeting in person and revoking the proxy by signing a notice of revocation. Attendance at the special meeting does not in itself constitute the revocation of a proxy. Stockholders who have instructed their broker to vote their shares must follow their broker’s directions in order to change those instructions. You may also attend the special meeting in person instead of submitting a proxy.
Proxy Solicitation
      Brillian will bear the entire cost of solicitation of proxies from its stockholders, including preparation, assembly, printing, and mailing of this joint proxy statement/ prospectus and the proxy card. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries, and custodians holding in their names shares of Brillian common stock beneficially owned by others to forward to such beneficial owners. Brillian may reimburse persons representing beneficial owners of Brillian common stock for their costs of forwarding solicitation materials to such beneficial owners. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers, employees, or agents of Brillian in person or by telephone, telegram, or other means of communication. No additional compensation will be paid to directors, officers, or other regular employees of Brillian for such services.
Other Business; Adjournments
      Brillian does not expect that any matter other than the proposals presented in this joint proxy statement/ prospectus will be brought before the Brillian special meeting. However, if other matters incident to the conduct of the special meeting are properly presented at the special meeting or any adjournment or postponement of the special meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.
      Adjournments may be made for the purpose of, among other things, soliciting additional proxies. An adjournment may be made from time to time by approval of the holders of shares representing a majority of the votes present in person or by proxy at the special meeting, whether or not a quorum exists, without further notice other than by an announcement made at the special meeting. Brillian does not currently intend to seek an adjournment of the special meeting.

SPECIAL MEETING OF SYNTAX SHAREHOLDERS
General
      Syntax is furnishing this joint proxy statement/ prospectus to holders of Syntax common stock in connection with the solicitation of proxies by the Syntax board of directors for use at the Syntax special meeting of shareholders to be held on                     , 2005 and at any adjournment, postponement, or continuation thereof.
      This joint proxy statement/ prospectus is first being furnished to shareholders of Syntax entitled to vote at the Syntax special meeting on or about                     , 2005.
Date, Time, and Place
      The special meeting of Syntax shareholders will be held on                     , 2005 at       a.m., local time, at 20480 E. Business Parkway, City of Industry, California.
Purpose of Syntax Special Meeting
      At the Syntax special meeting, Syntax is asking holders of Syntax common stock to approve the merger agreement and the principal terms of the merger and to transact any other business that may be properly brought before the Syntax special meeting or any adjournment, postponement, or continuation thereof.
Recommendation of the Syntax Board of Directors
      The Syntax board of directors has unanimously approved the merger agreement and the principal terms of the merger, and unanimously recommends that Syntax shareholders vote “FOR” the merger agreement and the principal terms of the merger. See “The Merger — Syntax’s Reasons for the Merger.”
Record Date; Outstanding Shares
      Syntax has fixed the close of business on                     , 2005 as the record date for determination of Syntax shareholders entitled to notice of, and to attend and vote at, the Syntax special meeting. As of the close of business on                     , 2005, there were                      shares of Syntax common stock outstanding and entitled to vote.
Quorum and Vote of Syntax Shareholders Required
      A quorum of shareholders is necessary to hold a valid meeting. The presence, in person or by proxy, of shares of Syntax common stock representing a majority of shares of Syntax common stock outstanding and entitled to vote on the Syntax record date is necessary to constitute a quorum at the Syntax special meeting. If a quorum is not present at the Syntax special meeting, Syntax expects that the special meeting will be adjourned or postponed to solicit additional proxies. Abstentions count as present for establishing a quorum. As of the close of business on                     , 2005, there were                      shares of Syntax common stock outstanding and entitled to vote.
      The approval of the merger agreement and the principal terms of the merger requires the affirmative vote of a majority of the outstanding shares of Syntax common stock entitled to vote at the Syntax special meeting. If a Syntax shareholder abstains from voting or does not vote (either in person or by proxy), his or her proxy will not be counted as present for the purpose of determining the presence of a quorum and it will have the same effect as a vote against the approval of the merger agreement and the approval of the principal terms of the merger.
      Shareholders of Syntax who collectively owned approximately 51.3% of the outstanding shares of Syntax common stock as of July 12, 2005, have agreed to vote all of their shares in favor of approval of the merger agreement and the principal terms of the merger. See “Agreements Related to the Merger — Voting Agreements”.
Voting by Proxy
      Syntax shareholders should vote their proxy even if they plan to attend the Syntax special meeting. Shareholders may change their vote at the Syntax special meeting. Syntax shareholders of record may grant their proxies through the mail by completing their proxy card, and signing, dating, and returning it in the enclosed, pre-addressed postage paid envelope. To be valid, a returned proxy card must be signed and dated.
      All properly executed proxies that Syntax receives prior to the vote at the Syntax special meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies or, if no direction is indicated, to approve the merger agreement and the principal terms of the merger.
      If other matters properly come before the Syntax special meeting, the shares represented by proxies will be voted, or not voted, by the individuals named in the proxies, in their discretion. Syntax’s board of directors does not currently intend to bring any other business before the Syntax special meeting and, as far as Syntax’s board of directors is aware, no other matters are to be brought before the Syntax special meeting. No proxy that is voted against approval of the merger agreement and the principal terms of the merger will be voted in favor of any adjournment or postponement of the Syntax special meeting for the purpose of soliciting additional proxies.
Revocation of Proxies
      Syntax shareholders may revoke their proxies at any time prior to use by delivering to the president or corporate secretary of Syntax a signed notice of revocation or a later-dated signed proxy, or by attending the Syntax special meeting in person and revoking the proxy by signing a notice of revocation. Attendance at the Syntax special meeting does not in itself constitute the revocation of a proxy. Syntax shareholders may also attend the Syntax special meeting and vote in person instead of submitting a proxy.
      Written notices of revocation and other communications with respect to the revocation of Syntax proxies should be addressed as follows:
Syntax Groups Corporation
20480 E. Business Parkway
City of Industry, California 91789
Attention: Thomas Chow
Voting in Person
      Syntax shareholders who plan to attend the Syntax special meeting and wish to vote in person will be given a ballot at the Syntax special meeting. Please note, however, that if a Syntax shareholder’s shares are held of record by a broker, bank, or other institution and that shareholder wishes to vote at the Syntax special meeting, such shareholder must bring to the Syntax special meeting a proxy from the record holder of the shares authorizing such shareholder to vote in person at the Syntax special meeting.
Abstentions
      Shares of Syntax common stock held by persons attending the Syntax special meeting but not voting, and shares of Syntax common stock for which Syntax has received proxies but with respect to which holders of those shares have abstained from voting, will be counted as present at the Syntax special meeting for purposes of determining the presence or absence of a quorum for the transaction of business at the Syntax special meeting. Abstentions will have the same effect as a vote against approval of the merger agreement and the principal terms of the merger.

Proxy Solicitation
      Syntax will bear the costs of solicitation of proxies from its shareholders, including assembly, printing, and mailing of this joint proxy statement/ prospectus and the proxy card. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries, and custodians holding in their names shares of Syntax common stock beneficially owned by others to forward to such beneficial owners. Syntax may reimburse persons representing beneficial owners of Syntax common stock for their costs of forwarding solicitation materials to such beneficial owners. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers, employees, or agents of Syntax in person or by telephone, telegram, or other means of communication. No additional compensation will be paid to directors, officers, or other regular employees of Syntax for such services.
THE MERGER
      This section of this joint proxy statement/ prospectus describes material aspects of the proposed merger, including the merger agreement. While Brillian and Syntax believe that the description covers the material terms of the merger and the merger agreement, this summary may not contain all of the information that is important to you. You should read carefully this entire document and the other documents to which Brillian and Syntax refer, including the merger agreement attached as Annex A, for a more complete understanding of the merger and the merger agreement.
Background of the Merger
      While both Brillian and Syntax have participated in several display conferences and events since 2003, their respective Chief Executive Officers, Vincent F. Sollitto, Jr. and James Li, have had little contact with the exception of cordial introductions and business card exchanges.
      During the spring of 2005, Brillian was discussing financing options with several investment banking firms. One of these firms, C.E. Unterberg, Towbin, had recently had an informal conversation with Mr. Li about the desire by Syntax to become a publicly traded company. C.E. Unterberg, Towbin suggested that a strategic relationship between Brillian and Syntax might be beneficial for Syntax. Mr. Li agreed and expressed a desire to learn more about this possibility.
      On May 4, 2005, P.J. Lee and John C. Pollak of C.E. Unterberg, Towbin called Mr. Sollitto and discussed the possibility of a strategic relationship with Syntax. Later that day, Mr. Sollitto called Mr. Li and had a discussion about the two companies and their strategic fit. It was agreed that the two companies would sign a confidentiality agreement and representatives of the two companies would meet in person.
      On May 6, 2005, Mr. Li, Thomas Chow, the Chief Financial Officer of Syntax, and Roger Kao, a Syntax board member, came to Brillian’s principal executive officers in Tempe, Arizona for a meeting. Present from Brillian were Mr. Sollitto, Wayne A. Pratt, the Chief Financial Officer of Brillian, and Robert L. Melcher, the Chief Technology Officer of Brillian. A discussion about the companies, strategic directions, and industry/ technology expectations took place. It was agreed that Mr. Sollitto would visit Syntax’s principal executive offices on May 11 and that Mr. Melcher would travel to Taiwan during the week of May 9 to visit the facilities where development and manufacturing of Syntax products is conducted.
      On May 11, 2005, Mr. Sollitto visited Syntax’s principal executive offices in California and met with several Syntax board members, including Tony Ho, Chairman, and Patrick Ng, Vice Chairman, as well as Messrs. Li, Chow, Kao, and several other Syntax officers. Discussion of terms, timing, and structure of a merger between the companies resulted in agreement to begin working toward reaching an agreement on merger terms.
      On May 12, 2005, Brillian held a quarterly board of directors meeting. A large part of the meeting was spent discussing financing and merger and acquisition topics. It was agreed that the Syntax opportunity held the most promise and should be first priority.

      On May 20, 2005, Mr. Sollitto, along with John C. Pollak of C.E. Unterberg, Towbin, which had by now been retained to represent Brillian for the merger, visited Syntax’s offices. Discussions proceeded regarding the structure of the combined company, board of directors, exchange ratio, and timing. It was also indicated that Brillian was in the process of raising financing to complete its technical and business objectives for 2005 and that timing would be critical in being able to succeed at both objectives. Brillian was to spend the next few weeks on financing options. Syntax executives had planned a business trip to Asia, and it was agreed that the respective lawyers should begin drafting the definitive merger agreement.
      On June 15, 2005, Mr. Chow, Mr. Pratt, and representatives from C.E. Unterberg, Towbin met to discuss various terms of the merger. It was determined that counsel for Brillian should prepare a merger agreement and ancillary documents while the details were being discussed.
      On June 20, 2005, legal counsel for Brillian and Syntax discussed the merger documents and various open merger terms.
      On June 28, 2005, Syntax executives, along with Syntax’s legal counsel and accountants, visited Brillian’s offices to meet with Mr. Sollitto, Mr. Pratt, Keith Pekula, Brillian’s Controller, and Brillian’s legal counsel. Discussion of details regarding Brillian and Syntax financials, Nasdaq listing requirements, and other legal and financial matters took place.
      One June 29, 2005, counsel for Brillian and Syntax discussed various provisions of the draft merger agreement and ancillary documents.
      On July 6, 2005, Mr. Sollitto and Mr. Pratt visited Syntax’s offices and met with Messrs. Li, Chow, Ho, and Kao as well as Syntax’s legal counsel and accountants. Details were discussed and timing for completion of the definitive agreement was targeted for July 11.
      On July 7, 2005, counsel for Brillian and Syntax again discussed various matters that remained unresolved.
      On July 8, 2005, a telephonic Brillian board of directors meeting was held with Mr. Pratt, representatives of C.E. Unterberg, Towbin, and legal counsel in attendance. C.E. Unterberg, Towbin presented its fairness opinion and analysis regarding the transaction and authorization was given to management to proceed with a definitive agreement.
      On July 8, 2005, a conference call took place among Messrs. Sollitto, Pratt, and Li, as well as representatives from C.E. Unterberg, Towbin and legal counsel for both companies. On the call, the remaining issues with the definitive agreement were discussed and plans were made to sign the agreement during the week of July 11.
      On July 12, 2005, the definitive merger agreement was signed and a press release was issued at close of the Nasdaq market.
Brillian’s Reasons for the Merger
      Brillian’s board of directors has determined that the terms of the merger and the merger agreement are fair to, and in the best interests of, Brillian and its stockholders. Brillian’s board of directors consulted with senior management, as well as its legal counsel and financial advisors, in reaching its decision to approve the merger agreement. Brillian’s board of directors considered a number of factors in its deliberations, including the following:

•	the competitive advantage of offering a more comprehensive product line, including Syntax’s portfolio of LCD products;

•	the ability to leverage Syntax’s strengths in manufacturing sources, marketing capabilities, and supply chain management;

•	the opportunity to realize cost savings by consolidating certain general and administrative functions and eliminating redundant expenses;

•	the opportunity to realize other cost savings by spreading expenses over a larger scale, higher sales volume combined company;

•	the opportunity to increase sales of products through Syntax’s larger marketing team and broader distribution channels in North America and Asia;

•	the benefits of becoming a larger organization with access to greater financial resources and expanded sales and distribution channels;

•	the financial performance and condition, assets, liabilities, business operations, and prospects of each of Brillian and Syntax;

•	the prices paid in comparable transactions involving similar companies;

•	beliefs shared by senior management of both companies that the prospects of the combined entity were more favorable than the prospects of the companies as separate entities;

•	the financial terms of the merger, including the merger consideration to be paid;

•	the evaluation of Brillian’s management, financial advisors, and legal advisors relating to the due diligence review that was conducted regarding Syntax’s business;

•	the opinion and the accompanying presentation of C.E. Unterberg, Towbin to the effect that, as of July 8, 2005, and based upon and subject to the various assumptions and limitations described in its opinion, the exchange ratio in the merger was fair, from a financial point of view, to the holders of Brillian common stock; and

•	the interests of the officers and directors of Brillian and Syntax in the merger, including the matters described under “The Merger — Interests of Certain Directors, Officers, and Affiliates” and the impact of the merger on Brillian’s stockholders, customers, and employees.
      The Brillian board of directors also considered potential negative factors relating to the merger, including the following:

•	the fact that the shareholders of Syntax would own a greater percentage of the common stock of Brillian as a combined company than the stockholders of Brillian;

•	the potential dilutive effect on Brillian common stock price if revenue and earnings expectations for Syntax are not met;

•	the ability to manage two business models;

•	the risk that the benefits sought to be achieved by the merger would not be realized;

•	the risk that the merger may not be completed in a timely manner, if at all;

•	the potential loss of key Brillian and Syntax employees critical to the ongoing success of Brillian’s and Syntax’s businesses and to the successful integration of the two companies;

•	difficulties associated with integration of each company’s products and technologies;

•	the risk that the combined company will be unable to recruit employees critical to the ongoing success of the combined company’s operations after the merger; and

•	the other risks and uncertainties discussed above under “Risk Factors” in this joint proxy statement/ prospectus.
      The foregoing discussion of the items that the Brillian board considered is not intended to be exhaustive, but includes all material items that the Brillian board considered. In view of the complexity and wide variety of factors, both positive and negative, that the Brillian board considered, the Brillian board did not find it practical to quantify, rank, or otherwise weight the factors considered. In considering the various factors, individual members of the Brillian board considered all of these factors as a whole and concluded that, on balance, the benefits of the merger to Brillian and its stockholders outweighed the negative factors.
Recommendation of Brillian’s Board of Directors
      After careful consideration, Brillian’s board of directors unanimously determined that the proposed merger is fair to, and in the best interests of, Brillian and its stockholders. The Brillian board of directors unanimously recommends that Brillian stockholders vote “FOR” the issuance of Brillian common stock in the merger.
      In considering the recommendation of Brillian’s board of directors with respect to the merger, Brillian stockholders should be aware that certain directors and officers of Brillian have interests in the merger that are different from, or are in addition to, the interests of Brillian stockholders generally. See “The Merger — Interests of Certain Directors, Officers, and Affiliates”.
Opinion of Brillian’s Financial Advisor
      C.E. Unterberg, Towbin acted as financial advisor to the board of directors of Brillian in connection with the merger and evaluated the fairness of the exchange of Syntax common stock for Brillian common stock that will result in the Brillian stockholders owning 30% of the combined company’s fully diluted shares at closing, from a financial point of view, to the holders of the outstanding shares of Brillian common stock, assuming each company’s capital structure remains constant.
      In a meeting of Brillian’s board of directors on July 8, 2005, held to evaluate the proposed transaction, C.E. Unterberg, Towbin delivered to Brillian’s board of directors its oral opinion, subsequently followed by delivery of a written opinion, that, as of that date and based on the assumptions made, the matters considered, and the limitations on the review undertaken and described orally to the board and in the written opinion, the exchange ratio was fair, from a financial point of view, to the holders of the outstanding shares of Brillian common stock. The exchange ratio was determined through negotiations between the respective managements of Brillian and Syntax. C.E. Unterberg, Towbin assisted Brillian management in the negotiations leading to an agreement on the principal structural terms of the merger.
      The full text of the C.E. Unterberg, Towbin opinion, which sets forth, among other things, assumptions made, matters considered, and limitations on the review undertaken, is attached as Annex B. The summary of the C.E. Unterberg, Towbin opinion set forth in this joint proxy statement/ prospectus is qualified in its entirety by reference to the full text of the C.E. Unterberg, Towbin opinion. We encourage you to read the C.E. Unterberg, Towbin opinion in its entirety. The C.E. Unterberg, Towbin opinion was prepared for the benefit and use of Brillian’s board of directors in connection with its evaluation of the merger and is not intended to be and does not constitute a recommendation to any stockholder of Brillian or Syntax as to how such stockholder should vote, or take any other action, with respect to the merger.
      The C.E. Unterberg, Towbin opinion does not address the following:

•	the relative merits of the merger and the other business strategies that Brillian’s board of directors has considered or may be considering; or

•	the decision of Brillian’s board of directors to proceed with the merger, or any alternative transaction.
      C.E. Unterberg, Towbin did not express any opinion as to any of the following:

•	the value of any employee agreement or other arrangement entered into in connection with the merger;

•	any tax or other consequences that might result from the merger; or

•	the value of Brillian common stock when issued to Syntax’s shareholders pursuant to the merger or the price at which shares of Brillian common stock may be traded in the future.

      The trading price of Brillian common stock may be affected by a number of factors, including but not limited to the following:

•	dispositions of Brillian common stock by stockholders within a short period of time after the effective time of the merger;

•	changes in prevailing interest rates and other factors that generally influence the price of securities;

•	adverse changes in the current capital markets generally and/or in the sectors of which either Brillian or Syntax is a part;

•	the occurrence of adverse changes in the financial condition, business, assets, results of operations, or prospects of Brillian or Syntax or in their respective product markets;

•	any necessary actions by or restrictions of federal, state, or other governmental agencies or regulatory authorities; and

•	timely completion of the merger on terms and conditions that are acceptable to all parties at interest.
      In connection with the preparation of the C.E. Unterberg, Towbin opinion, C.E. Unterberg, Towbin, among other things, did the following:

•	reviewed certain publicly available financial statements and other business and financial information of Brillian and Syntax;

•	reviewed certain internal financial statements, forecasts, and other financial and operating data concerning Brillian and Syntax prepared by the managements of Brillian and Syntax, respectively;

•	held discussions with the respective managements of Brillian and Syntax concerning the businesses, past and current operations, financial conditions, and future prospects of both Brillian and Syntax, independently and combined, including discussions with the managements of Brillian and Syntax concerning synergies that are expected to result from the merger as well as their views regarding the strategic rationale for the merger;

•	reviewed the financial terms and conditions set forth in the merger agreement as of July 8, 2005;

•	reviewed the stock prices and trading histories of Brillian common stock;

•	compared the financial terms of the merger with the financial terms, to the extent publicly available, of other transactions that C.E. Unterberg, Towbin deemed relevant;

•	performed a pro forma merger analysis of the combined company;

•	prepared an analysis of the relative contributions of Brillian and Syntax;

•	prepared an analysis of the stock price performance of Brillian common stock with that of certain other publicly traded companies comparable with Brillian and the NASDAQ composite index;

•	participated in discussions and negotiations among representatives of Brillian and Syntax and their financial and legal advisors; and

•	made such other studies and inquiries, and reviewed such other data, as it deemed relevant.
      In its review and analysis, and in arriving at its opinion, C.E. Unterberg, Towbin assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it (including information furnished to it orally or otherwise discussed with it by the managements of Brillian and Syntax) or publicly available and neither attempted to verify, nor assumed responsibility for verifying, any such information.
      Furthermore, C.E. Unterberg, Towbin did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets, or liabilities (contingent or otherwise) of Brillian or Syntax, nor was C.E. Unterberg, Towbin furnished with any such evaluation or appraisal. C.E. Unterberg, Towbin assumed that all material assets and liabilities (contingent or otherwise) of Brillian and Syntax were as set forth in their respective financial statements or other information made available to C.E. Unterberg, Towbin. With respect to the financial forecasts and projections (and the assumptions and bases therefor) for each of Brillian and Syntax that C.E. Unterberg, Towbin reviewed, upon the advice of the managements of Brillian and Syntax, C.E. Unterberg, Towbin assumed that such forecasts and projections had been reasonably prepared in good faith on the basis of reasonable assumptions and reflected the best currently available estimates and judgments as to the future financial condition and performance of Brillian and Syntax, respectively. C.E. Unterberg, Towbin further assumed that such projections and forecasts would be realized in the amounts and in the time periods then estimated.
      In addition, C.E. Unterberg, Towbin assumed that the merger would be consummated upon the terms set forth in the last draft of the merger agreement reviewed by C.E. Unterberg, Towbin without material alteration thereof or waiver of any material terms thereof, including, among other things, that the merger would be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended. C.E. Unterberg, Towbin expressed no opinion regarding whether the necessary approvals or other conditions to the merger would be obtained or satisfied and assumed that obtaining any necessary regulatory approvals or third-party consents would not have an adverse effect on the merger or any parties thereto. In addition, C.E. Unterberg, Towbin assumed that the historical financial statements of each of Brillian and Syntax reviewed by C.E. Unterberg, Towbin had been prepared and fairly presented in accordance with U.S. generally accepted accounting principles consistently applied and that the representations and warranties of each party contained in the merger agreement were true and correct. C.E. Unterberg, Towbin relied as to all legal matters relevant to rendering its opinion on the advice of counsel.
      The C.E. Unterberg, Towbin opinion is necessarily based upon market, economic, and other conditions as in effect on, and information made available to C.E. Unterberg, Towbin as of, the date of its opinion. Subsequent developments may affect the conclusion expressed in the opinion and C.E. Unterberg, Towbin has disclaimed any undertaking or obligation to advise any person of any change in any matter affecting the opinion that may come or be brought to its attention after the date of the opinion. The C.E. Unterberg, Towbin opinion is limited to the fairness of the exchange ratio, from a financial point of view and as of the date thereof, to the holders of the outstanding shares of Brillian common stock.

Summary of C.E. Unterberg, Towbin’s Financial Analyses
      The following is a summary of the material financial analyses performed by C.E. Unterberg, Towbin in connection with rendering its opinion. The summary of the financial analyses is not a complete description of all the analyses performed by C.E. Unterberg, Towbin. Certain of the information in this section is presented in a tabular form. In order to understand the financial analyses performed by C.E. Unterberg, Towbin better, these tables must be read together with the text of each summary. The C.E. Unterberg, Towbin opinion is based upon the totality of the various analyses performed by C.E. Unterberg, Towbin, and no particular portion of the analyses has any merit standing alone.

Comparable Companies Analysis
      Using publicly available information, C.E. Unterberg, Towbin compared certain financial measures and metrics of Brillian to those of the following two groups of publicly traded companies in similar sectors to Brillian. The financial measures and metrics included market value, enterprise value, enterprise value as a multiple of revenues, and price as a multiple of earnings per share.

Specialty A/V:

Audiovox Corp.
Harman International Industries Inc.
InFocus Corp.
Koss Corp.
Rockford Corp.
Universal Electronics Inc.

Diversified Consumer Electronics:

Apple Computer Inc.
Dell Inc.
Gateway Inc.
Koninklijke Philips Electronics NV
Matsushita Electric Industrial Co. Ltd.
Pioneer Corp.
Sony Corp.
C.E. Unterberg, Towbin concluded that these companies trade primarily based on the individual company’s ratio of enterprise value to revenue and its earnings per share. The following tables reflect the means, medians, and range of ratios of enterprise values as a multiple of revenue for the above companies:

Comparable Companies — Specialty AV	Mean	Median	High	Low

2004 Actual Revenues	0.95x	0.84x	2.02x	0.17x
2005 Estimated Revenues	0.87x	0.73x	1.85x	0.18x

Comparable Companies — Diversified Consumer Electronics	Mean	Median	High	Low

2004 Actual Revenues	1.0x	0.54x	2.43x	0.29x
2005 Estimated Revenues	0.84x	0.54x	1.66x	0.26x

Comparable Companies — Combined Groups	Mean	Median	High	Low

2004 Actual Revenues	1.0x	0.54x	2.43x	0.17x
2005 Estimated Revenues	0.85x	0.54x	1.85x	0.18x
The following tables reflect the means, medians, and range of ratios of price as a multiple of earnings per share for the same companies for 2005 estimated revenues:

Comparable Companies	Mean	Median	High	Low

Specialty AV	26.7x	22.8x	36.4x	20.9x
Diversified Consumer Electronics	0.84x	0.54x	1.66x	0.26x
Combined Groups	30.3x	26.1x	54.1x	14.7x
      C.E. Unterberg, Towbin then compared the range of enterprise values as a multiple of revenue to the 8.71x multiple of Brillian’s enterprise value as of July 8, 2005, as a multiple of Brillian’s 2004 revenue. C.E. Unterberg, Towbin observed that this 8.71x multiple was above the range of comparable company multiples. C.E. Unterberg, Towbin also compared the range of enterprise values as a multiple of revenue to the 1.92x multiple of Brillian’s enterprise value as of July 8, 2005, as a multiple of Brillian’s estimated 2005 revenue. C.E. Unterberg, Towbin observed that this 1.92x multiple was above the range of comparable company multiples. C.E. Unterberg, Towbin also observed that Brillian’s ratio of price as a multiple of earnings per share for 2005 was not meaningful because the company was projecting a loss.

      Based on this analysis and a review of market conditions, C.E. Unterberg, Towbin applied a range of ratios of enterprise value to revenue of 0.50x to 1.25x to 2004 calendar year revenues for Syntax, a range of ratios of enterprise value to revenue of 0.50x to 1.10x to estimated 2005 revenues for Syntax, and a range of ratios of price to net income of 20.0x to 30.0x to estimated 2005 revenues of Syntax to reach a range of implied equity values for Syntax, as set forth in the following table:

			Implied Syntax
Comparable Companies	Syntax Metric	Multiple Range	Enterprise Value

2004 Actual Revenues	$56.9	0.50x - 1.25x	$ 31.9 - $ 74.6
2005 Estimated Revenues	$167.4	0.50x - 1.10x	$ 87.2 - $187.6
2005 Estimated Net Income	$7.4	20.0x - 30.0x	$151.3 - $225.3
		Mean	$ 81.7 - $156.1
		Median	$ 86.6 - $153.0
      C.E. Unterberg, Towbin observed that the implied enterprise value of $91.4 million, including net debt of $3.5 million, was in the range of mean and median implied equity values based on the comparable company analysis. This transaction equity value was calculated based on the number of shares of Brillian common stock to be issued to the holders of Syntax common stock, using the Brillian common stock closing price per share of $2.42 on July 7, 2005. C.E. Unterberg, Towbin then compared the range of enterprise values as a multiple of revenue to the implied 0.55x multiple of Syntax’s enterprise value as of July 7, 2005, as a multiple of Syntax’s 2004 revenue. C.E. Unterberg, Towbin observed that this 0.55x multiple was within the range of comparable company multiples. C.E. Unterberg, Towbin also compared the range of enterprise values as a multiple of revenue to the implied 1.61x multiple of Syntax’s enterprise value as of July 7, 2005, as a multiple of Syntax’s estimated 2005 revenue. C.E. Unterberg, Towbin observed that this 1.61x multiple was within the range of comparable company multiples.
      No company compared in the comparable companies analysis is identical to Syntax. Accordingly, an analysis of the results of the foregoing is not entirely mathematical and involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading, and other values of the comparable companies or Syntax.
Precedent Transaction Analysis
      Using publicly available information, C.E. Unterberg, Towbin analyzed the consideration offered and the implied transaction value premiums or discounts paid or proposed to be paid in selected merger transactions in the technology industry, including the following:

•	D & M Holdings/ Boston Acoustics Inc. (June 9, 2005)

•	Audiovox Corp./Terk Technologies Corp. (December 16, 2004)

•	UTStarcom/Audiovox Corp (Wireless Handset) (June 14, 2004)

•	Gateway Inc./eMachines Inc. (January 30, 2004)

•	Audiovox Corp./Recoton (U.S. Audio) (June 3, 2003)

•	D & M Holdings/Escient Technologies (April 24, 2003)

•	D & M Holdings/SONICblue (ReplayTV & Rio) (April 16, 2003)

•	Denon/Marantz (March 7, 2002)

•	InFocus Corp./Proxima ASA (March 6, 2000)

      In analyzing these “precedent transactions,” C.E. Unterberg, Towbin compared, among other things, the ratios of deal values as a multiple of revenue of the target for the 12 months preceding the transaction. All deal values and revenues for the precedent transactions were based on public information available at the time of the announcements of the respective transactions. The following tables reflect the means, medians, and range of ratios of deal values as a multiple of revenues of the target for the preceding for the precedent transactions:

Mean	Median	High	Low

0.93x	0.43x	3.37x	0.20x
      Based on this information and other publicly available information, the following tables illustrate the implied enterprise valuations for Syntax derived from applying a range of ratios of deal values as a multiple of revenue of the target for the twelve months preceding the transaction that C.E. Unterberg, Towbin derived from the precedent transactions:

Precedent Transactions	Syntax Metric	Multiple Range	Implied Syntax Enterprise Value

Target LTM revenues	$96.9	0.75x - 1.25x	$76.1 - $124.6
      C.E. Unterberg, Towbin observed that the implied enterprise value of $91.4 million, including net debt of $3.5 million, was within the range of implied equity values that resulted from applying the range of ratios of deal values as a multiple of revenue of the target for the twelve months preceding the transaction derived from the precedent transactions.
      No transaction compared in the precedent transaction analysis is identical to the merger of Brillian and Syntax. Accordingly, an analysis of the results of the foregoing is not based entirely on the premium of any one transaction or all the transactions to which they are being compared.
Contribution Analysis
      Based upon the companies’ internal forecasts, C.E. Unterberg, Towbin analyzed the respective contributions of Brillian and Syntax to the estimated revenues, gross profits, operating income, GAAP net income, and cash earnings of the combined company for the first quarter of 2005, calendar year 2004, and calendar year 2005.
      C.E. Unterberg, Towbin also compared the relative contributions of Brillian and Syntax to the pro forma revenues, gross profits, operating income, GAAP net income, and cash earnings of the combined company to the relative pro forma ownership interests in the combined company. C.E. Unterberg, Towbin focused on the relative contribution of revenues for determining the pro forma Brillian ownership percentage of the combined company and the exchange. C.E. Unterberg, Towbin noted that the relative ratios of contributions of operating losses, GAAP net losses, and cash losses were not meaningful to the contribution analysis.
Pro Forma Analysis
      C.E. Unterberg, Towbin analyzed certain pro forma effects resulting from the merger, including, among other things, the impact of the merger on the projected revenues per share and cash earnings per share of the combined company for 2005. C.E. Unterberg, Towbin did not take into consideration any potential cost savings or synergies that could result from the merger with Syntax.
Other Factors and Comparative Analysis
      In rendering its opinion, C.E. Unterberg, Towbin considered certain other factors and conducted certain other comparative analyses, including, among other things, a review of the history of trading prices and volume for Brillian common stock for the period from July 7, 2004, to July 7, 2005.
      The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Several analytical methodologies were employed, and no one method of analysis should be regarded as critical to the overall conclusion reached by C.E. Unterberg, Towbin. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusions reached by C.E. Unterberg, Towbin are based on all analyses and factors taken as a whole and also on the application of C.E. Unterberg, Towbin’s experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. C.E. Unterberg, Towbin therefore gives no opinion as to the value or merit of any one or more parts of the analysis that it performed standing alone. In performing its analyses, C.E. Unterberg, Towbin considered general economic, market, and financial conditions, and other matters, many of which are beyond the control of Brillian and Syntax. The analyses performed by C.E. Unterberg, Towbin are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses.
      C.E. Unterberg, Towbin was retained based on its experience as a financial advisor in connection with mergers and acquisitions and in securities valuations generally. C.E. Unterberg, Towbin is a nationally recognized investment banking firm. As part of its investment banking business, C.E. Unterberg, Towbin is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements, and other purposes.
      The engagement letter between C.E. Unterberg, Towbin and Brillian provides that, for its services, C.E. Unterberg, Towbin is entitled to receive $250,000 for delivery of its opinion regardless of the conclusion expressed (which fee is credited against any subsequent transaction fee) and a $1 million transaction fee, which fees are due on the closing of the proposed merger, but not earlier than December 1, 2005. Brillian has also agreed to reimburse C.E. Unterberg, Towbin for certain of its reasonable out-of-pocket expenses, including legal fees, and to indemnify and hold harmless C.E. Unterberg, Towbin and its affiliates, and any director, employee, or agent of C.E. Unterberg, Towbin or any of its affiliates, or any person controlling C.E. Unterberg, Towbin or its affiliates for certain losses, claims, damages, expenses, and liabilities relating to or arising out of services provided by C.E. Unterberg, Towbin as financial advisor to Brillian. The terms of the fee arrangement with C.E. Unterberg, Towbin, which Brillian and C.E. Unterberg, Towbin believe are customary in transactions of this nature, were negotiated at arm’s length between Brillian and C.E. Unterberg, Towbin, and the Brillian board was aware of such fee arrangements. In the ordinary course of its business, C.E. Unterberg, Towbin may trade in Brillian’s securities for its own account and the account of its customers and, accordingly, may at any time hold a long or short position in Brillian’s securities. C.E. Unterberg, Towbin has performed various investment banking services for Brillian in the past and has received customary fees for such services.
Syntax’s Reasons for the Merger
      In making its determination to approve the merger agreement and the principal terms of the merger and to recommend approval of the merger agreement and the principal terms of the merger by Syntax shareholders, the Syntax board of directors consulted with Syntax’s management, as well as with its financial and legal advisors. As discussed in greater detail below, these consultations included discussions regarding Syntax’s strategic business plan, the historical prices for Brillian common stock, Syntax’s past and current business operations and financial condition, Syntax’s future prospects, the strategic rationale of the potential merger with Brillian, and the terms and conditions of the merger agreement and other transaction-related agreements.
      In unanimously approving the merger agreement and the principal terms of the merger, the Syntax board of directors considered a number of positive factors, including the following:

•	the belief that a business combination with Brillian presents improved business prospects, as compared to Syntax remaining independent;

•	improved trading liquidity for Syntax shareholders;

•	improved access to growth capital as a public company;

•	the fact that the shareholders of Syntax would own a greater percentage of the common stock of the combined entity than the stockholders of Brillian;

•	the potential to accelerate development of Syntax’s products in the future and to offer its customers more complete end-to-end solutions by leveraging Brillian’s technology, engineering, expertise, and resources;

•	the opportunity to leverage Brillian’s research and development and engineering capabilities and intellectual property portfolio to facilitate faster product introduction, additional development of product features, and high-margin business;

•	the ability to expand and enhance Syntax’s product offerings, customer base, and distribution channels by leveraging Brillian’s extensive research and development and engineering capabilities and intellectual property portfolio;

•	the complementary nature of Brillian’s and Syntax’s product offerings across a range of products and distribution channels;

•	the fact that the principal terms of the merger would be subject to the approval of Syntax shareholders and that, if a superior offer were to be made prior to the completion of the merger, Syntax shareholders would be able to pursue that transaction; and

•	the view of the Syntax board of directors, after receiving advice of management and after consultation with Syntax’s legal counsel, that the regulatory approvals necessary to complete the merger are likely to be obtained.
      In the course of its deliberations, the Syntax board of directors also considered additional factors relevant to the transaction, including the following:

•	Syntax’s business, assets, management, competitive position, operating performance, and prospects, including Syntax’s prospects if Syntax were to continue as an independent company;

•	Brillian’s business, financial condition, results of operations, assets, management, competitive position, operating performance, trading performance, and prospects;

•	Brillian’s financial condition after the transaction, including its market capitalization, revenues, profits and earnings per share;

•	current industry, market, and economic conditions;

•	the possibility of strategic alternatives to the merger for enhancing long-term shareholder value, including soliciting offers from other companies;

•	information concerning the recent and historical stock price performance of Brillian common stock;

•	the terms and conditions of the merger agreement, including the no solicitation, termination, and closing conditions provisions;

•	the impact of the merger on Syntax’s customers, suppliers, and employees; and

•	the likelihood the merger would be completed.
      In its review of the proposed merger, the Syntax board of directors identified and considered a number of potentially negative factors or risks, including the following:

•	the risks described under the section entitled “Risk Factors”;

•	that, while the merger is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the merger, such as obtaining necessary regulatory and other approvals, will be satisfied, and as a result, it is possible that the merger may not be completed even if approved by Syntax shareholders. See “The Merger Agreement — Conditions to the Completion of the Merger”;

•	the risk that the value of the merger consideration to be received by the Syntax shareholders at the time of the closing of the merger would decline if the market price of Brillian common stock declines as a result of the fixed nature of the exchange ratio in the merger;

•	under the terms of the merger agreement, Syntax cannot solicit other acquisition proposals or terminate the merger agreement in favor an acquisition proposal that is superior to the Brillian transaction, and Syntax must pay to Brillian a termination fee under certain circumstances, which may deter others from proposing an alternative transaction that may be more advantageous to Syntax shareholders;

•	that, if the merger does not close, Syntax will have incurred significant expenses and its employees will have expended extensive efforts to attempt to complete the transaction and will have experienced significant distractions from their work during the pendency of the transaction, and as a result, Syntax may experience adverse effects on its operating results, its ability to attract or retain employees, and its competitive position in its markets; and

•	the risk that the benefits anticipated in connection with the merger might not be fully realized.

      In addition to the factors considered that are described above, in coming to its determination, the Syntax board of directors was aware of the interests that some executive officers and directors of Syntax may have with respect to the merger in addition to their interests as shareholders of Syntax generally. See “The Merger — Interests of Certain Directors, Officers, and Affiliates”.
      The above discussion of the factors considered by the Syntax board of directors in making its decision is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Syntax board of directors did not find it useful to and did not attempt to quantify, rank, or otherwise assign relative weights to these factors. The Syntax board of directors conducted an overall analysis of the factors described above, and overall considered the factors to be favorable to and to support its determination. In considering the factors described above, individual members of the Syntax board of directors may have given different weight to different factors. However, Syntax’s board of directors concluded that the potential benefits of the merger outweighed the potential negative factors and that, overall, the proposed merger had greater potential benefits for Syntax’s shareholders than other strategic alternatives.
Recommendation of the Syntax Board of Directors
      After careful consideration, the Syntax board of directors unanimously determined that the terms of the merger agreement and the principal terms of the merger are advisable, and fair to, and in the best interest of, Syntax and its shareholders and has unanimously approved the merger agreement and the principal terms of the merger. The Syntax board of directors unanimously recommends that Syntax shareholders vote “FOR” the approval of the merger agreement and the principal terms of the merger.
Completion and Effectiveness of the Merger
      The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, including approval of the issuance of shares of Brillian common stock in the merger by the Brillian stockholders and the approval of the merger agreement and the principal terms of the merger by the shareholders of Syntax. The parties will cause the merger to become effective by filing of an agreement of merger with the Secretary of State of the State of California. Brillian and Syntax expect the merger to occur in the fourth calendar quarter of 2005. However, because the merger is subject to governmental approvals and other customary conditions, Brillian and Syntax cannot predict the exact timing.

Merger Consideration
      At the effective time of the merger, the outstanding shares of Syntax common stock will automatically be converted into shares of Brillian common stock. The merger agreement provides that the issued and outstanding common stock of Syntax will be converted into such number of shares of Brillian common stock so that the shareholders of Syntax will own 70% and the stockholders of Brillian will own 30% of the issued and outstanding common stock on the effective date of the merger on a fully diluted basis assuming that all outstanding options, warrant, and convertible securities were exercised or converted in accordance with their terms as of the effective date. Based on the outstanding securities of Brillian and Syntax as of July 12, 2005, each outstanding share of Syntax common stock would be converted into 1.6196 shares of Brillian common stock. The number of shares of Brillian common stock that Syntax shareholders will receive in the merger will be appropriately adjusted for any stock splits, combinations, and other similar events that occur between the date of the merger agreement and the completion of the merger.
No Fractional Shares
      Brillian will not issue fractional shares of common stock in the merger. Instead, each Syntax shareholder will receive only the number of whole shares of Brillian common stock to which the Syntax shareholder is entitled.
Exchange of Syntax Stock Certificates for Brillian Stock Certificates
      When the merger is completed, the exchange agent will mail to Syntax shareholders a letter of transmittal and instructions for use in surrendering their Syntax stock certificates in exchange for Brillian stock certificates. When a Syntax shareholder delivers Syntax stock certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, the shareholder’s Syntax stock certificates will be canceled and the shareholder will receive a Brillian stock certificate representing the number of full shares of Brillian common stock to which the shareholder is entitled in the merger.
      Syntax shareholders should not submit their Syntax stock certificates for exchange unless until they receive the transmittal instructions and a form of letter of transmittal from the exchange agent.
      Syntax shareholders are not entitled to receive any dividends or other distributions on Brillian common stock until the merger is completed and Syntax shareholders have surrendered their Syntax stock certificates in exchange for Brillian stock certificates.
      If there is any dividend or other distribution on Brillian common stock with a record date after the completion of the merger and a payment date prior to the date that a Syntax shareholder surrenders Syntax stock certificates in exchange for Brillian stock certificates, the Syntax shareholder will receive any such dividend or other distribution with respect to the number of whole shares of Brillian common stock issued to the shareholder promptly after the Brillian shares are issued.
      If there is any dividend or other distribution on Brillian common stock with a record date after the completion of the merger and a payment date after the date on which a Syntax shareholder surrenders Syntax stock certificates in exchange for Brillian stock certificates, the Syntax shareholder will receive any such dividend or other distribution with respect to the number of whole shares of Brillian common stock issued to the shareholder promptly after the payment date.
      Brillian will only issue a Brillian stock certificate in a name other than the name in which a surrendered Syntax stock certificate is registered if a Syntax shareholder presents the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that such shareholder paid any applicable stock transfer taxes and duties.

Material U.S. Federal Income Tax Consequences of the Merger
      In the opinion of                     , the following are the material U.S. federal income tax consequences of the merger to the Syntax shareholders, assuming that the merger is effected as described in the merger agreement and this joint proxy statement/ prospectus. This opinion and the following discussion are based on and subject to the Internal Revenue Code of 1986, as amended, the regulations promulgated under the Internal Revenue Code, existing administrative interpretations, and court decisions, all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of U.S. federal income taxation that may be important to you in light of your particular circumstances or if you are subject to special rules, such as rules relating to the following:

•	shareholders who are neither citizens nor residents of the United States or that are foreign corporations, foreign partnerships, or foreign estates or trusts;

•	financial institutions;

•	tax-exempt organizations;

•	insurance companies;

•	mutual funds;

•	dealers in securities or foreign currencies;

•	traders in securities who elect to apply a mark-to-market method of accounting;

•	shareholders who acquired their shares of Syntax common stock pursuant to the exercise of options or similar derivative securities or otherwise as compensation; and

•	shareholders who hold their shares of Syntax common stock as part of a hedge, straddle, or other risk reduction, constructive sale, or conversion transaction.
      This discussion assumes you hold your shares of Syntax common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code.
      It is intended that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that for federal income tax purposes no gain or loss will be recognized by Syntax solely as a result of the merger. Syntax’s obligations to complete the merger are conditioned on, among other things, Syntax’s receipt of an opinion dated as of the completion of the merger stating that the merger will constitute a tax-free “reorganization” under Section 368(a) of the Internal Revenue Code and that Syntax will be a “party to a reorganization” under Section 368(b) of the Internal Revenue Code. The opinion of counsel to be provided at the completion of the merger will be based on then existing law as reflected in the Internal Revenue Code, current, temporary, and proposed regulations, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the Internal Revenue Service, including its practices and policies as endorsed in private letter rulings, which are not binding on the Internal Revenue Service, and existing court decisions. Future legislation, regulations, administrative interpretations, and court decisions could change current law or adversely affect existing interpretations of current law. In addition, the opinion of counsel will assume the absence of changes in existing facts and will rely on customary assumptions and representations, including those contained in certificates executed by officers of Syntax and Brillian and dated on or before the completion of the merger, which shall not have been withdrawn or modified in any material respect as of the effective time of the merger. The opinion will neither bind the Internal Revenue Service (the “IRS”) nor preclude the IRS from adopting a contrary position, and it is possible that the IRS may successfully assert a contrary position in litigation or other proceedings. Neither Brillian nor Syntax intends to obtain a ruling from the IRS with respect to the tax consequences of the merger.
      Based on the above, the following tax consequences will result to you if you are a Syntax shareholder:

•	You will not recognize gain or loss for U.S. federal income tax purposes when you exchange your Syntax common stock for Brillian common stock pursuant to the merger.

•	The aggregate tax basis of the Brillian common stock you receive as a result of the merger will be the same as your aggregate tax basis in the Syntax common stock you surrender in exchange for the Brillian common stock, reduced by any amount of such tax basis that is allocable to a fractional share interest in Syntax common stock for which you receive cash instead of a fractional share of Brillian common stock.

•	The holding period of the Brillian common stock you receive as a result of the exchange will include the holding period of the Syntax common stock you exchange in the merger.

•	If you dissent from the merger and receive cash payment for all of your shares of Syntax common stock, you generally will recognize capital gain or loss, assuming that thereafter you own no Brillian stock (either actually or constructively under the rules of Section 318 of the Internal Revenue Code). Such gain or loss will be long-term capital gain or loss if you have held your shares of Syntax common stock for more than one year at the time of payment. The amount of such gain or loss will be equal to the difference between the cash you receive and your tax basis in the shares of Syntax common stock you surrendered.
      A successful challenge by the IRS to the status of the merger as a tax-free reorganization within the meaning of section 368(a) of the Internal Revenue Code would result in significant adverse tax consequences to the Syntax shareholders. If the merger were not treated as a reorganization, the Syntax shareholders would recognize taxable gain or loss with respect to each share of Syntax common stock surrendered equal to the difference between each shareholder’s basis in such share and the fair market value, as of the date of the merger, of the Brillian common stock received in exchange therefor. In such event, a Syntax shareholder’s aggregate basis in the Brillian common stock so received would equal its fair market value, and the holding period of such stock would begin the day after the date of the merger.
      Information Reporting. Syntax shareholders that receive Brillian shares also must comply with the information reporting requirements of the Treasury regulations under section 368 of the Internal Revenue Code. In general, the Treasury regulations under section 368 of the Internal Revenue Code require any taxpayer who receives stock, securities, or other property, including cash, in a tax-free exchange in connection with a corporate reorganization to include with his or her income tax return a complete statement of facts pertaining to the nonrecognition of gain or loss including the following:

•	the cost or other basis of the stock or securities transferred in the exchange; and

•	the amount of stock, securities, or other property received in the exchange.
      In addition, the statement must include the fair market value, at the date of the exchange, of each kind of stock, securities, or other property received by the taxpayer. Taxpayers are required to keep permanent records showing the cost or other basis of any property involved in such an exchange. All Syntax shareholders are urged to consult their tax advisors to determine the specific information that they may need to file pursuant to the Treasury regulations under section 368 of the Internal Revenue Code.
      The foregoing discussion is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences or any other consequences of the merger. In addition, the discussion does not address tax consequences which may vary with, or are contingent on, your individual circumstances. Moreover, the discussion does not address any non-income tax or any foreign, state, or local tax consequences of the merger. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular U.S. federal, state, local, or foreign income or other tax consequences to you of the merger.
Regulatory Matters; Hart-Scott-Rodino Act and Antitrust
      The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which prevents the transactions contemplated by the merger agreement from being completed until required information and materials are furnished to the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission and the related waiting period expires or is terminated early. Brillian and Syntax are preparing the required filings under applicable antitrust laws with the Department of Justice and the Federal Trade Commission. Brillian and Syntax have not yet received notice of the waiting period’s having been terminated. Even after the expiration of the waiting period of Hart-Scott-Rodino, the Department of Justice or the Federal Trade Commission, as well as a foreign regulatory agency or government, state or private person, may challenge the merger at any time before or after its completion. Brillian and Syntax cannot assure you that the Department of Justice or Federal Trade Commission will not try to prevent the merger or seek to impose restrictions or conditions on Brillian as a condition of not challenging the merger. Depending on the nature of any restrictions or conditions, these restrictions or conditions may jeopardize or delay completion of the merger or lessen the anticipated benefits of the merger.
Other Approvals
      If any additional governmental approvals or actions are required, Brillian and Syntax intend to try to obtain them. Brillian and Syntax cannot assure you, however, that Brillian and Syntax will be able to obtain any approvals or actions.
Accounting Treatment
      The merger will be accounted for as a “purchase” transaction for accounting and financial reporting purposes, in accordance with accounting principles generally accepted in the United States. Syntax will be treated as the acquiring corporation for these purposes since the shareholders of Syntax will own 70% and the stockholders of Brillian will own 30% of the common stock of Brillian as a combined company immediately following the merger. After the merger, the results of operations of Brillian will be included in the consolidated financial statements of Syntax. The purchase price will be allocated based on the fair values of the assets acquired and the liabilities assumed. Pursuant to Statements of Financial Accounting Standards No. 141, “Business Combinations” and No. 142, “Goodwill and Other Intangible Assets,” goodwill is not amortized. Rather, goodwill will be subject to at least annual assessment for impairment based on a fair value test. Identified intangible assets with finite lives will be amortized over those lives. A final determination of the intangible asset values and required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made. Brillian will determine the fair value of assets and liabilities and will make appropriate business combination accounting adjustments. However, for purposes of disclosing unaudited pro forma information in this joint proxy statement/ prospectus, Brillian has made a preliminary determination of the purchase price allocation, based upon current estimates and assumptions, which is subject to revision upon consummation of the merger.
Restrictions on Sales of Shares by Affiliates of Syntax
      The shares of Brillian common stock to be issued to the holders of options to purchase Syntax common stock will be registered under the Securities Act. These shares will be freely transferable under the Securities Act, except for shares of Brillian common stock issued to any person who is deemed to be an “affiliate” of Syntax at the time of the Syntax special meeting. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control of Syntax, and may include some of the officers and directors, as well as its principal shareholders. Affiliates at the time of the Syntax special meeting may not sell their shares of Brillian common stock acquired in connection with the merger except pursuant to (1) an effective registration statement under the Securities Act covering the resale of those shares, (2) an exemption under paragraph (d) of Rule 145 under the Securities Act, or (3) any other applicable exemption under the Securities Act. Brillian’s registration statement on Form S-4, of which this joint proxy statement/ prospectus is a part, does not cover the resale of shares of Brillian common stock to be received by affiliates of Syntax in the merger.

Interests of Certain Directors, Officers, and Affiliates
      In considering the recommendation of the Brillian board of directors that Brillian stockholders vote in favor of the issuance of Brillian common stock in the merger, Brillian stockholders should be aware that some Brillian executive officers and directors may have interests in the merger that may be different from, or in addition to, their interests as stockholders of Brillian. These interests relate to or arise from, among other things, the execution of new employment agreements by certain officers of Brillian, and the expectation that the trading volume of Brillian following the merger may increase, which may facilitate the sale of an increased number of shares under Rule 144 of the Securities Act for certain affiliates of both Brillian and Syntax. The Brillian board of directors was aware of these interests and considered them, among other matters, in making its recommendation.
      In considering the recommendation of the Syntax board of directors that Syntax shareholders vote in favor of approval of the merger agreement and the principal terms of the merger, Syntax shareholders should be aware that some Syntax executive officers and directors may have interests in the merger that may be different from, or in addition to, their interests as shareholders of Syntax. These interests relate to or arise from, among other things, the following:

•	new employment agreements with certain officers;

•	the continued indemnification of current directors and officers of Syntax under charter and bylaw provisions of Syntax currently in place and providing these individuals with directors’ and officers’ insurance; and

•	the assumption of stock options under Syntax’s stock option plans by Brillian.
      The Syntax board of directors was aware of these interests and considered them, among other matters, in making its recommendation.
Indemnification; Directors’ and Officers’ Insurance
      Brillian has agreed to provide, for six years after the merger, directors’ and officers’ liability insurance in respect of acts or omissions occurring prior to the merger covering each person currently covered by the directors’ and officers’ liability insurance policy of Syntax on terms and in amounts no less favorable than those of the policies of Syntax in effect as of July 12, 2005. Brillian, however, will not be required to pay an annual premium for the insurance in excess of 200% of the last annual premium paid by Syntax, in which case, Brillian shall obtain as much comparable insurance that is available for that premium amount. Brillian has agreed to cause to be maintained charter and bylaw provisions with respect to indemnification and advancement of expenses that are at least as favorable to the intended beneficiaries as those contained in the charter and bylaws of Syntax as in effect on the date the merger agreement was signed and for a period of six years after the merger.
Stock Options
      At the effective time of the merger, each outstanding option to purchase shares of Syntax common stock will be assumed by Brillian and will thereafter constitute an option to acquire the number (rounded down to the nearest whole number) of shares of Brillian common stock determined by multiplying the number of shares of Syntax common stock subject to the option immediately prior to the effective time of the merger by 1.6196. The per share exercise price for the Brillian common stock issuable upon conversion of these Syntax options will be equal to the quotient determined by dividing the exercise price per share of Syntax common stock that otherwise could have been purchased under the Syntax stock option by 1.6196 (rounded up to the nearest whole cent). Each of these options will otherwise be subject to the same terms and conditions as were in effect immediately prior to the effective time of the merger.

Transfers under Rule 144
      The issuance of Brillian common stock in connection with the merger will increase the number of shares of outstanding Brillian common stock and is expected to result in greater share trading volume, which will affect the Rule 144 volume limitations that apply to affiliates of the combined company and former affiliates of Syntax. This increase in the number of shares of outstanding Brillian common stock may help facilitate broader transfers of shares by affiliates.
Approval of The Nasdaq Stock Market of Brillian Common Stock to be Issued in the Merger
      It is a condition to the completion of the merger that the shares of Brillian common stock to be issued in the merger be approved for quotation on The Nasdaq Stock Market.

THE MERGER AGREEMENT
      This section of this joint proxy statement/ prospectus is a summary of the material terms of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this joint proxy statement/ prospectus. The following description does not purport to be complete and is qualified in its entirety by reference to the merger agreement. You should refer to the full text of the merger agreement for details of the merger and the terms and conditions of the merger agreement.
General
      The merger agreement provides that BRMC Corporation, a newly formed, wholly owned subsidiary of Brillian, will merge with and into Syntax. Syntax will survive the merger as a wholly owned subsidiary of Brillian, and shareholders of Syntax will become stockholders of Brillian.
      The closing of the transactions contemplated by the merger agreement will occur promptly after the last of the conditions to the merger have been satisfied or waived, or at another time as Brillian and Syntax agree. Contemporaneously with or as soon as practicable after that time, Brillian and Syntax will file an agreement of merger with the Secretary of State of the state of California. The merger will become effective upon the filing of this agreement or at another time as Brillian and Syntax agree. Brillian and Syntax currently expect that the completion of the merger will take place in the fourth calendar quarter of 2005. However, because the merger is subject to governmental and stockholder approvals and other customary conditions, Brillian and Syntax cannot predict exactly when the merger will occur.
Representations and Warranties
      The merger agreement contains representations and warranties that Brillian and Syntax made to each other as of specified dates. The representations and warranties are qualified by information in confidential disclosure schedules that were exchanged in connection with signing the merger agreement. While Brillian does not believe that they contain information securities laws require us to publicly disclose other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies, and creates exceptions to the representations and warranties set forth in the merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, because they are modified in important part by the underlying disclosure schedules. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in Brillian’s public disclosures.
      Each of Brillian and Syntax has made various representations and warranties to the other in the merger agreement, including the following:

•	its due incorporation, valid existence, good standing, and qualification to do business;

•	its corporate power and authority to own, operate, and lease its properties and to conduct its business;

•	its corporate power and authority to enter into and perform its obligations under the merger agreement;

•	authorization by its board of directors to execute, deliver, and perform the merger agreement;

•	the due execution and delivery of the merger agreement and its binding effect on it;

•	the number of shares of its authorized and outstanding capital stock;

•	the due authorization, valid issuance, and nonassessability of its capital stock;

•	the outstanding options, warrants, and other rights to purchase shares of its capital stock;

•	information regarding any of its subsidiaries;

•	its financial statements have been prepared in accordance with generally accepted accounting principles, which were applied on the consistent basis, and fairly present, in all material respects, its financial position, results of operations, and changes in financial position;

•	the absence of any material adverse change in its business;

•	the title to its assets and properties;

•	the condition of its assets and properties;

•	the status of any material actions or proceedings against it;

•	the possession of licenses and permits necessary to conduct its business;

•	the absence of any material disability or liability resulting from a failure to possess any patent, trademark, trade name, or license;

•	the absence of any violation of any charter provision, bylaw, stockholders’ agreement, loan agreement, lease, contract, law, regulation, order, judgment, or award as a result of the execution, delivery, or performance of the merger agreement;

•	the filing by it of applicable tax returns and the payment of or reserve for all taxes that may be due;

•	the acquisition by it of accounts receivable in the ordinary course of business, the validity thereof, and the absence of known defenses, setoffs, or counterclaims;

•	the existence of any material plans or contracts providing for compensation, agreements with labor unions, leases or other contracts with respect to real or personal property, employment agreements, material contracts for the purchase of goods or services, loan agreements, promissory notes, or license agreements;

•	its compliance with requirements of federal, state, and local law and requirements of governmental bodies and agencies having jurisdiction over it, the conduct of its business, the use of its assets and properties, and the premises occupied by it;

•	the maintenance of insurance coverage on its assets, properties, operations, and personnel;

•	the accuracy of its minute books; and

•	the accuracy of the statements and information furnished by it to the other.
Covenants
      Brillian and Syntax have each made certain covenants to the other to be operative during the period between the execution of the merger agreement and the completion of the merger unless the other agrees in writing. These covenants include the following:

•	the preservation of its business organization, goodwill, and advantageous relationships;

•	the maintenance of its licenses, patents, trademarks, and copyrights;

•	the maintenance of its insurance coverage;

•	the operation of its business in the usual, regular, and ordinary course and manner, including refraining from encumbering or mortgaging assets or properties, incurring any obligations, purchasing or selling any material assets or properties, entering into contracts or commitments outside the ordinary course of business, or acquiring any stock or equity interest in any company;

•	the maintenance of its books and records in the usual, regular, and ordinary manner;

•	its compliance with all applicable laws;

•	the avoidance by it of any amendment to its charter documents or bylaws, any change in its capital stock by reclassification, subdivision, reorganization, or otherwise, any merger or consolidation transaction, or any change in the character of its business;

•	the avoidance of entering into employment agreements, increasing compensation to management personnel other than in accordance with normal and customary practice, or introducing or changing any pension, profit sharing, or other employee benefit arrangement;

•	the avoidance of dividend payments or other distributions to shareholders; any split, combination, or reclassification of its capital stock; or any repurchase, redemption, or acquisition of its capital stock;

•	the obtaining of all necessary consents and approvals of governmental agencies and other persons to the performance by it of its obligations under the merger agreement; and

•	the making of all filings, applications, statements, and reports to all foreign, federal, state, local, and other governmental agencies or entities under any statute, rule, or regulation in connection with the transactions contemplated by the merger agreement.
No Solicitation
      In the merger agreement, Brillian and Syntax have each agreed that, except in certain circumstances described below, it will not directly or indirectly permit or authorize any of its officers, directors, employees, or representatives (including any investment banker, financial advisor, attorney, or accountant retained by it or any of its subsidiaries) to, directly or indirectly, do the following:

•	solicit, initiate, or knowingly encourage (including by way of furnishing non-public information or assistance) or knowingly take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, a competing acquisition proposal; or

•	participate in any discussion or negotiations regarding a competing acquisition proposal.
      Despite the foregoing, if the board of directors of Brillian or Syntax, as the case may be, determines in good faith, following consultation with its legal counsel, that it is necessary to do so in order for the board of directors to comply with its fiduciary obligations to stockholders, it may do the following in response to an unsolicited acquisition proposal that could reasonably be considered or become a superior acquisition proposal:

•	furnish nonpublic information regarding it and its subsidiaries; and

•	participate in discussions or negotiations regarding such superior proposal.
      The merger agreement prohibits Brillian and Syntax from withdrawing or modifying, or proposing to withdraw or modify, its approval of the merger; approving or recommending, or proposing to approve or recommend, any competing acquisition proposal; or entering into any agreement with respect to a competing merger proposal. In the event, however, that either Brillian or Syntax receives an unsolicited, written, bona fide acquisition proposal that is not subject to any material contingency relating to financing and its board of directors determines in good faith, after consultation with independent counsel, that it is necessary to do so in order to comply with its fiduciary duties to stockholders under applicable law, such board of directors may withdraw or modify its approval or recommendation of the merger, approve and recommend the superior acquisition proposal, cause an agreement to be entered into with respect to the superior acquisition proposal, or terminate the merger agreement, but only after advising the other that it has received a superior acquisition proposal, specifying the material terms and conditions of the superior acquisition proposal, identifying the party making the superior acquisition proposal, and affording the other a reasonable opportunity to present a counterproposal.
      In the event that the board of directors of Brillian or Syntax withdraws or modifies, or proposes to withdraw or modify, its position with respect to the merger or approves or recommends, or proposes to approve or recommend, a competing acquisition proposal, that party must pay the other $3.5 million.

      An acquisition proposal with respect to either Brillian or Syntax shall mean any of the following:

•	any direct or indirect acquisition or purchase of 20% or more of its assets or 20% or more of any class of its equity securities or those of its subsidiaries;

•	any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of its equity securities or those of any of its subsidiaries;

•	any merger, consolidation, business combination, sale of all or substantially all of its assets, recapitalization, liquidation, dissolution, or similar transaction involving it or its subsidiaries other than the merger; or

•	any other transaction, the consummation of which could reasonably be expected to impede, interfere with, prevent, or materially delay the merger or which could reasonably be expected to dilute materially the benefits of the other transactions contemplated by the merger agreement.
      A “superior proposal” means, with respect to Brillian or Syntax, an acquisition proposal on terms that the board of directors of Brillian or Syntax, as the case may be, determines in its good faith judgment to be more favorable from a financial point of view to the stockholders of such company than the terms of the merger.
Conditions to the Completion of the Merger
      Each party’s obligation to effect the merger is subject to the satisfaction or waiver of various conditions, which include the following:

•	the representations and warranties of the other set forth in the merger agreement being true and correct in all material respects on the date on which made and on the effective date of the merger;

•	the other party to the merger agreement, in all material respects, having performed all obligations and agreements and complied with all covenants and conditions contained in the merger agreement required to be performed and complied with by it on or before the date on which the transactions contemplated by the merger agreement are to be completed;

•	holders of shares of Brillian common stock representing a majority of the votes present and entitled to vote at the Brillian special meeting at which a quorum is present having approved the issuance of Brillian common stock in connection with the merger;

•	holders of shares of Syntax common stock representing a majority of the shares of common stock outstanding and entitled to vote at the Syntax special meeting having voted to approve the merger agreement and the principal terms of the merger;

•	the receipt of certain opinions from legal counsel to the other party;

•	the absence of any material adverse change in the business, properties, or financial condition of the other party;

•	the registration statement on Form S-4, of which this joint proxy statement/ prospectus is a part, having been declared effective by Securities and Exchange Commission under the Securities Act of 1933, as amended;

•	no action or proceedings by any government agency having been instituted or threatened that would enjoin, restrain, or prohibit or might result in substantial damages with respect to the merger such that it would, in the reasonable judgment of Brillian or Syntax, make it inadvisable to consummate the merger;

•	no court order having been entered in any action or proceedings instituted by another party that enjoins, restrains, or prohibits the consummation of the merger;

•	the shares of Brillian common stock to be issued in the merger having been approved for quotation on The Nasdaq Stock Market; and

•	the execution of voting and lock-up agreements, stockholder voting agreements, and employment agreements by certain persons.
      In addition, the obligations of Brillian to complete the merger depend on dissenters’ rights being effectively preserved for less than 5% of Syntax’s common stock, and the obligations of Syntax to complete the merger depend on Brillian manufacturing light engines at a designated rate and the receipt of a favorable tax opinion.
Meetings of Stockholders
      Brillian is obligated under the merger agreement to hold and convene a meeting of Brillian stockholders for purposes of considering the issuance of shares of Brillian common stock in the merger.
      Syntax is obligated under the merger agreement to hold and convene a meeting of Syntax shareholders for purposes of considering the approval of the merger agreement and approval of the merger.
Registration Statement
      Brillian has agreed to file a registration statement promptly with respect to the shares of Brillian common stock issuable in the merger.
Termination
      The merger agreement may be terminated as set forth below at any time before the completion of the merger, whether before or after the approvals have been obtained at the Brillian meeting of stockholders and the Syntax meeting of shareholders:

•	by mutual agreement of the board of directors of Brillian and Syntax;

•	by Brillian or Syntax, if the merger has not been completed by November 30, 2005 for any reason other than unavailability of Syntax’s financial statements;

•	by Brillian or Syntax if any of the conditions precedent to its obligations to consummate the merger shall have not been satisfied, complied with, or performed and it has not waived such failure of satisfaction, noncompliance, or nonperformance; and

•	by Brillian or Syntax if there shall have been instituted and be pending or threatened any legal proceedings before any court or governmental agency seeking to restrain or prohibit or to obtain damages in respect of the merger agreement or the consummation of the merger, or if any order restraining or prohibiting the merger shall have been issued by any court or governmental agency shall be in effect.
Termination Fee
      In the event the merger is abandoned as a result of a material breach of the representations or warranties of Brillian or Syntax or the failure by Brillian or Syntax to comply with any of its agreements or covenants, that party is required to pay the other the sum of $3.5 million as liquidated damages.
Indemnification and Insurance
      Brillian has agreed to cause to be maintained in effect provisions of the articles of incorporation and bylaws of Syntax with respect to indemnification of the officers and directors of Syntax as of July 12, 2005 for a period of six years after the effective date of the merger for their acts and omissions as directors and officers occurring prior to the effective time of the merger.

      For six years from the effective time of the merger, Brillian has agreed to maintain for the benefit of the directors and officers of Syntax as of July 12, 2005 an insurance and indemnification policy that provides coverage for acts or omissions occurring prior to the effective time of the merger covering each person covered by the officers’ and directors’ liability insurance policies as of July 12, 2005 of Syntax on terms with respect to coverage and in amounts no less favorable than those of the policies of Syntax in effect as of July 12, 2005. However, Brillian is not required to pay an annual premium for such insurance in excess of 200% of the last annual premium paid by Syntax prior to July 12, 2005.
Amendment
      Subject to applicable law, the merger agreement may be amended by the parties at any time, except that after the merger agreement and the principal terms of the merger have been approved by shareholders, no amendment that by any applicable legal requirement requires further approval of shareholders shall be made without such further approval.
Expenses
      Brillian and Syntax have each agreed to pay its own fees and expenses incident to the negotiation, preparation, and execution of the merger agreement and the obtaining of the necessary approvals thereof, including the fees and expenses of its legal counsel, accountants, investment bankers, and other experts and to each share 50% of the costs and expenses of printing this joint proxy statement/ prospectus and the related proxy forms, notices, and letters.
Operations After the Merger
      Following the merger, Syntax will continue its operations as a wholly owned subsidiary of Brillian. The shareholders of Syntax will become stockholders of Brillian, and their rights as stockholders will be governed by the Brillian certificate of incorporation, the Brillian bylaws, and the laws of the state of Delaware. See “Comparison of the Rights of Holders of Brillian Common Stock and Syntax Common Stock”.
Corporate Name Change
      Brillian will change its corporate name to “Syntax–Brillian Corporation” upon the completion of the merger.

AGREEMENTS RELATED TO THE MERGER
Voting Agreements
      As a condition to Brillian’s entering into the merger agreement, shareholders owing an aggregate of 51.3% of the outstanding Syntax common stock entered into voting agreements with Brillian pursuant to which, among other things, each of these shareholders agreed to vote all of his or her shares of Syntax common stock in favor of the approval of the merger agreement and the principal terms of the merger.
      Pursuant to these voting agreements, the shareholders also have agreed not to transfer the Syntax common stock or options owned, controlled, or acquired, either directly or indirectly, by them or their voting rights with respect to such shares until the earlier of the termination of the merger agreement or the completion of the merger, with the exception that the shareholders may transfer such shares to certain persons provided that such persons agree in writing to be bound by the terms and provisions of the voting agreement.
      These voting agreements will terminate upon the earlier to occur of (1) the valid termination of the merger agreement, (2) the completion of the merger, or (3) the mutual consent of Brillian and the shareholder.
Stockholders’ Voting Agreement
      Vincent F. Sollitto, Jr., Wayne A. Pratt, and shareholders of Syntax owning a total of 51.3% of Syntax common stock have entered into a Stockholders’ Voting Agreement with Brillian dated as of July 12, 2005. Under the agreement, the signing stockholders have agreed to vote their shares of Brillian common stock for a period of five years after the merger for the following individuals as directors of Brillian: Vincent F. Sollitto, Jr., the President and Chief Executive Officer of Brillian; James Li, the President and Chief Executive Officer of Syntax; Thomas Chow, Chief Financial Officer of Syntax; Christopher Liu, an officer and director of Taiwan Kolin Co. Ltd.; and five mutually satisfactory independent directors. No selection of independent directors has yet been made. The signing stockholders have also agreed to vote their shares of Brillian common stock in favor of the financing transactions described in this joint proxy statement/ prospectus.
Employment Agreements
      Brillian has entered into two-year employment agreements as set forth below with various current officers of Brillian and Syntax to take effect upon the completion of the merger.

Name	Position	Annual Salary

Vincent F. Sollitto, Jr.	Chairman and Chief Executive Officer	$275,000
James Li	President and Chief Operating Officer	$240,000
Wayne A. Pratt	Chief Financial Officer	$220,000
Thomas Chow	Chief Procurement Officer	$220,000
Michael Chan	Executive Vice President — LCD Operations	$220,000
Robert L. Melcher	Chief Technology Officer	$210,000
      Each executive also will be eligible to receive a bonus or other incentive compensation as may be determined by the board of directors or a compensation committee of the board of directors based on such factors as the board or committee, in its sole judgment, may deem relevant, including the performance of the executive or the combined company after the merger. In addition, each employment agreement provides for the payment by Brillian for coverage for the executive and the executive’s dependent family members under all health, hospitalization, dental, life, and other insurance plans that Brillian may have in effect from time to time for its executives as well as providing the executive with other executive perquisites as may be available to or deemed appropriate for the executive by the board of directors or the compensation committee of the board and participation in all other company-wide employee benefits as are available to executives from time to time, including any plans, programs, or arrangements relating to retirement, deferred compensation, profit sharing, 401(k), and employee stock ownership. The agreement contains provisions that prohibit the executive from competing with Brillian or soliciting Brillian’s personnel or employees during his employment and for a period of two years following the termination of his employment with Brillian.
      Each employment agreement provides that either Brillian or the executive may terminate the executive’s employment at any time. If Brillian unilaterally terminates the executive’s employment without cause, or the executive terminates his employment for good reason (as set forth in the agreement), the executive will receive his base salary for a period of two years after such termination, as well as continued insurance coverage for two years, and accrued but unpaid benefits relating to vacations and other executive perquisites through the executive’s last day of employment. If Brillian terminates the employment for cause as a result of certain acts committed by the executive (as set forth in the agreement) or the executive terminates the employment without good reason, the executive will receive no further compensation under the employment agreement.
      In the event of a change of control of Brillian, the executive may, at his option and upon written notice to Brillian at any time within 12 months thereafter, terminate his employment, unless the change in control has been specifically approved by the board of directors and the provisions of the employment agreement remain in full force and effect and the executive suffers no reduction in his status, duties, authority, and compensation following the change of control. If the executive terminates his employment due to a change of control not approved by the board of directors or following which the employment agreement does not remain in full force and effect or his status, duties, authority, or compensation have been reduced, he will receive his base salary for a period of two years after such termination, as well as any fringe benefits being received by him at the date of termination.
Loan by Syntax to Brillian
      Brillian and Syntax have entered into a loan agreement providing for Syntax to lend Brillian a total of $3.0 million, with draws of $1.0 million each on August 31, 2005, September 30, 2005, and October 31, 2005. The loan is to provide funds for working capital and to fund the development of Brillian’s light engine. The loan has a three year maturity and bears interest at a rate of 7% per annum. Brillian has the right, at its option, to pay interest in cash or its common stock. Syntax will receive warrants to purchase 50,000 shares of Brillian common stock at a price per share equal to the daily volume weighted average price of Brillian common stock as quoted on the Nasdaq National Market on the date the warrants are issued (or the nearest preceding date) plus $0.13. If Brillian common stock is not then listed or quoted on the Nasdaq National Market or other market or exchange, then the exercise price per share will be the volume weighted average price of Brillian common stock on the OTC Bulletin Board or the most recent bid price per share of the common stock as reported in the “Pink Sheets” published by the Pink Sheets, LLC, as applicable, plus $0.13. If the Brillian common stock is not listed or quoted on the OTC Bulletin Board or reported in the Pink Sheets, then the exercise price per share will be the fair market value of Brillian common stock as determined by an independent appraiser selected in good faith by Syntax and reasonably acceptable to the Company, plus $0.13. for each $1.0 million of the loan. The loan will be secured by all Brillian’s assets except for accounts receivable. The loan is subordinated to outstanding debt as of August 1, 2005.
Establishment of an Escrow Fund
      The merger agreement requires that a total of 10% of the shares of Brillian common stock issued in the merger be placed in an escrow fund. The escrow fund will be held by U.S. Bank National Association as escrow agent. The shares will be held in the escrow fund for a period of 12 months provided that cash may be substituted for the shares held in the escrow fund based on the closing price of the replaced shares on the effective date of the merger. The escrow fund will serve as the source of reimbursement for any damages, losses, costs, and expenses that Brillian may suffer resulting from (1) the inaccuracy of any of the representations or warranties of Syntax in the merger agreement or related documents, or (2) the failure by Syntax to comply with or breach by Syntax of any of the covenants or agreements contained in the merger agreement or related documents. No claims for indemnification can be made under the escrow agreement until the indemnity obligation exceeds $3 million, with the first $1.0 million thereof being a deductible.
Affiliate Agreements
      Brillian is obtaining agreements from the directors, officers, and principal shareholders of Syntax, all of whom may be deemed to be affiliates of Syntax within the meaning of Rule 144 under the Securities Act of 1933, as amended, which will provide that any Brillian common stock received by them in the merger would be sold only (1) pursuant to an effective registration statement, (2) in conformity with Rule 144 under the Securities Act of 1933, as amended, or (3) pursuant to an opinion of counsel that the Brillian common stock may otherwise be sold. The affiliates will acknowledge that Brillian is under no obligation to register such stock for resale or to take any other action necessary in order to make an exemption from registration available. In addition, the affiliates will acknowledge that the certificates evidencing their Brillian common stock would bear a restrictive legend and that Brillian’s transfer agent would be notified as to the restrictions on the sale of such stock.
COMPARISON OF RIGHTS OF HOLDERS OF BRILLIAN
COMMON STOCK AND SYNTAX COMMON STOCK
      The rights of Brillian stockholders are currently governed by the Delaware General Corporation Law, or DGCL, and by Brillian’s certificate of incorporation and bylaws. Syntax’s articles of incorporation and bylaws and the California Corporations Code, or CCC, currently govern the rights of shareholders of Syntax. After the completion of the merger, Syntax shareholders will become stockholders of Brillian. As a result, former Syntax shareholders’ rights will be governed by Brillian’s certificate of incorporation and bylaws and the DGCL.
      This section summarizes the material differences between the rights of holders of Brillian common stock and the rights of holders of Syntax common stock. This summary may not contain all of the information that is important to both Brillian stockholders and Syntax shareholders, and is not a complete comparison of the certificate of incorporation and bylaws of Brillian and the DGCL and the articles of incorporation and bylaws of Syntax and the CCC. Brillian and Syntax shareholders should read carefully this entire document, the certificate/articles of incorporation and bylaws of Brillian and Syntax, and the relevant provisions of the DGCL and the CCC for a more complete understanding of the differences between Brillian common stock and Syntax common stock.
Authorized Capital Stock
      The authorized capital stock of Brillian consists of 60,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.
      The authorized capital stock of Syntax consists of 50,000,000 shares of stock, no stated par value per share.
Number and Election of Directors
      Brillian’s certificate of incorporation and bylaws provide that the number of directors shall be not less than one nor more than 15 members with the exact number to be fixed exclusively by resolution of the board of directors. Brillian’s certificate of incorporation also provides that any amendment to the bylaws to change the number of directors requires the approval of the holders of at least 66 2/3% of Brillian shares entitled to vote generally in an election of directors. Brillian’s bylaws do not provide for cumulative voting for the election of directors at meetings of stockholders.

      Syntax’s bylaws provide that the board of directors shall consist of seven directors. The number of directors may be changed by amendment to the bylaws duly adopted by the board and approved by the affirmative vote of a majority of the outstanding shares of Syntax. Syntax’s bylaws allow for cumulative voting for the election of directors at meetings of shareholders if the candidate’s name has been placed in nomination prior to voting and the shareholder has given prior notice of intent to cumulate votes.
Removal of Directors
      Brillian’s certificate of incorporation and bylaws provide that stockholders may remove any director or the entire board of directors with cause upon an affirmative vote of the holders of at least 66 2/3% of shares entitled to vote generally in an election of directors.
      Syntax’s bylaws provide that shareholders may remove the board of directors or any individual director at any time without cause by an affirmative vote of the holders of a majority of the then-outstanding shares entitled to vote on such removal. However, unless the entire board of directors is removed, no director may be removed if (1) the number of votes cast against such director would be sufficient to elect such director if voted cumulatively at an election at which the same total number of votes cast were cast, and (2) the number of directors authorized at the time of such director’s most recent election were then being elected.
Filling Vacancies on the Board of Directors
      Brillian’s certificate of incorporation provides that any vacancy or any new directorship resulting from an increase in the number of directors shall be filled by an affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board of directors, or by the sole remaining director.
      Syntax’s bylaws provide that any vacancy created other than by removal shall be filled by either the affirmative vote of a majority of the remaining directors then in office, or, if the number of directors in office is less than a quorum, by (1) unanimous written consent of the directors then in office, (2) the affirmative vote of a majority of directors then in office pursuant to notices or waivers of notice, or (3) a sole remaining director. Vacancies created by removal pursuant to court order or shareholder consent or vote may only be filled either by an affirmative vote of a majority of the shares represented and voting at a duly held meeting or by unanimous written consent of all shares entitled to vote thereon. Syntax’s bylaws provide that any vacancy that was not created by removal and that has not been filled by the board of directors may be filled by the written consent of a majority of the then-outstanding shares of voting stock.
Special Meetings of Stockholders
      Brillian’s bylaws provide that a special meeting of stockholders may be convened at any time by a majority of the board of directors of Brillian, the chairman of the board of directors, or the chief executive officer of Brillian.
      The Syntax bylaws provide that a special meeting of shareholders may be convened at any time by the board of directors, the chairman of the board of directors of Syntax, the president of Syntax, or upon request of the holders of at least 10% of the votes entitled to be cast at that meeting.
Advance Notice and Adjournment Provisions for Meetings of Stockholders
      Brillian’s bylaws require notice of meetings to be sent at least 10 days but not more than 60 days prior to the date of the meeting. Brillian’s bylaws and the DGCL allow any meeting of stockholders to be adjourned by the vote of a majority of the shares represented at the meeting, excluding abstentions. If the adjournment is for more than 30 days, then new notice shall be sent to stockholders of record.
      Syntax’s bylaws require notice of meetings to be sent not less than 10 days and not more than 60 days prior to the date of the meeting of shareholders. The CCC provides that a meeting of shareholders may be adjourned only by the vote of a majority of the shares represented at the meeting. If the adjournment is for more than 45 days, then new notice shall be sent to shareholders of record.
Action by Written Consent of the Stockholders
      Brillian’s bylaws prohibit action by written consent of the stockholders.
      Syntax’s bylaws allow for any action that may be taken at any annual or special meeting of shareholders to be taken without a meeting and without prior notice if a consent in writing shall be signed by holders of not less than the minimum number of votes necessary to authorize or take such action at a meeting. If approval is by less than unanimous written consent, the secretary of Syntax shall provide prompt notice to those shareholders who have not consented in writing. Directors may not be elected by written consent except by unanimous written consent of the shareholders entitled to vote for the election of directors.
Record Dates for Adjourned Meetings and Actions by Written Consent of Stockholders
      Brillian’s bylaws provide that the board of directors shall fix a new record date for a meeting that is adjourned for more than 30 days from the date of the original meeting. Brillian’s bylaws do not allow for stockholder actions by written consent and therefore do not provide a determination of the record date for stockholders entitled to give consent in writing without a meeting where the board of directors does not so fix a record date.
      Syntax’s bylaws provide that the board of directors shall fix a new record date for a meeting that is adjourned for more than 45 days from the date of the original meeting. Syntax’s bylaws provide that the record date for determining shareholders entitled to give consent in writing without a meeting shall be either (1) when no prior action by the board of directors has been taken, the day on which the first consent is given, or (2) when prior action by the board of directors has been taken, the later of either the day the board of directors adopts the resolution relating thereto or the 60th day prior to the date of such other action.
Advance Notice Provisions for Board Nominations and Other Stockholder Business
      Brillian’s bylaws establish an advance notice procedure for stockholder proposals to be brought before any annual or special meeting of stockholders and for nominations by stockholders of candidates for election as directors at an annual meeting or a special meeting at which directors are to be elected. Subject to any other applicable requirements, including, without limitation, Rule 14a-8 under the Exchange Act, only such business may be conducted at a meeting of stockholders as has been brought before the meeting by, or at the direction of, the board of directors, or by a stockholder who has given the Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Only persons who are nominated by, or at the direction of, the board of directors, or who are nominated by a stockholder that has given timely written notice, in proper form, to the Secretary prior to a meeting at which directors are to be elected, will be eligible for election as directors.
      To be timely, notice of nominations or other business to be brought before any meeting must be delivered to the Secretary not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year; provided, however, that if the annual meeting is not scheduled to be held within a period that commences 30 days before and ends 30 days after such anniversary date, such advance notice shall be given by the later of (1) the close of business on the date 90 days prior to the date of the annual meeting, or (2) the close of business on the tenth day following the date that the meeting date is first publicly announced or disclosed.
      Any Brillian stockholder that gives notice of a proposal must provide the text of the proposal to be presented, a brief written statement of the reasons why the stockholder favors the proposal, the stockholder’s name and address, the number and class of all shares of each class of Brillian stock owned, any material interest the stockholder may have in the proposal, other than as a stockholder of Brillian, and, in the case of any person that holds stock through a nominee or “street name” holder of record of such stock, evidence establishing such person’s indirect ownership of Brillian stock and entitlement to vote on the matter proposed at the meeting.
      The notice of any nomination for election as a director must set forth all of the following information:

•	the name of the nominee;

•	the number and class of all shares of each class of Brillian stock beneficially owned by the nominee;

•	the information regarding the nominee required by paragraphs (a), (e), and (f) of Item 401 of Regulation S-K adopted by the SEC;

•	the signed consent of each nominee to serve as a director if elected;

•	the nominating stockholder’s name and address;

•	the number and class of shares of Brillian stock owned by such nominating stockholder; and

•	in the case of any person that holds Brillian stock through a nominee or “street name” holder of record of such stock, evidence establishing such person’s indirect ownership of Brillian stock and entitlement to vote on the matter proposed at the meeting.
      Syntax’s bylaws and the CCC are silent on both (1) the requirements for proper notice of any nomination for the election of a director or other business brought before an annual meeting, and (2) the timing requirements for such notice.
Stockholder Rights Plans
      Brillian has adopted a stockholder rights plan that provides its stockholders with the right to purchase preferred stock as a defensive measure in connection with a potential acquisition. See “Information Regarding Brillian — Description of Capital Stock — Stockholder Rights Plan”. The stockholder rights plan was amended so that the proposed merger would have no effect under the plan. Specifically, the stockholder rights plan was amended to provide that Syntax shareholders will not be considered “acquiring persons” as defined in the stockholder rights plan and that the merger with Syntax will not trigger a “distribution date” as defined in the stockholder rights plan.
      Syntax has not adopted a shareholder rights plan.
Amendment of Bylaws
      Brillian’s certificate of incorporation provides that only the Brillian board of directors or the holders of at least 66 2/3% of shares entitled to vote at an annual or special meeting of stockholders have the power to adopt, amend, or repeal the bylaws.
      Syntax’s bylaws may be adopted, amended, or repealed by either the board of directors or by a majority of the outstanding shares of Syntax stock, provided that any change in the number of directors requires the approval of a majority of the outstanding shares of Syntax stock.
Indemnification of Directors and Officers
      Brillian’s certificate of incorporation provides that the liability of its directors shall be eliminated to the fullest extent permitted by the DGCL other than liability arising from breaches of loyalty, acts or omissions not in good faith, intentional misconduct, or a knowing violation of the law. Brillian’s bylaws provide that Brillian shall indemnify its directors and officers to the fullest extent permitted by the DGCL. Brillian’s bylaws provide that Brillian shall pay any expenses incurred in defending any indemnified action, in advance, upon receipt of an undertaking by or on behalf of the indemnified party to repay such amount if it shall ultimately be determined that the indemnified party is not entitled to indemnification.
      Syntax’s articles of incorporation and bylaws are silent on indemnification of Syntax’s directors and officers. The CCC provides that Syntax has the power to indemnify its directors and its officers, employees, and agents to the fullest extent permitted by the CCC.

RIGHTS OF DISSENTING SYNTAX SHAREHOLDERS
      Shareholders of Syntax may be entitled to certain dissenters’ appraisal rights if they perfect their rights in accordance with Chapter 13 of the California Corporations Code. Relevant excerpts of Chapter 13 are included as Annex C to this joint proxy statement/ prospectus. If you are a Syntax shareholder and wish to exercise dissenters’ rights, you must strictly follow the procedures set forth in Chapter 13 of the California Corporations Code in order to exercise your dissenters’ rights.
      The following discussion is not a complete statement of the law relating to dissenters’ rights and is qualified in its entirety by reference to Annex C. This discussion and Annex C should be reviewed carefully by any Syntax shareholder who wishes to exercise dissenters’ rights or who wishes to preserve the right to do so, since failure to comply with the procedures prescribed in Chapter 13 will result in the loss of dissenters’ rights under Chapter 13. Holders of options to purchase Syntax shares will not be entitled to dissenters’ rights in connection with the merger by virtue of holding options. Syntax shareholders who have entered into voting agreements have waived such statutory appraisal rights. We advise any Syntax shareholder considering exercising dissenters’ rights to consult legal counsel.
      In order to exercise dissenters’ appraisal rights under Chapter 13, a Syntax shareholder must be entitled to vote on the proposal to approve the merger, or be a transferee of record of shares held by such a shareholder. Under Chapter 13, appraisal rights can only be exercised with respect to shares of Syntax stock that are outstanding on the record date for the determination of Syntax shareholders entitled to vote on the merger.
      If the merger is consummated, those shareholders of Syntax who elect to exercise their dissenters’ rights and who in a timely and proper fashion perfect such rights will be entitled to receive the “fair market value” of their shares in cash. “Fair market value” would be determined as of July 12, 2005, the trading day before the first announcement of the terms of the merger, and therefore would not include any appreciation or depreciation caused by the merger.
      In order to qualify for dissenters’ rights, a Syntax shareholder must not vote in favor of the merger and must make a written demand on Syntax within 30 days after Syntax mails to shareholders the notice of approval of the merger. Abstentions and broker non-votes will not be considered votes in favor of the merger and the affected shareholders may still perfect dissenter’s rights. A vote not in favor of the merger without written demand will not be sufficient to satisfy the notice requirement under Chapter 13 necessary to protect dissenters’ rights.
      If the merger is approved, within 10 days after the Syntax special meeting, Syntax will mail to any shareholder who did not vote for the merger a notice that the required shareholder approval of the merger was obtained. This notice of approval will state the price determined by Syntax to represent the “fair market value” of any dissenting shares and a brief description of the procedures to be followed by dissenting shareholders who wish to pursue further their statutory rights. The statements in the notice of approval will constitute an offer by Syntax to purchase from its shareholders any dissenting shares at the price stated, but only if the merger is consummated. However, the determination by Syntax of fair market value is not binding on its shareholders. The dissenting shareholder must deliver his or her share certificate for receipt by Syntax within 30 days after the date on which the notice of approval was mailed to the shareholder. Syntax will stamp or endorse the certificate with a statement that the shares are dissenting shares and return it to the dissenting shareholder.
      If the shareholder and Syntax agree that the shares of Syntax stock as to which the shareholder is seeking appraisal rights are dissenting shares, and also agree upon the price to be paid to purchase the shares, then the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments under Chapter 13 from the date of the merger agreement. Any agreements fixing the fair market value of any dissenting shares between Syntax and any dissenting shareholder must be filed with the president of Syntax.
      A Syntax shareholder who does not accept Syntax’s determination of fair market value must send a written demand to Syntax at 20480 E. Business Parkway, City of Industry, California 91789, Attention:

President. A written demand for appraisal must reasonably inform Syntax of the identity of the shareholder of record making the demand and that the shareholder intends to demand appraisal of the shareholder’s shares. A demand for appraisal should be executed by or for the Syntax shareholder of record, fully and correctly, as that shareholder’s name appears on the shareholder’s stock certificate. If the Syntax shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed by the fiduciary. The written demand must state the number and class of shares held of record by such shareholder which the shareholder demands that Syntax purchase for cash, and it must contain a statement of the amount which the shareholder claims to be the fair market value of the dissenting shares as of the day before announcement of the proposed merger. That statement will constitute an offer by the shareholder to sell his or her dissenting shares to Syntax at that price.
      If Syntax and a dissenting shareholder do not agree on the other’s proposed purchase price, the shareholder has the right for six months following the mailing of the notice of approval, but not thereafter, to file a complaint in the California Superior Court requesting the court to determine whether the shareholder’s shares qualify as dissenting shares that are eligible to be repurchased pursuant to the exercise of appraisal rights and the fair market value of such shares. If the court determines that the shareholder’s shares qualify as dissenting shares, the court will then determine the fair market value of dissenting shares, which could be higher or lower than the amount offered by Syntax in the notice of approval or the merger consideration provided for in the merger agreement, and any such determination would be binding on the dissenting shareholder or shareholders involved in the lawsuit and on Syntax. Any party may appeal from the judgment. However, the court action to determine the fair market value of shares will be suspended if litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing the merger. No shareholder who has appraisal rights under Chapter 13 will have any right to attack the validity of the merger except in an action to test whether the number of shares required to authorize the merger has been legally voted in favor of the merger.
      Dissenting Syntax shares may lose their status as such if any of the following events occurs:

•	the merger is abandoned (in which case Syntax must pay on demand to dissenting shareholders who have initiated proceedings in good faith as provided under Chapter 13 all necessary expenses and reasonable attorneys’ fees incurred in such proceedings);

•	the dissenting shares are transferred before being submitted to Syntax for endorsement;

•	the dissenting shareholder withdraws his or her demand with the consent of Syntax; or

•	in the absence of agreement between the dissenting shareholder and Syntax as to the price of his or her shares, the Syntax shareholder fails to file suit or otherwise fails to become a party to such suit within six months following the mailing of the notice of approval.
      The process of dissenting and exercising dissenters’ rights requires strict compliance with technical prerequisites. Syntax shareholders wishing to dissent should consult with their own legal counsel in connection with compliance with Chapter 13 of the California Corporations Code. Any shareholder who fails to comply with any of the requirements of Chapter 13 of the California Corporations Code will forfeit his, her, or its rights to dissent to the merger.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
      On July 12, 2005, Brillian and Syntax entered into the merger agreement for a transaction to be accounted for as a purchase under accounting principles generally accepted in the United States. For a summary of the accounting for the merger, see the accompanying Notes to Unaudited Pro Forma Condensed Combined Balance Sheet.
      Because the Syntax shareholders will own a majority of the shares of the combined company once the merger has been consummated, the historical financial statements of Syntax will become the historical financial statements of the combined company. Syntax uses a fiscal year end of June 30. Therefore, it is appropriate that balance sheet dates and statement of operations periods for the pro forma financial statements be presented based on a June 30 fiscal year end. As such, the information included in the pro forma financial statements for Brillian has been presented using the applicable periods and dates to be comparable to the Syntax information.
      As noted above, the merger will be accounted for using the purchase method of accounting. Accordingly, the pro forma adjustments are based on certain assumptions and estimates regarding the fair value of assets acquired and liabilities assumed and the amount of goodwill that will arise from the merger, and the period over which certain intangible assets recorded in the purchase accounting adjustments will be amortized. The amount of goodwill to be recorded as of the merger date represents the best estimate of the fair value of Brillian on the date the merger was announced, adjusted for the fair value of assets acquired and liabilities assumed based on information available as of the date hereof, as well as all merger and related costs. The actual goodwill arising from the acquisition will be based on the difference between the cost and the fair value of the assets and liabilities on the date the merger is consummated and adjusted for all charges pertaining to the merger. The combined company will engage a third party valuation consultant to assist in the process of determining the fair value of the assets acquired and liabilities assumed. No assurance can be given that actual goodwill will not be more or less than the estimated amount reflected in the pro forma financial statements.
      The unaudited pro forma condensed combined financial information is based on a number of other assumptions and estimates, and is subject to a number of uncertainties, relating to the merger and related matters, including among other things, estimates, assumptions and uncertainties regarding (1) the amount of accruals for direct acquisition costs and the amount of expenses and other costs relating to the merger, (2) as noted above, the actual amount of goodwill that will result from the merger, and (3) the fair values of certain assets and liabilities, which are sensitive to assumptions and market conditions. Accordingly, the unaudited pro forma condensed combined financial information does not purport to be indicative of the actual results of operations or financial condition that would have been achieved had the merger in fact occurred on the dates indicated, nor does it purport to be indicative of the results of operations or financial condition that may be achieved in the future. In addition, the consummation of the merger is subject to satisfaction of a number of conditions, and no assurance can be give that the merger will be consummated on the currently anticipated terms or at all.
      The following unaudited pro forma condensed combined financial statements with respect to Brillian and Syntax include historical financial data based on their historical financial statements included elsewhere in this joint proxy statement/ prospectus. The historical financial statements used for Syntax were its audited year-end June 30, 2004 and its unaudited nine months ended March 31, 2005 financial statements. The historical financial statements used for Brillian were comprised of the summation of the applicable quarterly unaudited financial statements for the fiscal year ended June 30, 2004 and the nine months ended March 31, 2005. Set forth below are the following unaudited pro forma financial statements:

•	the unaudited pro forma condensed combined balance sheet as of March 31, 2005 assuming the merger between Brillian and Syntax occurred as of the balance sheet date presented;

•	the unaudited pro forma condensed combined statement of operations for the nine months ended March 31, 2005, assuming the merger between Brillian and Syntax occurred as of July 1, 2004; and

•	the unaudited pro forma condensed combined statement of operations for the year ended June 30, 2004, assuming the merger between Brillian and Syntax occurred as of July 1, 2003.
      The unaudited pro forma condensed combined financial statements are presented for informational purposes only, are based on certain assumptions that we believe to be reasonable, and do not purport to represent our financial condition nor results of our operations had the merger occurred on or as of the dates noted above or to project results for any future date or period. In the opinion of management, all adjustments have been made that are needed to present fairly the unaudited pro forma condensed combined financial information.
      The unaudited pro forma condensed combined financial information should be read in conjunction with the audited financial statements and unaudited condensed financial statements and related attached notes included elsewhere in this joint proxy statement/ prospectus and the information set forth in both “Information Regarding Brillian — Management’s Discussion and Analysis of Financial Condition and Results of Operations of Brillian” and “Information Regarding Syntax — Management’s Discussion and Analysis of Financial Condition and Results of Operations of Syntax” beginning on pages      and                     , respectively.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of March 31, 2005

	Syntax	Brillian	Adjustments		Pro Forma

	(In thousands)
ASSETS
Current Assets
Cash and cash equivalents	$436	$2,975	—		$3,411
Accounts receivable, net	11,654	785	—		12,439
Inventories	7,545	7,205	—		14,750
Deferred income taxes	1,201	—	—		1,201
Prepaid expenses and other current assets	3,161	198	—		3,359

Total current assets	23,997	11,163	—		35,160
Property and equipment, net	579	5,552	—		6,131
Other assets
Intangible assets, net	—	—	2,000	(b)	2,000
Other assets	127	—	—		127
Investments	424	1,119	—		1,543
Goodwill	—	—	11,121	(c)	11,121

Total assets	$25,127	$17,834	$13,121		$56,082

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$7,515	$3,097	—		$10,612
Accrued rebates payable	1,800	—	—		1,800
Deposits from customers	204	—	—		204
Deferred revenue	1,035	—	—		1,035
Accrued compensation	—	343	—		343
Other accrued liabilities	774	831	—		1,605
Income taxes payable	949	—	—		949
Notes payable	450	—	—		450
Current portion of long-term debt	602	—	—		602
Bank line of credit	7,000	—	—		7,000

Total current liabilities	20,329	4,271	—		24,600
Deferred income taxes	23	—	—		23

Total liabilities	20,352	4,271	—		24,623
Stockholders’ equity
Net investment of Syntax Groups Corporation	4,775	—	(4,775	)(d)	—
Common stock	—	7	34	(f)	41
Additional paid-in capital	—	58,130	(26,712	)(g)	31,418
Deferred compensation	—	(531)	531	(e)	—
Accumulated deficit	—	(44,043)	44,043	(e)	—

Total stockholders’ equity	4,775	13,563	13,121		31,459

Total liabilities and stockholders’ equity	$25,127	$17,834	$13,121		$56,082

Notes to Unaudited Pro Forma Condensed Combined Balance Sheet
      On July 12, 2005, Brillian and Syntax entered into the merger agreement for a transaction to be accounted for as a purchase under accounting principles generally accepted in the United States. Pursuant to this merger agreement, a wholly owned subsidiary of Brillian will be merged with and into Syntax and Brillian will issue approximately 34.3 million shares of its common stock for all of Syntax’s outstanding shares of common stock. For accounting purposes, the merger is considered a reverse acquisition application of the purchase method of accounting by Brillian, under which Syntax is considered to be acquiring Brillian. Accordingly, the purchase price is allocated among the fair values of the assets and liabilities of Brillian, while the historical results of Syntax are reflected in the results of the combined company. The approximately 7.1 million shares of Brillian common stock outstanding at the date of the merger agreement, the outstanding Brillian warrants and options, and the estimated direct acquisition costs are considered as the basis for determining the consideration in the reverse merger transaction. Based on the outstanding shares of Syntax common stock at the date of the merger agreement, each share of Syntax common stock will be exchanged for approximately 1.6196 shares of newly issued Brillian common stock. The final exact exchange ratio cannot be determined at this time because the number of outstanding shares of Brillian and Syntax may change prior to the merger. The ratio at the close of the merger will be determined in a manner such that the fully-diluted shares of Syntax, including outstanding options and warrants, will convert to Brillian shares equal to 70% of the fully-diluted shares, including outstanding options, warrants, and conversion features of convertible debt, of the combined company. Upon consummation of the merger, Syntax shareholders will own 70% of the outstanding shares of the combined company on a fully diluted basis. In addition, each Syntax stock option that is outstanding on the closing date will be converted into Brillian options by multiplying the Syntax options by the same ratio described above. The new exercise price will also be determined by dividing the old exercise price by the same ratio. Each of these options will be subject to the same terms and conditions that were in effect for the related Syntax options. Syntax shareholders will own approximately 35.9 million shares of Brillian common stock, or 70% of the fully diluted capitalization of the combined company, immediately following the merger.
      The unaudited pro forma condensed combined financial statements reflect the merger of Syntax with Brillian as a reverse merger wherein Syntax is deemed to be the acquiring entity from an accounting perspective. Under the purchase method of accounting, Brillian’s approximately 7.1 million outstanding shares of common stock and its in-the-money stock options and warrants were valued using the average closing price for its common stock of $3.01 per share for the four trading days prior to through the four trading days subsequent to the merger transaction announcement date of July 12, 2005. The preliminary estimated consideration is as follows (in thousands):

Brillian shares (approximately 7.1 million shares at $3.01)	$21,398
Incremental shares assumed to be issued upon exercise of in-the-money options and warrants using the treasury stock method (approximately 1.2 million shares at $3.01)	3,736
Estimated transaction costs	1,550

$26,684

The consideration was allocated on a preliminary basis as follows (in thousands):

(a) Brillian historical carrying value of net assets	$13,563
(b) Adjust intangible assets to estimated fair value	2,000
(c) Estimated goodwill	11,121

$26,684

Additional notes regarding pro forma balance sheet adjustments:

(d)	Elimination of net investment of Syntax Groups Corporation.

(e)	Elimination of Brillian’s deferred compensation and accumulated deficit.

(f)	Establishing par value of $.001 on 41.4 million shares of common stock estimated to be outstanding after the merger.

(g)	Establishing fair value of Brillian’s stock on the date of the merger.
The final determination of the purchase price allocation will be based on the fair value of assets acquired and liabilities assumed at the date of the closing of the merger. The purchase price allocation will remain preliminary until Syntax-Brillian is able to finalize its valuation of significant intangible assets acquired and adjust the fair value of the other assets acquired and liabilities assumed. The final determination of the purchase price allocation is expected to be completed as soon as practicable after the date of the closing of the merger. Once the merger is complete, the final amounts allocated to assets and liabilities could differ significantly from the amounts presented in the unaudited pro forma condensed combined balance sheet and related notes. Upon closing of the merger, Syntax-Brillian’s long-lived assets will be subject to a recoverability test under the applicable accounting rules.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Nine-Month Period Ended March 31, 2005

	Syntax	Brillian	Adjustments	Pro Forma

	(In thousands, except per share amounts)
Net Sales	$59,722	$1,934	—	$61,656
Costs and expenses:
Cost of sales	51,823	11,162	300 (a)	63,285
Selling, general, and administrative	7,021	2,474	301 (b)	9,796
Research and development	—	6,106	—	6,106
Impairment charge	—	10,233	—	10,233

Total costs and expenses	58,844	29,975	$601	89,420
Operating income (loss)	878	(28,041)	(601)	(27,764)
Other (income) expense:
Interest, net	162	(112)	—	50
Gain on investment in start-up company	—	(19)	—	(19)

Net income (loss) before income taxes	716	(27,910)	(601)	(27,795)
Income tax expense	(351)	—	—	(351)

Net income (loss)	$365	$(27,910)	$(601)	$(28,146)

Net loss per common share:
Basic and diluted		$(4.01)		$(0.68	)(c)

Weighted average number of common shares:
Basic and diluted		6,952		41,208	(c)

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended June 30, 2004

	Syntax	Brillian	Adjustments	Pro Forma

	(In thousands, except per share amounts)
Net Sales	$30,616	$2,675	$—	$33,291
Costs and expenses:
Cost of sales	28,223	10,048	400 (a)	38,671
Selling, general, and administrative	3,137	4,818	301 (b)	8,256
Research and development	—	8,528	—	8,528

Total costs and expenses	31,360	23,394	701	55,455
Operating loss	(744)	(20,719)	(701)	(22,164)
Other (income) expense:
Interest, net	217	(124)	—	93
Loss on investment in start-up company	—	131	—	131

Net loss before income taxes	(961)	(20,726)	(701)	(22,388)
Income tax benefit	(356)	(1,091)	—	(1,447)

Net loss	$(605)	$(19,635)	$(701)	$(20,941)

Net loss per common share:
Basic and diluted		$(3.53)		$(0.53	)(c)

Weighted average number of common shares:
Basic and diluted		5,559		39,815	(c)

Notes to Unaudited Pro Forma Condensed Combined Statements of Operations
      Reference should be made to the accompanying Notes to Unaudited Pro Forma Condensed Combined Balance Sheet for a summary description of the accounting for the merger.

(a) To record $300,000 for the nine months ended March 31, 2005, and $400,000 for the year ended June 30, 2004 of additional cost of goods sold resulting from the adjustment to Brillian’s intangible assets to fair value as discussed in Note (b) of the Notes to Unaudited Pro Forma Condensed Combined Balance Sheet. We have assumed a 5-year amortizable life for the intangible assets.

(b) To record $301,000 for the nine months ended March 31, 2005 and the year ended June 30, 2004 of additional compensation expense related to 100,000 Brillian restricted stock units that will vest upon change of control.

(c) The weighted average number of common shares used in the calculation of pro forma loss per share includes the addition of approximately 34.3 million shares which will be issuable to Syntax shareholders as contemplated by the merger agreement.

APPROVAL OF FINANCING TRANSACTIONS
Summary
      On April 20, 2005, Brillian sold $2,500,000 aggregate principal amount of its 7% convertible debentures, a 9% senior secured debenture in the amount of $2,000,000, and warrants to purchase an aggregate of 1,742,357 shares of its common stock in private placements exempt from the registration requirements of the Securities Act. Brillian also issued warrants to purchase an aggregate of 64,968 shares of its common stock to the placement agents as compensation for services in connection with the financing. Following the completion of the April 2005 financing, Brillian was advised by The Nasdaq Stock Market, Inc. that the offering did not comply with certain Nasdaq rules. Nasdaq determined that Brillian failed to comply with Nasdaq stockholder approval requirements because the total potential issuance upon conversion of the 7% convertible debentures and exercise of the warrants was greater than 20% of its total shares of common stock outstanding prior to the transaction at a price less than the greater of its book value or market value.
      In July 2005, Brillian amended its 7% convertible debentures and warrants issued in the April 2005 financing to comply with Nasdaq rules. In addition, Brillian completed a new financing in which it sold $5,000,000 aggregate principal amount of its 4% convertible debentures, a 9% senior secured debenture in the principal amount of $2,075,000 for a purchase price of $2,000,000, and warrants to purchase an aggregate of 1,365,570 shares of its common stock in private placements exempt from the registration requirements of the Securities Act. Brillian also agreed to issue warrants to purchase an aggregate of 45,000 shares of its common stock to the placement agents as compensation for services in connection with the financing.
      The terms and conditions of the debentures and warrants issued in Brillian’s 2005 financings require it to obtain stockholder approval prior to issuing shares of its common stock upon conversion of the debentures or exercise of the warrants if the number of shares issued would exceed 19.99% of its outstanding common stock.
      The following describes the material aspects of Brillian’s April 2005 and July 2005 financings. While Brillian believes that the following descriptions summarize the material aspects of the financings, the descriptions may not contain all of the information that is important to stockholders. Copies of any transaction documents referred to in this joint proxy statement/ prospectus are available to stockholders at no charge upon request. Stockholders should address requests for documents to the Secretary of Brillian at the address listed on the first page of this joint proxy statement/ prospectus.
Reasons for Stockholder Approval
      Brillian is requesting stockholders to (1) ratify the issuance and sale of its 7% convertible debentures and warrants to purchase common stock issued in the April 2005 financing, as amended in July 2005, (2) ratify the issuance and sale of its 4% convertible debentures and warrants to purchase common stock issued in the July 2005 financing, and (3) authorize the issuance of shares of Brillian common stock upon conversion of its 7% convertible debentures and its 4% convertible debentures, and upon exercise of the warrants issued in Brillian’s April 2005 and July 2005 financings.
      Brillian common stock is quoted on the Nasdaq National Market and is subject to Nasdaq Marketplace Rules. Nasdaq Marketplace Rule 4350 requires stockholder approval in connection with the issuance of securities other than in a public offering where the securities were issued at a price less than the greater of book or market value which equal 20% or more of the common stock outstanding before the issuance.
      Under the terms of Brillian’s 7% convertible debentures, 4% convertible debentures, and warrants issued in the April 2005 and July 2005 financings, Brillian may be required to issue a number of shares of its common stock in excess of 19.99% of its common stock at the time of such conversion or exercise. Therefore, to comply with Nasdaq Marketplace Rule 4350, Brillian seeks stockholder approval to permit it to issue in excess of 19.99% of its shares of common stock upon conversion of the debentures and exercise of the warrants.
Terms of the April 2005 Financing
      On April 20, 2005, Brillian entered into a securities purchase agreement with Bushido Capital Master Fund LP, Enable Growth Partners LP, Enable Opportunity Partners LP, Gamma Opportunity Capital Partners LP, and SRG Capital LLC, and a separate securities purchase agreement with Regenmacher Holdings Ltd. Pursuant to the terms of these securities purchase agreements, Brillian issued and sold $2,500,000 aggregate principal amount of its 7% convertible debentures, a 9% senior secured debenture in the amount of $2,000,000, and warrants to purchase an aggregate of 1,742,357 shares of its common stock in private placements exempt from the registration requirements of the Securities Act. In addition, Brillian issued warrants to purchase an aggregate of 64,968 shares of its common stock to the placement agents as compensation for services in connection with the financing. The 7% convertible debentures and warrants were amended in July 2005 to require stockholder approval before issuing common stock upon conversion of the debentures or exercise of the warrants if the number of shares issued, when aggregated with any other shares of common stock related to the July 2005 financing, would exceed 19.99% of Brillian’s outstanding common stock. Copies of the transaction documents, including the amended debentures and warrants, were filed with the SEC on two Forms 8-K filed April 26, 2005 and July 18, 2005.
The 7% Convertible Debentures and 9% Senior Secured Debenture
      The 7% convertible debentures have a term of three years and mature on April 20, 2008 and pay interest at the rate of 7% per annum, payable quarterly on March 31, June 30, September 30, and December 31 of each year. Brillian may, in its discretion, elect to pay the interest in cash or in shares of its common stock. The 7% convertible debentures are convertible at any time at the option of the holder into shares of Brillian common stock at a price of $1.57 per share. If, after April 20, 2006, the closing price for Brillian common stock for any 30 consecutive trading days exceeds $3.14, Brillian may, within one trading day after the end of such period, require the holders of the 7% convertible debentures to immediately convert all or part of the then outstanding principal amount of Brillian’s 7% convertible debentures.
      In addition, provided certain conditions are met, Brillian has the option, at any time, to redeem some or all of the outstanding notes. In the event redemption occurs prior to April 20, 2006, the redemption price will be 120% of the principal amount of the 7% convertible debentures then outstanding on the 10th trading day following the date Brillian provides the holders notice of its election to redeem the debentures. In the event redemption occurs after April 20, 2006 but prior to April 20, 2007, the redemption price will be 140%, and if redemption occurs after April 20, 2007 but prior to April 20, 2008, the redemption price will be 160%. Upon the occurrence of certain events of default, the full aggregate principal amount of the 7% convertible debentures, together with interest and other amounts owing, becomes immediately due and payable.
      The 9% senior secured debenture has a term of three years and matures on April 20, 2008 and pays interest at the rate of 9% per annum, payable monthly, in arrears, on the last day of each month beginning on April 20, 2005 and ending on April 20, 2008. Interest on the 9% senior secured debenture is payable only in cash and the debenture is not convertible into Brillian common stock. Upon the occurrence of certain events of default, which include a change in control of Brillian other than the proposed merger with Syntax to which the debenture holder has consented, the full principal amount of the 9% senior secured debenture, together with interest and other amounts owing, becomes immediately due and payable. In connection with the issuance of the 9% senior secured debenture, Brillian entered into a security agreement granting the purchaser a first priority security interest in certain of its property to secure Brillian’s obligations under the debenture.

Warrants
      The purchasers of Brillian’s 7% convertible debentures and Brillian’s 9% senior secured debenture also received warrants to purchase an aggregate of 1,742,357 shares of its common stock. In addition, Brillian issued warrants to purchase an aggregate of 64,968 shares of its common stock to the placement agents as compensation for services in connection with the financing. The warrants have an exercise price, subject to certain adjustments, of $1.57 per share and are exercisable on or after the 181st day from the date of the warrants and on or prior to the fifth anniversary date of the warrants. The warrants may be exercised only for full shares of Brillian common stock, and Brillian will issue cash in lieu of fractional shares of Brillian common stock. The warrants do not grant the holders any voting or other rights of Brillian’s stockholders.
Registration Rights
      In connection with the issuance of the 7% convertible debentures, the 9% senior secured debenture, and the warrants, Brillian entered into a registration rights agreement with the purchasers. The registration rights agreement grants registration rights to holders of shares of Brillian common stock issuable upon conversion of the 7% convertible debentures and upon exercise of warrants, which shares are referred to as the “registrable securities.” Pursuant to the registration rights agreement, Brillian is required to file a registration statement under the Securities Act covering the resale of the registrable securities. Brillian also pays all expenses incurred in connection with the registration described above, except for underwriting discounts and commissions. Brillian filed a registration statement covering these securities in May 2005, and that registration statement has been declared effective by the SEC.
Terms of the July 2005 Financing
      On July 12, 2005, Brillian entered into a securities purchase agreement with Bushido Capital Master Fund LP, Enable Growth Partners LP, Enable Opportunity Partners LP, Gryphon Master Fund L.P., GSSF Master Fund, L.P., and SRG Capital LLC. Pursuant to the terms of this securities purchase agreement, Brillian sold to the purchasers $5,000,000 aggregate principal amount of its 4% convertible debentures and warrants to purchase an aggregate of 950,570 shares of Brillian common stock in a private placement exempt from the registration requirements of the Securities Act. In a separate transaction on July 12, 2005, Brillian sold to Regenmacher Holdings Ltd. a 9% senior secured debenture in the principal amount of $2,075,000 for a purchase price of $2,000,000, and a warrant to purchase 415,000 shares of Brillian common stock on the same terms and conditions as the warrants issued to the purchasers of its 4% convertible debentures. Brillian also agreed to issue warrants to purchase an aggregate of 45,000 shares of its common stock to the placement agents as compensation for services in connection with the financing. Copies of the transaction documents were filed with the SEC on a Form 8-K filed July 18, 2005.
The 4% Convertible Debentures and 9% Senior Secured Debenture
      The 4% convertible debentures have a term of three years and mature on July 12, 2008. Brillian may, in its discretion, elect to pay interest on the debentures in cash or in shares of Brillian common stock, provided that in no event may Brillian issue shares of its common stock that, when aggregated with any other shares of common stock related to this transaction and the April 2005 financing, would exceed 19.99% of Brillian’s outstanding common stock on July 11, 2005 without first obtaining the approval of its stockholders. The debentures pay interest at the rate of 4% per annum, payable quarterly on March 31, June 30, September 30, and December 31 of each year. The debentures are convertible at any time at the option of the holder into shares of Brillian common stock at a price of $2.63 per share. If, after July 12, 2006, the closing price for Brillian common stock for any 30 consecutive trading days exceeds $6.575, Brillian may, within one trading day after the end of such period, require the holders of the debentures to immediately convert all or part of the then outstanding principal amount of their debentures.

      In addition, provided certain conditions are met, Brillian has the option, at any time, to redeem some or all of the outstanding notes. In the event redemption occurs prior to July 12, 2006, the redemption price will be 120% of the principal amount of the notes then outstanding on the 10th trading day following the date Brillian provides the holders notice of its election to redeem the notes. In the event redemption occurs after July 12, 2006 but prior to July 12, 2007, the redemption price will be 140%, and if redemption occurs after July 12, 2007 but prior to July 12, 2008, the redemption price will be 160%.
      Upon the occurrence of certain events of default, the full aggregate principal amount of the debentures, together with interest and other amounts owing, becomes immediately due and payable.
      The 9% senior secured debenture has a term of three years and matures on April 20, 2008. The debenture pays interest at the rate of 9% per annum, payable monthly, in arrears, on the last day of each month beginning on July 31, 2005 and ending on April 20, 2008. Interest on the debenture is payable only in cash and the debenture is not convertible into Brillian common stock. Upon the occurrence of certain events of default, which include certain changes in control of Brillian, the full principal amount of the debenture, together with interest and other amounts owing, becomes immediately due and payable. This 9% senior secured debenture is secured by the existing security agreement between Brillian and Regenmacher Holdings Ltd. pursuant to which Brillian granted Regenmacher Holdings Ltd. a first priority security interest in certain of its property to secure its obligations under the debenture.
Warrants
      Pursuant to the securities purchase agreement, the purchasers of Brillian 4% convertible debentures received warrants to purchase an aggregate of 950,570 shares of Brillian common stock. Brillian also issued Regenmacher Holdings Ltd. a warrant to purchase 415,000 shares of Brillian common stock on the same terms and conditions as the warrants issued to the purchasers of Brillian 4% convertible debentures. In addition, Brillian agreed to issue warrants to purchase an aggregate of 45,000 shares of its common stock to the placement agents as compensation for services in connection with the financing. The warrants have an exercise price, subject to certain adjustments, of $2.63 per share and are exercisable on or after the 181st day from the date of the warrants and on or prior to the fifth anniversary date of the warrants. The warrants may be exercised only for full shares of Brillian common stock. Brillian will issue cash in lieu of fractional shares of Brillian common stock. The warrants also provide that in no event may Brillian issue shares of its common stock that, when aggregated with any other shares of common stock related to this transaction and the April 2005 financing, would exceed 19.99% of Brillian’s outstanding common stock on July 11, 2005 without first obtaining the approval of Brillian’s stockholders. The warrants do not grant the holders thereof any voting or other rights of Brillian’s stockholders.
Registration Rights
      In connection with the issuance of the 4% convertible debentures and the warrants, Brillian entered into a registration rights agreement. The registration rights agreement grants registration rights to holders of shares of Brillian common stock issuable upon conversion of the 4% convertible debentures and upon exercise of warrants, which shares are referred to as the “registrable securities.” Pursuant to the registration rights agreement, Brillian is required to file a registration statement under the Securities Act of 1933 covering the resale of the registrable securities. Brillian will pay all expenses incurred in connection with the registration described above, except for underwriting discounts and commissions.
Potential Dilutive Effect of the 2005 Financings
      The April 2005 and July 2005 financings will have a dilutive effect on Brillian’s current stockholders upon conversion of the convertible debentures or exercise of the warrants issued in the April 2005 and July 2005 financings. When the aggregate number of shares issuable upon conversion of the convertible debentures and exercise of the warrants are issued, it will increase substantially the number of shares of

Brillian common stock outstanding, and therefore the percentage ownership of Brillian stockholders will significantly decline as a result of such issuances.
      For example, assuming the Brillian 7% convertible debentures and 4% convertible debentures were converted on                     , 2005, Brillian will be required to issue 3,493,496 shares of its common stock. Assuming all of the warrants relating to the 2005 financings were exercised on                     , 2005, Brillian will be required to issue 3,257,927 shares of its common stock. A total of 6,751,423 shares would be issued which, as of                     , 2005, would have constituted      % of Brillian’s outstanding common stock.
Vote Required and Board of Directors’ Recommendation
      The affirmative vote of a majority of the shares of Brillian common stock present in person or represented by proxy at the Brillian special meeting and entitled to vote at the special meeting will be required to approve this proposal. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum, but will not be counted for purposes of determining the number of votes cast with respect to this proposal.
      The Brillian board of directors unanimously recommends that stockholders vote “FOR” the approval of this proposal.

INFORMATION REGARDING BRILLIAN
Overview
      Brillian designs and develops large-screen, rear-projection, high-definition televisions, or HDTVs, utilizing its proprietary liquid crystal on silicon, or LCoStm, microdisplay technology. Brillian markets its HDTVs for sale under the brand names of retailers, including high-end audio/video manufacturers, distributors of high-end consumer electronics products, and consumer electronics retailers. Brillian has established a virtual manufacturing model utilizing third-party contract manufacturers to produce its HDTVs, which incorporate the LCoS microdisplays that it manufactures. Brillian also offers a broad line of LCoS microdisplay products and subsystems that original equipment manufacturers, or OEMs, can integrate into proprietary HDTV products, home theater projectors, and near-to-eye applications, such as head-mounted monocular or binocular headsets and viewers.
      Until September 2003, Brillian operated as a division of Three-Five Systems, Inc., or TFS. In anticipation of the spin-off to the stockholders of TFS, TFS organized Brillian as a wholly owned subsidiary. In connection with the spin-off, TFS transferred to Brillian its LCoS microdisplay business, including the related manufacturing and business assets, personnel, and intellectual property. TFS also provided initial cash funding to Brillian in the amount of $20.9 million. The spin-off was completed on September 15, 2003 as a special dividend to the stockholders of TFS.
      Brillian’s financial statements included in this joint proxy statement/ prospectus have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Brillian has incurred recurring operating losses and negative cash flows since its inception as a division of TFS. Brillian has never been profitable. Brillian’s net loss for the quarter ended March 31, 2005, was $5.3 million, and was $32.9 million, $18.7 million, and $23.2 million for the years ended December 31, 2004, 2003, and 2002, respectively. Net cash used in operating activities was $5.3 million for the quarter ended March 31, 2005, and $18.9 million, $15.9 million, and $20.1 million for the years ended December 31, 2004, 2003, and 2002, respectively. At March 31, 2005, Brillian had $6.9 million of working capital, including cash and cash equivalents of $3.0 million. These factors, among others, may indicate that Brillian will be unable to continue as a going concern for a reasonable period of time. In addition, Brillian’s financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should Brillian be unable to continue as a going concern. Brillian’s continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional capital as may be required, and ultimately to attain successful operations.
      Brillian’s website is located at www.brilliancorp.com. The information contained on Brillian’s website does not constitute part of this joint proxy statement/ prospectus. Through Brillian’s website, Brillian makes available free of charge its annual reports on Form 10-K, its proxy statements, its quarterly reports on Form 10-Q, its current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act. These reports are available as soon as reasonably practicable after Brillian electronically files those materials with the Securities and Exchange Commission. Brillian also posts on its website the charters of its Audit, Compensation, and Nominations and Corporate Governance Committees; its Corporate Governance Guidelines, its Code of Conduct, its Code of Ethics for the CEO and Senior Financial Officers, and any amendments or waivers thereto; and any other corporate governance materials contemplated by SEC or Nasdaq regulations. The documents are also available in print by contacting Brillian’s corporate secretary at its executive offices.

Selected Financial Information of Brillian
      The following table contains selected financial information and is supplemented by the more detailed financial statements and notes thereto included elsewhere in this joint proxy statement/ prospectus. The statement of operations data for the fiscal years ended December 31, 2004, December 31, 2003, and December 31, 2002 and the balance sheet data as of December 31, 2004, and December 31, 2003 have been derived from Brillian’s financial statements, which statements have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, and are included elsewhere in this joint proxy statement/ prospectus. The statement of operations data for the fiscal year ended December 31, 2001 and 2000 and the balance sheet data as of December 31, 2002 and 2001 have been derived from Brillian’s financial statements, which have been audited by Deloitte & Touche LLP, independent registered public accounting firm, and are not included elsewhere in this joint proxy statement/ prospectus. The statement of operations data for the three months ended March 31, 2005 and March 31, 2004 and the balance sheet data as of March 31, 2005, and December 31, 2000 have been derived from information that has not been audited.
      The statement of operations data and balance sheet data for periods prior to Brillian spin-off from TFS on September 15, 2003, have been derived from the financial statements of the microdisplay business of TFS. The pre-spin-off financial information is not necessarily indicative of Brillian’s past performance as an independent company or Brillian’s future performance. This information should be read in conjunction with Brillian’s financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this joint proxy statement/ prospectus.

	Three Months Ended
	March 31,		Years Ended December 31,

	2005	2004	2004	2003	2002	2001	2000

	(In thousands, except per share data)
Statement of Operations Data:
Net sales	$858	$478	$2,688	$2,194	$1,439	$1,936	$1,105

Costs and expenses:
Cost of sales	3,152	2,384	13,047	9,829	12,869	12,280	3,509
Selling, general, and administrative	996	1,086	3,671	4,890	3,333	2,760	2,047
Research and development	1,993	2,454	8,671	7,367	8,430	5,339	5,023
Impairment charge	—	—	10,233	—	—	—	—

Operating loss	(5,283)	(5,446)	(32,934)	(19,892)	(23,193)	(18,443)	(9,474)
Interest income, net	30	44	149	57	—	—	—
Loss on investment in start-up company	—	—	(112)	—	—	(3,820)	—
Benefit from income taxes	—	—	—	1,091	—	—	—

Net loss	(5,253)	(5,402)	$(32,897)	$(18,744)	$(23,193)	$(22,263)	$(9,474)

Loss per share(1)	$(0.75)	$(1.00)	$(5.17)	$(3.51)	$(4.35)	$(4.18)	$(1.78)

	March 31,	December 31,

	2005	2004	2003	2002	2001	2000

		(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$2,975	$8,195	$2,417	$—	$—	$—
Short-term investments	—	13	12,000	—	—	—
Total assets	17,834	21,516	39,793	27,535	18,373	14,750
Total stockholders’ equity	13,563	18,608	38,555	25,919	15,214	13,066

(1)	Loss per share for the years ended December 31, 2004 and December 31, 2003 is computed by dividing net loss by the weighted average number of shares of common stock outstanding. Loss per share for all prior periods is calculated based on the number of shares of common stock issued in the spin-off and assumes that these shares were outstanding for the entire period.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations of Brillian
Overview
      Brillian designs and develops large-screen, rear-projection, high-definition televisions, or HDTVs, utilizing Brillian’s proprietary liquid crystal on silicon, or LCoStm, microdisplay technology. Brillian markets its HDTVs for sale under the brand names of retailers, including high-end audio/video manufacturers, distributors of high-end consumer electronics products, and consumer electronics retailers. Brillian has established a virtual manufacturing model utilizing third-party contract manufacturers to produce its HDTVs, which incorporate the LCoS microdisplays that it manufactures. Brillian also offers a broad line of LCoS microdisplay products and subsystems that original equipment manufacturers, or OEMs, can integrate into proprietary HDTV products, home theater projectors, and near-to-eye applications, such as head-mounted monocular or binocular headsets and viewers, for industrial, medical, military, commercial, and consumer applications.
      Brillian derives revenue from the sale of its microdisplay products and from providing design and engineering services. During 2004, Brillian recorded revenue from product sales of $2.3 million, or 84% of net sales, and revenue from design and engineering services of $426,000, or 16% of net sales. Brillian has never been profitable. In 2004, 2003, and 2002, Brillian had net losses of $32.9 million, $18.7 million, and $23.2 million, respectively.
      Brillian started the development of LCoS microdisplays in 1997 as a division of Three-Five Systems, Inc., or TFS, as which Brillian operated until its spin-off in September 2003. In anticipation of Brillian’s spin-off to the stockholders of TFS, TFS organized Brillian as a wholly owned subsidiary. In connection with the spin-off, TFS transferred to Brillian its LCoS microdisplay business, including the related manufacturing and business assets, personnel, and intellectual property. TFS also provided initial cash funding to Brillian in the amount of $20.9 million. The spin-off was completed on September 15, 2003 as a special dividend to the stockholders of TFS.
      Brillian shares occupancy with TFS in a building in Tempe, Arizona. Brillian manufactures all of its LCoS microdisplays on its high-volume liquid crystal on silicon manufacturing line in that Tempe facility, where Brillian also maintains its corporate headquarters. In addition, Brillian conducts all testing and assembly of LCoS modules and conducts research and development activities in Tempe. Brillian also operates a facility in Boulder, Colorado. In Boulder, Brillian conducts sales and marketing activities and research and development activities.
      Net Sales. Brillian’s sales result from both design and engineering services and product sales. Until early 2002, substantially all of Brillian’s sales were for use in projection-based applications. After the purchase of certain assets in early 2002, however, Brillian became equally focused on the near-to-eye market. In the fourth quarter of 2003, Brillian announced its intention to design, develop, and sell a complete HDTV product based on its Gen II LCoS microdisplay. Since this announcement, most of Brillian’s efforts have been focused on the design of this product and the establishment of a supply chain to source the components that Brillian does not manufacture. Brillian currently anticipates that sales of its HDTVs will comprise the majority of its total sales in future periods.
      In addition to designing, developing, and selling Brillian’s own HDTVs, Brillian will continue to seek selective OEM customers for its projection displays. Brillian typically sells three displays and associated electronics for products in the projection market. In the near-to-eye market, Brillian sells either one or two displays and associated electronics. The displays and electronics are sold together as a kit. Brillian also sells optical modules in the near-to-eye market. The selling prices of these products range from between $90 and $1,000 per unit.
      Cost of Sales. Brillian’s gross margins are influenced by various factors, including manufacturing efficiencies, yields, absorption issues, product mix, product differentiation, product uniqueness, inventory management, and volume pricing. The manufacturing-related issues have the most significant impact on

Brillian’s gross margins. To date, Brillian’s manufacturing capacity has exceeded its manufacturing volume, resulting in the inability to fully absorb the cost of its manufacturing infrastructure. As a result, Brillian expects it will be difficult to attain significant improvements in cost per unit and cost of sales as a percent of total sales until Brillian runs higher volumes.
      Selling, General, and Administrative Expense. Selling, general, and administrative expense consists principally of administrative and selling costs; salaries, commissions, and benefits to personnel; and related facilities costs. Brillian makes substantially all of its microdisplay sales directly to OEMs through a very small sales force that consists primarily of direct technical sales persons. Therefore, there is no material cost of distribution in its selling, general, and administrative expense.
      Research and Development Expense. Research and development expense consists principally of salaries and benefits to scientists, engineers, and other technical personnel; related facilities costs; process development costs; and various other expenses for projects, including new product development. Research and development expense continues to be very high as Brillian continues to develop its LCoS technology and manufacturing processes, and refine its HDTV products.
Critical Accounting Policies and Estimates
      Brillian’s discussion and analysis of its financial condition and results of operations are based upon Brillian’s financial statements, which have been prepared in accordance with generally accepted accounting principles (GAAP) in the United States. During preparation of these financial statements, Brillian is required to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue, and expenses, and related disclosure of contingent assets and liabilities. On an on going basis, Brillian evaluates its estimates and judgments, including those related to bad debts, inventories, investments, fixed assets, intangible assets, income taxes, and contingencies. Brillian bases its estimates on historical experience and on various other assumptions that it believes are reasonable under the circumstances. The results form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
      Brillian believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of its financial statements.
      Brillian recognizes revenue from product sales when persuasive evidence of a sale exists; that is, a product is shipped under an agreement with a customer, risk of loss and title has passed to the customer, the fee is fixed and determinable, and collection of the resulting receivable is reasonably assured. Sales allowances are estimated based upon historical experience of sales returns.
      Brillian recognizes revenue related to design and engineering services depending on the relevant contractual terms. Under fixed-price contracts that contain project milestones, revenue is recognized as milestones are met. Under contracts where revenue is recognized based on milestones, the fair value of milestones completed equals the fair value of work performed. Under a fixed price contract whereby Brillian was paid based on performance of tasks, it recognized revenue based on the estimated percentage of completion of the entire project as measured by the costs for man hours and materials incurred to date compared to the total estimated costs for man hours and materials. Any anticipated losses on fixed price contracts are recorded in the period they are determinable. All major design and engineering services projects for customers were complete at December 31, 2004, and such work is expected to be minimal in the future.
      Brillian maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. Brillian determines the adequacy of this allowance by regularly evaluating individual customer receivables and considering a customer’s financial condition, credit history, and current economic conditions. If the financial condition of Brillian’s customers were to deteriorate, additional allowances could be required.

      Brillian writes down its inventory for obsolete inventory. Brillian writes down its inventory to estimated market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by Brillian, additional inventory write-downs may be required.
      Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes”, requires that a valuation allowance be established when it is more likely than not that all or a portion of a deferred tax asset will not be realized. Changes in valuation allowances from period to period are included in Brillian’s tax provision in the period of change. In determining whether a valuation allowance is required, Brillian takes into account all evidence with regard to the utilization of a deferred tax asset, including its past and projected operating results, the character and jurisdiction of such operating results, unsettled circumstances that, if unfavorably resolved, would adversely affect utilization of a deferred tax asset, carryback and carryforward periods, and tax strategies that could potentially enhance the likelihood of realization of a deferred tax asset. Deferred tax assets resulting from net operating losses and tax credits generated by Brillian’s pre-spin-off operations were retained by TFS in accordance with applicable tax law. In the near term, Brillian does not expect to accrue for a tax benefit on any losses that it incurs.
      Long-term assets, such as property, plant, and equipment, intangibles, and other investments, are originally recorded at cost. On an on going basis, Brillian assesses these assets to determine if their current recorded value is impaired. When assessing these assets, Brillian considers projected future cash flows to determine if impairment is applicable. These cash flows are evaluated for objectivity by using weighted probability techniques and also comparisons of past performance against projections. Brillian may also identify and consider independent market values of assets that it believes are comparable. If Brillian were to believe that an asset’s value was impaired, it would write down the carrying value of the identified asset and charge the impairment as an expense in the period in which the determination was made. During the fourth quarter of 2004, Brillian recorded an impairment charge of $10.2 million related to long-lived assets in accordance with this policy.
      Brillian’s historical financial statements prior to its spin-off from TFS include those assets, liabilities, revenues, and expenses directly attributable to Brillian’s operations and allocations of certain TFS corporate expenses to it. These amounts have been allocated to Brillian on the basis that Brillian considers to reflect most fairly or reasonably the utilization of the services provided to, or the benefits received by, it. Brillian believes the methods used to allocate these amounts are reasonable.
      The financial information included herein for periods prior to the spin-off is not necessarily indicative of Brillian’s future financial position, results of operations, or cash flows nor is it necessarily indicative of what the financial position, results of operations, and cash flows would have been had Brillian operated as a stand-alone public entity during the periods covered.
      Brillian’s costs and expenses prior to its spin-off from TFS include allocations from TFS for centralized legal, accounting, treasury, quality assurance, real estate, information technology, engineering, and other TFS corporate services and infrastructure costs. These allocations have been determined on the basis that Brillian and TFS considered to be reasonable reflections of the utilization of services provided to or the benefits received by Brillian. Allocated costs included in Brillian’s cost of sales totaled $1.1 million and $2.4 million for the years ended December 31, 2003, and 2002, respectively. Allocated costs included in selling, general, and administrative expenses totaled $1.5 million and $2.6 million for the years ended December 31, 2003, and 2002, respectively. Allocated costs included in Brillian’s research and development expenses totaled $800,000 and $2.6 million for the years ended December 31, 2003, and 2002, respectively.
      The determination and basis of the amount of costs and expenses allocated to Brillian varied depending on the situation. Legal, accounting, treasury, quality assurance, and other TFS corporate functions, including officers’ salaries, were allocated based on an estimation of time devoted to the microdisplay business for these functions. Facility costs and information technology services were allocated on the basis of headcount of the microdisplay business, which is most representative of utilization of these resources. Engineering services were allocated to Brillian based on the actual hours of services used. The allocation methodologies utilized represent management’s best estimate of the actual services utilized by the microdisplay business.
      Brillian’s financial results subsequent to the spin-off may differ materially from those recorded historically. These potential differences are the result of several factors, including the following:

1. actual costs for services needed by Brillian’s business may differ from amounts historically allocated to Brillian from TFS;

2. certain items, including facilities charges, that were recorded by the TFS combined entity as depreciation are now recorded as rent expense by us, for which Brillian pays cash; and

3. changes in the way Brillian manages its business as a stand-alone entity as opposed to a division may result in different business decisions.
      Since the spin-off, the actual costs for services needed by Brillian’s business have not differed materially from amounts historically allocated to Brillian from TFS. However, Brillian is no longer part of a larger organization; therefore, certain expense items may increase more rapidly.
      Brillian and TFS have entered into a series of agreements to facilitate Brillian’s separation from TFS. These agreements include certain transitional services, leases, intellectual property transfers, and tax sharing agreements. Certain of these agreements require Brillian to pay a negotiated fee. If Brillian is unable to build an infrastructure to provide these services internally, its operating results could be adversely affected.
      Because Brillian’s business serves new and developing markets, is based on a relatively new technology, and is expected to be significantly influenced by the introduction of new HDTV products, accurately forecasting revenue for a particular future period is difficult. To date, the majority of Brillian’s product sales to customers have been for their use in designing their end products or for improving their production processes as opposed to volume production lots. Therefore, the amount of revenue recorded in any given period may fluctuate significantly, and predictable revenue trends have not yet developed. While Brillian anticipates that its revenue will increase, there can be no assurances that this will occur or when it will occur. Because a significant amount of Brillian’s expenses are fixed in nature and Brillian continues to experience low manufacturing volumes, Brillian anticipates that the amount of revenue recognized during the first nine months of 2005 will not result in a material change to Brillian’s cash consumption rate. Brillian does anticipate, however, that as Brillian moves into volume production, Brillian will continue to improve its manufacturing yields and more fully absorb its fixed costs, which will result in improved gross margins and results of operations. However, as Brillian continues to increase its revenue and shift its product mix predominantly to HDTVs, Brillian will use cash to finance increases in working capital.

Results of Operations
      The following table sets forth, for the periods indicated, the percentage of net sales of certain items in Brillian’s financial statements.

	Three Months
	Ended March 31,		Years Ended December 31,

	2005	2004	2004	2003	2002

Net sales	100%	100%	100%	100%	100%

Costs and expenses:
Cost of sales	367	499	485	448	894
Selling, general, and administrative	116	227	137	223	232
Research and development	232	513	323	336	586
Impairment charge	—	—	381	—	—

Total costs and expenses	715	1,239	1,326	1,007	1,712

Operating loss	(615)	(1,139)	(1,225)	(907)	(1,612)
Interest income, net	3	9	6	3	—
Loss on investments in start-up company	—	—	(4)	—	—

Loss before income taxes	(612)%	(1,130)%	(1,224)%	(904)%	(1,612)%

Three months ended March 31, 2005 compared with three months ended March 31, 2004
      Net Sales. Net sales increased 79% to $858,000 in the first quarter of 2005 from $478,000 in the first quarter of 2004. Product sales increased to $858,000 in the first quarter of 2005 from $340,000 in the first quarter of 2004. There were no design and engineering services revenues recorded in the first quarter of 2005, compared with $138,000 recorded in the first quarter of 2004.
      Projection device sales, which include HDTV sales, for the three months ended March 31, 2005, were $690,000, or 80% of net sales, while near-to-eye sales were $168,000, or 20% of net sales. During the same period in 2004, projection device sales were $298,000, or 62% of net sales, and near-to-eye sales were $180,000, or 38% of net sales.
      Net sales in North America totaled $326,000, or 38% of total net sales, in the first quarter of 2005 compared with $314,000, or 66% of total net sales, in the first quarter of 2004. Net sales in Asia totaled $14,000, or 2% of total net sales, in the first quarter of 2005 compared with $107,000, or 22% of total net sales, in the first quarter of 2004. Net sales in Europe totaled $518,000, or 60% of total net sales, the first quarter of 2005 compared with $57,000, or 12% of total net sales, in the first quarter of 2004.
      Cost of Sales. Cost of sales was $3.2 million, or 367% of net sales, in the first quarter of 2005 compared with $2.4 million, or 499% of net sales, in the first quarter of 2004. The large negative gross margin in each period resulted primarily from the low volume of shipments and low manufacturing yields in the shipped products. To date, our manufacturing capacity has exceeded our manufacturing volume, resulting in the inability to fully absorb the cost of our manufacturing infrastructure.
      As is typical in most segments of the high-technology industry, we anticipate downward pressure on the prices of our products. A significant portion of our manufacturing costs are fixed in nature and consist of items such as utilities, depreciation, and amortization. The amounts of these costs do not vary period to period based on the number of units produced nor can the amounts of these costs be adjusted in the short term. Therefore, in periods of lower production volume, these fixed costs are absorbed by a lower number of units, thus increasing the cost per unit. As a result, we expect it will be difficult to attain significant improvements in gross margins until we can operate at higher production volumes.
      Selling, General, and Administrative Expense. Selling, general, and administrative expense decreased 8% to $996,000 in the first quarter of 2005 from $1.1 million in the first quarter of 2004, primarily because of lower compensation costs. A savings of $160,000, resulting from not awarding bonuses in 2005, was partially offset by an $80,000 increase in 2005 salaries due to increased staffing.
      Research and Development Expense. Research and development expense decreased 19% to $2.0 million in the first quarter of 2005 from $2.5 million in the first quarter of 2004. A current period $679,000 reduction in non-recurring engineering (NRE) costs was partially offset by a $100,000 increase in salaries and benefits. NRE in the prior year was especially high because of development of our first HDTV. Salaries increased in the current period because of increased staffing.
      Net Loss. Net loss was $5.3 million in the first quarter of 2005 compared with a net loss of $5.4 million in the first quarter of 2004.

Year ended December 31, 2004 compared with year ended December 31, 2003
      Net Sales. Net sales were $2.7 million in 2004 compared with $2.2 million in 2003. The increase was due to a 39% increase in product sales, which was partially offset by a 25% decrease in design and engineering services sales. All major design and engineering services projects for customers were complete at year-end, and such work is expected to be minimal in the future.
      Net sales in the projection market, which now includes the rear-projection television, or RPTV, market, were $1.5 million, or 57% of net sales, in 2004 compared with $1.3 million, or 59% of net sales, in 2003. The remaining sales were in the near-to-eye market.
      Net sales in North America totaled $1.5 million, or 55% of net sales, in 2004 compared with $1.2 million, or 56% of net sales, in 2003. Net sales in Asia totaled $543,000, or 20% of net sales, in 2004 compared with $398,000, or 18% of net sales, in 2003. Net sales in Europe totaled $669,000, or 25% of net sales, in 2004 compared with $571,000, or 26% of net sales, in 2003.
      Cost of Sales. Total cost of sales was $13.0 million, or 485% of net sales, in 2004 compared with $9.8 million, or 448% of net sales, in 2003. Cost of product sales was $12.8 million, or 566% of product sales, in 2004 compared with $9.3 million, or 572% of product sales, in 2003. The increase in the cost of product sales was mainly due to the start of production of HDTVs, which resulted in overall increases in personnel, outside services, outside contractor costs, freight, duty, and expediting. Additionally, inventory write-offs were $1.3 million in 2004 compared with $463,000 in 2003. The large negative gross margin in each year resulted primarily from the low volume of shipments and low manufacturing yields in the shipped products. To date, Brillian’s manufacturing capacity has its Brillian manufacturing volume, resulting in the inability to fully absorb the cost of its manufacturing infrastructure. Cost of sales for design and engineering services decreased to $244,000 in 2004 from $518,000 in 2003 due to the decrease in design and engineering services provided to customers.
      As is typical in most segments of the high-technology industry, Brillian anticipates downward pressure on the prices of its products. A significant portion of Brillian’s manufacturing costs are fixed in nature and consist of items such as utilities, depreciation, and amortization. The amount of these costs do not vary period-to-period based on the number of units produced nor can the amounts of these costs be adjusted in the short term. Therefore, in periods of lower production volume, these fixed costs are absorbed by a lower number of units, thus increasing the cost per unit. As a result, Brillian expects it will be difficult to attain significant improvements in gross margins until it operates at higher production volumes.
      Selling, General, and Administrative Expense. Selling, general, and administrative expense totaled $3.7 million in 2004 compared with $4.9 million in 2003. In 2003, selling, general, and administrative expense included approximately $1.5 million in spin-off costs, and a charge of $434,000 related to Brillian’s guarantee of the financial obligations of, and the write-off of a note receivable from, VoiceViewer Technology, Inc. After adjusting 2003 for the spin-off costs and the VoiceViewer guarantee, selling, general, and administrative expense increased by approximately $692,000 in 2004. Most of that increase was due to an increase of approximately $603,000 in sales and marketing expense, and an increase of approximately $95,000 in human resources department expenses. The increase in sales and marketing costs reflected increased personnel costs, outside services, and trade show expenses related primarily to HDTV products. Human resources costs in 2004 were actual stand-alone costs as compared with 2003 when many of the costs were allocated from TFS. Allocated costs from TFS benefited from fixed costs of the TFS human resources department being spread over more employees.
      Research and Development Expense. Research and development expense was $8.7 million in 2004 compared with $7.4 million in 2003. The increase was mainly due to increased engineering personnel costs and development costs of Brillian’s first HDTV product.
      Impairment Charge. In the fourth quarter of 2004, Brillian recorded an impairment charge of $10.2 million. Of this amount, $8.3 million related to an impairment of long-lived assets, $1.4 million related to the discontinuance of an expansion card and HDTV tuner development project, and $547,000 related to the write-off of costs incurred to file and process patent filings that Brillian has determined not to pursue further.
      Benefit from Income Taxes. Brillian recorded no benefit from income taxes in 2004. Brillian does not expect to record a deferred tax asset for the tax benefit on any losses that it may incur until it believes it is more likely than not that all or a portion of the deferred tax asset will be realized. In 2003, in connection with the formation and spin-off of Brillian by TFS, Brillian assumed a net deferred tax liability of $1.1 million. This net deferred tax liability was the result of differences between the book and tax basis of the assets transferred to Brillian. TFS retained the net operating losses and tax credits that were generated by Brillian’s operations before the spin-off. The assumption of the net deferred tax liability resulted in a corresponding reduction in the TFS net investment contributed to Brillian in 2003. Pursuant to SFAS No. 109, the assumption of the net deferred tax liability enabled Brillian to record additional deferred tax assets of approximately $1.1 million during the period from the spin-off date to December 31, 2003. A valuation allowance has been recorded for deferred tax assets generated during the period ended December 31, 2003 that exceeded Brillian’s net deferred tax liabilities.
      Net Loss. Brillian recorded a net loss of $32.9 million in 2004 compared with a net loss of $18.7 million in 2003.

Year ended December 31, 2003 compared with year ended December 31, 2002
      Net Sales. Net sales increased 52.5% to $2.2 million in 2003 compared with $1.4 million in 2002. This increase in total net sales was due primarily to an increase in net product sales of 111% to $1.6 million in 2003 from $772,000 in 2002. This increase in net product sales was partially offset by a 15.3% decline in design and engineering services to $565,000 in 2003 from $667,000 in 2002. Revenue from design and engineering services decreased as Brillian completed certain contracts.
      Net sales in the near-to-eye market totaled $901,000, or 41.1% of total net sales, in 2003 compared with $742,000, or 51.6% of total net sales, in 2002. The remainder of Brillian’s net sales was in the projection market.
      Net sales in North America totaled $1.2 million, or 55.8% of net sales, in 2003 compared with $971,000, or 67.5% of net sales, in 2002. Net sales in Asia totaled $398,000, or 18.1% of net sales, in 2003 compared with $292,000, or 20.3% of net sales, in 2002. Net sales in Europe totaled $571,000, or 26.0% of net sales, in 2003 compared with $176,000, or 12.2% of net sales, in 2002.
      Cost of Sales. Cost of sales was $9.8 million, or 448% of net sales, in 2003 compared with $12.9 million, or 894% of net sales, in 2002. The decrease, in absolute dollars, was the result of decreased inventory write-offs as well as cost-reduction efforts that resulted in lower headcount and, therefore, lower personnel costs of $700,000. In 2003, Brillian had inventory write-offs of approximately $463,000 compared with $1.8 million in 2002 when Brillian wrote off inventory in connection with the termination of its relationship with RCA Thompson. The large negative gross margin in each year resulted primarily from the low volume of shipments and low manufacturing yields in the shipped products. To date, Brillian’s manufacturing capacity has exceeded its manufacturing volume, resulting in the inability to fully absorb the cost of Brillian manufacturing infrastructure. Cost of sales for design and engineering services decreased to $518,000 in 2003 from $624,000 in 2002 due to the decrease in design and engineering services provided to customers.
      As is typical in most segments of the high-technology industry, Brillian anticipates downward pressure on the prices of its products. A significant portion of Brillian’s manufacturing costs are fixed in nature and consist of items such as utilities, depreciation, and amortization. The amount of these costs do not vary period-to-period based on the number of units produced nor can the amounts of these costs be adjusted in the short term. Therefore, in periods of lower production volume, these fixed costs are absorbed by a lower number of units, thus increasing the cost per unit. As a result, Brillian expects it will be difficult to attain significant improvements in gross margins until it operates at higher production volumes.
      Selling, General, and Administrative Expense. Selling, general, and administrative expense was $4.9 million in 2003 compared with $3.3 million in 2002. Selling, general, and administrative expense for 2003 included approximately $1.5 million of costs related to the spin-off from TFS.
      Research and Development Expense. Research and development expense was $7.4 million in 2003 compared with $8.4 million in 2002. Through the third quarter of 2003, all of Brillian research and development expense related to ongoing efforts to develop LCoS microdisplay products as well as Brillian continued development of the manufacturing process for LCoS microdisplays. In the fourth quarter of 2003, Brillian incurred expenses of approximately $865,000 associated with the development of its first HDTV product. The overall decrease in research and development expense in 2003 was a result of cost-reduction efforts in late 2002 that resulted in lower headcount and, therefore, lower personnel costs in comparison to 2002.
      Benefit from Income Taxes. In connection with the formation and spin-off of Brillian by TFS, Brillian assumed a net deferred tax liability of $1.1 million. This net deferred tax liability is the result of differences between the book and tax basis of the assets transferred to us. TFS retained the net operating losses and tax credits that were generated by Brillian’s operations before the spin-off. The assumption of the net deferred tax liability resulted in a corresponding reduction in the TFS net investment contributed to Brillian in 2003. Pursuant to SFAS No. 109, the assumption of the net deferred tax liability enabled Brillian to record additional deferred tax assets of approximately $1.1 million during the period from the spin-off date to December 31, 2003. A valuation allowance has been recorded for deferred tax assets generated during the period ended December 31, 2003 that exceeded Brillian’s net deferred tax liabilities. Brillian recorded no benefit from income taxes in 2002. Brillian does not expect to record a deferred tax asset for the tax benefit on any losses that it may incur until it believes it is more likely than not that all or a portion of the deferred tax asset will be realized.
      Net Loss. Brillian recorded a net loss of $18.7 million in 2003 compared with a net loss of $23.2 million in 2002.

Quarterly Results of Operations
      The following table presents unaudited consolidated statements of operations data for each of the nine quarters in the period ended March 31, 2005. Brillian believes that all necessary adjustments have been included to present fairly the quarterly information when read in conjunction with Brillian’s annual financial statements and related notes. The operating results for any quarter are not necessarily indicative of the results for any subsequent quarter.

	Quarters Ended

	2005	2004				2003

	March 31	March 31	June 30	Sept. 30	Dec. 31	March 31	June 30	Sept. 30	Dec. 31

	(In thousands)
Net sales	$858	$478	$1,134	$733	$343	$371	$760	$703	$360

Cost and expenses:
Cost of sales	3,152	2,384	2,653	4,369	3,641	2,132	2,686	2,376	2,635
Selling, general, and administrative	996	1,086	1,107	508	970	1,214	1,051	1,169	1,456
Research and development	1,993	2,454	2,104	2,225	1,888	1,683	1,714	1,814	2,156
Impairment charge	—	—	—	—	10,233	—	—	—	—

	6,141	5,924	5,864	7,102	16,732	5,029	5,451	5,359	6,247
Operating loss	(5,283)	(5,446)	(4,730)	(6,369)	(16,389)	(4,658)	(4,691)	(4,656)	(5,887)
Interest income (loss), net	30	44	(108)	47	54	—	—	14	43
Benefit from income taxes	—	—	—	—		—	—	160	931

Net loss	$(5,253)	$(5,402)	$(4,838)	$(6,322)	$(16,335)	$(4,658)	$(4,691)	$(4,482)	$(4,913)

      Historically, Brillian has not experienced fluctuations related to seasonality, as Brillian has had limited sales and production volume of its products. Because Brillian’s new products, particularly its HDTV products, are focused more on the consumer markets, Brillian expects to experience seasonality in its revenue and cost of sales. Brillian anticipates that these seasonal trends will reflect consumers’ patterns of increasing purchases during the year-end holiday period.
      Brillian has experienced negative gross margins in each quarter as a result of the low volume of shipments and low manufacturing yields in the shipped products. To date, Brillian’s manufacturing capacity has exceeded its manufacturing volume, resulting in the inability to fully absorb the cost of its manufacturing infrastructure.
      Selling, general, and administrative expense in the first and second quarters of 2004 included accruals for bonuses of $166,000 in each quarter. During the third quarter of 2004, it was determined that no bonuses would be paid and these accruals were reversed.
      In the fourth quarter of 2004, Brillian recorded an impairment charge of $10.2 million. Of this amount, $8.3 million related to an impairment of long-lived assets, $1.4 million related to the discontinuance of an expansion card and HDTV tuner development project, and $547,000 related to the write-off of costs incurred to file and process patent filings that Brillian has determined not to pursue further.
      Selling, general, and administrative expense for the first, second, and third quarters of 2003 included spin-off related expenses of $464,000, $338,000, and $699,000, respectively. Selling, general, and administrative expense for the fourth quarter of 2003 included a one-time charge of $434,000 relating to Brillian’s guarantee of the financial obligations of, and the write-off of a note receivable from, VoiceViewer Technology, Inc.

      In the third and fourth quarters of 2003, Brillian recorded a benefit from income taxes of $160,000 and $931,000, respectively. In connection with the formation and spin-off of Brillian by TFS, Brillian assumed a net deferred tax liability of $1.1 million. This net deferred tax liability is a result of differences between the book and tax basis of the assets transferred to Brillian. TFS retained the net operating losses and tax credits that were generated by Brillian operations before the spin-off. The assumption of the net deferred tax liability resulted in a corresponding reduction in the TFS net investment contributed to Brillian in 2003. Pursuant to SFAS No. 109, the assumption of the net deferred tax liability enabled Brillian to record an additional deferred tax asset of approximately $1.1 million during the period from the spin-off date to December 31, 2003. A valuation allowance has been recorded for deferred tax assets generated during the period ended December 31, 2003 that exceeded Brillian’s net deferred tax liabilities.
Liquidity and Capital Resources
      At March 31, 2005, Brillian had $3.0 million in cash and cash equivalents. At December 31, 2004, Brillian had $8.2 million in cash, cash equivalents, and short-term investments. At December 31, 2003, cash, cash equivalents, and short-term investments totaled $14.4 million.
      For the three months ended March 31, 2005 and 2004, Brillian had $5.3 million and $3.0 million, respectively in net cash outflow from operations. In 2004 and 2003, Brillian had $18.9 million and $15.9 million, respectively, in net cash outflow from operations. Most of the cash outflow in each period related to Brillian’s losses. Brillian’s depreciation and amortization expense was $3.7 million in 2004 and $3.6 million in 2003. Prior to Brillian’s spin-off in September 2003, Brillian entire cash outflow was funded by TFS on an as-needed basis.
      For the first quarter of 2005, Brillian had a net cash outflow from investing activities of $85,000 primarily due to purchases of property and equipment. In the first quarter of 2004, net cash provided by investing activities was $2.5 million. Proceeds from maturities and sales of short-term investments of $4.0 million was offset by purchases of property and equipment of $1.3 million. In 2004, net cash provided by investing activities totaled $12.4 million. The sale of short-term investments provided $12.0 million, and the sale of an investment in a start-up company provided $5.1 million. Purchases of fixed assets and intangibles were $4.7 million. In 2003, net cash used for investing activities totaled $12.8 million, of which $12.0 million was for the purchase of short-term investments. The remainder was primarily for the purchase of intangible assets related to mask sets and tooling investments and purchases of property and equipment.
      Brillian has incurred recurring operating losses and negative cash flows since its inception as a division of TFS. Brillian’s net losses were $5.3 million and $5.4 million in the first quarter of 2005 and 2004, respectively and $32.9 million, $18.7 million, and $23.2 million in 2004, 2003, and 2002, respectively. Net cash used in operating activities was $18.9 million, $15.9 million, and $20.1 million in 2004, 2003, and 2002, respectively. At December 31, 2004, Brillian had $11.4 million of working capital, including cash and cash equivalents of $8.2 million. At March 31, 2005, Brillian had $6.9 million of working capital, including cash and cash equivalents of $3.0 million.
      The successful introduction of an HDTV product to market and securing volume orders from consumer electronics retailers for HDTVs represent a key ingredient in Brillian success. In the second quarter of 2004, Brillian signed a supply agreement to provide HDTVs to Sears Roebuck and Company. In the third quarter of 2004, Brillian began shipping HDTVs to Sears. Also in the third quarter of 2004, Brillian’s supplier of light engines, a major sub-assembly of the HDTV, informed Brillian that it was unable to supply Brillian with the volume of light engines necessary to satisfy Brillian’s requirements and granted Brillian a temporary license to build light engines. As a result of Brillian not being able to supply the required number of HDTVs, Sears exercised its option to terminate the supply agreement. In the fourth quarter of 2004, Brillian’s light engine supplier informed Brillian that it would not be able to manufacture the light engine in volume until the second quarter of 2005, and granted Brillian a temporary license to build light engines. In March 2005, Brillian received authorization from its light engine supplier to have the light engine manufactured on Brillian’s behalf by a third-party manufacturer and granted

Brillian a perpetual license to the light engine technology and to source and build its HDTVs. Brillian currently believes that we will not have light engines supplied in volume until the fourth quarter of 2005.
      At December 31, 2004, Brillian was manufacturing a limited quantity of light engines in its manufacturing facility in Tempe, Arizona. This was to allow Brillian to manufacture a limited number of HDTVs and support low volume customers until it could obtain a high volume supply of light engines. Until Brillian obtains a high volume supply of light engines, it will not be able to manufacture and sell a sufficient number of HDTVs to achieve its positive cash flow or profitability. As a result of this situation, Brillian believed that its cash balances on December 31, 2004 would not be sufficient to finance its operations through 2005 and that it would need to obtain debt or additional equity financing. At December 31, 2004, Brillian was actively pursuing additional capital, but Brillian had no commitments or understandings regarding any additional funding with any person or firm. Brillian could provide no assurance that it would be able to obtain any necessary financing on satisfactory terms, or at all. Brillian believed that obtaining orders from customers and announcing progress towards obtaining a high-volume supply of light engines will increase Brillian ability to raise debt or additional equity financing.
      Subsequent to the year ended December 31, 2004, Brillian contracted with Suntron Corporation to manufacture its light engines and source and build its HDTVs. Brillian also was successful in securing additional financing as indicated below.
      On April 20, 2005, Brillian sold $2.5 million aggregate principal amount of its 7% convertible debentures, a 9% senior secured debenture in the amount of $2.0 million, and warrants to purchase an aggregate of 1,742,357 shares of its common stock in private placement transactions. In addition, Brillian issued warrants to purchase an aggregate of 64,968 shares of its common stock to the placement agents as compensation for services in connection with the financing. The cash proceeds from these transactions, net of offering costs, was approximately $4.2 million.
      On July 12, 2005, Brillian sold $5.0 million aggregate principal amount of its 4% convertible debentures, a 9% senior secured debenture in the principal amount of $2.075 million for a purchase price of $2,000,000, and warrants to purchase an aggregate of 1,365,570 shares of its common stock in private placements. In addition, Brillian agreed to issue warrants to purchase an aggregate of 45,000 shares of its common stock to the placement agents as compensation for services in connection with the financing. The cash proceeds from these transactions, net of estimated offering costs, was approximately $6.4 million.
      Also on July 12, 2005, Brillian entered into an agreement to merge with Syntax Groups Corporation. Under the merger agreement, Brillian and Syntax will merge in an all stock, tax-free transaction. While Brillian will be the surviving legal entity, the current Syntax shareholders will own a majority of the combined company upon closing. Therefore, it is anticipated that for accounting purposes, Syntax will be deemed the acquirer. Once the merger closes, the historical financial statements of Syntax will become the historical financial statements of Syntax-Brillian and the combined company will adopt Syntax’s June 30 fiscal year-end. In conjunction with the definitive agreement to merge, Syntax has agreed to purchase $3.0 million of secured debentures from us.
      Brillian believes that the proceeds of the April and July financings and the commitment from Syntax to purchase $3.0 million of secured debentures will provide sufficient funding for it to execute its business plan through the close of the merger with Syntax.
      Brillian’s financial statements included in this joint proxy statement/ prospectus have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Brillian has incurred recurring operating losses and negative cash flows since its inception as a division of TFS. Brillian has never been profitable. Brillian’s net loss for the quarter ended March 31, 2005, was $5.3 million, and was $32.9 million, $18.7 million, and $23.2 million for the years ended December 31, 2004, 2003, and 2002, respectively. Net cash used in operating activities was $5.3 million for the quarter ended March 31, 2005, and $18.9 million, $15.9 million, and $20.1 million for the years ended December 31, 2004, 2003, and 2002, respectively. At March 31, 2005, Brillian had $6.9 million of working capital, including cash and cash equivalents of $3.0 million. These factors, among others, may indicate that Brillian will be unable to continue as a going concern for a reasonable period of time. In addition, Brillian’s financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should Brillian be unable to continue as a going concern. Brillian’s continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional capital as may be required, and ultimately to attain successful operations.
Aggregate Contractual Obligations
      The following table lists Brillian’s commercial commitments as of March 31, 2005:

		Amount of Commitment Expiration per Period
	Total
	Amounts	Less Than			6 Years
Other Commercial Commitments	Committed	1 Year	1-3 Years	4-5 Years	and Over

	(In thousands)
Facilities leases	$5,250	$1,162	$2,187	$1,901	$—
Development agreements	$150	$150	$—	$—	$—
Purchase orders	$3,400	$3,400	$—	$—	$—
Guarantee	$292	$292	$—	$—	$—
      Brillian has contractual commitments for property leases for its Tempe headquarters and for its development center in Boulder, Colorado. In addition, Brillian has contractual commitments for development, software maintenance, and minimum royalties related to the development and production of its HDTV products. Brillian has issued purchase orders to vendors for the purchase of materials totaling approximately $3.4 million. If Brillian is not able to resume production of its HDTVs, much of this material will be in excess of its requirements. In such case, if Brillian is unable to cancel or otherwise restructure these purchase commitments, any materials purchased in excess of its requirements will be written off as excess inventory.
      The guarantee relates to Brillian’s guarantee in connection with a Small Business Administration loan to VoiceViewer Technology, Inc., a private company developing microdisplay products. VoiceViewer is unable to meet its current obligations under the loan agreement. Brillian and the other guarantors are making payments as they become due. Brillian has determined that it is probable that VoiceViewer will be unable to meet its future obligations under the loan agreement. Therefore, Brillian has accrued $292,000, which represents Brillian’s maximum obligation under the guarantee amount. Brillian has a security interest in, and second rights to, the intellectual property of VoiceViewer, while the lending institution has the first rights. However, Brillian does not believe it can realize any significant value from VoiceViewer’s intellectual property.
      Under the Tax Sharing Agreement, Brillian has agreed to indemnify TFS against any taxes, other than Separation Taxes, that are attributable to Brillian since Brillian’s formation, even while Brillian was a member of TFS’ federal consolidated tax group. TFS has agreed to indemnify Brillian against any taxes, other than Separation Taxes, that are attributable to the businesses retained by TFS. The Tax Sharing Agreement sets forth rules for determining taxes attributable to Brillian and taxes attributable to the businesses retained by TFS.
      Pursuant to the Tax Sharing Agreement, Brillian has agreed not to take any action that would cause the spin-off not to qualify under Section 355 of the Internal Revenue Code. Brillian has agreed not to take certain actions for two years following the spin-off, unless Brillian obtains an IRS ruling or an opinion of counsel to the effect that these actions will not affect the tax-free nature of the spin-off. These actions include certain issuances of Brillian’s stock, a liquidation or merger of Brillian, and dispositions of assets outside the ordinary course of Brillian’s business. If any of these transactions were to occur, the spin-off could be deemed to be a taxable distribution to TFS. This would subject TFS to a substantial tax liability. Brillian has agreed to indemnify TFS and its affiliates to the extent that any action Brillian takes or fails to take gives rise to a tax incurred by TFS or any of its affiliates with respect to the spin-off. In addition, Brillian has agreed to indemnify TFS for any tax resulting from an acquisition by one or more persons of a

50% or greater interest in Brillian. Brillian’s counsel has issued an opinion to the effect that the proposed merger with Syntax will not affect the tax-free nature of the spin-off.
      As of March 31, 2005, Brillian had no capital lease obligations, unconditional purchase obligations, other long-term obligations, or any other commercial commitments except as noted above. At December 31, 2004, Brillian had no debt. Brillian, however, determined that it was necessary in fiscal 2005 to obtain debt or equity financing to provide working capital and funds to fund the development of its light engines. The following summarizes Brillian’s debt at July 31, 2005 as a result of recent financing activities:
      As of July 31, 2005, Brillian had a total of $7.5 million aggregate principal amount of convertible debentures outstanding and $4.075 million aggregate principal amount of senior secured debentures outstanding.
      The $7.5 million of convertible debentures consists of the following:

•	$2.5 million principal amount of 7% convertible debentures due April 20, 2008. Interest is due quarterly on March 31, June 30, September 30, and December 31 of each year. Interest is payable in cash or, if certain conditions have been met, in Brillian common stock. These convertible debentures are convertible into common stock at an initial conversion price of $1.57 per share, subject to certain anti-dilution provisions, if approved by Brillian’s stockholders, and

•	$5.0 million principal amount of 4% convertible debentures due July 12, 2008. Interest is due quarterly on March 31, June 30, September 30, and December 31 of each year. Interest is payable in cash or, if certain conditions have been met, in Brillian common stock. These convertible debentures are convertible into common stock at an initial conversion price of $2.63 per share, subject to certain anti-dilution provisions, if approved by Brillian’s stockholders.
      The $4.075 aggregate principal amount of senior secured debentures consists of the following:

•	A 9% senior secured debenture in the principal amount of $2.0 million due April 20, 2008. Interest is due monthly and is payable in cash, and

•	A 9% senior secured debenture in the principal amount of $2.075 million due July 12, 2008. Interest is due monthly and is payable in cash.
      The senior secured debentures are secured by a first lien on all of Brillian’s assets.
Off-Balance Sheet Arrangements
      Brillian does not have any off-balance sheet arrangements.
Impact of Recently Issued Standards
      On December 16, 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 123(R), Share Based Payment (“SFAS No. 123(R)”) which is a revision of SFAS No. 123, supersedes APB No. 25 and SFAS No. 148, and amends Statement of Financial Accounting Standard No. 95, Statement of Cash Flows (“SFAS No. 95”). Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123; however, SFAS No. 123(R) requires all share-based payments to employees, including grants of stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. SFAS No. 123(R) must be adopted no later than January 1, 2006. In the second quarter of 2005, Brillian implemented the provisions of SFAS No. 123(R). The net effect of implementing this accounting pronouncement was to record incremental non-cash expense of $288,000 for the three months ended June 30, 2005. Brillian estimates that the net effect of implementing SFAS 123(R) for the years ending December 31, 2005 and 2006 will be approximately $834,000 and $644,000, respectively.
      On November 24, 2004, the FASB issued Statement No. 151, Inventory Costs, an Amendment of ARB No. 43, Chapter 4, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material. This Statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Brillian has not completed the process of evaluating the impact that the adoption of Statement 151 will have on its financial position or results of operations.

Brillian’s Business
Introduction
      Brillian designs and develops large-screen, rear-projection, high-definition televisions, or HDTVs, utilizing Brillian’s proprietary liquid crystal on silicon, or LCoStm, microdisplay technology. Brillian markets its HDTVs for sale under the brand names of retailers, including high-end audio/video manufacturers, distributors of high-end consumer electronics products, and consumer electronics retailers. Brillian has established a virtual manufacturing model utilizing third-party contract manufacturers to produce its HDTVs, which incorporate the LCoS microdisplays that Brillian manufactures. Brillian also offers a broad line of LCoS microdisplay products and subsystems that original equipment manufacturers, or OEMs, can integrate into proprietary HDTV products, home theater projectors, and near-to-eye applications, such as head-mounted monocular or binocular headsets and viewers, for industrial, medical, military, commercial, and consumer applications.
      Liquid crystal on silicon microdisplays contain a liquid crystalline material suspended between a glass plate and a silicon backplane. Because integrated circuits form the basis of these displays, liquid crystal on silicon technology permits a very high-resolution, high-performance display. Brillian believes that liquid crystal on silicon microdisplays, particularly Brillian’s Gen II LCoS microdisplays, provide a superior alternative to existing technologies in the HDTV market. Brillian believes its Gen II LCoS technology provides significant advantages in terms of resolution, brightness, contrast ratio, grayscale performance, and lifetime, particularly in larger screen sizes. Given these advanced capabilities, Brillian’s HDTVs compete in the premium segment of the large-screen HDTV market.
      Until September 2003, Brillian operated as a division of Three-Five Systems, Inc., or TFS. In anticipation of Brillian’s spin-off to the stockholders of TFS, TFS organized Brillian as a wholly owned subsidiary. In connection with the spin-off, TFS transferred to Brillian its LCoS microdisplay business, including the related manufacturing and business assets, personnel, and intellectual property. TFS also provided initial cash funding to Brillian in the amount of $20.9 million. The spin-off was completed on September 15, 2003 as a special dividend to the stockholders of TFS.
Industry Factors

Industry Background
      Microdisplays address the technological demands of the HDTV, home theater, and near-to-eye markets. Microdisplays are thumbnail-sized displays that create high-resolution images, including full motion video and computer screen content. The tiny image on a microdisplay is projected onto a screen or other surface for individual or group viewing or is viewed through a magnifying device similar to a viewfinder in portable applications. Rear-projection televisions shine a magnified image from a microdisplay onto the back of a translucent screen for viewing; home theater projectors cast the image produced by a microdisplay on a distant screen; and near-to-eye microdisplay devices produce an image that can be viewed through a magnifying headset or viewer.

Rear-Projection Televisions
      The worldwide conversion of media content from analog to digital is a primary growth driver in the television market. This conversion is being mandated in the United States, Europe, and Asia. For example, the U.S. Congress has set a target date of December 31, 2006 for all television transmissions to be digital. Additionally, the U.S. Federal Communications Commission requires that all televisions with screen sizes of 36 inches or larger contain an over-the-air digital tuner by July 1, 2005. CEA Market Research projects that 4.3 million digital televisions were sold in 2003 and 11.0 million will be sold in 2005. The increasing amounts of digital programming broadcast in high definition is driving growth in the HDTV market, including large-screen HDTVs based on microdisplay technologies. The greater than 50” large-screen HDTV market is expected to grow by 37% from 2004 to 2008, with an estimated 2.5 million total units of all microdisplay technologies to be sold in 2008 according to iSuppli/ Stanford Resources. Brillian is currently focusing a majority of Brillian resources on penetrating the premium segment of this market.
      Within the home electronics market, there is a continuing trend toward larger and higher-resolution video screens for home entertainment systems. Picture quality, including high resolution, high contrast ratio, and a high pixel fill factor, continues to gain importance in the HDTV market. Brillian believes consumers are willing to spend more for higher quality entertainment in their homes to support their diverse television, video, Internet, and other digital entertainment needs. Brillian believes that microdisplays will become a primary avenue for delivering large-screen HDTVs.
      Currently, the large-screen, rear-projection HDTV market is being served primarily by incumbent cathode ray tube, or CRT, technology as well as by emerging digital micromirror device, or DMD, and high-temperature polysilicon technologies. A CRT is an electronic display device that utilizes three projection devices to create a full motion, full color image. Brillian believes projection CRTs present resolution, size, weight, cost, and performance issues. DMDs are a proprietary product of Texas Instruments, which calls this technology DLP. DLPs, which are silicon based, are reflective devices containing an array of individually movable micromirrors, one for each pixel. DLPs are relatively expensive to manufacture, especially for larger devices with higher resolutions, and the manufacturing facilities involve major capital investments. Brillian believes DLPs have image quality issues, particularly related to contrast ratio, unwanted video artifacts, and color distortion. High-temperature polysilicon microdisplays use a transmissive technology and are available from only two large Japanese companies. High-temperature polysilicon microdisplays require special optics and are large and expensive. Brillian believes the transmissive nature of high-temperature polysilicon suffers from a low pixel fill factor, which produces an undesirable screen door effect on the image.
      The large-screen HDTV market is also being served by flat panel plasma technology. Plasma screens tend to be expensive to manufacture, especially in larger screen sizes, and experience screen burn-in and pixel longevity issues. Thin film transistor liquid crystal displays, or TFT LCDs, may also be used in the large-screen HDTV market. TFT LCDs, however, are expensive to manufacture in larger screen sizes and exhibit a very pronounced screen door effect in larger screen sizes. Motorola has announced carbon nanotube technology designed to enable manufacturers to design large flat panel displays that exceed the image quality characteristics of plasma and TFT LCDs at lower costs. Motorola states that it is in discussions with electronics manufacturers in Europe and Asia to license the technology for commercialization. At this time, Brillian cannot assess the performance of that technology or the effect, if any, it will have on the large-screen HDTV market.
      Finally, liquid crystal on silicon microdisplays also are used in the large-screen HDTV market. Brillian’s proprietary Gen II LCoS products have a high contrast ratio and high pixel fill factor, and Brillian believes that they provide superior performance to the liquid crystal on silicon technologies produced by Brillian’s competitors.

Near-to-Eye Applications
      The near-to-eye market for microdisplays consists of an established electronic viewfinder market and an emerging high-resolution viewer market. In the high-resolution near-to-eye markets, professional applications in the industrial, medical, and military markets have been the first to develop. These markets demand superior image quality and high resolution for image, video, and multimedia applications. Wearable computing, endoscopic surgery, augmented reality systems, and riflescope applications are examples of product categories in this segment. Examples of products emerging in professional and commercial applications include wearable products for enterprise network access, head-mounted displays for night vision systems, and viewers for test and measurement systems. As prices for high-resolution near-to-eye microdisplays decline, Brillian expects professional and commercial applications to broaden.
      Brillian believes the consumer market will be the largest unit volume near-to-eye microdisplay market. Consumers in this market demand high-information content and power-efficient displays with increasing functionality and smaller sizes. Anticipated initial applications include head-mounted display products for video games, portable DVD viewers, and secondary monitors for privately viewing notebook computers. Head-mounted microdisplays provide features that are unavailable in current video game products. These features include head tracking and stereo and 3-D vision, which Brillian believes provide superior game immersion and realism. Products currently offered in the head-mounted video game market have low resolution and have experienced limited market success. By contrast, Brillian believes liquid crystal on silicon microdisplays offer high resolution and a much improved video game experience.
      Direct-view displays currently are the primary means of viewing content in portable devices. Delivery of high-information content through a small, direct-view display in a portable device, however, presents difficult technological challenges and human interface issues. As portable products become smaller, their direct-view displays also become smaller, limiting the information content and visual experience offered. Small direct-view displays can offer limited types of data, often involve cumbersome navigation, and usually present information only in black and white. Larger direct-view displays that can present more information and full-screen content, color, and motion consume battery power quickly, do not offer superior image quality, and are relatively costly.
      Brillian believes the only available microdisplay technologies targeting portable near-to-eye applications are high-temperature polysilicon and other transmissive silicon technologies, organic light emitting diode, or OLED, on silicon, and liquid crystal on silicon. An OLED is an electronic device that emits bright light upon the application of an electrical current. Brillian believes that high-temperature polysilicon and other transmissive silicon technologies have been unable to deliver resolutions at or above Super Video Graphics Display (SVGA) (800 pixels by 600 pixels) with acceptable video performance or image quality. Due to their organic nature, OLED-based microdisplays suffer from short lifetimes and need to use color filters, which results in a pixelated image. Brillian believes that its LCoS microdisplays provide the best commercially available solution for high-resolution, color, near-to-eye applications.
Strategy
      Brillian’s goal is to become a leader in the premium segment of the large-screen HDTV market as well as to become a leading supplier of microdisplays to OEMs for both projection and near-to-eye applications. Key elements of Brillian’s strategy include the following:

Develop and Leverage Key Customer Relationships in the HDTV Market
      Brillian seeks to develop key customer relationships with leading companies in the HDTV market. Brillian is currently targeting private label retail opportunities with high-end audio/video manufacturers, distributors of high-end consumer electronics products, and consumer electronics retailers. Brillian’s strategy also provides its audio/video manufacturer customers with the opportunity to bundle their electronics with Brillian HDTVs into an integrated entertainment system. This bundling of the electronics with the HDTV provides increased sales opportunities for Brillian’s audio/video manufacturer customers and simplifies the purchase decision for the ultimate consumer. Brillian believes its strategy of targeting multiple sales channels will enable it to increase sales at a faster pace, expand its customer base, and achieve efficiencies of scale. Additionally, Brillian believes that this strategy will allow it to leverage the brand names and marketing resources of its key customers in order to drive increased sales of its products.

Leverage Brillian Virtual Manufacturing Model
      Brillian plans to utilize third-party contract manufacturers and assemblers to produce its HDTVs, which incorporate the LCoS microdisplays Brillian manufactures. This strategy results in a scalable business model; enables Brillian to concentrate on its core competencies of research and development, technological advances, and product design; and reduces its capital expenses. Brillian expects its virtual manufacturing strategy to allow it to maintain a variable cost model, in which it will not pay many of its manufacturing costs until its HDTVs have been shipped and billed to its customers.

Advance Brillian’s Technological Leadership
      In the HDTV market, Brillian plans to utilize its technological expertise to advance its industry-leading position in terms of picture quality through increased resolution, higher contrast ratios, and greater pixel fill factors. In the near-to-eye market, Brillian plans to utilize its extensive intellectual property portfolio and technological expertise to provide competitive advantages and extend the functionality of its products. Brillian intends to continue to develop its technology to increase the performance of its near-to-eye products while reducing their size, weight, cost, and power consumption.

Pursue Additional Strategic Relationships
      Brillian intends to enter into additional strategic relationships with leading companies serving its target markets in order to extend its technology and enhance its business and competitive position. In the HDTV market, Brillian seeks contract manufacturers, component suppliers, and designers that further its goal of providing a superior product while advancing its competitive position. In the microdisplay markets for OEMs, Brillian seeks strategic relationships to enhance its ability to offer value-added microdisplay products, address new markets, gain market share, and maintain technological leadership.

Capitalize on Brillian’s LCoS Manufacturing Expertise and Increase its Manufacturing Efficiencies
      Brillian seeks to emphasize extensive manufacturing expertise with respect to its LCoS microdisplays. Brillian utilizes its advanced manufacturing line at its Tempe, Arizona facility with its experienced manufacturing team to produce its LCoS microdisplays. Brillian seeks to increase its manufacturing efficiencies, yields, and quality to reduce the cost and speed the delivery of its LCoS microdisplays. Brillian stress manufacturing processes and seek to leverage its participation in both the HDTV and near-to-eye markets.

Provide Value-Added Customer Service for OEMs
      Brillian plans to foster strong and long-lasting customer relationships by providing OEM customers with the most advanced microdisplays for their products. Brillian offers a range of microdisplay products designed to satisfy varying OEM customer needs in the most efficient manner. Brillian attempts to enhance the competitive position of its OEM customers by providing them with high-quality microdisplay products on a timely and cost-effective basis that enable them to increase the functionality, reduce the size, lower the cost, and enhance the user experience of their own products. To do so, Brillian works to improve its productivity, to reduce costs, and to speed the delivery of its microdisplay products. Brillian also devotes considerable effort to support its OEM customers after the purchase of its microdisplay products.
Products

Large-Screen, High-Definition Televisions
      Brillian’s initial HDTV product is an HDTV monitor with a screen size of 65 inches. This television is designed to compete in the premium segment of the large-screen HDTV market. This product has an on-screen contrast ratio of up to 2000:1 and has a 16:9 aspect ratio. It has a resolution of 720p (also known as HDTV1) utilizing Brillian’s BR768 microdisplay.
      Brillian is currently developing HDTVs that will integrate a television tuner compliant with Advanced Television Systems Committee (ATSC) standards with its HDTV monitor product, and anticipates initial shipments of this product to occur during 2005. Brillian also has under development an integrated television product with a resolution of 1080p (also known as HDTV2) and anticipates initial shipments of this product to occur late in 2005. Brillian is also currently evaluating, and anticipate developing, new platforms with different screen sizes or modifications in overall dimensions, from its initial HDTV product.

Microdisplay Product Line
      Brillian offers a broad line of LCoS microdisplay products and subsystems that OEMs can integrate into proprietary HDTV products, home theater projectors, and near-to-eye applications. Brillian’s microdisplay products include a line of LCoS display imagers and associated application specific integrated circuits, or ASICs, that provide driver, controller, and converter functions that operate the imager. An ASIC is a semiconductor designed for a specific application. Brillian’s imager products have resolutions and sizes designed for specific market segment applications. The following table sets forth certain information regarding Brillian’s currently available imagers and Brillian’s BR1920 and BR1080 imagers currently in development.

Model Number	Resolution	Applications

BR768	HDTV1 (720p) (720 pixels × 1280 pixels)	Rear-projection HDTV
BR1080	HDTV2 (1080i) (1080 pixels by 1920 pixels) and Wide Ultra Extended Graphics Array (WUXGA) (1920 pixels × 1200 pixels)	Rear-projection HDTV and other high-performance video applications
BR1920	HDTV2 (1080i) (1080 pixels by 1920 pixels) and Wide Ultra Extended Graphics Array (WUXGA) (1920 pixels × 1200 pixels)	Rear-projection HDTV and other high-performance video applications
Z86D-3	SVGA (800 pixels × 600 pixels)	Near-to-eye
      Brillian has provided prototypes of Brillian BR1920 and BR1080 imagers to potential customers for evaluation. Brillian’s product line also includes optical modules for near-to-eye applications. Optical modules include illumination, prisms, color separators and combiners, and lenses to provide complete display products. Brillian offerings also include development kits, schematic plans, and specifications, or reference designs, in order to accelerate time to market for its OEM customers.

Projection Applications
      Brillian’s microdisplay product line addresses the needs of several projection markets: the OEM rear-projection HDTV market with screen sizes of greater than 50 inches and the front-projection home theater market. Additionally, Brillian serves several smaller projection markets, including photo printers and digital cinema. For projection applications, Brillian offers products with SXGA and HDTV1 resolution and are developing products with HDTV2 resolution.

Near-to-Eye Applications
      Brillian produces products to serve the near-to-eye market, including SVGA imagers, display modules, and reference designs. Brillian’s display modules allow OEM customers to focus on end-product design and packaging, because they can use Brillian’s full-color SVGA resolution microdisplay as a drop-in assembly.
      Brillian’s near-to-eye products typically are mounted in a headset and provide image magnification. The magnified image appears to the user with the clarity, size, and resolution of a computer monitor. These products also are compact, lightweight, and highly energy efficient. With high resolution and small size, Brillian believes LCoS microdisplays offer unique advantages for these wearable and portable products. Products based on LCoS microdisplays have long lifetimes, can be made lightweight with low power requirements, and display sharp, bright images. Brillian’s LCoS microdisplays also withstand wide ambient temperature ranges, a feature that is important for industrial and portable applications. In addition, Brillian’s associated ASICs enable fast rendering of images, an important attribute for viewing full-motion video.
      To date, Brillian’s near-to-eye product sales have been concentrated in specific industrial, medical, and military applications. Product shipments have included LCoS microdisplays for monocular and binocular head-mounted displays, video telescopes, surgical microscopes, and riflescopes. Brillian is developing microdisplays for use in headsets for video games. These microdisplay headset products are designed to provide users with an enhanced video game experience by allowing greater immersion into the game. Brillian also is pursuing the development of microdisplay-based monocular or binocular displays for use in various high-information content portable electronic devices, such as portable DVD viewers, mobile handsets, PDAs, and wireless Internet appliances.
Sales and Marketing
      Brillian is marketing its HDTVs to various OEMs and distributors for sale to their customers. These customers include high-end audio/video manufacturers, as well as distributors of high-end consumer electronics products, and consumer electronics retailers. Brillian’s sales and marketing strategy is designed to enable consumer electronics resellers and consumer retail stores to address the premium portion of the HDTV market. Brillian’s strategy with high-end audio/video manufacturers is also designed to enable those manufacturers to bundle their electronics with Brillian’s HDTVs into an integrated entertainment system. Brillian initially plan to sell its HDTV products in the United States. Brillian expects to capitalize on opportunities in the Asian market through strategic alliances and in the European market either directly or through strategic alliances.
      Brillian markets its LCoS microdisplays to OEMs through a direct technical sales force, and through distributors. A staff of in-house engineering personnel directs and aids all sales personnel. Brillian’s approach is to become a critical partner to its OEM customers rather than simply a component supplier by playing an integral role in the design and development of their products. Potential customers welcome Brillian’s technological expertise and broad industry relationships because they do not always have the core competencies and relationships necessary to develop and commercialize products incorporating microdisplays.
      Sales in Asia and Europe represented approximately 62% of Brillian’s net sales in the first quarter of 2005, approximately 45% of Brillian’s net sales in 2004, approximately 44% of Brillian’s net sales in 2003, and approximately 33% of Brillian’s net sales in 2002.
Customers
      Brillian’s initial HDTV product is targeted at the premium segment of the large-screen HDTV market. This premium market segment generally consists of screen sizes greater than 50 inches and retail prices greater than $6,000. The typical consumer in this segment generally will be features driven and desire the best picture available.
      OEM products that have been announced to date for near-to-eye applications include the following:

•	video game, personal video player, and medical head-mounted devices from I-Display Systems;

•	a night vision headset by Trivisio;

•	a headset for wearable computers designed by Shimadzu and currently offered in Hitachi and Xybernaut products;

•	a viewer for a medical microscope by Zeiss;

•	a riflescope viewer by Brashear.
      Brillian also has announced design relationships with Baranti and Holoeye.

      OEM customers in the projection market include SEOS, Kaiser Electronics, and Zhejiang. SEOS introduced a specialty rear-projection monitor for flight simulators with a 40,000:1 contrast ratio. Kaiser Electronics has announced the use of Brillian’s microdisplays in its Joint Strike Force fighter and commercial aviation cockpit displays. Zhejiang utilizes Brillian’s microdisplays in its consumer photo printers.
      For the three months ended March 31, 2005, sales to SEOS Ltd., BAE Systems Avionics, and I-O Display accounted for 23%, 15%, and 13%, respectively, of our net sales. For the three months ended March 31, 2004, sales to I-O Display, Kodak, and Zehda Technology accounted for approximately 28%, 25%, and 22%, respectively, of our net sales.
      For the year ended December 31, 2004, sales to I-O Display Systems, TQ Systems, Inc., Eastman Kodak, and Zhejiang Jincheng accounted for approximately 19%, 18%, 15%, and 13%, respectively, of Brillian’s revenue. For the year ended December 31, 2003, sales to TQ Systems, Inc., Eastman Kodak, and Brashear accounted for approximately 14%, 14%, and 12%, respectively, of Brillian’s revenue. No other customer accounted for more than 10% of Brillian’s revenue during those periods. Sales to Eastman Kodak resulted from Brillian providing advanced product development services for microdisplay imagers under a $500,000 contract that extended through December 31, 2004. Sales to Brashear resulted from providing advanced development services for microdisplay imagers under a $599,000 contract that extended through November 30, 2003 and the sale of microdisplays and ASIC products on a purchase order basis. Brillian anticipates that its initial HDTV sales will be to a limited number of customers.
      Brillian’s engineering, sales, and marketing professionals are actively involved with an OEM customer during all phases of prototype design, production, and product marketing by providing technical and marketing assistance. In most cases, Brillian’s technical staff works with each OEM customer in the development stage to identify potential improvements to the design of the customer’s product in parallel with the customer’s efforts. Brillian helps its OEM customers incorporate its microdisplays into their products, thereby reducing the time required to bring their products to market. This assistance helps customers accelerate their design process and achieve cost-effective and manufacturable designs, as well as facilitating a smooth transition into high-volume production.
Manufacturing
      Brillian utilizes an advanced manufacturing line in Brillian’s Tempe facility to manufacture and test its LCoS microdisplay imagers. The manufacturing facility is fully equipped in all areas of manufacturing, including front-end, back-end, packaging, and test. The front-end processes are conducted in side-by-side Class 100 and Class 1000 clean rooms. Back-end manufacturing, packaging, and test procedures are all conducted in a Class 1000 clean room. Brillian has an extensive quality control program and maintains quality systems and processes that meet or exceed the demanding standards set by many leading OEMs in Brillian’s targeted industries. Brillian has received ISO 9001:2000 certification of its manufacturing facility and corporate headquarters in Tempe, Arizona. Brillian bases its quality control program upon statistical process control, which advocates continual quantitative measurements of crucial parameters and uses those measurements in a closed-loop feedback system to control the manufacturing process. Brillian performs product life testing to help ensure long-term product reliability. Brillian analyzes results of product life tests and take actions to refine the manufacturing process or enhance the product design.
      Brillian employs a virtual manufacturing model through third-party relationships for its HDTV products. After production and testing, Brillian plans to ship its LCoS imagers to a light engine manufacturer, which combines Brillian’s LCoS imagers with a lamp and an optical core or prism set to complete the light engine. Currently, Brillian is manufacturing light engines. Separately, one of Brillian contractors assembles a printed circuit board, or PCB, which contains the necessary electronics and color management systems. The light engine, the PCB, a screen, a case, and other necessary components are then shipped to Brillian’s assembler for final assembly into an HDTV. In 2004, Brillian invested $2.1 million for equipment and tooling to produce HDTV products.

      Brillian believes its virtual manufacturing strategy provides a scalable business model; enables Brillian to concentrate on its core competencies of research and development, technological advances, and product design; and reduces its capital expenditures. In addition, Brillian expects this strategy to reduce significantly its inventory costs because it will not pay many of its manufacturing costs until it has actually shipped its HDTVs to its customers and billed those customers for those products.
      Brillian does not have long-term agreements with any of its contract manufacturers or assemblers that guarantee production capacity, prices, lead times, or delivery schedules. The strategy of relying on those parties exposes Brillian to vulnerability owing to its dependence on a few contract manufacturers or assemblers. Brillian may establish relationships with other contract manufacturers or assemblers in order to reduce its dependence on any one source of supply.
Suppliers
      In Brillian’s HDTV products, Brillian manufactures and supplies the LCoS microdisplay, which utilizes a silicon backplane manufactured for Brillian by SMIC. Suntron Corporation currently is producing for Brillian a light engine designed by JDS Uniphase Corporation, which consists of a lamp from OSRAM, an optical core or prism set, a projection lens, and Brillian LCoS microdisplays, but is outsourcing the light engine in the future. Brillian then contracts for the assembly of the following components: a printed circuit board assembled by TFS containing a video processing integrated circuit from Pixelworks; a screen from Toppan; and a case designed by IDEO. Suntron Corporation performs the final assembly of Brillian HDTVs. The remote control is manufactured for Brillian by SMK.
      Components and raw materials constitute a substantial portion of Brillian’s LCoS microdisplay costs. The principal components and raw materials Brillian uses in producing its LCoS microdisplays consist of specialized glass, silicon wafers, ASICs, liquid crystal, and packaging materials.
      Brillian’s procurement strategy is to secure alternative sources of supplies for the majority of these materials. Many of these materials, however, must be obtained from a sole or limited number of foreign suppliers, which subjects Brillian to the risks inherent in obtaining materials from foreign sources, including supply interruptions and currency fluctuations. Brillian has no short-, medium-, or long-term contracts with any of its suppliers. Brillian purchases all of its components and raw materials on a purchase-order basis. Brillian’s suppliers generally are meeting its requirements, and it believes its strategic supplier alliances have further strengthened its relations with offshore suppliers.
Research and Development
      Brillian’s research and development programs focus on advancing technology, developing design and manufacturing processes, and expanding Brillian’s technology to serve new markets. Brillian has assembled an experienced research and development team by hiring personnel formerly employed by various of the pioneers in the microdisplay industry. In the HDTV product line, Brillian is also researching system component and design platforms. Brillian’s research and development activities include the following:

•	Silicon backplane design to reduce size and cost, increase resolution and performance, decrease power consumption, and integrate driver functionality.

•	Projection optics, color science, and display characterization to optimize the link between the science of LCoS and the end-user experience.

•	ASIC design to combine and enhance functionality, reduce cost, and improve HDTV picture quality.

•	Basic research and development to characterize, test, and incorporate new liquid crystal solutions, silicon substrates, and glass. Brillian engineers and scientists continue to investigate alternative combinations of materials to improve picture quality, cost, and manufacturability.

•	Printed circuit board design.

•	LCoS package and test development programs.
      Research and development expenses were $2.0 million and $2.5 million for the three months ended March 31, 2005 and 2004, respectively. Research and development expenses were $8.7 million, $7.4 million, and $8.4 million for the years ended December 31, 2004, 2003, and 2002, respectively.
Intellectual Property
      Brillian relies on a variety of intellectual property methods, including patents, trade secrets, trademarks, confidentiality agreements, licensing agreements, and other forms of contractual provisions, to protect and advance its intellectual property. Brillian has developed and patented a full suite of intellectual property for the microdisplay market. Brillian holds patents in various technological arenas, including display technologies, optical system illumination technologies, and display drive electronics, and Brillian owns fully functioning reference designs. In total, Brillian holds 51 issued U.S. patents, has 45 U.S. patents pending, and holds exclusive licenses for 12 U.S. patents. Of Brillian’s issued U.S. patents, several have been issued as patents in foreign jurisdictions, and 22 more are pending abroad. Brillian’s patents are system and design patents relating to the production of its imagers, ASICs, optical modules, and light engines and extend from the year 2012 to the year 2023. The patents enhance Brillian’s ability to protect its unique technical developments.
      Brillian also has a non-exclusive, royalty bearing license agreement with JDS Uniphase Corporation. The agreement licenses to Brillian certain proprietary technology and know-how related to the production of light engines.
      Brillian currently has trademarked two brand names. The LCoS trademark describes the technology that makes up the microdisplay. The Brillian trademark describes the microdisplay product itself. Both of these trademarks have recognition in the display community and are being promoted and used by Brillian to gain product awareness.
Competition
      Brillian’s HDTVs will encounter competition from a number of the world’s most recognized consumer electronics companies, such as JVC, Panasonic, Philips, Samsung, Sharp, Sony, Thompson, and Toshiba. Other companies, such as Dell, Hewlett-Packard, Gateway, and ViewSonic, could directly or indirectly compete with Brillian’s HDTVs. All of these companies have greater market recognition, larger customer bases, and substantially greater financial, technical, marketing, distribution, and other resources than Brillian possess, which afford them competitive advantages over Brillian.
      For microdisplays used in third-party televisions, Brillian believes that Texas Instruments, JVC, Hitachi, Aurora Systems, SpatiaLight, Epson, and Sony constitute its principal competitors. Texas Instruments has developed a digital micromirror device, which is referred to as DLP, that competes with Brillian’s LCoS technology. JVC, Hitachi, eLCOS, UMO, Aurora, and SpatiaLight are developing or producing liquid crystal on silicon microdisplays that compete with Brillian’s LCoS microdisplays based on their own technology. The market participation of these companies is expected to spur the market penetration of liquid crystal on silicon microdisplays. Brillian believes that its proprietary Gen II LCoS products provide superior performance to the liquid crystal on silicon technologies produced by its competitors.
      Brillian believes that eMagin, Epson, and Sony constitute Brillian’s principal competitors for microdisplays used in near-to-eye products. eMagin manufactures a product using OLED on silicon, while Epson and Sony manufacture transmissive high-temperature polysilicon microdisplays, which is a type of microdisplay that can be used in some of the same applications as liquid crystal on silicon microdisplays.

Numerous other established and start-up companies are also pursuing similar and related technologies that may compete with Brillian’s LCoS technology.
      Positive factors in Brillian’s competitive position result from its broad liquid crystal on silicon capabilities, mature technologies, and high-volume LCoS microdisplay manufacturing capabilities. A number of Brillian’s competitors, however, are large multinational companies that have greater market recognition and substantially greater financial, technical, marketing, distribution, and other resources than Brillian possesses and that afford them competitive advantages.
Technology Purchases and Strategic Investments
      In August 1997, Brillian entered into a strategic alliance with National Semiconductor Corporation for the development of LCoS microdisplay products and, in July 1999, Brillian purchased certain assets and licensed silicon technologies from National Semiconductor relating to LCoS microdisplays. In August 1999, Brillian licensed certain technology of S-Vision Corporation, a former microdisplay competitor that had recently ceased operations. In the second quarter of 2002, Brillian purchased all of the intellectual property of Inviso, a privately held company with numerous patents and proprietary technology related to microdisplay development that had recently ceased operations.
      In January 2002, Brillian hired seven key technical persons formerly employed by Zight Corporation, a private company focused on microdisplays for personal display system applications. At that time, Zight had ceased operations. Brillian then purchased certain fixed assets of Zight at a liquidator’s auction for approximately $600,000. Following that auction, Brillian then negotiated with the representatives of the defunct Zight Corporation to purchase its intellectual property for approximately $2.0 million.
      As part of an impairment charge, which was the result of the test for recoverability of long-lived assets under SFAS No. 144, Brillian wrote down its intangible assets, including the assets purchased from National Semiconductor, S-Vision, Inviso, and Zight, to zero at the end of 2004.
      In March 2001, Brillian invested $1.25 million in Silicon Bandwidth, Inc., a privately held company providing unique semiconductor and optoelectronic interconnect solutions based upon multiple, patented, proprietary technologies. Brillian has worked closely with Silicon Bandwidth to design unique, cost-effective, reconfigurable packaging platforms for LCoS microdisplays. In the second quarter of 2004, Brillian recorded a write-down of $131,000 due to impairment in the value of Silicon Bandwidth, Inc.
      In July 2002, Brillian invested $5.0 million plus $81,000 in legal fees in ColorLink, Inc., a worldwide leader in the development and manufacture of color management technologies for microdisplays. ColorLink’s products consist of color management components and system architectures that are critical for digital projection systems that use high-resolution microdisplays. Those projection systems include color monitors, high-definition televisions, and multimedia projectors. Brillian sold this investment to JDS Uniphase in the fourth quarter of 2004 for $5.1 million.
Government Regulation
      Brillian’s operations are subject to certain federal, state, and local regulatory requirements relating to environmental, waste management, health, and safety matters. There can be no assurance that material costs and liabilities will not arise from complying with these or from new, modified, or more stringent requirements. In addition, Brillian’s past, current, or future operations may give rise to claims of exposure by employees or the public or to other claims or liabilities relating to environmental, waste management, or health and safety concerns.
      Brillian’s microdisplay manufacturing operations create a small amount of hazardous waste, including various epoxies, gases, inks, solvents, and other wastes. The amount of hazardous waste Brillian produces may increase in the future depending on changes in its operations. The general issue of the disposal of hazardous waste has received increasing focus from federal, state, local, and international governments and agencies and has been subject to increasing regulation.
Backlog
      As of March 31, 2005, Brillian had a back-log of orders of approximately $1.5 million. As of December 31, 2004, Brillian had a back-log of orders of approximately $1.5 million. The backlog of orders as of December 31, 2003 and December 31, 2002 was approximately $111,000 and $554,000, respectively. Brillian’s backlog consists of orders for which purchase orders have been received and which are scheduled for shipment within six months. Most orders are subject to rescheduling or cancellation with limited penalties. Because of the possibility of customer changes in product shipments, Brillian’s backlog as of a particular date may not be indicative of sales for any succeeding period.
Employees
      At March 31, 2005, Brillian employed a total of 112 persons. Brillian considers its relationship with its employees to be good, and none of Brillian’s employees are represented by a union in collective bargaining with it.
      Competition for qualified personnel in Brillian’s industry is very competitive, particularly for engineering and other technical personnel. Brillian’s success depends in part on its continued ability to attract, hire, and retain qualified personnel.
Legal Proceedings
      Brillian currently is not involved in any legal proceeding that it believes would have a material adverse effect on its business or financial condition.

Brillian’s Management
Directors and Executive Officers
      The following table sets forth certain information regarding Brillian’s directors, executive officers, and key employees:

Name	Age	Position

Jack L. Saltich	60	Chairman of the Board
Vincent F. Sollitto, Jr.	56	President, Chief Executive Officer, and Director
David P. Chavoustie	60	Director
David N.K. Wang	56	Director
John S. Hodgson	52	Director
Robert L. Melcher	65	Chief Technology Officer
Wayne A. Pratt	44	Vice President, Chief Financial Officer, Secretary, and Treasurer
William T. Fox	48	Senior Vice President of Sales
Hope S. Frank	45	Vice President of Marketing and Communications
Rajan N. Kapur	52	Vice President of Development
Henning C. Stauss	48	Vice President of Manufacturing
Rainer L. Kuhn	44	Vice President of Sales and Product Marketing
      Jack L. Saltich has been the Chairman of the Board of Brillian since Brillian’s formation. Mr. Saltich has served since July 1999 as a director and the President and Chief Executive Officer of TFS, the electronic manufacturing services company that spun off all Brillian common stock to its stockholders in September 2003. Mr. Saltich served as Vice President of Advanced Micro Devices from May 1993 until July 1999; as Executive Vice President of Applied Micro Circuits Corp. from January 1991 until March 1993; and as Vice President of VLSI from July 1988 until January 1991. Mr. Saltich held a variety of executive positions with Motorola from July 1971 until June 1988. These positions included serving as an Engineering Manager from May 1974 until January 1980, an Operations Manager from January 1980 until May 1982, a Vice President and Director of the Bipolar Technology Center from May 1982 until June 1986, and a Vice President and Director of the Advanced Product Research and Development Laboratory from June 1986 until June 1988. Mr. Saltich also serves as a member of the board of directors of Immersion Corporation, a public company that develops, licenses, and markets haptic technology and products; and a member of the board of directors of Vitex Systems, Inc., a private company that commercializes transparent ultra-barrier films for use in flat panel displays.
      Vincent F. Sollitto, Jr. has been the President and Chief Executive Officer and a director of Brillian since June 2003. Mr. Sollitto served as President and Chief Executive Officer of Photon Dynamics, Inc., a provider of yield management solutions for flat panel displays, from June 1996 until January 2003. From August 1993 to June 1996, Mr. Sollitto served as the General Manager of Business Unit Operations for Fujitsu Microelectronics Inc., a semiconductor and electronics company. From April 1991 to August 1993, Mr. Sollitto served as the Executive Vice President of Technical Operations at Supercomputer Systems, Incorporated. Prior to joining Supercomputer Systems, Incorporated, Mr. Sollitto spent 21 years in various management positions at International Business Machines Corporation, including Director of Technology and Process. Mr. Sollitto serves as a director of Applied Films Corporation, a thin film deposition equipment company, and Ultratech Stepper, Inc., a photolithography equipment company, each of which is a public company.
      David P. Chavoustie has been a director of Brillian since September 2003. Mr. Chavoustie has served since April 1998 as Executive Vice President of Sales and Marketing of ASML, a manufacturer of lithography equipment used to manufacture semiconductors. From April 1992 until March 1998,

Mr. Chavoustie held several positions with Advanced Micro Devices, Inc., a semiconductor company, including Vice President/ General Manager Customer Specific Products Division, Vice President/ General Manager Embedded Processor Division, and Vice President Worldwide Sales/ Marketing — Vantis (a wholly owned subsidiary of AMD). From 1985 to 1992, Mr. Chavoustie held various Brillian positions with VLSI Technology, Inc., an ASIC semiconductor company, including Sales Director, Vice President Sales and Corporate Marketing, and Senior Vice President/ General Manager ASIC Products. From 1974 to 1984, Mr. Chavoustie held various Brillian sales positions with Advanced Micro Devices, including area sales — Southeast United States, regional sales manager, and district sales manager — Upstate New York. Mr. Chavoustie has served as a director of TFS since January 2000.
      David N.K. Wang has been a director of Brillian since September 2003. Dr. Wang has served as Executive Vice President of Applied Materials, Inc., a manufacturer of semiconductor wafer fabrication equipment, since December 2000 and as a member of the Global Executive Committee, which took the place of the Office of the President in October 2002. Dr. Wang served in the Office of the President from January 1998 to October 2002, as Senior Vice President from 1993 to 2000, and Group Vice President from 1990 to 1993. Prior to that, Dr. Wang had been a divisional Vice President. Dr. Wang joined Applied Materials in 1980 as Manager, Process Engineering and Applications.
      John S. Hodgson has been a director of Brillian since September 2003. Mr. Hodgson served as Senior Vice President and Chief Financial Officer of iLinc Communications, Inc., a public company that provides integrated Web and audio conferencing solutions, from July 2004 to March 2005, and continues to serve as a consultant for that company. Mr. Hodgson served as Chief Financial Officer of FlipChip International, LLC, an advanced semiconductor bumping services company, from February 2004 until July 2004. Mr. Hodgson was engaged as a consultant in several arrangements from October 2003 until February 2004. Mr. Hodgson served as Chief Financial Officer for the High Tech Institute, a private company that provides post-secondary education in the technology and allied health care fields, from December 2002 until October 2003. Mr. Hodgson served as Chief Financial Officer for Simula, Inc., a public company that provides crash restraint and energy absorption technologies, from February 2002 until January 2003. Mr. Hodgson served as Chief Financial Officer for FEI Company, a public company engaged in semiconductor equipment production, from May 2000 until February 2002. Mr. Hodgson served as Chief Financial Officer for Motion Systems, Inc., a private company, from June 1999 until May 2000. Mr. Hodgson served as Vice President and Chief Financial Officer for Integrated Process Equipment Corp., a public company engaged in semiconductor equipment production, from 1994 until June 1999.
      Robert L. Melcher has been the Chief Technology Officer of Brillian since its formation. Dr. Melcher served as the Chief Technology Officer of TFS from October 1999 until Brillian spin-off from TFS. Prior to joining TFS, Dr. Melcher was employed at IBM in a variety of management positions since 1970. He served as the Program Leader for Projection Displays from 1993 to 1999 and as Director of the Physical Sciences Department from 1990 to 1993.
      Wayne A. Pratt has been Vice President, Chief Financial Officer, Secretary, and Treasurer of Brillian since its formation. Mr. Pratt served as Senior Vice President and Chief Financial Officer of Limelight Networks, LLC, a provider of outsourced e-business infrastructure and IP delivery services, from April 2002 until joining Brillian in April 2003. Mr. Pratt was Senior Vice President and Chief Financial Officer of Axient Communications, Inc., a venture capital-backed telecommunications company, from February 2000 until January 2001; Senior Vice President-Operations of Verde Capital Partners, LLC, a venture capital firm, from November 1999 until January 2000; Senior Vice President and Chief Financial Officer for Frontier Global Center, Inc., a web hosting company, from March 1998 until November 1999; Senior Vice President and Chief Financial Officer for Global Center, Inc., a web hosting company, from January 1997 until its acquisition by Frontier Global Center, Inc. in February 1998; and Vice President and Chief Financial Officer of Primenet Services for the Internet, Inc., a nationwide ISP, from December 1995 until its acquisition by Global Center, Inc. in January 1997. Mr. Pratt was Director of Financial Reporting for Swift Transportation Co., Inc., a national publicly owned trucking company, from August 1994 until December 1995. From July 1986 until August 1994, Mr. Pratt held various positions with KPMG LLP, most recently as a Senior Manager. In July 2001, Axient Communications, Inc. filed a voluntary petition for protection from creditors under Chapter 11 of the U.S. Bankruptcy Code.
      William T. Fox has been Senior Vice President of Sales of Brillian since December 2004. Prior to joining Brillian Mr. Fox most recently was Senior Vice President and Group General Manager of the A/ V Sales Group for Sharp Electronics. Prior to that, Mr. Fox spent 23 years at Sony electronics Inc., where he held a number of executive sales and marketing positions, including serving as Senior Vice President, Consumer Systems & Applications, overseeing marketing for the Home Entertainment Products Division, and heading sales for both the Eastern and Western regions of the United States.
      Hope S. Frank has been Vice President of Marketing and Communications of Brillian since January 2004. Prior to joining Brillian company, Ms. Frank served as Vice President of Communications for Photon Dynamics, Inc. from January 2002 until March 2003. Prior to joining Photon Dynamics, Ms. Frank served as President of Strategy 10X from January 2000 until January 2002. Prior to Strategy 10X, Ms. Frank served as President of Frank Harrison Perez Corporation from 1998 until December 2000.
      Rajan N. Kapur has been Vice President of Development of Brillian since November 2003. Prior to that, from Brillian formation until November 2003, Dr. Kapur served as Brillian Senior Director of Personal Display Systems. Dr. Kapur served as Senior Director of TFS from January 2002 until Brillian spin-off from TFS. Prior to joining TFS, Dr. Kapur served as Vice President-Engineering for Zight Corporation from February 2000 to November 2001 with principal responsibilities for developing display backplanes, interface ASICs, evaluation kits, and reference designs for binocular and monocular applications. Dr. Kapur served as Director of Engineering for Cirrus Brillian Logic with which he was employed from August 1985 to March 1998. He was a member of the Technical Staff of AT&T Bell Labs from March 1982 to July 1985.
      Henning C. Stauss has been Vice President of Manufacturing of Brillian since November 2003. Prior to that, from Brillian formation until November 2003, Mr. Stauss served as Brillian Senior Director of Operations. Mr. Stauss served as Senior Director-LCoS Operations of TFS from January 2001 until Brillian spin-off from TFS, where he led the LCoS Manufacturing and Process Engineering departments and created the wafer scale manufacturing line by using well-known semiconductor manufacturing equipment and blending them with LCD processes for making LCoS devices. Mr. Stauss joined TFS as Director of LCD Manufacturing in August 1997. Prior to joining TFS, Mr. Stauss was leading the product development and pilot production of Optrex in Germany, a major manufacturer of LCD’s for automotive and telecommunication applications.
      Rainer L. Kuhn has been Vice President of Sales and Product Marketing of Brillian since its formation. Mr. Kuhn served as the Senior Director of Sales and Marketing of TFS from February 2003 until Brillian spin-off from TFS and as Senior Director of Sales-Personal Display Systems from January 2002 until February 2003. Prior to joining TFS, Mr. Kuhn was Director of Marketing, Product Management, and Business Development for Zight Corporation from February 1998 to November 2001. Mr. Kuhn held various Brillian management positions with Lexmark International from March 1997 to February 1998 and various Brillian marketing and sales positions with Siemens Corp. from June 1987 to March 1997.
      Directors hold office until the next annual meeting of stockholders or until their successors have been elected and qualified. Officers serve at the pleasure of the board of directors.
      There are no family relationships among any of Brillian’s directors, officers, or key employees. Brillian considers Mr. Sollitto, Dr. Melcher, Mr. Pratt, and Mr. Fox to be executive officers and the other individuals, who are not independent directors, to be key employees.
Meetings and Committees of Brillian’s Board of Directors
      Brillian’s bylaws authorize the board of directors to appoint among its members one or more committees, each consisting of one or more directors. Brillian’s board of directors has established three standing committees: an Audit Committee, a Compensation Committee, and a Nominations and Corporate

Governance Committee. The primary purpose of the Audit Committee is to select the independent certified public accountants to conduct the independent audit of the financial statements of Brillian; review the annual financial statements, any significant accounting issues, and the scope of the audit with the independent auditors; and discuss with the auditors any other audit-related matters that may arise during the year. The Compensation Committee reviews and acts on matters relating to compensation levels and benefit plans for the key executives. The purpose of the Nominations and Corporate Governance Committee is to assist the board of directors in fulfilling its responsibility to nominate and approve qualified new members to the board of directors in accordance with Brillian’s certificate of incorporation and bylaws; to develop and recommend to the board of directors a set of corporate governance principles; and to oversee the selection and compensation of committees of the board of directors.
Director Compensation and Other Information
      Brillian pays each non-employee director an annual retainer fee of $10,000, plus $1,000 for each regular board meeting attended, $500 for each special board meeting attended, and $500 for each committee meeting attended on a day other than the same day as a board meeting. Each non-employee director is required to receive 50% of his annual retainer fee in shares of Brillian common stock. See “Executive Compensation — 2003 Incentive Compensation Plan.” The non-executive Chairman of the Board receives an extra $10,000 per year over the standard non-employee director compensation, with 50% of such fee paid in cash and 50% paid in shares of Brillian common stock, immediately upon election each year after the annual meeting of stockholders. The non-executive Chairman of the Audit Committee receives an extra $10,000 per year over the standard non-employee director compensation, with such fee paid in cash. Brillian also reimburses each non-employee director for travel and related expenses incurred in connection with attendance at board and committee meetings. Employees who also serve as directors receive no additional compensation for their services as a director.
      Each non-employee director receives an automatic grant of options to acquire 15,000 shares of Brillian common stock on the date of his or her first appointment or election to Brillian’s board of directors. Non-employee directors also receive an automatic grant of options to purchase 10,000 shares of Brillian common stock at the time of the meeting of Brillian’s board of directors held immediately following each annual meeting of stockholders.
Executive Compensation
Compensation Philosophy
      Brillian seeks to provide a level of compensation that is competitive with companies similar in both size and industry. Brillian’s compensation philosophy is intended to create value for its stockholders through long-term growth in sales and earnings and the alignment of the interests of management with those of stockholders. The total compensation package consists of base salary, executive health benefit and perquisite program, annual incentive bonuses, and stock option grants. This package is intended to tie a significant portion of the total compensation of Brillian executives to Brillian’s performance and creation of stockholder value.

Summary of Cash and Other Compensation
      The following table sets forth, for the fiscal years ended December 31, 2003 and 2004, the total compensation for services in all capacities to Brillian and to TFS received by Brillian’s Chief Executive Officer and Brillian’s most highly compensated executive officers whose aggregate compensation exceeded $100,000 for the fiscal year ended December 31, 2004.
Summary Compensation Table

					Long-Term Compensation Awards

	Annual Compensation(1)					Securities
					Restricted Stock	Underlying		All Other
Name and Principal Position	Year		Salary ($)(2)	Bonus ($)	Award(s) ($)(3)	Options (#)(4)		Compensation ($)(5)

Vincent F. Sollitto, Jr.	2004		$261,831	—	—	75,000		—
President, Chief	2003	(6)	$149,552	—	$27,501	250,000		—
Executive Officer, and Director
Robert L. Melcher	2004		$184,696	—	—	9,000		—
Chief Technology	2003		$200,551	—	$20,000	21,000	(7)	$16,181
Officer
Wayne A. Pratt	2004		$136,414	—	—	30,000		—
Vice President,	2003	(6)	$92,545	—	$14,001	50,000		$70
Chief Financial Officer, Secretary, and Treasurer

(1)	Certain executive officers also received certain perquisites, the value of which did not exceed 10% of the annual salary and bonus, including a car allowance in 2003 paid by TFS and Brillian on behalf of Dr. Melcher.

(2)	Amounts for 2003 include compensation of $68,744, $142,308, and $51,154 paid by TFS to Mr. Sollitto, Dr. Melcher, and Mr. Pratt, respectively.

(3)	Fair market value as of September 4, 2003 as determined by the board of directors. At December 31, 2004, Mr. Sollitto held 8,468 shares, Dr. Melcher held 8,537 shares, and Mr. Pratt held 5,046 shares, all of which are subject to certain transfer and forfeiture restrictions. The foregoing restricted shares equal the total number of shares awarded to those individuals during 2003 and 2004. All such shares have vested. The fair market value of such shares as of December 31, 2004 was $29,215 for Mr. Sollitto, $29,453 for Dr. Melcher, and $17,409 for Mr. Pratt.

(4)	The exercise prices of all stock options granted were at prices believed by the board of directors to be equal to the fair market value of Brillian common stock on the date of grant.

(5)	Amounts shown for fiscal 2003 represent (a) term life insurance premiums of $695 and $292 paid by TFS and Brillian, respectively, on behalf of Dr. Melcher; (b) term life insurance premiums of $41 and $29 paid by TFS and Brillian, respectively, on behalf of Mr. Pratt; and (c) an executive benefits package of $5,520 and $1,061 paid by TFS and Brillian, respectively, on behalf of Dr. Melcher.

(6)	Mr. Sollitto became President and Chief Executive Officer in June 2003, and Mr. Pratt has been Chief Financial Officer, Secretary, and Treasurer since May 2003.

(7)	Does not include 37,532 options to acquire Brillian common stock that were granted during 2003 in order to reflect the division of the pre-spin-off TFS options into amended TFS options and new options to acquire Brillian common stock, as none of Dr. Melcher’s options to acquire TFS common stock were granted during 2003.

Option Grants
      The following table sets forth certain information with respect to stock options granted to the officers listed during the fiscal year ended December 31, 2004.
Option Grants in Last Fiscal Year

	Individual Grants				Potential Realizable
					Value at Assumed Annual
	Number of	Percent of			Rates of Stock Price
	Securities	Total Options			Appreciation for
	Underlying	Granted to	Exercise		Option Term(2)
	Options	Employees in	Price	Expiration
Name	Granted	Fiscal Year(1)	per Share	Date(1)	5%	10%

Vincent F. Sollitto, Jr.	75,000	24.57%	$7.97	5/13/2014	$375,922	$952,660
Robert L. Melcher	9,000	2.95%	$7.97	5/13/2014	$45,111	$114,319
Wayne A. Pratt	30,000	9.83%	$7.97	5/13/2014	$150,369	$381,064

(1)	Of Mr. Sollitto’s, Dr. Melcher’s, and Mr. Pratt’s options, 12% vested November 13, 2004, and 2% of such options vest each month thereafter. Of Mr. Fox’s options, 12% vested on May 9, 2005, and 2% of such options vest each month thereafter.

(2)	Potential gains are net of the exercise price, but before taxes associated with the exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with the rules of the SEC and do not represent Brillian’s estimate or projection of the future price of Brillian common stock. Actual gains, if any, on stock option exercises will depend upon the future market prices of Brillian common stock.
Option Exercises and Option Holdings
      The following table sets forth certain information with respect to options exercised during fiscal 2004 by the listed officers and options held by such officers as of December 31, 2004.
Aggregated Option Exercises in Last Fiscal Year and
Fiscal Year-End Option Values

			Number of Unexercised		Value of Unexercised
			Options at		In-the Money Options at
	Shares		Fiscal Year-End		Fiscal Year-End(1)
	Acquired	Value
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Vincent F. Sollitto, Jr.	—	—	73,000	252,000	—	—
Robert L. Melcher	—	—	43,759	23,773	—	—
Wayne A. Pratt	—	—	20,866	59,134	—	—

(1)	Calculated based upon the December 31, 2004, Nasdaq National Market last reported sale price of $3.45 per share, multiplied by the number of shares held, less the aggregate exercise price for such shares.
Employment and Other Agreements
      Brillian has no written employment contracts with any of its executive officers. Brillian does have, however, employment letters and signed terms-and-conditions agreements with certain employees. Brillian offers its employees medical, dental, life, and disability insurance benefits. Brillian’s executive officers and other key personnel are eligible to receive incentive bonuses and are eligible to receive stock options under Brillian’s incentive compensation plan.

401(k) Profit Sharing Plan
      On August 26, 2003, Brillian adopted a 401(k) profit sharing plan for which its employees generally are eligible. The plan is intended to qualify under Section 401(k) of the Internal Revenue Code, so that contributions to the plan by employees or by Brillian and the investment earnings on the contributions are not taxable to the employees until withdrawn. Brillian’s contributions are deductible by it when made. Brillian employees may elect to reduce their current compensation by an amount equal to the maximum of 25% of total annual compensation or the annual limit permitted by law ($13,000 in 2004 for people under the age of 50) and to have those funds contributed to the plan. Although Brillian may make matching contributions to the plan on behalf of all participants, it has not made any contributions since the plan’s adoption.
2003 Incentive Compensation Plan
      Brillian’s 2003 incentive compensation plan is designed to attract, motivate, retain, and reward executives, employees, officers, directors, and independent contractors, by providing such persons with annual and long-term performance incentives to expend their maximum efforts in the creation of stockholder value. The 2003 incentive compensation plan was adopted by the board of directors on August 26, 2003, when Brillian was a wholly owned subsidiary of TFS, and approved by Brillian’s stockholder, TFS, on August 26, 2003. Under the 2003 incentive compensation plan, an aggregate of 1,650,000 shares of common stock were originally available for issuance pursuant to options granted to acquire common stock, the direct granting of restricted common stock and deferred stock, the granting of stock appreciation rights, and the granting of dividend equivalents. On the first day of each fiscal year, an additional number of shares equal to 4% of the total number of shares then outstanding is added to the number of shares that may be subject to the granting of awards. As of March 31, 2005, there were outstanding options to acquire 1,595,507 shares of Brillian common stock under the 2003 incentive compensation plan. In addition, an aggregate of 56,194 shares of restricted common stock had been granted under the 2003 incentive compensation plan as of March 31, 2005.
      The 2003 incentive compensation plan may be administered by the board of directors or a committee of the board of directors. The committee or the board of directors determines the persons to receive awards, the type and number of awards to be granted, the vesting and exercisability of the award, and any other conditions to which the award is subject. Awards may be settled in the form of cash, shares of common stock, other awards, or other property in the discretion of the committee or the board of directors.
      The committee or the board of directors, in its discretion, may accelerate the exercisability, the lapsing of restrictions, or the expiration of deferral or vesting periods of any award, and such accelerated exercisability, lapse, expiration, and, if so provided in the award agreement, vesting will occur automatically in the case of a “change in control” of Brillian. Upon the occurrence of a change in control, if so provided in the award agreement, stock options and certain stock appreciation rights may be cashed out based on a “change in control price,” which will be the higher of (1) the cash and fair market value of property that is the highest price per share paid in any reorganization, merger, consolidation, liquidation, dissolution, or sale of substantially all of the assets of Brillian, or (2) the highest fair market value per share at any time during the 60 days before and 60 days after a change in control.
      The board of directors may amend, alter, suspend, discontinue, or terminate the 2003 incentive compensation plan or the committee’s authority to grant awards without further stockholder approval, except stockholder approval must be obtained for any amendment or alteration if such approval is required by law or regulation or under the rules of any stock exchange or quotation system on which shares of Brillian common stock are then listed or quoted. Unless terminated earlier by the board of directors, the 2003 incentive compensation plan will terminate at such time as no shares of common stock remain available for issuance under the plan and the company has no further rights or obligations with respect to outstanding awards under the plan.

      Each of Brillian’s non-employee directors is required to receive 50% of his or her annual retainer fee in shares of Brillian common stock. The non-executive Chairman of the Board of Directors also receives 50% of his fee in shares of Brillian common stock. Each of Brillian’s non-employee directors receives an automatic grant of options to acquire 15,000 shares of Brillian common stock on the date of his or her first appointment or election to Brillian’s board of directors. Brillian’s non-employee directors also receive an automatic grant of options to purchase 10,000 shares of Brillian common stock at the time of the meeting of the board of directors held immediately following each annual meeting of stockholders. All of the stock paid as fees to Brillian directors, and each of the options granted to Brillian directors, is granted under the 2003 incentive compensation plan.
2003 Employee Stock Purchase Plan
      Brillian’s 2003 employee stock purchase plan is designed to encourage stock ownership in Brillian by Brillian’s employees, thereby enhancing employee interest in Brillian’s continued success. The 2003 employee stock purchase plan was adopted by Brillian’s board of directors on August 26, 2003, and approved by Brillian’s stockholder, TFS, on August 26, 2003. The 2003 employee stock purchase plan became effective upon Brillian’s spin-off from TFS. A total of 200,000 shares of Brillian common stock was initially reserved for issuance under the 2003 employee stock purchase plan. Under the 2003 employee stock purchase plan’s terms, the board of directors has appointed the compensation committee to administer the 2003 employee stock purchase plan. The 2003 employee stock purchase plan gives broad powers to the committee to administer and interpret the 2003 employee stock purchase plan. On January 26, 2005, Brillian’s board of directors amended the 2003 employee stock purchase plan to increase the number of shares that may be issued under the 2003 employee stock purchase plan to 400,000, and stockholders approved at the amendment at the 2005 annual stockholders’ meeting on May 12, 2005.
      The 2003 employee stock purchase plan permits employees to purchase Brillian common stock at a favorable price and possibly with favorable tax consequences to the participants. All employees of Brillian and of those subsidiaries designated by the board of directors are eligible to participate in any of the purchase periods of the 2003 employee stock purchase plan after completing six months of continued employment. However, any participant who would own (as determined under the Internal Revenue Code), immediately after the grant of an option, stock possessing 5% or more of the total combined voting power or value of all classes of the stock of Brillian will not be granted an option under the 2003 employee stock purchase plan.
      The 2003 employee stock purchase plan is implemented in a series of successive offering periods, each with a maximum duration of 24 months. The initial offering period, however, began September 16, 2003 and ended on December 31, 2003. If the fair market value per share of Brillian common stock on any purchase date is less than the fair market value per share on the start date of a 24-month offering period, then that offering period will automatically terminate, and a new 24-month offering period will begin on the next business day. All participants in the terminated offering will be transferred to the new offering period.
      Eligible employees may elect to participate in the 2003 employee stock purchase plan on January 1 or July 1 of each year. Subject to certain limitations determined in accordance with calculations set forth in the 2003 employee stock purchase plan, a participating employee is granted the right to purchase shares of common stock on the last business day on or before each January 1 and July 1 during which the employee is a participant in the 2003 employee stock purchase plan. Upon enrollment in the 2003 employee stock purchase plan, the participant authorizes a payroll deduction, on an after-tax basis, in an amount of not less than 1% and not more than 10% of the participant’s compensation on each payroll date. Unless the participant withdraws from the 2003 employee stock purchase plan, the participant’s option for the purchase of shares will be exercised automatically on each exercise date, and the maximum number of full shares subject to the option will be purchased for the participant at the applicable exercise price with the accumulated plan contributions then credited to the participant’s account under the 2003 employee stock purchase plan. The option exercise price per share may not be less than 85% of the lower of the market price on the first day of the offering period or the market price on the exercise date, unless the participant’s entry date is not the first day of the offering period, in which case the exercise price may not be lower than 85% of the greater of the market price on the first day of the offering period or the market price of the common stock on the entry date.
      As required by tax law, no participant may receive an option under the 2003 employee stock purchase plan for shares that have a fair market value in excess of $25,000 for any calendar year, determined at the time the option is granted. Any funds not used to purchase shares will remain credited to the participant’s bookkeeping account and applied to the purchase of shares of common stock in the next succeeding purchase period. No interest is paid on funds withheld, and those funds are used by Brillian for general operating purposes.
      No 2003 employee stock purchase plan contributions or options granted under the 2003 employee stock purchase plan are assignable or transferable, other than by will or by the laws of descent and distribution or as provided under the 2003 employee stock purchase plan. During the lifetime of a participant, an option is exercisable only by that participant. The expiration date of the 2003 employee stock purchase plan will be determined by the board and may be made any time following the close of any six-month exercise period, but may not be longer than 10 years from the date of the grant. If Brillian dissolves or liquidates, the offering period will terminate immediately prior to the consummation of that action, unless otherwise provided by the board. In the event of a merger or a sale of all or substantially all of Brillian’s assets, each option under the 2003 employee stock purchase plan will be assumed or an equivalent option substituted by the successor corporation, unless the board, in its sole discretion, accelerates the date on which the options may be exercised. The unexercised portion of any option granted to an employee under the 2003 employee stock purchase plan will be automatically terminated immediately upon the termination for any reason, including retirement or death, of the employee’s employment.
      The 2003 employee stock purchase plan provides for adjustment of the number of shares for which options may be granted, the number of shares subject to outstanding options, and the exercise price of outstanding options in the event of any increase or decrease in the number of issued and outstanding shares as a result of one or more reorganizations, restructurings, recapitalizations, reclassifications, stock splits, reverse stock splits, or stock dividends.
      The board or the committee may amend, suspend, or terminate the 2003 employee stock purchase plan at any time, provided that such amendment may not adversely affect the rights of the holder of an option and the 2003 employee stock purchase plan may not be amended if such amendment would in any way cause rights issued under the 2003 employee stock purchase plan to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Internal Revenue Code, or would cause the 2003 employee stock purchase plan to fail to comply with Rule 16b-3 under the Exchange Act.
      Brillian’s stockholders will not have any preemptive rights to purchase or subscribe for the shares reserved for issuance under the 2003 employee stock purchase plan. If any option granted under the 2003 employee stock purchase plan expires or terminates for any reason other than having been exercised in full, the unpurchased shares subject to that option will again be available for purposes of the 2003 employee stock purchase plan.
Indemnification Under Brillian’s Certificate of Incorporation and Bylaws and Indemnification Agreements
      The certificate of incorporation of Brillian provides that no director will be personally liable to Brillian or its stockholders for monetary damages for breach of a fiduciary duty as a director, except to the extent such exemption or limitation of liability is not permitted under the Delaware General Corporation Law (the “Delaware GCL”). The effect of this provision in Brillian’s certificate of incorporation is to eliminate the rights of Brillian and its stockholders, either directly or through stockholders’ derivative suits brought on behalf of Brillian, to recover monetary damages from a director for breach of the fiduciary duty of care as a director except in those instances described under the Delaware GCL. Brillian also has adopted provisions in its bylaws that require Brillian to indemnify its directors, officers, and certain other representatives against expenses and certain other liabilities arising out of their conduct on behalf of Brillian to the maximum extent and under all circumstances permitted by law. In addition, Brillian has entered into indemnity agreements with its directors and executive officers confirming the provisions of Brillian’s certificate of incorporation and bylaws. Indemnification may not apply in certain circumstances to actions arising under the federal securities laws.
Certain Relationships and Related Transactions
Real Property Sublease
      Jack L. Saltich, our Chairman of the Board, has served since July 1999 as a director and the President and Chief Executive Officer of TFS. In connection with our spin-off from TFS, we and TFS entered into a Real Property Sublease Agreement, under which we lease office and manufacturing space in the TFS headquarters building. The term of the sublease expires December 16, 2009, with automatic one-year renewal terms thereafter unless either party elects to terminate the sublease upon notice delivered at least six months prior to the expiration of the then applicable sublease term. The agreement also sets forth certain circumstances under which all or a portion of the sublease may be terminated without penalty. We lease approximately 55,781 square feet of the building from TFS and share certain common areas in the building with TFS. Our fixed monthly base rent payable to TFS is approximately $61,592.
Other Services by TFS
      TFS provides printed circuit board assembly and test services for our high-definition televisions.
Security Ownership of Certain Beneficial Owners and Management of Brillian
      The following table sets forth certain information regarding the beneficial ownership of Brillian common stock on July 31, 2005, except as indicated, by (1) each director and each named executive officer of Brillian, (2) all directors and executive officers of Brillian as a group, and (3) each person known by Brillian to own more than 5% of its common stock.

	Number of
	Shares
	Beneficially	Percent of
Name of Beneficial Owner	Owned(1)	Ownership

Directors and Named Executive Officers:
Jack L. Saltich(3)	195,456	2.6%
Vincent F. Sollitto, Jr.(4)	190,218	2.54%
David P. Chavoustie(5)	30,646	*
David N.K. Wang(6)	28,333	*
John S. Hodgson(7)	38,333	*
Robert L. Melcher(8)	50,492	*
Wayne A. Pratt(9)	45,016	*
William T. Fox(10)	16,500	*
All directors and executive officers as a group (eight persons)	594,994	7.89%
5% Stockholders:
Federated Investors, Inc.(11)	788,400	10.7%

*	Less than 1% of the outstanding shares of common stock

(1)	Includes, when applicable, shares owned of record by such person’s minor children and spouse and by other related individuals and entities over whose shares of common stock such person has custody, voting control, or power of disposition. Also includes shares of common stock that the identified person had the right to acquire within 60 days of May 1, 2005 by the exercise of vested stock options.

(2)	The percentages shown include the shares of common stock that the person will have the right to acquire within 60 days of July 31, 2005. In calculating the percentage of ownership, all shares of common stock which the identified person will have the right to acquire within 60 days of July 31, 2005 upon the exercise of vested stock options are deemed to be outstanding for the purpose of computing the percentage of shares of common stock owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of shares of common stock owned by any other person.

(3)	Includes 185,250 shares of common stock issuable upon exercise of vested stock options and 10,206 shares of common stock held by Jack L. Saltich and Pamela C. Saltich, Trustees of Saltich Trust U/ A dated 12/17/91.

(4)	Includes 180,250 shares of common stock issuable upon exercise of vested stock options.

(5)	Includes 30,646 shares of common stock issuable upon exercise of vested stock options.

(6)	Includes 28,333 shares of common stock issuable upon exercise of vested stock options.

(7)	Includes 38,333 shares of common stock issuable upon exercise of vested stock options.

(8)	Includes 50,492 shares of common stock issuable upon exercise of vested stock options.

(9)	Includes 45,016 shares of common stock issuable upon exercise of vested stock options.

(10)	Includes 16,500 shares of common stock issuable upon exercise of vested stock options.

(11)	The information is as reported on Schedule 13G as filed with the SEC on February 14, 2005. The address of Federated Investors, Inc. is Federated Investors Tower, 5800 Corporate Drive, Pittsburgh, Pennsylvania 15222-3779. Federated Investors, Inc. has sole voting and dispositive power with respect to all such shares.
Description of Brillian Capital Stock
      Brillian is authorized to issue 60,000,000 shares of common stock, $.001 par value, and 10,000,000 shares of undesignated preferred stock, $.001 par value. The following description of Brillian capital stock is intended to be a summary and does not describe all provisions of Brillian’s certificate of incorporation or bylaws or Delaware law applicable to Brillian. For a more thorough understanding of the terms of Brillian’s capital stock, you should refer to Brillian’s certificate of incorporation and bylaws, which are included as exhibits to the Form S-4 registration statement of which this joint proxy statement/ prospectus is a part.
Common Stock
      The holders of common stock are entitled to one vote per share on all matters to be voted upon by stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably dividends as may be declared by the board of directors out of funds legally available for that purpose. In the event of Brillian’s liquidation, dissolution, or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock. The common stock has no preemptive or conversion rights, other subscription rights, or redemption or sinking fund provisions.
Preferred Stock
      Brillian’s certificate of incorporation authorizes Brillian’s board of directors, without any vote or action by the holders of Brillian common stock, to issue preferred stock from time to time in one or more series. Brillian’s board of directors is authorized to determine the number of shares and to fix the designations, powers, preferences, and the relative, participating, optional, or other rights of any series of preferred stock. Issuances of preferred stock would be subject to the applicable rules of the Nasdaq National Market or other organizations on which Brillian’s securities are then quoted or listed. Depending upon the terms of preferred stock established by Brillian’s board of directors, any or all series of preferred stock could have preference over the common stock with respect to dividends and other distributions and upon Brillian liquidation. If any shares of preferred stock are issued with voting powers, the voting power of the outstanding common stock would be diluted. Brillian’s board of directors has designated one series of preferred stock. See “Description of Capital Stock — Stockholder Rights Plan.”
Transfer Agent and Registrar
      The transfer agent and registrar for Brillian’s common stock is The Bank of New York. The transfer agent’s address is 101 Barclay Street, Suite 11E, New York, New York 10286 and its telephone number is (800) 524-4458.
Anti-Takeover Effects

General
      Brillian’s certificate of incorporation, Brillian’s bylaws, and the Delaware General Corporation Law contain certain provisions that could delay or make more difficult an acquisition of control of Brillian not approved by Brillian’s board of directors, whether by means of a tender offer, open market purchases, a proxy context, or otherwise. These provisions have been implemented to enable Brillian, particularly but not exclusively in the initial years of Brillian’s existence as an independent, publicly owned company, to develop Brillian’s business in a manner that will foster Brillian’s long-term growth without disruption caused by the threat of a takeover not deemed by Brillian’s board of directors to be in the best interests of Brillian and its stockholders. These provisions could have the effect of discouraging third parties from making proposals involving an acquisition or change of control of Brillian even if such a proposal, if made, might be considered desirable by a majority of Brillian’s stockholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of Brillian’s current management without the concurrence of Brillian’s board of directors.
      There is set forth below a description of the provisions contained in Brillian’s certificate of incorporation and bylaws and the Delaware General Corporation Law that could impede or delay an acquisition of control of Brillian that Brillian’s board of directors has not approved. This description is intended as a summary only and is qualified in its entirety by reference to Brillian’s certificate of incorporation and bylaws, which are included as exhibits to the Form S-4 registration statement of which this joint proxy statement/ prospectus is a part, as well as the Delaware General Corporation Law.

Number of Directors; Removal; Filling Vacancies
      Brillian’s certificate of incorporation and bylaws provide that the number of directors shall be fixed only by resolution of Brillian’s board of directors from time to time. Brillian’s certificate of incorporation provides that directors may be removed by stockholders only both for cause and by the affirmative vote of at least 66 2/3% of the shares entitled to vote. Brillian’s certificate of incorporation and bylaws provide that vacancies on the board of directors may be filled only by a majority vote of the remaining directors or by the sole remaining director.

Stockholder Action
      Brillian’s certificate of incorporation provides that stockholder action may be taken only at an annual or special meeting of stockholders. This provision prohibits stockholder action by written consent in lieu of a meeting. Brillian’s certificate of incorporation and bylaws further provide that special meetings of stockholders may be called only by the chairman of the board of directors, the chief executive officer, or a majority of the board of directors. Stockholders are not permitted to call a special meeting or to require Brillian’s board of directors to call a special meeting of stockholders.

      The provisions of Brillian’s certificate of incorporation and bylaws prohibiting stockholder action by written consent may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called as provided above. These provisions would also prevent the holders of a majority of the voting power of Brillian stock from unilaterally using the written consent procedure to take stockholder action. Moreover, a stockholder could not force stockholder consideration of a proposal over the opposition of the board of directors by calling a special meeting of stockholders prior to the time a majority of the whole board, Brillian’s chairman, or Brillian’s chief executive officer believes such consideration to be appropriate.

Advance Notice for Stockholder Proposals and Director Nominations
      Brillian’s bylaws establish an advance notice procedure for stockholder proposals to be brought before any annual or special meeting of stockholders and for nominations by stockholders of candidates for election as directors at an annual meeting or a special meeting at which directors are to be elected. Subject to any other applicable requirements, including, without limitation, Rule 14a-8 under the Exchange Act, only such business may be conducted at a meeting of stockholders as has been brought before the meeting by, or at the direction of, Brillian’s board of directors, or by a stockholder who has given Brillian’s corporate secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. The presiding officer at such meeting has the authority to make such determinations. Only persons who are nominated by, or at the direction of, Brillian’s board of directors, or who are nominated by a stockholder that has given timely written notice, in proper form, to Brillian’s corporate secretary prior to a meeting at which directors are to be elected will be eligible for election as directors.
      To be timely, notice of nominations or other business to be brought before any meeting must be delivered to Brillian’s corporate secretary not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year; provided, however, that if the annual meeting is not scheduled to be held within a period that commences 30 days before and ends 30 days after such anniversary date, such advance notice shall be given by the later of

(1) the close of business on the date 90 days prior to the date of the annual meeting, or

(2) the close of business on the tenth day following the date that the meeting date is first publicly announced or disclosed.
      Any stockholder that gives notice of a proposal must provide the text of the proposal to be presented, a brief written statement of the reasons why the stockholder favors the proposal, the stockholder’s name and address, the number and class of all shares of each class of Brillian stock owned, any material interest the stockholder may have in the proposal, other than as a stockholder of Brillian, and, in the case of any person that holds stock through a nominee or “street name” holder of record of such stock, evidence establishing such person’s indirect ownership of Brillian stock and entitlement to vote on the matter proposed at the meeting.
      The notice of any nomination for election as a director must set forth all of the following information:

•	the name of the nominee;

•	the number and class of all shares of each class of Brillian stock beneficially owned by the nominee;

•	the information regarding the nominee required by paragraphs (a), (e), and (f) of Item 401 of Regulation S-K adopted by the SEC;

•	the signed consent of each nominee to serve as a director if elected;

•	the nominating stockholder’s name and address;

•	the number and class of shares of Brillian stock owned by such nominating stockholder; and

•	in the case of any person that holds Brillian stock through a nominee or “street name” holder of record of such stock, evidence establishing such person’s indirect ownership of Brillian stock and entitlement to vote on the matter proposed at the meeting.

Amendments to Bylaws
      Brillian’s certificate of incorporation provides that only Brillian’s board of directors or the holders of at least 66 2/3% of the shares entitled to vote at an annual or special meeting of stockholders have the power to amend or repeal Brillian’s bylaws.

Amendment of the Certificate of Incorporation
      Any proposal to amend, alter, change, or repeal any provision of Brillian’s certificate of incorporation requires approval by the affirmative vote of a majority of the voting power of all of the shares of Brillian capital stock entitled to vote on such matters, with the exception of certain provisions of Brillian’s certificate of incorporation that require a vote of at least 66 2/3% of such voting power.

Preferred Stock
      Brillian’s certificate of incorporation authorizes Brillian’s board of directors to issue one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of such series. Brillian’s board of directors has designated the Series A Preferred Stock, which is described in the section entitled “Description of Capital Stock — Stockholder Rights Plan.”
      Brillian believes that the ability to issue additional preferred stock will provide Brillian with increased flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs that may arise. Having such authorized shares available for issuance will allow Brillian to issue shares of preferred stock without the expense and delay of a special stockholders’ meeting. The authorized shares of preferred stock, as well as Brillian common stock, will be available for issuance without further action by Brillian stockholders, unless such action is required by applicable law or the rules of the Nasdaq National Market or other organizations on which Brillian’s securities are then quoted or listed. Brillian’s board of directors has the power, subject to applicable law, to issue additional series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer, or other takeover attempt. For instance, subject to applicable law, such series of preferred stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction.

Delaware Business Combination Statute
      Section 203 of the Delaware General Corporation Law applies to Brillian. Section 203 provides that, subject to certain exceptions, a corporation shall not engage in any “business combination” with any “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder unless the following conditions have been satisfied:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares); or

•	on or subsequent to such time, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.
      Section 203 generally defines an “interested stockholder” to include the following:

•	any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% of more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; and

•	the affiliates and associates of any such person.

      Section 203 generally defines a “business combination” to include the following:

•	mergers and sales or other dispositions of 10% or more of the assets of the corporation with or to an interested stockholder;

•	certain transactions resulting in the issuance or transfer to the interested stockholder of any stock of the corporation or its subsidiaries;

•	certain transactions that would result in increasing the proportionate share of the stock of the corporation or its subsidiaries owned by the interested stockholders; and

•	receipt by the interested stockholder of the benefit, except proportionately as a stockholder, of any loans, advances, guarantees, pledges, or other financial benefits.
      Under certain circumstances, Section 203 makes it more difficult for a person that would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period, although a company’s certificate of incorporation or stockholder-adopted bylaws may exempt a corporation from the restrictions imposed by Section 203. Neither Brillian’s certificate of incorporation nor Brillian’s bylaws exempt Brillian from the restrictions imposed by Section 203. It is anticipated that the provisions of Section 203 may encourage companies interested in acquiring Brillian to negotiate in advance with Brillian’s board of directors since the stockholder approval requirement would be avoided if the board of directors approves, prior to the time the acquirer becomes an interested stockholder, either the business combination or the transaction that results in the acquirer becoming an interested stockholder.
Stockholder Rights Plan

General
      Brillian’s board of directors has adopted a stockholder rights plan (the “Rights Plan”). Under the Rights Plan, one preferred share purchase right (a “Right”) is issued and attached to each outstanding share of common stock. Each Right entitles the registered holder to purchase from Brillian one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), at a price of $40.00 per one one-thousandth of a share of Series A Preferred Stock (the “Purchase Price”), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement dated as of September 2, 2003, as the same may be amended from time to time (the “Rights Agreement”), between Brillian and The Bank of New York, as rights agent (the “Rights Agent”).
      The following description of the Rights is only a summary and is qualified in its entirety by reference to the Rights Agreement, which is included as an exhibit to the Form S-4 registration statement of which this joint proxy statement/prospectus is a part.

The Rights; Certificates
      The Rights will initially trade with, and will be inseparable from, the common stock. Until the earlier to occur of (1) 10 days following a public announcement that a person or group of affiliated or associated persons (with certain exceptions provided in the Rights Agreement, an “Acquiring Person”) has acquired beneficial ownership of 15% or more of the outstanding shares of Brillian’s common stock, or (2) 10 business days (or such later date as may be determined by action of Brillian’s board of directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding shares of common stock (the earlier of such dates being called the “Rights Distribution

Date”), the Rights will be evidenced by the common stock certificates, which will contain a notation incorporating the Rights Agreement by reference. Among other exceptions, any stockholder owning 15% or more of Brillian’s outstanding common stock as of September 17, 2003 is “grandfathered” (and not deemed to be an “Acquiring Person”) under the Rights Plan, and would be permitted to acquire up to 20% of Brillian outstanding common stock before becoming an “Acquiring Person”, as provided (and thus subject to the conditions) in the Rights Agreement. The Rights Agreement was amended to provide that, so long as the merger agreement has not been terminated, neither Syntax nor any of its shareholders or their respective affiliates shall be deemed to be an Acquiring Person.
      The Rights Agreement provides that, until the Rights Distribution Date (or earlier expiration of the Rights), the Rights will be transferred with and only with the common stock. As soon as practicable following the Rights Distribution Date, separate certificates evidencing the Rights, called Right Certificates, will be mailed to holders of record of common stock as of the close of business on the Rights Distribution Date and such separate Right Certificates alone will evidence the Rights.

Exercisability; Exercise Price; Adjustments
      The Rights are not exercisable until the Rights Distribution Date. Until a Right is exercised or exchanged, the holder thereof, as such, will have no rights as a stockholder of Brillian company, including, without limitation, the right to vote or to receive dividends.
      Once exercisable, each Right entitles the registered holder to purchase from Brillian one one-thousandth of a share of Series A Preferred Stock, at the Purchase Price of $40.00 per one one-thousandth of a share of Series A Preferred Stock, subject to adjustment.
      The Purchase Price payable, and the number of shares of Series A Preferred Stock or other securities or property issuable, upon exercise of the Rights is subject to adjustment from time to time to prevent dilution (1) in the event of a stock dividend on, or a subdivision, combination, or reclassification of, the Series A Preferred Stock, (2) upon the grant to holders of the Series A Preferred Stock of certain rights or warrants to subscribe for or purchase Series A Preferred Stock at a price, or securities convertible into Series A Preferred Stock with a conversion price, less than the then-current market price of the Series A Preferred Stock, or (3) upon the distribution to holders of the Series A Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in Series A Preferred Stock) or of subscription rights or warrants (other than those referred to above). The number of outstanding Rights is subject to adjustment in the event of a stock dividend on Brillian common stock payable in shares of common stock or subdivisions, consolidations, or combinations of the common stock occurring, in any such case, prior to the Rights Distribution Date.
      With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares of Series A Preferred Stock (or common stock) will be issued (other than fractions of Series A Preferred Stock that are integral multiples of one one-thousandth of a share of Series A Preferred Stock, which may, at Brillian election, be evidenced by depositary receipts), and in lieu thereof an adjustment in cash will be made based on the current market price of the Series A Preferred Stock or the common stock.

Series A Preferred Stock Provisions
      Shares of Series A Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Series A Preferred Stock will be entitled, when, as, and if declared, to a minimum preferential quarterly dividend payment of the greater of (1) $1.00 per whole share, or (2) an amount equal to 1,000 times the dividend declared per share of common stock. In the event of liquidation, dissolution, or winding up of Brillian, the holders of the Series A Preferred Stock will be entitled to a minimum preferential payment of the greater of (a) $1.00 per whole share, plus any accrued but unpaid dividends, and (b) an amount equal to 1,000 times the payment made per share of common stock. Each share of Series A Preferred Stock will have 1,000 votes, voting together with the common stock. Finally, in the event of any merger, consolidation, or other transaction in which outstanding shares of common stock are converted or exchanged, each share of Series A Preferred Stock will be entitled to receive 1,000 times the amount received per share of common stock. These rights are protected by customary antidilution provisions.
      Because of the nature of the Series A Preferred Stock’s dividend, liquidation, and voting rights, the value of the one one-thousandth interest in a share of Series A Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of common stock.

Flip-In, Flip-Over Rights
      In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person, which will thereupon become void, will thereafter have the right to receive upon exercise of a Right that number of shares of common stock having a market value of two times the exercise price of the Right. This is the so-called “flip-in” provision.
      In the event that, after a person or group has become an Acquiring Person, Brillian is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provisions are required to be made so that each holder of a Right (other than Rights beneficially owned by an Acquiring Person, which will have become void) will thereafter have the right to receive upon the exercise of a Right that number of shares of common stock of the person with whom Brillian has engaged in the foregoing transaction (or its parent) that at the time of such transaction have a market value of two times the exercise price of the Right. This is the so-called “flip-over” provision.
      The Rights Agreement was amended to provide that, so long as the merger agreement has not been terminated, no Distribution Date will be deemed to have occurred solely by reason of the approval, execution, or delivery of the merger agreement, the announcement or consummation of the merger, or the consummation of any of the transactions specifically contemplated by the merger agreement.

Exchange Provision
      At any time after any person or group becomes an Acquiring Person and prior to the earlier of one of the events described in the previous subsection or the acquisition by such Acquiring Person of 50% or more of the outstanding shares of common stock, Brillian board of directors may exchange the Rights (other than Rights owned by such Acquiring Person, which will have become void), in whole or in part, for shares of common stock or Series A Preferred Stock (or a series of Brillian preferred stock having equivalent rights, preferences, and privileges), at an exchange ratio of one share of common stock, or a fractional share of Series A Preferred Stock (or other preferred stock) equivalent in value thereto, per Right.

Redemption
      At any time prior to the time an Acquiring Person becomes such, Brillian’s board of directors may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the “Redemption Price”) payable, at Brillian’s option, in cash, shares of common stock, or such other form of consideration as Brillian’s board of directors shall determine. The redemption of the Rights may be made effective at such time, on such basis, and with such conditions as Brillian’s board of directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of any and all holders of Rights will be to receive the Redemption Price.

Amendment
      For as long as the Rights are outstanding and then redeemable, Brillian may, except with respect to the Redemption Price, amend the Rights Agreement in any manner. This includes the ability to lower the ownership threshold that triggers the “flip-in” provision to as low as 10%. After the Rights are no longer redeemable, Brillian may, except with respect to the Redemption Price, amend the Rights Agreement in any manner that does not adversely affect the interests of holders of the Rights.

Interpretation; Board Approvals
      Brillian’s board of directors has the sole authority to administer the Rights Plan and to exercise all rights and powers granted to Brillian’s board of directors or to Brillian, or as are advisable in the administration of the Rights Plan, including the power to (1) interpret the provisions of the Rights Plan, and (2) make all determinations appropriate for the administration of the Rights Plan, including a determination to redeem or not redeem the Rights, to exchange the Rights, or to amend the Rights Plan. All such interpretations and determinations in good faith are final and binding on the parties, including the Rights holders, and do not subject the board of directors or the directors to any liability to the holders of Rights.

Expiration
      The Rights will expire on September 2, 2013, unless this date is extended or unless the Rights are earlier redeemed or exchanged by us, in each case as provided in the Rights Agreement.
Indemnification of Directors and Officers
Limitation on Liability of Directors
      Brillian’s certificate of incorporation eliminates the personal liability of Brillian’s directors to Brillian and its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption or limitation of liability is not permitted under the Delaware General Corporation Law as currently in effect or as it may be amended after the date of this prospectus. Brillian’s certificate of incorporation also provides that if Delaware law is amended to further eliminate or limit the liability of directors, then the liability of a director will be so eliminated or limited to the fullest extent permitted by the amended law, without further stockholder action. In addition, Brillian’s certificate of incorporation provides that any future repeal or amendment of its terms will not adversely affect any rights of directors existing under the certificate of incorporation with respect to acts or omissions occurring prior to such repeal or amendment. Brillian has also entered into indemnification agreements with Brillian’s directors and officers reflecting Delaware law.
      Under Delaware law as currently in effect, Brillian’s directors remain liable for the following:

•	any breach of their duty of loyalty to Brillian and its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any transaction from which a director derives an improper personal benefit; and

•	any unlawful distributions, under a provision of the Delaware General Corporation Law that makes directors personally liable and that expressly sets forth a negligence standard with respect to such liability.
      The provisions that eliminate liability as described above will apply to Brillian’s officers if they are also directors of Brillian and are acting in their capacity as directors and will not apply to Brillian’s officers who are not directors or who are not acting in their capacity as directors.
Indemnification
      The Delaware General Corporation Law contains provisions permitting and, in some situations, requiring Delaware corporations to provide indemnification to their officers and directors for losses and litigation expenses incurred in connection with their service to the corporation in those capacities. In addition, Brillian has adopted provisions in its bylaws and entered into indemnification agreements that require Brillian to indemnify the directors, officers, and certain other representatives of Brillian against expenses and certain other liabilities arising out of their conduct on behalf of Brillian to the maximum extent and under all circumstances permitted by law. Indemnification includes advancement of reasonable expenses in certain circumstances.

      The Delaware General Corporation Law permits indemnification of a director of a Delaware corporation, in the case of a third-party action, if the director

•	conducted himself or herself in good faith,

•	reasonably believed that

–	in the case of conduct in his or her official capacity, his or her conduct was in the corporation’s best interest, or

–	in all other cases, his or her conduct was at least not opposed to the corporation’s best interest, and

•	in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.
      The Delaware General Corporation Law further provides for mandatory indemnification of directors and officers who are wholly successful on the merits or otherwise in litigation. The Delaware General Corporation Law limits the indemnification that a corporation may provide to its directors in a derivative action in which the director is held liable to the corporation, or in any proceeding in which the director is held liable on the basis of his or her improper receipt of a personal benefit.
Indemnification for Securities Act Liabilities
      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted for directors, officers, or controlling persons pursuant to the foregoing provisions, Brillian has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

INFORMATION REGARDING SYNTAX
      On March 31, 2005, the Board of Directors of Syntax approved a resolution to distribute 100% of the issued and outstanding shares of Lasertech, which was a wholly-owned subsidiary of Syntax, to Syntax’s shareholders of record as of March 31, 2005. This distribution was completed on April 18, 2005. Thus, Lasertech and Syntax are separate legal entities. The financial statements included elsewhere in this joint proxy statement/prospectus and all references to “Syntax” refer to the Home and Personal Entertainment Business of Syntax as it existed historically (excluding Lasertech) and as Syntax now exists after the distribution of Lasertech. Reference in this “Information Regarding Syntax” section to “we,” “us,” “our” and similar expressions refer to Syntax Groups Corporation and its subsidiaries.
Syntax’s Business
Overview
      We design, develop, manufacture and distribute high definition, high definition ready and high definition compatible televisions (HDTVs) in liquid crystal display (LCD) and liquid crystal on silicon (LCoS) formats under the brand name Ölevia for the commercial, home entertainment, and home theater markets. Our product line currently includes flat panel LCD models in diagonal sizes from 20 inch to 42 inch, with larger sizes under development, and a recently introduced 50 inch LCoS model directed primarily at the premium home theater market.
      We believe that the price performance advantages of our larger size LCD models are particularly well suited to an emerging high volume digital television market and that there is no cost-effective alternative to LCD technology in the smaller size televisions.
      Our products are available to the mainstream HDTV markets through leading regional and national consumer electronics retailers, online retailers, and high end boutique audio/video and home entertainment systems integrators and resellers.
      Although we perform final quality acceptance and install tuners, we outsource the manufacture of the electronic components and subassemblies of our LCD products to contract manufacturers in Asia. In conjunction with Taiwan Kolin Co. Ltd. (“Kolin”), our sole source of such components and subassemblies, we jointly select and qualify vendors for LCD panels, electronic components and subassemblies that Kolin does not itself manufacture, and actively participate in discussions of terms and conditions with such vendors. There are several alternative sources for each important component of our products.
Technology
      Currently, there are several leading technologies available for HDTVs, each having its own advantages and disadvantages with respect to the other formats. The direct view technologies are LCD and plasma based panels. The rear projection technologies are high temperature polysilicon (HTPS), digital light processing (DLP) and LCoS. The advantages of each technology are summarized and tabulated below. A “+” indicates an advantage and a “-” indicates a disadvantage. Multiple “+” or “-” indicates a stronger advantage or disadvantage.

•	Black level performance refers to the uniformity of a black screen. There may be visible lighter and darker areas or light leakage at the edges of the screen.

•	Contrast ratio is the difference between the dark part of the picture and the light area of the picture. It is calculated by dividing the peak white level by the light level at the dark part of the picture.

•	Pixel noise may be caused by the technique used to make a pixel either brighter or darker in some technologies. The noise is evident as a visible pixel flicker.

•	Color performance measures the ability of the display to accurately reproduce the colors in a scene, film, television, or digital photography.

•	Panel resolution is limited by the panel’s technology. Some technologies have no inherent practical resolution limits and other technologies have limits that impact image quality and the ability to reproduce fine detail in scenes.

•	Phosphor burn occurs in any plasma or CRT television. Stationary objects permanently burn into the screen and may be seen even when the television is off.

•	Some technologies have visible black lines between individual pixels. These black lines appear as objectionable borders, analogous to looking at the world through a screen door.

•	Mature engine technology refers to the state of development of the light engine in a rear projection television. An immature technology has no standard architecture or widely available standard components. In a mature technology, manufacturers use the same approach to design the light engine and the engine is built with standard widely available components. Mature architectures and components are more cost-effective.

•	Light efficiency refers to the size of the light bulb required to achieve image brightness. One technology may require a 100 watt lamp and another technology may require 200 watts.
Direct View Technologies

	LCD	Plasma

Black level performance	-	+
Contrast ratio performance	-	+
No visible pixel noise	+ +	- -
Color performance	-	+
Resolution per panel size	+ + +	- - -
Screen brightness	+ + +	- - -
Panel cost to manufacture	+ + +	- - -
Phosphor burn	+ + + +	- - - - - -
Rear Projection Technologies

	LCoS	DLP	HTPS

Resolution per panel size	+ + +	- - -	- - -
No visible borders between pixels	+ + +	+ +	- -
No visible pixel noise	+ + +	- - -	+ +
Mature engine technology	- -	+ + +	+ + +
Light efficiency	- -	+ +	- -
Capital equipment cost to manufacture	+ +	+ +	- - -
Projection lens cost	+ +	- -	+
      Cathode ray tube (CRT) television is a specialized vacuum tube in which images are produced when a moving electron beam strikes a phosphorescent surface. Both front and rear projection CRT-based systems suffer from disadvantages of weight, size, cost, resolution, performance, and power consumption issues. We believe that CRT television shipments will decline over the next several years.
      LCD televisions feature a matrix of thin film transistors that supplies voltage to liquid crystal filled cells enclosed between two flat panel glass screens. When hit with an electrical charge, the crystals modulate light generated by a lamp behind the screen, reproducing colors by attenuating particular wavelengths from the spectrum of white light until the correct color is produced.

      In plasma televisions, the display itself consists of cells. Within each cell, two glass panels are separated by a narrow gap in which neon-xenon gas is injected and sealed in plasma form during the manufacturing process. The gas is electrically charged at specific intervals when the plasma set is in use. The charged gas then strikes red, green and blue phosphors, thus creating a television image. Although plasma television technology eliminates the need for the bulky picture tube and electron beam scanning of traditional picture tube televisions, because it still employs the burning of phosphors to generate an image, plasma televisions still suffer from some of the drawbacks of traditional televisions, such as heat generation and screen-burn of static images.
      LCoS microdisplay technology uses a liquid crystal layer that sits on top of a pixelated, reflective mirror substrate. Beneath the substrate exists another layer containing individual transistors to activate each pixel. Light is projected at the reflective surface, but it must first pass through the liquid crystal layer. When a pixel is activated, it modulates the light reaching the reflective surface. Light that is reflected is then magnified and focused onto the screen through a series of lenses. LCoS is a reflective LCD display panel with a high open area ratio.
      Digital micromirror device, or DMD, is a proprietary product of Texas Instruments, which calls this device DLP. DLP technology is found widely in both front and rear projection televisions. At its heart is the digital micromirror device chip that contains a rectangular array of hinge-mounted microscopic mirrors. The mirrors on a DLP chip can either tilt toward the light, creating a pixel of light, or swing away from the light, creating a dark pixel. Because the mirrors are mechanical in nature, and thus are prone to mechanical malfunction, a mirror can become stuck, either on or off, resulting in a single pixel remaining fixed on the screen. Most DLP televisions and projectors use a one-chip design. In order to generate a color image on a one-chip television, the light passes through a spinning color wheel containing cyan, magenta, and yellow filters. This enables a one-chip DLP television to display 16.7 million different colors. In a three-chip design, the need for a color wheel is eliminated, and instead, the white light is divided into three colors through a prism. Each beam is focused onto one dedicated chip for each color, resulting in a very bright, rich color picture. Because of the color wheel, images on a DLP television tend to have a distracting “rainbow” effect resulting from the shifting rainbow of colors.
      High-temperature polysilicon (HTPS) microdisplays use a transmissive technology and are available from only two large Japanese companies. High-temperature polysilicon microdisplays require special optics and are large and expensive. We believe the transmissive nature of HTPS suffers from a low pixel fill factor, which produces an undesirable screen door effect on the image.
Products
      We offer a variety of Ölevia models with various features. Among competitive models, the 20-inch LT20S offers the highest native resolution at 800×600. We believe that the resolution, contrast ratio, and response time are some of the more significant performance indices of LCD televisions. The response time describes how fast a display can change from one image to another. Faster response times result in minimized blurred images and motion lag.
      Models with in-plane switching (IPS) technology achieve the highest contrast ratio at 1200:1 and the fastest response time at 8ms. Currently, IPS technology can be found in our models LT26HVX, LT32HVE, LT32HV, LT37HVE, LT37HVS and LT42HVi.
      The complexity of the retail channel requires strategic product development. In order to avoid channel conflict and fulfill the different requirements of each particular retail store chain, multiple models from a single panel size are created. For example, LT26HVE is designed for national consumer electronics retailers, while LT26HVX is designed to sell through online retailers or distributors.

      The following chart is a list of our current available models as of June 30, 2005.

Model Number (Display Format)	Resolution	Contrast Ratio	Response Time

LT20S (20-inch LCD)	800 × 600	500:1	12 ms
LT26HVE (26-inch LCD)	1280 × 768	750:1	12 ms
LT26HVX (26-inch LCD)	1366 × 768	1200:1	8 ms
LT27HVS (27-inch LCD)	1280 × 720	800:1	12 ms
LT27HVX (27-inch LCD)	1280 × 720	800:1	12 ms
LT30HVS (30-inch LCD)	1280 × 768	800:1	12 ms
LT32HVM (32-inch LCD)	1366 × 768	800:1	12 ms
LT32HVE (32-inch LCD)	1366 × 768	1200:1	8 ms
LT32HV (32-inch LCD)	1366 × 768	1200:1	8 ms
LT37HVE (37-inch LCD)	1366 × 768	1200:1	8 ms
LT37HVS (37-inch LCD)	1366 × 768	1200:1	8 ms
LT42HVi (42-inch LCD)	1366 × 768	1200:1	8 ms
LCT50HV (50-inch LCoS)	1388 × 780	1000:1	NA
      We believe that our cost advantages in manufacturing and administrative expense afford us the opportunity to gain market share by establishing ourselves as the price performance leader in the LCD television market. The following product pricing comparison sheets for some of our models set forth our product features against selected competitive models as of May 2005.
COMPARISON SHEET — 26-inch HDTV Ready LCD TV

Brand	Syntax	Panasonic	Sharp	Samsung	Hyundai

Product	LT26HVE	TC-26LX20	LC-26GA5U	LTP-266W	HQL260WR
LCD Panel	26-inch	26-inch	26-inch	26-inch	26-inch
Contrast Ratio	(750:1)	(600:1)	(800:1)	(600:1)	(500:1)
Viewing Angle	170/170	NA	170/170		176/176
Brightness	700 cd	NA	450 cd	500 cd/m2	450 cd
Response Time	12 ms	NA	16 ms		NA
Pixel Resolution	1280 × 768 (WXGA)	1280 × 768	1366 × 768 (WXGA)	1280 × 768	1280 × 768
DVI Input	Yes	Yes	Yes	Yes	Yes
DVI w/ HDCP	Yes	Yes	NA	NA	NA
Speakers	10w × 2 (Surround Sound Enhancement)	2 speakers	10W × 2	2 speakers	10W × 2
Warranty	1 YR FREE on Site	1 yr Limited	1 yr Limited	1 yr parts/90 days	1 yr Limited
	Warranty Service			labor
Price	$899.00	$1,328.99	$1,122.00	$1,249.00	$849.99

COMPARISON SHEET — 42-inch LCD TV

Brand	Syntax	Philips	Sony	LG	Sony

Product	LT42HVi	42PF9996	KDL-42XBR950	LG-42LP1D	FWD-42LX1/s
LCD Panel	42-inch	42-inch	42-inch	42-inch	42-inch
Contrast Ratio	(1200:1)	(500:1)	N/A	(1200:1)	N/A
Viewing Angle	178/178	176/176	N/A	178/178	170/170
Brightness	800 cd	400 cd	N/A	500 cd	500 cd
Dual TV Tuner	Yes (ATSC+NTSC)	Yes	Yes	Yes	Yes
Refresh Rate	8 ms	12 ms	N/A	8 ms	16 ms
Pixel Resolution	1366 × 768	1366 × 768	1366 × 768	1366 × 768	1366 × 768
DVI Input	Yes	Yes	Yes	No	Yes
DVI w/ HDCP	Yes	Yes	Yes	No	Yes
Speakers	25W × 2	15W × 3	15W × 2	15W × 2	7W × 2
Warranty	1 yr parts/labor	1 yr part/labor	1 yr parts/labor	1 yr parts/ labor	N/A
1 yr on site
Price	$3,699.00	$5,999.99	$6,399.99	$4,999.79	$4,084.79
      All our Ölevia LCD and LCoS televisions are covered by a one-year limited manufacturer’s warranty covering parts, labor, and LCD panels against defects in workmanship and manufacturing, a “1 to 1” replacement program whereby a unit will be repaired or replaced, an optional extended warranty that may be purchased within 365 days from the date of the product purchase, and technical and customer service phone support.
Strategic Relationships
      Through various strategic and technology relationships that Syntax has formed, we are able to benefit from leveraging the core competencies and talents of Asian designers and manufacturers in order to expeditiously develop and launch high-value products to the market.
      We have entered into a manufacturing arrangement with Kolin, a provider of innovative and high-quality digital monitors, LCD and LCoS high definition and high resolution televisions, pursuant to which it produces the electronic components and subassemblies of our LCD and LCoS televisions. Although we perform final quality acceptance of our products and install tuners, the electronic components and subassemblies of our LCD products are manufactured for us by contract manufacturers in Asia. Kolin is our sole source of such components and subassemblies, but we jointly select and qualify vendors for LCD panels, electronic components, and subassemblies that Kolin does not itself manufacture, and actively participate in discussions of terms and conditions with them. We have several alternative sources for each important component. Kolin is one of our shareholders and owns 5.94% of our outstanding capital stock as of August 12, 2005.
      Together with Kolin and its electronic research and development affiliate, DigiMedia Technology Co., we maintain strategic relationships with Chi Mei Optoelectronic, AU Optronics, LG.Philips LCD, Samsung, and Sharp, the major manufacturers of LCD panels suitable for use in the manufacturing of the Ölevia LCD televisions. We also maintain strategic relationships with JVC for the LCoS imagers used in the manufacturing of the Ölevia LCoS televisions.
Sales and Marketing
      We currently sell our products directly and through distributors to leading national consumer electronics retailers such as CompUSA, Inc., Good Guys, Inc., and Staples, Inc., regional consumer electronics retailers such as ABC Appliance, Inc. and J & R Electronic, Inc., online/television retailers such as Amazon.com, Inc., Buy.com, Inc., and HSN LP (HSN), and high end audio/video distributors such as D&H Distributor Co., and BDI Laguna, Inc. BDI Laguna, Inc. distributes our products for resale through BuyRite Electronics, HSN LP (HSN), Radio Shack (RadioShack.com), Staples, Inc. (Staples.com), and Tech Depot.com (C4Sure).

      We participate in various technology retail and industry conferences such as RetailVision hosted by the Gartner Group, the annual HDTV Conference sponsored by DisplaySearch, and the Flat Information Display Conference sponsored by iSuppli. We have also established a substantial marketing presence at leading technology industry trade shows including the Consumer Electronics Show (Las Vegas, NV), DigitalLife (New York City), and Electronic House Expo (Anaheim, CA). Through our partnership with Kolin, we have attempted to increase international recognition of the Ölevia brand by participating in the Computex 2005 show in Taipei, Taiwan and Sino Consumer Electronics Show (Qingdao, China) in July 2005.
      Throughout 2005, we have conducted a broad, high-visibility print media advertising campaign to further support our Ölevia brand’s increasing leadership image. We began our initial advertising in PC World Magazine and extended the media campaign into a dozen “digital living” and “home entertainment” related publications in order to reach a broad, targeted audience.
      According to DisplaySearch’s fourth quarter of 2004 LCD television shipment and forecast report, our North American market share position for the period from the second quarter of 2004 to the first quarter of 2005 saw an increase in market ranking from eleventh to third. We believe that this increase in ranking is due largely to our effective promotion of the Ölevia brand of LCD televisions through various sales channels and our aggressive multi-faceted visibility campaigns. An important element of our sales and marketing strategy is to continue to increase market awareness, demand, and acceptance of our products by attending and exhibiting at leading industry conferences and expositions, and implementing publicity campaigns via printed and online media and television shows.
      Another significant contributor to our rapid rise in industry and consumer awareness has been the strength of our ongoing publicity campaign. In addition to ongoing announcements, we have achieved valuable third-party endorsements through a series of positive product reviews published by the media.
      We have also begun to promote our Ölevia LCD televisions as a global brand in the markets other than North America. We have recently organized a joint venture company, Syntax (Far East) Limited, to market and distribute our products in Hong Kong, Beijing, and Northern China, where we will sell directly to leading home electronics and appliance retailers, including Broadway Photo Supply Ltd., Fortress Ltd., and Da Zhong Electronics Co. Ltd. Finally, we are actively conducting negotiations to establish a joint venture company in Brazil to introduce our products in the Latin American markets.
Customers
      Our LCD and LCoS HDTVs are targeted at the mainstream segment of the HDTV market. This mainstream market segment generally consists of price sensitive and value conscious customers who are generally seeking to upgrade their televisions to LCD or LCoS televisions with the best features and specifications and/or purchase larger screen sizes at competitive prices.
      The following chart is a representative list of our current customers as of June 30, 2005.

Leading national consumer electronics retailers	Coast Guard Exchange System, CompUSA, Inc., Fry’s Electronics, Inc., GoodGuys, Inc., Micro Electronics, Inc., Navy Exchange Command Service, Staples, Inc.*, and Veterans Canteen Services.

Regional consumer electronics retailers	ABC Appliance, Inc., American TV & Appliance of Madison, Inc., Beach Camera, Boscov’s Department Store, Dakota TV & Rental Company, Inc., DataVision, Inc., Electronic Express, Grant’s Appliances, Great Lakes Limited Partnership (Meijer), hh Gregg Appliances, Inc., Nebraska Furniture Mart, Inc., Plass Appliance, RC WilleyHome Furnishings, RCS Computer, and Stereo Advantage.

Online/television retailers	Amazon.com, Inc., Buy.com, Inc., BuyRiteElectronics*, CyberDiscount Warehouse, Ebuyer, eCost.com// PC Mall, HSN LP (HSN*), PC Connection, Inc., RadioShack (RadioShack.com*), Staples, Inc. (Staples, com*), Target Brands Inc. (Target.com), Tech Depot.com (C4Sure*), TigerDirect, Inc. (TigerDirect.com), and WSS Media, Inc. (WSS Shopping Channel).

High end audio/video distributors and system integrators/ VARs	ABC Marketing, AF Associates, BDI Laguna, Inc., D&H Distributor Co., Electrograph Systems, Inc., Extenway Solutions, Inc., International Computer Graphics (ICG), Jutan International, Odyssey Distributors, Inc., 129 Front Realty, Petra.com, Portus Media, Room Conx, SED International, Shifting Sands and Viscom (VSC).

Overseas Distributor (Hong Kong)	South China House of Technology Consultants Ltd.

*	BDI Laguna, Inc. distributes our products for resale through BuyRite Electronics, C4Sure, HSN, RadioShack.com, and Staples.com and Tech Depot.com.
      For the year ended June 30, 2005, sales to BDI Laguna, Inc., PC PRO Trading Limited, and CompUSA, Inc. accounted for approximately 19.9%, 15.9%, and 15.8%, respectively, of our revenue. For the year ended June 30, 2004, sales to Lasertech Computer Distributor, Inc., and TigerDirect, Inc. accounted for approximately 29.8% and 13.7%, respectively, of our revenue. No other customer accounted for more than 10% of our revenue during those periods.
Competition
      Our HDTVs encounter competition from a number of the world’s most recognized consumer electronics companies, such as LG Electronics, Philips, Panasonic, Samsung, Sharp, and Sony. All of these companies are better established and have greater market recognition, larger customer bases, and substantially greater financial, technical, marketing, distribution, and other resources than we possess, which afford them competitive advantages over us.
      We also face competition from other HDTV formats. Texas Instruments has developed a DMD technology which competes with our LCD and LCoS televisions. JVC, Hitachi, eLCoS, UMO, Aurora, and SpatiaLight are developing or producing LCoS microdisplays that compete with our LCoS televisions based on their own technology. The market participation of these companies is expected to enhance the market penetration of HDTVs. Numerous other established and start-up companies are also pursuing similar and related technologies that may compete with our HDTVs. We believe that our competitive advantage over major competitors is based on having lower priced products with high-end specifications, lower cost infrastructure, and quicker response to market dynamics by superior coordination of our business strategy with our manufacturing partners and components suppliers in Asia.
      Our future anticipated growth and success will depend on our ability to continue to introduce superior products more rapidly than our competitors and to develop additional channels to market. Our future and existing competitors could introduce products with superior features, scalability, and functionality at lower prices than our products, and could also bundle existing or new products with other more established products to compete with our products. Our competitors could also gain market share by acquiring or forming strategic alliances with our other competitors. Finally, because new distribution methods offered by the Internet and electronic commerce have removed many of the historical barriers to entry in the consumer electronics industry, we may face additional competition from other companies in the future. Increased competition may result in price reductions, reduced gross margins, and loss of market share, any of which could adversely affect our business and operating results.

Seasonality
      As is typical for many consumer electronics companies, our business is somewhat seasonal. HDTV orders are generally higher in our second fiscal quarter (ending December 31) and lower in our fourth fiscal quarter (ending June 30), reflecting more robust consumer spending patterns in the holiday season.
Product Development
      We are currently developing the Ölevia LCD televisions into two major product lines: the standard line, based on value components and intended to cover sizes of 20-inch and higher, and the premium line, based on performance video controller and premium components and intended to cover sizes of 32-inch and higher. Due to its value pricing, the standard line targets a broad range of markets, including regional and national consumer electronics retailers and online retailers. The premium line’s elegant industrial design and superior performance are intended to attract sophisticated and high-end consumers by targeting high-end boutique audio/video and home entertainment systems integrators and resellers.
      All our Ölevia LCD televisions employ the innovative digitally enhanced architecture (iDEA) technology developed by us. Consisting of high-quality elements such as dynamic brightness, contrast control, pure edge enhancement, advanced sharpness control, dynamic noise reduction, black level extender, white peak limiter, flesh tone control, adaptive luma control, and iDEA Digital Interactive Virtual Audio (iDIVA), the iDEA technology is video processing software that we believe delivers an exceptional solution to digital display complexities commonly associated with color, contrast, sharpness, motion, noise reduction, and advanced digital audio processing. iDIVA is a key component of our iDEA technology. Using Ölevia’s on-screen display menu, users can select preset audio equalizer categories to best match the audio with the video content they are watching. iDIVA digital audio processor simulates an array of audio environments for providing an enhanced listening experience.
      Certain of our LCD products incorporate the IPS technology originally developed by collaboration among several of our major competitors, which minimizes changes in color rendition as viewing angle changes. IPS features a zigzag electrode structure, using a switching mode that keeps all of the molecules in the plane of the display at all times so that light passing through the display at an angle is not treated differently from light passing straight through the screen. As a result, brightness, contrast, and color rendition are much less affected by viewing angle, and our most recently introduced LCD models feature a 178 degree viewing angle without loss of color or image.
Intellectual Property Rights

Protective Measures
      We regard some of the features of our internal operations, software, and documentation as proprietary and rely on copyright, trademark, and trade secret laws, confidentiality procedures, contractual protections, and other measures to protect our proprietary information. Our intellectual property is an important and valuable asset that helps enable us to gain recognition for our products, services, and technology and enhance our competitive position.
      As part of our confidentiality procedures, we generally enter into non-disclosure agreements with our employees, distributors and corporate partners and license agreements with respect to our software, documentation, and other proprietary information. These license agreements are generally non-transferable and have a perpetual term. We also educate our employees on trade secret protection and employ measures to protect our facilities, equipment, and networks.

Trademarks
      We currently employ the brand name “Ölevia.” This brand name has recognition in the HDTV community and is being promoted and used by us to gain product awareness. We have filed applications with the United States Patent and Trademark Office for the registration of our marks, including but not limited to Ölevia and iDEA. Additionally, we have secured the following websites for business development: syntaxgroups.com, syntaxusa.com, and olevia.com.
Legal Proceedings
      We have recently been notified by Tri-Vision Electronics Inc., asserting we owe it royalties for sales in Canada for its V-Chip technology included in certain of our LCD products. We are currently evaluating the claim and expect that any resolution of the matter will not have any material effect on our business or results of operations.
      The United States Customs and Border Protection (“Customs”) has issued increased duty bills against us in excess of $3.47M stemming from a dispute with Customs regarding the tariff classification of imported multipurpose monitors under the rules of tariff construction. We believe Customs has improperly classified and valued the merchandise imported by us. Accordingly, we have filed detailed protests seeking to have the duty bills cancelled. We believe their claims are without merit and intend to vigorously defend our position regarding this matter. While we cannot predict the outcome of the matter, Kolin has affirmed in writing its agreement to indemnify us of all costs of delivery, including any additional duty that may be deemed due and payable by Customs, and we do not anticipate that the result will have any material effect on our business.
      From time to time, we are involved in other legal proceedings incidental to our business, but at this time, we are not party to any other legal proceeding that is material to our business.
Employees
      At June 30, 2005, we had 98 employees, including 6 employees in product development, 39 in sales, marketing, consulting, customer support, and strategic initiatives, and 53 in finance and general and administrative services. We consider our relationship with our employees to be good, and none of our employees are represented by a union in collective bargaining with us.
      The market for qualified personnel in our industry is very competitive, particularly for engineering and other technical personnel. Our success depends in part on our continued ability to attract, hire, and retain qualified personnel.
Properties and Facilities
      Our principal facility is located in City of Industry, California and consists of approximately 100,000 square feet of corporate office, warehouse, and distribution space under a lease expiring in April 2008. We share this facility with Lasertech, formerly our wholly owned subsidiary, under a rental sharing agreement pursuant to which Lasertech reimburses us for 30% of our total occupancy expense. Kolin maintains a small liaison office in our facility and reimburses us for 10% of our total occupancy expense. We believe our existing facility will be sufficient for our needs for at least the next twelve months.
Management’s Discussion and Analysis of Financial Condition and Results of Operations of Syntax
Overview
      Syntax Groups Corporation (“Syntax”) was incorporated on April 21, 2003 as a California corporation. Syntax was formed to develop, market, and distribute various consumer and non-consumer electronics products through collaboration with third party companies in Asia. Syntax acquired all of the issued and outstanding common stock of Lasertech Computer Distributor, Inc., a California corporation on October 1, 2003.
      On March 31, 2005, the Board of Directors of Syntax approved a resolution to distribute 100% of the issued and outstanding shares of Lasertech, which was a wholly-owned subsidiary of Syntax, to Syntax’s shareholders of record as of March 31, 2005. This distribution was completed on April 18, 2005. Thus,

Lasertech and Syntax are separate legal entities. The financial statements included elsewhere in this joint proxy statement/ prospectus and all references to “Syntax” or the “Company” refer to the Home and Personal Entertainment Business of Syntax as it existed historically (excluding Lasertech) and as Syntax now exists after the distribution of Lasertech described above.
      Syntax designs, develops, manufactures, and distributes high definition, high definition ready, and high definition compatible televisions (HDTVs) in liquid crystal display (LCD) and liquid crystal on silicon (LCoS) formats under the brand name Ölevia for the commercial, home entertainment, and home theater markets. Our product line currently includes flat panel LCD models in diagonal sizes from 20-inch to 42-inch, with larger sizes under development, and a recently introduced 50-inch LCoS model directed primarily at the premium home theater market.
      Syntax derives revenue from the sale of its LCD TV products as well as from its LCoS HDTV products. During the nine months ended March 31, 2005, Syntax recorded revenue of $59.7 million, a 210% increase from the comparable period of 2004. For the nine months ended March 31, 2005, Syntax recorded net income of $365,000 compared with a net loss of $1.3 million in the comparable period of 2004.
      Syntax commenced operations in April 2003 as a reseller of home entertainment consumer electronics products such as DVD players and audio equipment. In the second quarter of fiscal 2004, Syntax changed its business focus to concentrate on the sale of LCD TV products. In the third quarter of fiscal 2004, Syntax introduced its first LCD and LCoS HDTV products. Sales of LCD and LCoS TV products now account for all of Syntax’s revenue.
      In March 2004, in conjunction with our plans to expand our product lines to include LCD TVs, we entered into a manufacturing arrangement with Taiwan Kolin Co. Ltd. (Kolin), a Taiwan publicly listed company (1606.TW), who is a provider of innovative and high quality digital monitors and LCD and LCoS high definition and high resolution televisions, pursuant to which Kolin produces certain of the electronic components and subassemblies of our LCD and LCoS televisions. This manufacturing agreement had an initial term of one year and could be extended for up to five additional one year periods at our option.
      In March 2004, Syntax and Kolin also entered into three additional agreements that provide for rebates to Syntax on purchases from Kolin for technical development in the amount of 3%, market development in the amount of 2.5%, and volume incentive purchases in amounts ranging up to 2.75%. The foregoing rebates issued by Kolin are issued monthly based on units shipped. In accordance with the Emerging Issues Task Force (EITF) Issue 02-16, “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor,” Syntax records these rebates as a reduction to the price of the products purchased upon receipt of the products and allocates such rebates to inventory and cost of sales accordingly.
      Syntax’s cost of sales include the purchase price of TVs sold and freight costs offset by credits from the manufacturer for price protection, market development funds allowances, warranty and service allowances, and volume incentive rebates. Syntax’s gross margins are influenced by various factors including product mix, sales volume, and negotiated credits and allowances from the manufacturer.
      Sales, distribution, and marketing costs include sales commissions, advertising costs, marketing costs such as trade show costs and ad development, outbound shipping costs, and warranty and service costs. Syntax sells directly to national and regional retailers and online retailers. Syntax also sells to certain retailers through distributors such as BDI Laguna, Inc.
      General and administrative expenses include salaries, wages, and employee benefits, accounting and legal expenses, facilities rent, utilities, and other necessary costs of doing business. As of June 30, 2005, Syntax had 98 employees.

Critical Accounting Policies and Estimates
      Syntax’s discussion and analysis of its financial condition and results of operations are based upon its financial statements, which have been prepared in accordance with generally accepted accounting principles (GAAP) in the United States. During preparation of these financial statements, Syntax is required to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue, and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, Syntax evaluates its estimates and judgments, including those related to revenue, bad debts, inventories, investments, fixed assets, intangible assets, income taxes, and contingencies. Syntax bases its estimates on historical experience and on various other assumptions that it believes are reasonable under the circumstances. The results form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
      Syntax believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of its financial statements.
      Syntax recognizes revenue from product sales when persuasive evidence of a sale exists: that is, a product is shipped under an agreement with a customer; risk of loss and title has passed to the customer; the fee is fixed and determinable; and collection of the resulting receivable is assured. Sales allowances are estimated based upon historical experience of sales returns.
      Syntax records estimated reductions to revenue for customer and distributor programs and incentive offerings, including price markdowns, promotions, other volume-based incentives, and expected returns. Future market conditions and product transitions may require Syntax to take actions to increase customer incentive offerings, possibly resulting in an incremental reduction of revenue at the time the incentive is offered. Additionally, certain incentive programs require Syntax to estimate, based on industry experience, the number of customers who will actually redeem the incentive.
      Syntax maintains an allowance for doubtful accounts for estimated losses resulting from the inability of customers to make required payments. Syntax determines the adequacy of this allowance by regularly evaluating individual customer receivables and considering a customer’s financial condition, credit history, and current economic conditions. If the financial condition of a customer were to deteriorate, additional allowances could be required.
      Syntax writes down inventories for estimated obsolescence to estimated market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected, then additional inventory write-downs may be required.
      Syntax reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of any asset may not be recoverable. An impairment loss would be recognized when the estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition are less than the carrying amount.
      Syntax recognizes deferred tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of its assets and liabilities along with net operating loss and credit carryforwards, if it is more likely than not that the tax benefits will be realized. To the extent a deferred tax asset cannot be recognized, a valuation allowance is established if necessary.
      Syntax accounts for its investments in which it has less than a 20% interest at cost, and periodically reviews such investments for impairment.

Results of Operations
      The following table sets forth, for the periods indicated, the percentage of net sales of certain items in Syntax’s financial statements.

				Period from
			Year	April 21, 2003
	Nine Months		Ended	(Inception)
	Ended March 31,		June 30,	to June 30,

	2005	2004	2004	2003

Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales	86.8	100.7	92.2	110.8

Gross profit	13.2	(0.7)	7.8	(10.8)
Sales, distribution, and marketing	3.3	2.9	3.2	0.2
General and administrative	8.2	7.1	6.9	4.2
Depreciation and amortization	0.2	0.2	0.1	0.1

Total operating expenses	11.7	10.2	10.2	4.5

Income (loss) from operations	1.5	(10.9)	(2.4)	(15.3)
Interest expense, net	0.3	0.9	0.7	0.7

Income (loss) before income taxes	1.2	(11.8)	(3.1)	(16.0)
Income tax benefit (expense)	(0.6)	5.0	1.2	6.3

Net income (loss)	0.6%	(6.8)%	(1.9)%	(9.7)%

Nine months ended March 31, 2005 compared with nine months ended March 31, 2004
      Net Sales. Net sales increased to $59.7 million in the nine months ended March 31, 2005 from $19.3 million in the nine months ended March 31, 2004. The increase reflects development of Syntax’s distribution channel. Additionally, in the second quarter of fiscal 2004, Syntax changed its business focus to concentrate on the sale of LCD TV products, which carry higher per-unit average selling prices than DVD players and other home entertainment consumer electronics products.
      Sales to Lasertech accounted for $7.1 million and $273,000 of revenue for the nine months ended March 31, 2005 and 2004, respectively. Since the inception of Syntax, Lasertech and Syntax have had common management, directors, and officers. Lasertech is a distributor of computers and computer peripheral products. Since Syntax’s shift to selling LCD TV products, sales of home entertainment consumer electronics products to Lasertech have decreased significantly, both as a percentage of total sales and in absolute dollars.
      Cost of Sales. Cost of sales was $51.8 million, or 86.8% of net sales, in the nine months ended March 31, 2005 compared to $19.4 million, or 100.7% of net sales, in the nine months ended March 31, 2004. Cost of sales as a percentage of net sales is subject to fluctuations period to period due to product mix, sales volume, and other factors such as product availability, market pricing, and product demand. As Syntax grew in the nine months ended March 31, 2005, we were able to purchase products in higher quantities, thus reducing our cost of sales as a percentage of revenue. Additionally, as we shifted our product mix from lower priced components to higher priced LCD TV systems, which command a higher gross margin, our gross margins improved.
      Cost of sales includes total purchases from Kolin, before rebates, of $69.3 million and rebates of $26.9 million for the nine months ended March 31, 2005. The rebates from Kolin for the nine months ended March 31, 2005 include $8.3 million of rebates based on a percentage of purchases pursuant to technical development, market development, and volume purchase incentive agreements. Additionally, in March 2005, Kolin granted additional monthly lump sum rebates for price protection of $18.6 million that were credited to cost of sales for the period. There were no purchases from Kolin for the nine months ended March 31, 2004. Syntax also purchased products for resale from Lasertech totaling $915,000 and $46,000 for the nine months ended March 31, 2005 and 2004, respectively.
      Selling, Distribution, and Marketing Expense. Selling, distribution, and marketing expense was $2.0 million, or 3.3% of net sales, in the nine months ended March 31, 2005 compared to $555,000, or 2.9% of net sales, in the nine months ended March 31, 2004. The increase in the nine months ended March 31, 2005 was primarily related to increased advertising expenses and other marketing costs necessary to develop Syntax’s distribution channel.
      General and Administrative Expense. General and administrative expense was $4.9 million in the nine months ended March 31, 2005 compared with $1.4 million in the comparable period of the previous year. The increase in general and administrative expense was a result of the growth of the company and the resultant addition of employees, facilities, and related costs as well as an increase in accounting and legal fees.
      Interest Expense, Net. Interest expense, net was $162,000 in the nine months ended March 31, 2005 compared with $165,000 in the comparable period of the previous year and represents interest paid on outstanding indebtedness of Syntax.
      Benefit from Income Taxes. Syntax recorded income tax expense of $351,000 in the nine months ended March 31, 2005 and an income tax benefit of $957,000 in the comparable period of the previous year, representing 49.0% and 42.3% of pre-tax net income (loss) for fiscal 2004 and 2003, respectively. Syntax’s operations are included in Syntax Groups’ consolidated U.S. federal and state income tax returns. The provision for income taxes has been determined as if Syntax had filed separate tax returns for the periods presented. Accordingly, Syntax’s effective tax rate could vary from historical rates depending on its future legal structure and tax elections. Syntax recognizes deferred tax assets and liabilities for temporary differences between the financial reporting basis and tax basis of its assets and liabilities along with net operating loss and credit carryforwards, if it is more likely than not that the tax benefits will be realized on a stand-alone basis. To the extent a deferred tax asset cannot be recognized, a valuation allowance is established if necessary.

Year ended June 30, 2004 compared with period from April 21, 2003 (inception) to June 30, 2003
      Net Sales. Net sales increased to $30.6 million in fiscal 2004 from $2.4 million in 2003. The 2003 period represented approximately 10 weeks of sales activity compared to a full year in fiscal 2004. The increase also reflects development of Syntax’s distribution channel. As of June 30, 2004, Syntax had 70 customers compared to 11 at June 30, 2003. Additionally, in the second quarter of fiscal 2004, Syntax changed its business focus to concentrate on the sale of LCD TV products, which carry higher per-unit average selling prices than DVD players and other home entertainment consumer electronics products.
      Sales to Lasertech accounted for $8.8 million and $1.5 million of revenue in fiscal 2004 and 2003, respectively. Since the inception of Syntax, Lasertech and Syntax have had common management, directors, and officers. Lasertech is a distributor of computers and computer peripheral products. Since Syntax’s shift to selling LCD TV products, sales of home entertainment consumer electronics products to Lasertech have decreased significantly, both as a percentage of total revenue and in absolute dollars.
      Cost of Sales. Cost of sales was $28.2 million, or 92.2% of net sales, in fiscal 2004 compared to $2.7 million, or 100.7% of net sales, in fiscal 2003. Cost of sales as a percentage of net sales is subject to fluctuation from period to period due to product mix, sales volume, and other factors such as product availability, market pricing, and product demand. As Syntax grew in fiscal 2004, we were able to purchase products in higher quantities, thus reducing our cost of sales as a percentage of revenue. Additionally, as we shifted our product mix from lower priced components to higher priced LCD TV systems, which command a higher gross margin, our gross margins improved.
      Cost of sales includes total purchases from Kolin, before rebates, of $9.4 million and rebates of $2.4 million for fiscal 2004. The rebates from Kolin for fiscal 2004 include $1.1 million of rebates based on a percentage of purchases pursuant to technical development, market development, and volume purchase incentive agreements. Additionally, in June 2004, Kolin granted additional monthly lump sum rebates for price protection of $1.3 million, which were credited to cost of sales for the year. Syntax also purchased products for resale from Lasertech totaling $1.9 million and $32,000 for fiscal 2004 and 2003, respectively.
      Selling, Distribution, and Marketing Expense. Selling, distribution, and marketing expense was $970,000, or 3.2% of net sales, in fiscal 2004 compared to $6,000, or less than 1% of net sales, in fiscal 2003. The increase in fiscal 2004 is primarily related to increased advertising expenses and other marketing costs necessary to develop Syntax’s distribution channel.
      General and Administrative Expense. General and administrative expense was $2.1 million in fiscal 2004 compared to $102,000 in fiscal 2003. The increase in general and administrative expense is a result of having a full year of operations in fiscal 2004 compared to approximately 10 weeks in fiscal 2003. Additionally, Syntax increased its employee headcount from 6 at June 30, 2003 to 50 at June 30, 2004.
      Interest Expense, Net. Interest expense, net was $218,000 in fiscal 2004 compared to $16,000 in fiscal 2003 and represents interest paid on outstanding indebtedness of Syntax. Syntax’s outstanding indebtedness increased to $2.8 million at June 30, 2004 from $1.6 million at June 30, 2003.
      Benefit from Income Taxes. Syntax recorded income tax benefits of $357,000 in fiscal 2004 and $152,000 in fiscal 2003 representing 37% and 39% of pre-tax net loss for fiscal 2004 and 2003, respectively. Syntax’s operations are included in Syntax Groups’ consolidated U.S. federal and state income tax returns. The provision for income taxes has been determined as if Syntax had filed separate tax returns for the periods presented. Accordingly, Syntax’s effective tax rate could vary from historical rates depending on its future legal structure and tax elections. Syntax recognizes deferred tax assets and liabilities for temporary differences between the financial reporting basis and tax basis of its assets and liabilities along with net operating loss and credit carryforwards, if it is more likely than not that the tax benefits will be realized on a stand-alone basis. To the extent a deferred tax asset cannot be recognized, a valuation allowance is established if necessary.
Liquidity and Capital Resources
      At March 31, 2005, Syntax had $436,000 of cash and cash equivalents. At June 30, 2004, Syntax had $769,000 of cash and cash equivalents compared with $297,000 at June 30, 2003.
      Net cash used by operating activities for the nine months ended March 31, 2005 totaled $9.3 million compared with $2.4 million in the comparable period of the previous year. Net cash used by operating activities totaled $712,000 for the fiscal year ended June 30, 2004. The operating cash outflow in the nine months ended March 31, 2005 was primarily the result of increases in accounts receivable and amounts due from factoring in the aggregate amount of $7.9 million due to the rapid rise in revenue. Deposits to Kolin and other vendors accounted for another $2.9 million of operating cash outflow.
      Net cash used by investing activities for the nine months ended March 31, 2005 totaled $105,000 compared with $200,000 in the comparable period of the previous year and $715,000 for the fiscal year ended June 30, 2004. Purchases of property and equipment totaled $525,000, $200,000, and $215,000 for the nine months ended March 31, 2005 and 2004, and the fiscal year ended June 30, 2004, respectively.
      Net cash provided by financing activities for the nine months ended March 31, 2005 totaled $9.0 million compared with $2.4 million in the comparable period of the previous year and $1.9 million for the year ended June 30, 2004. For the nine months ended March 31, 2005, proceeds from bank loans payable of $7.0 million and transfers from Syntax of $3.9 million were partially offset by repayments of notes payable of $1.8 million. For the nine months ended March 31, 2004, proceeds from the issuance of long-term debt of $2.5 million and transfers from Syntax of $668,000 were partially offset by repayments of notes payable and notes payable to related parties of $843,000. For the fiscal year ended June 30, 2004, proceeds from the issuance of long-term debt of $2.1 million and transfers from Syntax of $668,000 were partially offset by repayments of notes payable and notes payable to related parties, net of borrowings under the notes, of $844,000.

      Syntax has incurred operating losses since its inception until the nine months ended March 31, 2005, when we recorded net income of $365,000. Despite recording a small net income in the nine months ended March 31, 2005, cash used by operating activities was $9.3 million primarily due to increases in accounts receivable as a result of rapid increases in revenue. Syntax has historically funded its operating cash outflows through the use of notes payable and bank lines of credit with a borrowing base calculated as a percentage of eligible accounts receivable as explained below. If Syntax continues to experience rapid revenue growth, additional capacity under accounts receivable lines of credit, or other sources of financing such as long-term debt or equity financing, will be necessary. Although there can be no assurance that the required financing will be available on favorable terms, or at all, Syntax believes that it will be able to obtain the required financing to continue to fund its business for at least the next 12 months. If sufficient additional financing is not available, Syntax would need to curtail its growth rate in order to have sufficient cash to continue its operations.
      On July 27, 2004, the Company entered into a four party agreement (the “CIT Agreement”) between the Company and CIT Commercial Services Inc. (“CIT”), Kolin, and Hsin Chu International Bank, the bank used by Kolin (“HCIB”). Pursuant to the agreements which govern this transaction, the Company assigned collection of all existing and future accounts receivable of the Company to CIT, subject to CIT’s approval of the account. The Company further assigned 100% of the proceeds to be collected by CIT from such accounts receivable to HCIB on behalf of Kolin. The credit risk for all accounts approved by CIT was assumed by CIT. The Company agreed to pay fees to CIT of 0.06% of gross invoice amounts approved by CIT plus 0.005% for each thirty day period such invoices were outstanding, subject to a minimum fee per calendar quarter of $45,000. Subsequent to this agreement through December 2004, the Company’s cash flow was derived from the proceeds from sales of Syntax common stock to Kolin which totaled $2,800,000 through December 31, 2004, sales of Syntax common stock to other parties as well as COD sales to customers not assumed by CIT. In December 2004, the Company entered into a bank line of credit described below which altered the terms of this agreement.
      On December 10, 2004, the Company entered into a Business Loan Agreement for a $10,000,000 credit facility with Preferred Bank. Pursuant to the terms of this agreement, the Company is permitted to receive cash advances up to the lesser of $5,000,000 or 80% of eligible accounts receivable and 25% of eligible inventory (the “Borrowing Base”). In addition, the facility provides for the issuance of letters of credit to Kolin, with such amounts not included in the Borrowing Base, up to an aggregate of $10,000,000. Accounts receivable eligible to be included in the Borrowing Base include amounts previously assigned to CIT in accordance with CIT Agreement, which remains substantially unchanged, other than that the funds collected by CIT pursuant to the CIT Agreement are now remitted to the Company which is required to apply 80% of such collections to the reduce the balance of the loan to Preferred Bank. The loan is secured by a lien on all assets of the Company. Interest on cash advances is charged at Preferred Bank’s prime rate (5% at December 31, 2004) plus 1%. Additional requirements of this credit facility are that Kolin subordinate $5,000,000 of its balance due from the Company to Preferred Bank, the Company maintains an average compensating balance of at least $400,000 and that the Company be profitable each annual period with minimum income before taxes for the year ended June 30, 2005 equal to 0.4% of net sales. The loan is also personally guaranteed jointly and severally by the following individuals: James Ching Hua Li — Chief Executive Officer and director; Thomas Man Kit Chow — Chief Financial Officer and director; Tony Tzu Ping Ho — Chairman of the Board; Roger Kao — director (and Vice President of Kolin) and; Michael Chan — Chief Operating Officer and director.
      On March 25, 2005, the Company entered into a new Business Loan Agreement with Preferred Bank under terms substantially the same as the previous loan agreement except for; 1) The aggregate facility was increased from $10,000,000 to $12,000,000; 2) the Borrowing Base was increased to $7,000,000 from $5,000,000 with a $2,000,0000 limitation on eligible inventory and trust receipts and acceptances issued for inventory; 3) the new agreement requires repayment of advances within 60 days from the date of the advance and repayment of trust receipts within 90 days from the date of booking and; 4) the new agreement provides up to 33% of accounts receivables not approved by CIT to be included for determining advances within Borrowing Base. The remaining provisions regarding the interest rate, personal guarantors, compensating balances and annual profitability remained unchanged.
      On November 19, 2004, the Company entered into an agreement with Brean Murray & Co. Inc. (“BMCI”) to engage BMCI as its exclusive corporate finance advisor, specifically to provide advice and act as the Company’s placement agent with regard to private placement of the Company’s equity and evaluating and consummating a transaction with potential reverse merger candidates (the “BMCI Agreement”). The Company paid to BMCI a non refundable retainer of $120,000 in November 2004. In addition, BMCI was to receive a five year warrant to acquire 1% of Syntax’s common stock, or 193,940 shares as of November 19, 2004, at an exercise price equal to the $4.50 per share. The warrant provides for transferability to employees, officers and directors of BMCI, permits cashless exercise and grants BMCI at least two demand registration rights and unlimited piggyback registration rights with the Company bearing all costs of such registration. The Company has valued these warrants in accordance with the Black-Scholes pricing model utilizing a historic volatility factor of 100%, a risk free interest rate of 5.0% and an expected life for the warrants of five years, yielding a value of $2.14 per warrant, for a total of $415,032. Both of the foregoing have been recorded as deferred offering costs.
      In addition, for any equity transaction, BMCI would receive 8% of the gross proceeds raised by Syntax from any source for a period ending one year from the date the BMCI Agreement is terminated. In addition, BMCI is to receive a warrant to purchase the equivalent value of 10% of each equity transaction consummated by the Company. These warrants will also provide for transferability to employees, officers and directors of BMCI, permit cashless exercise and grant BMCI at least two demand registration rights and unlimited piggyback registration rights with the Company bearing all costs of such registration. The term of the BMCI Agreement was for a period of twelve months with the option of earlier termination by Syntax with thirty days written notice.
      On June 27, 2005, the Company and BMCI agreed to amend the foregoing BMCI Agreement as follows:

a) Effective from November 19, 2004 until such time as the Company consummates a transaction that causes the Company to become a publicly traded entity, the amount due to BMCI for equity transactions consummated by the Company with parties not introduced to the Company by BMCI or parties that are not existing shareholders, the amount due to BMCI is reduced from 8% to 2% and the provisions regarding warrants for these transactions is waived.

b) Effective from November 19, 2004 until such time as the Company consummates a transaction that causes the Company to become a publicly traded entity, the amount due to BMCI for equity transactions consummated by the Company with parties that are existing shareholders, the amount due to BMCI is reduced from 8% to 0% and the provisions regarding warrants for these transactions is waived.

c) Effective as of the date the Company consummates a transaction that causes the Company to become a publicly traded entity the BMCI Agreement is reinstated in full force and effect for a period of six months.
      As a result of transactions consummated by the Company from November 19, 2004 through March 31, 2005 pursuant to (a) above, the Company has accrued $15,200 in fees due to BMCI and has offset this amount against the net transfers received from Syntax.

Aggregate Contractual Obligations
      The following table lists Syntax’s commercial commitments at March 31, 2005:

		Amount of Commitment Expiration per Period
	Total
	Amounts	Less Than			6 Years
Other Commercial Commitments	Committed	1 Year	1-3 Years	4-5 Years	and Over

	(In thousands)
Facilities leases	$1,307	$259	$993	$55	$—
Purchase orders	$5,017	$5,017	$—	$—	$—
Off Balance Sheet Arrangements
      Syntax does not have any off balance sheet arrangements.
Impact of Recently Issued Standards
      In May 2003, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. SFAS No. 150 establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation of the issuer. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective for fiscal years beginning after December 15, 2004. SFAS No. 150 is to be implemented by reporting the cumulative effect of a change in accounting principle for financial instruments created before the issuance date of SFAS No. 150 and still existing at the beginning of the interim period of adoption. Restatement is not permitted. Syntax does not believe that the adoption of SFAS No. 150 will have a significant effect on its financial statements.
      In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities” (FIN 46), which clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements”, relating to consolidation of certain entities. In December 2003, the FASB issued a revised version of FIN 46 (FIN 46R) that replaced the original FIN 46. FIN 46R requires identification of a company’s participation in variable interest entities (VIEs), which are defined as entities with a level of invested equity that is not sufficient to fund future activities to permit it to operate on a standalone basis. For entities identified as a VIE, FIN 46R sets forth a model to evaluate potential consolidation based on an assessment of which party to the VIE (if any) bears a majority of the exposure to its expected losses, or stands to gain from a majority of its expected returns. FIN 46R also sets forth certain disclosures regarding interests in VIEs that are deemed significant, even if consolidation is not required. Syntax is not currently participating in, or invested in, any VIEs, as defined in FIN 46R. Accordingly, the implementation of the provisions of FIN 46R did not have a significant effect on Syntax’s consolidated financial statement presentation or disclosures.
      In March 2004, the EITF reached a consensus on Issue No. 03-01, “The Meaning of Other-Than-Temporary Impairments and Its Application to Certain Investments” (EITF 03-1). EITF 03-1 provides a three-step impairment model for determining whether an investment is other-than-temporarily impaired and requires that Syntax recognize such impairments as an impairment loss equal to the difference between the investment’s cost and fair value at the reporting date. The adoption of EITF 03-1 did not have a significant effect on Syntax’s financial statements.
      In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (revised 2004), “Share Based Payment” (“SFAS 123R”), a revision to SFAS No. 123, “Accounting for Stock-Based Compensation”. SFAS 123R supercedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, and amends SFAS No. 95, “Statement of Cash Flows”. SFAS 123R requires that the Company measure the cost of employee services received in exchange for equity awards based on the grant date fair value of the awards. The cost will be recognized as compensation expense over the vesting period of the awards. The Company is required to adopt SFAS 123R no later than the beginning of the first quarter of 2006. Under this method, the Company will begin recognizing compensation cost for equity-based compensation for all new or modified grants after the date of adoption. In addition, the Company will recognize the unvested portion of the grant date fair value of awards issued prior to adoption based on the fair values previously calculated for disclosure purposes over the remaining vesting period of the outstanding options and warrants. The Company is currently evaluating the potential effect that the adoption of SFAS 123R will have on the Company’s financial statement presentation and disclosures.
      In November 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets — An Amendment of APB Opinion No. 29” (SFAS 153). The provisions of this statement are effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. This statement eliminates the exception to fair value for exchanges of similar productive assets and replaces it with a general exception for exchange transactions that do not have commercial substance — that is, transactions that are not expected to result in significant changes in the cash flows of the reporting entity. Syntax does not believe that the adoption of SFAS 153 will have a significant effect on its financial statements.
      In May 2005, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 154, “Accounting Changes and Error Corrections”. SFAS No. 154 changes the requirements for the accounting for and reporting of a change in accounting principle. In addition, it carries forward without change the guidance contained in APB Opinion No. 20 for reporting the correction of an error in previously issued financial statements and a change in accounting estimate. SFAS No. 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle in most circumstances. The provisions of SFAS 154 are effective in fiscal years beginning after December 15, 2005. The Company plans to prospectively adopt SFAS No. 154 at the beginning of fiscal 2006.
Quantitative and Qualitative Disclosures About Market Risk
      We are subject to market risk associated with changes in foreign currency exchange rates, interest rates and our equity investments, as discussed more fully below. In order to manage the volatility relating to our more significant market risks, we enter into various hedging arrangements described below. We do not execute transactions or hold derivative financial instruments for speculative or trading purposes. We do not anticipate any material changes in our primary market risk exposures in fiscal 2005.

Foreign Currency Risk
      We transact business only in U.S. dollars and, therefore, do not incur any foreign currency risk.

Equity Price Risk
      We hold investments in capital stock of privately held companies. We recognize impairment losses on our strategic investments when we determine that there has been a decline in the fair value of the investment that is other-than-temporary. For the nine months ended March 31, 2005 and 2004, the year ended June 30, 2004 and the period from April 21, 2003, (inception) to June 30, 2003, we recorded no impairment losses on strategic investments. As of March 31, 2005, our strategic investments had a carrying value of $424,000, and we have determined that there was no impairment in these investments at that date. We cannot assure you that our investments will have the above-mentioned results, or even that we will not lose all or any part of these investments.

Factors That May Affect Future Results
Because Syntax relies on Kolin as its sole source of certain electronic components and subassemblies of its products, any disruption in production by Kolin could severely harm Syntax’s ability to generate revenue.
      Although Syntax performs final quality acceptance and install tuners in otherwise finished products, we outsource the manufacture of the electronic components and subassemblies of our LCD products to contract manufacturers in Asia, and Kolin is our sole source of such components and subassemblies. We jointly select and qualify vendors for LCD panels, electronic components and subassemblies that Kolin does not itself manufacture, and actively participate in discussions of terms and conditions with them. Although we have several alternative sources for each important component of our products, any disruption in production by Kolin could have an adverse effect on our ability to generate revenue.
Because our revenue is difficult to forecast, we may experience lower-than-anticipated revenue in any particular quarter.
      Our revenue is difficult to forecast and is likely to fluctuate from quarter to quarter due to many factors outside of our control. Factors that could lower our revenue or affect our revenue forecast include:

•	the possibility that our customers may cancel, defer or limit purchases as a result of weak and uncertain economic and industry conditions;

•	the possibility that our customers may defer purchases of our products in anticipation of new products or product updates from us or our competitors;

•	changes in the competitive landscape due to mergers, acquisitions or strategic alliances that could allow our competitors to gain market share;

•	the possibility that our strategic partners will introduce, market and sell products that compete with our products;

•	the unpredictability of the timing and magnitude of our sales through direct sales channels and indirect sales channels;

•	our operational capacity to fulfill orders received at the end of a quarter;

•	the timing of new product introductions by us and the market acceptance of new products, which may be delayed as a result of weak and uncertain economic and industry conditions;

•	the seasonal nature of our sales;

•	changes in our pricing and distribution terms or those of our competitors; and

•	the possibility that our business will be adversely affected as a result of the threat of terrorism, terrorism or military actions taken by the United States or its allies.
      You should not rely on the results of prior periods as an indication of our future performance. Our operating expense levels are based, in significant part, on our expectations of future revenue. If we have a shortfall in revenue or orders in any given quarter, we may not be able to reduce our operating expenses quickly in response. Therefore, any significant shortfall in revenue or orders could have an immediate adverse effect on our operating results for that quarter. In addition, if we fail to manage our business effectively, we may experience high operating expenses, and our operating results may fall below the expectations of investors.
We must efficiently manage our procurement of parts, the market conditions for which are volatile, and control our inventory of products and parts, the demand for which is volatile.
      We place orders for components, determine production and plan inventory in advance based on our forecast of consumer demand, which is highly volatile and difficult to predict. We may experience a shortage of LCD panels, which may result in our inability to meet demand for our LCD televisions, or a surplus of LCD panels that may result in the recording of losses should LCD panel prices decline. We consume a tremendous volume of parts and components for our products, and consequently, market fluctuations may cause a shortage of parts and components and may affect our production or the cost of goods sold. Our profitability may also be adversely affected by supply or inventory shortages or inventory adjustments that, as a result of efforts to reduce inventory by temporarily halting production or by reducing the price of goods, will lead to an increase in the ratio of cost of sales to sales. We write down the value of our inventory when components or products have become obsolete, when inventory exceeds the amount expected to be used, or when the value of the inventory is otherwise recorded at a higher value than net realizable value. Such inventory adjustments have had and, if we are not successful in managing our inventory in the future, will have a material adverse effect on our operating income and profitability.
Failure to complete our proposed merger with Brillian could adversely affect our future business and operations.
      On July 12, 2005, we announced that we had entered into a definitive agreement to merge with Brillian Corporation in an all-stock transaction. The proposed merger with Brillian is subject to the satisfaction of closing conditions, including the approval by both Brillian and Syntax stockholders and other conditions described in the merger agreement. We cannot assure you that these conditions will be satisfied or that the merger will be successfully completed. In the event that the merger is not completed:

•	we would not realize the potential benefits of the merger, including the potentially enhanced financial and competitive position of combining our company with Brillian;

•	management’s attention from our day-to-day business may be diverted, we may lose key employees and our relationships with customers and partners may be disrupted as a result of uncertainties with regard to our business and prospects; and

•	we must pay significant costs related to the merger, such as legal, accounting and advisory fees.
      Any such events could adversely affect our business and operating results.
Our business could suffer due to the announcement and consummation of the proposed merger with Brillian.
      The announcement and consummation of the merger may have a negative impact on our ability to sell our products and services, attract and retain key management, technical, sales or other personnel, maintain and attract new customers and maintain strategic relationships with third parties. For example, we may experience the deferral, cancellation or a decline in the size or rate of orders for our products or services or a deterioration in our customer relationships. Any such events could harm our operating results and financial condition.
Because we derive all of our revenue from sales of a few product lines, any decline in demand for these products could severely harm our ability to generate revenue.
      We derive all of our revenue from a small number of television products. In addition, our television products are concentrated within the market for HDTVs. For example, for the nine months ended March 31, 2005, we derived almost all of our revenues from our LCD televisions. As a result, we are particularly vulnerable to fluctuations in demand for these products, whether as a result of competition, product obsolescence, technological change, budget constraints of our potential customers or other factors. If our revenue derived from these television products were to decline significantly, our business and operating results would be adversely affected. In addition, because our television products are concentrated within the market for HDTVs, a decline in the demand for HDTVs could result in a significant reduction in our revenue and adversely affect our business and operating results.

If we fail to manage our distribution channels effectively, or if our partners choose not to market and sell our products to their customers, our sales could decline.
      We market our products and related services through a variety of indirect sales channels, including distributors that sell our products to end-users and other resellers. This channel involves a number of special risks, including:

•	our lack of control over the timing of delivery of our products to end-users;

•	our resellers and distributors are not subject to minimum sales requirements or any obligation to market our products to their customers;

•	our resellers and distributors may terminate their relationships with us at any time; and

•	our resellers and distributors may market and distribute competing products.
We face intense competition, and our competitors may gain market share in the markets for our products, which could adversely affect the growth of our business and cause our revenues to decline.
      We have many competitors in the markets for our products. If existing or new competitors gain market share in any of these markets, we may experience a decline in revenues, which could adversely affect our business and operating results. Our competitors include LG Electronics, Philips, Panasonic, Samsung, Sharp and Sony. We also face competition from other leading technologies available for HDTVs, each having its own advantages and disadvantages with respect to the other formats. The direct view technologies are LCD and Plasma based panels, and the rear projection technologies are HTPS, DLP and LCoS as well as traditional CRTs.
      Motorola has announced carbon nanotube technology designed to enable manufacturers to design large flat panel displays that exceed the image quality characteristics of plasma and thin film transistor liquid crystal displays at lower costs. Motorola states that it is in discussions with electronics manufacturers in Europe and Asia to license the technology for commercialization. At this time, we cannot assess the performance of that technology or the effect, if any, it will have on the large-screen HDTV market.
      Many of our competitors have greater financial, technical, sales, marketing and other resources than we do and consequentially may have an ability to influence customers to purchase their products that compete with ours. Our future and existing competitors could introduce products with superior features and functionality at lower prices than our products, and could also bundle existing or new products with other more established products in order to compete with us. Our competitors could also gain market share by acquiring or forming strategic alliances with our other competitors. Finally, because new distribution methods offered by the Internet and electronic commerce have removed many of the barriers to entry historically faced by start-up companies in the consumer electronics industry, we may face additional sources of competition in the future. Any of the foregoing effects could cause our revenues to decline, which would harm our financial position and results of operations.
If we are unable to develop new and enhanced products that achieve widespread market acceptance, we may be unable to recover product development costs, and our earnings and revenue may decline.
      Our future success depends on our ability to address the rapidly changing needs of our customers by developing, acquiring and introducing new products, product updates and services on a timely basis. We must also extend the operation of our products to new formats and keep pace with technological developments and emerging industry standards. We intend to commit substantial resources to developing new product features and technological advances in the HDTV market. This market is new and unproven, and industry standards for the HDTV market are evolving and changing. If the HDTV market does not develop as anticipated, or if demand for our products and services in this market does not materialize or occurs more slowly than we expect, we will have expended substantial resources and capital without realizing sufficient revenue, and our business and operating results could be adversely affected.

Our plans to expand international sales and operations involve special risks that could increase our expenses, adversely affect our operating results and require increased time and attention of our management.
      We plan to expand our international operations and our planned growth is contingent upon the successful expansion of our international revenue. Our contemplated international operations are subject to risks in addition to those faced by our domestic operations, including:

•	potential loss of proprietary information due to piracy, misappropriation or laws that may be less protective of our intellectual property rights;

•	imposition of foreign laws and other governmental controls, including trade and employment restrictions;

•	fluctuations in currency exchange rates and economic instability such as higher interest rates and inflation, which could reduce our customers’ ability to obtain financing for consumer electronic products or which could make our products more expensive in those countries;

•	limitations on future growth or inability to maintain current levels of revenue from international sales if we do not invest sufficiently in our international operations;

•	difficulties in hedging foreign currency transaction exposures;

•	longer payment cycles for sales in foreign countries and difficulties in collecting accounts receivable;

•	difficulties in staffing, managing and operating our international operations, including difficulties related to administering our stock plans in some foreign countries;

•	difficulties in coordinating the activities of our geographically dispersed and culturally diverse operations;

•	seasonal reductions in business activity in the summer months in Asia and in other periods in other countries;

•	costs and delays associated with developing our products in multiple languages; and

•	political unrest, war or terrorism, particularly in areas in which we have facilities.
Our products may contain significant errors and failures, which may result in a loss of our competitive position and revenue.
      Product errors, failures or recalls could cause delays in new product releases, or our products might not work in combination with other hardware or software, which could adversely affect market acceptance of our products. If our customers were dissatisfied with product functionality or performance, or if we were to experience significant delays in the release of new products, we could lose competitive position and revenue and our business and operating results could be adversely affected.
If we lose key personnel or fail to integrate replacement personnel successfully, our ability to manage our business could be impaired.
      Our future success depends upon the continued service of our key management, technical, sales and other critical personnel. Whether we are able to execute effectively on our business strategy will depend in large part on how well key management and other personnel perform in their positions and are integrated within our company. Our officers and other key personnel are employees-at-will, and we cannot assure you that we will be able to retain them. We do not maintain key person life insurance covering any of our officers or employees. Key personnel have left our company over the years, and there may be additional departures of key personnel from time to time. The loss of any key employee could result in significant disruptions to our operations, including adversely affecting the timeliness of product releases, the successful implementation and completion of company initiatives and the results of our operations. In addition, the integration of replacement personnel could be time consuming, may cause additional disruptions to our operations and may be unsuccessful.
If we are unable to attract and retain qualified employees and manage our employee base effectively, we may be unable to develop new and enhanced products, expand our business or increase our revenue.
      We believe that our success depends in part on our ability to hire and retain qualified employees. As our company grows, and our customers’ demand for our products and services increase, we will need to hire additional management, technical, sales and other personnel. However, competition for people with the specific skills that we require is significant. If we are unable to hire and retain qualified employees, or conversely, if we fail to manage employee performance or reduce staffing levels when required by market conditions, our business and operating results could be adversely affected.
      We have recently provided stock-based compensation, such as stock option grants under our 2005 Stock Incentive Plan, as an important incentive for our employees. The volatility in our stock price may from time to time adversely affect our ability to retain or attract key employees. In addition, we may be unable to obtain required stockholder approvals of future increases in the number of shares available for issuance under our equity compensation plans and recent changes in accounting rules will require us to treat the issuance of employee stock options and other forms of equity compensation as compensation expense beginning in fiscal 2006. As a result, we may decide to issue fewer stock options and may be impaired in our efforts to attract and retain necessary personnel. Reductions in our stock-based compensation practices may make it more difficult for us to attract and retain employees, which may negatively affect our ability to manage and operate our business.
Our business strategy includes possible growth through business acquisitions, which involve special risks that could increase our expenses and divert the time and attention of management.
      As part of our business strategy, we have in the past acquired and expect in the future to acquire other businesses, business units and technologies. Acquisitions involve a number of special risks and challenges, including:

•	diversion of management’s attention from our business;

•	integration of acquired business operations and employees into our existing business, including coordination of geographically dispersed operations, which in the past has taken longer and has been more complex than initially expected;

•	incorporation of acquired products and business technology into our existing product lines, including consolidating technology with duplicative functionality or designed on different technological architecture, and our ability to sell the acquired products through our existing or acquired sales channels;

•	loss or termination of employees, including costs associated with the termination of those employees;

•	dilution of our then-current stockholders’ percentage ownership;

•	dilution of earnings if synergies with the acquired business are not achieved;

•	assumption of liabilities of the acquired business, including costly litigation related to alleged liabilities of the acquired business;

•	presentation of a unified corporate image to our customers and our employees;

•	increased costs and efforts in connection with compliance with Section 404 of the Sarbanes-Oxley Act; and

•	risk of impairment charges related to potential write-down of acquired assets in future acquisitions.

      Acquisitions of businesses, business units and technologies are inherently risky and create many challenges. We cannot provide any assurance that our previous or any future acquisitions will achieve the desired objectives.
Our effective tax rate may increase or fluctuate, which could increase our income tax expense and reduce our net income.
      Our effective tax rate could be adversely affected by several factors, many of which are outside of our control. Our effective tax rate is directly affected by the relative proportions of revenue and income before taxes in the various domestic and international jurisdictions in which we operate. We are also subject to changing tax laws, regulations and interpretations in multiple jurisdictions in which we operate as well as the requirements of certain tax rulings. We do not have a substantial history of audit activity from various taxing authorities. We believe we are in compliance with all federal, state and international tax laws; however, there are various interpretations of their application that could result in additional tax assessments. Our effective tax rate is also influenced by the tax effects of purchase accounting for acquisitions, non-recurring charges and tax assessments against acquired entities with respect to tax periods prior to the acquisition. The aforementioned items may cause fluctuations between reporting periods in which the acquisition, assessment or settlement takes place.
Changes to current accounting principles could have a significant effect on our reported financial results or the way in which we conduct our business.
      We prepare our financial statements in conformity with accounting principles generally accepted in the United States, which are subject to interpretation by the Financial Accounting Standards Board, the American Institute of Certified Public Accountants, the SEC and various other bodies formed to interpret and create appropriate accounting principles. A change in these principles could have a significant effect on our reported results and may even retroactively affect previously reported transactions. Our accounting policies that recently have been or may in the future be affected by changes in the accounting principles are as follows:

•	stock-based compensation;

•	accounting for variable interest entities;

•	accounting for goodwill and other intangible assets; and

•	accounting issues related to certain features of contingently convertible debt instruments and their effect on diluted earnings per share.
      Changes in these or other rules may have a significant adverse effect on our reported financial results or in the way in which we conduct our business. See the discussion under “Critical Accounting Policies and Estimates” above and the Notes to Condensed Consolidated Financial Statements, for additional information about our critical accounting policies and estimates and associated risks.
If we do not protect our proprietary information and prevent third parties from making unauthorized use of our products and technology, our revenues could be harmed.
      We rely on a combination of copyright, trademark and trade secret laws, confidentiality procedures, contractual provisions and other measures, as well as the patent rights of our manufacturing sources, to protect our proprietary information. All of these measures afford only limited protection. These measures may be invalidated, circumvented or challenged, and others may develop technologies or processes that are similar or superior to our technology. We may not have the proprietary information controls and procedures in place that we need to protect our proprietary information adequately. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy our products or obtain or use information that we regard as proprietary, which could harm our revenues.

Third parties claiming that we infringe their proprietary rights could cause us to incur significant legal expenses and prevent us from selling our products.
      We may receive claims of patent infringement, or trademark claims from third parties who may also be using the Ölevia brand name or another name that may be similar to one of our trademarks or service marks, and whose rights in such names may be superior to ours. In addition, former employers of our former, current or future employees may assert claims that such employees have improperly disclosed to us the confidential or proprietary information of these former employers. Any such claim, with or without merit, could:

•	be time consuming to defend;

•	result in costly litigation;

•	divert management’s attention from our core business;

•	require us to stop selling, delay shipping or redesign our product; and

•	require us to pay monetary amounts as damages, for royalty or licensing arrangements or to satisfy indemnification obligations that we have with some of our customers.
      In addition, we license and use software from third parties in our business. These third party software licenses may not continue to be available to us on acceptable terms. Also, these third parties may from time to time receive claims that they have infringed the intellectual property rights of others, including patent and copyright infringement claims, which may affect our ability to continue licensing this software. Our inability to use any of this third party software could result in shipment delays or other disruptions in our business, which could materially and adversely affect our operating results.
Any disruption in our operations caused by a catastrophic natural disaster or other events outside of our control could have a material adverse effect on our business, resulting in a loss of revenue or in higher expenses.
      Our business is highly automated and any disruptions or failures in our operations due to a catastrophic natural disaster, such as an earthquake or a flood, or to manmade problems, such as inadvertent errors, malicious software programs or terrorism, may result in a loss of revenue or in higher expenses, harming our operating results. Most of our primary operations, which include a significant portion of our research and development activities and other critical business operations, are located near City of Industry, California, an area known for seismic activity. Our outsourced manufacturing operations are conducted in Taiwan, which is also susceptible to seismic activity and other natural disasters such as flood. A catastrophic event, such as a major earthquake, which results in the destruction or disruption of our primary operations, could severely and adversely affect our business, including both our primary data center and other internal operations and our ability to communicate with our customers or sell our products over the Internet.
      In our highly automated environment, we have tightly integrated systems that support our enterprise, including our financial accounting and e-commerce systems. Maintaining the integrity and security of this enterprise is an issue of critical importance for us and our customers. Any hardware or software failure or breach in security due to inadvertent error, malicious software programs, such as viruses and worms, break-ins or unauthorized tampering with our computer systems could, if wide-spread and destructive, have a negative effect on our internal operations and could adversely affect our business. We take significant and costly measures which have been effective in protecting our enterprise from such events, however, there is no assurance that these measures will be equally as effective in the future. In addition, other events outside of our control, such as war or acts of terrorism, could have a material adverse and potentially devastating effect on our business, operating results and financial condition.

Security Ownership of Principal Stockholders, Directors and Management of Syntax
      The following table sets forth certain information concerning beneficial ownership of our common stock as of July 18, 2005 by each director and executive officer, by all executive officers and directors as a group, and by each holder of 5% or more of common stock. To our knowledge and except as set forth in the footnotes to this table, the persons named in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable. Unless we indicate otherwise, each holder’s address is c/o Syntax Groups Corporation, 20480 E. Business Parkway, City of Industry, California 91789.
      The option column below reflects shares of Syntax common stock subject to options that are currently exercisable or will become exercisable within 60 days after July 18, 2005, which includes options that currently have not yet vested. Those shares are deemed outstanding for the purpose of computing the percentage ownership of the person holding these options, but are not deemed outstanding for the purpose of computing the beneficial ownership of any other person. Percentage ownership is based on 21,476,316 shares outstanding on July 18, 2005.
Amount and Nature of Beneficial Ownership

				Percent of
Beneficial Owner	Shares	Options(1)	Total	Class

Tony Ho	2,710,000	42,000	2,752,000	12.78%
Thomas Chow	2,660,000	42,000	2,702,000	12.57%
Lily Lau	2,248,000	—	2,248,000	10.47%
Taiwan Kolin Co. Ltd.(2)	1,324,683	—	1,324,683	6.17%
James Li	756,000	42,000	798,000	3.70%
Patrick Ng	485,000	42,000	527,000	2.45%
Michael Chan	322,300	42,000	364,300	1.69%
Alex Yan	180,000	42,000	222,000	1.03%
Roger Kao	—	42,000	42,000	* %
Denis Karpeles	—	17,500	17,500	* %
Patricia A. Adams	—	17,500	17,500	* %
Samuel Miller	—	10,500	10,500	* %
Alice Phang	—	17,500	17,500	* %
All executive officers and directors as a group (11 persons)	7,113,300	357,000	7,470,300	34.71%

(1)	These represent options granted to our directors and executive officers on July 4, 2005 under our 2005 Stock Incentive Plan.

(2)	The address of Taiwan Kolin Co. Ltd. is 86 Sec 1, Chung-Ching S. Road, Taipei, Taiwan.

*	Less than one percent.
Information Regarding Syntax Directors and Certain Executive Officers
      Set forth below is certain information regarding each of Syntax’s directors and certain executive officers of Syntax, who may become executive officers of Brillian after the closing of the merger. As of the date of this joint proxy statement/ prospectus, Syntax has made a determination that Messrs. Li and Chow and Mr. Christopher Liu, an officer and director of Taiwan Kolin Co. Ltd., will be appointed to, and serve on, the board of directors of Brillian. There are no family relationships among any of these directors and executive officers. References in this “Information Regarding Syntax Directors and Certain Executive Officers” section to “we,” “us,” “our” and similar expressions refer to Syntax Groups Corporation and its subsidiaries.

Directors
      Our board of directors currently consists of eight directors. Directors are elected at the annual meeting of stockholders and serve until the next annual meeting of stockholders. There are no family relationships among our executive officers or directors.
      Our board of directors does not have a majority of independent directors. Currently, only one of the eight members of our board of directors, Mr. Chikagami, is independent. Furthermore, our board of directors does not have separate standing audit, compensation, or nominating and corporate governance committees.
      The names of our current directors, their ages as of July 18, 2005, and other information about them are shown below.

Name of Director	Age	Principal Occupation	Syntax Director Since

James Li	37	Chief Executive Officer	2003
Michael Chan	36	Chief Operating Officer	2004
Thomas Chow	43	Chief Financial Officer	2004
Tony Ho	55	Chairman of the Board	2004
Patrick Ng	42	Vice Chairman of the Board	2003
Alex Yan	47	Financial Consultant	2004
Yasushi Chikagami	66	Chairman, Arise Corporation	2004
Roger Kao	44	Vice President of Taiwan	2004
		Kolin Company Limited
      Mr. Li has served as our Chief Executive Officer since July 1, 2003, and also co-founded Syntax. Before joining Syntax, Mr. Li was the Director of OEM/ ODM Business and Executive Assistant to the Chairman and CEO from December 1998 to February 2003 at Elitegroup Computer Systems, a leading manufacturer of computer motherboards. From January 1997 to December 1998, he was General Manager at Chenbro America, Inc., a computer chassis manufacturer. From December 1989 to July 1996, he was the Senior Business Manager in the Global Procurement Office at Gateway Computer, a manufacturer of home and personal computers. He received his Bachelor’s degree in English and international business from Christ’s College, Taiwan, and a Bachelor of Arts degree from Northwestern College.
      Mr. Chan has served as our Chief Operating Officer since May 1, 2004. From June 2000 to April 2004, Mr. Chan was Vice-President of Lasertech Computer Distributor, Inc., a distributor of computer equipment and formerly a wholly-owned subsidiary of Syntax, with responsibility for sales and marketing. He co-founded NCX Corp., a wholesaler of computer peripherals, and served as its Chief Executive Officer from July 1997 to May 2000. From 1994 to 1997, he served as Chief Operating Officer of Shinho Technology and Communication, Inc., a manufacturer of monitors. Mr. Chan was financial controller at Infiniti Manufacturing and Microstar Computer, a system integrator and wholesaler of personal computer components from 1992 to 1994. Mr. Chan graduated from the University of Southern California, with honors, with a Bachelor of Science degree in accounting and finance.
      Mr. Chow has served as our Chief Financial Officer since May 1, 2004. He co-founded Lasertech Computer Distributor, Inc. in October 1994, a distributor of computer equipment, and formerly a wholly-owned subsidiary of Syntax, and served as its Chief Operating Officer until 2004. In 1996, he co-founded Warpspeed, a manufacturer of graphic display adapters. From 1990 to 1996, he was President of the QDI Group, a manufacturer of personal computer motherboards and graphic display cards, and a wholly-owned subsidiary of Legend Holding Group, Hong Kong. From 1989 to 1990, Mr. Chow was Sales Manager for Legend Holding Group, the largest personal computer manufacturing company in China. Mr. Chow graduated with first class BSC honors in microelectronic and microprocessor technology at Newcastle University (United Kingdom).

      Mr. Ho has served as the Chairman of our Board since 2004 and co-founded Syntax. Mr. Ho co-founded Lasertech Computer Distributor, Inc. in 1994 and has served as the Chairman of the Board of Lasertech since that date. In 1984, he founded Elco Computers, a wholesaler and distributor of personal computer products and peripherals and sold his interests in Elco in 1994. From 1970 to 1983, Mr. Ho did business in the consumer electronics retail channel in Hong Kong specializing in camera and audio equipment.
      Mr. Ng, a private investor, is currently the Vice Chairman of our Board and has served as a director since 2003. Since 1985, Mr. Ng invested in a number of industrial and manufacturing projects, including a power plant project in Guangdong, China, and a telecommunications system and equipment manufacturing project joint ventured with China Telecommunications Bureau in Beijing, China.
      Mr. Yan is a Financial Consultant. From August 2000 to June 2005, Mr. Yan served as Managing Director of Northport Capital (Hong Kong) Limited, a company providing financial intermediary and consulting services. From June 1999 to June 2003, Mr. Yan also served as Managing Director of Capital Solutions Partners Inc., a financial consulting and advisory company. From 1982 to 1999, Mr. Yan served as a Vice President and in various other managerial capacities at Credit Suisse First Boston, Chemical Bank, Security Pacific National Bank, Barclays Bank, and Bank of Tokyo. Mr. Yan commenced his career in banking and financing with Nanyang Commercial Bank Ltd. in 1982. Mr. Yan earned his Bachelor of Social Science degree in economics from the Chinese University of Hong Kong.
      Mr. Chikagami is the chairman of Arise Corporation. In 1979, he co-founded GVC Corporation in Taiwan, a leading modem and wireless mobile phone manufacturer, which was acquired by Lite-On IT Corporation in 1991. In 2000, he founded Arise Corporation in Japan, a company which provides business tie-up service for semiconductor design or product. He is currently a member of the following companies’ boards of directors: ANDevices, Inc., since 2000; Arise Corporation, Chairman, since 1992; Good TV Broadcasting Corporation, Chairman, since 2001; Semiconductor Manufacturing International Corporation, Vice Chairman, since 2003; Silicon Storage Technology, Inc., since 1995; and Trident Microsystems, Inc., since 1993. He also served as a director of World Peace Group International Ltd. (Singapore) from 2002 to 2004.
      Mr. Kao currently serves as the Vice President of Taiwan Kolin Company Limited, a Taiwan public listed company that manufactures and distributes consumer electronics and home appliances, a position he has held since March 1989. Mr. Kao has also been a member of Taiwan Kolin Company Limited’s board of directors since June 1998. Mr. Kao earned his Master of Business Administration from Notre Dame University and his Bachelor of Business degree in statistics from Taiwan Catholic Fu Jen University in Taiwan.
Compensation of Directors
      Base Compensation and Expense Reimbursement. Each non-employee director receives an annual retainer of $10,000 for serving on our board of directors. Cash compensation is paid on an annual basis. Directors who are employees of Syntax do not receive any compensation for attending board meetings. All of our directors are reimbursed for actual expenses that they incur to attend meetings and for other expenses related to service as a director.
      Options. In June 2005, our shareholders approved the 2005 Stock Incentive Plan. Under this plan, both employee and non-employee directors are eligible to receive grants of stock options to acquire shares of Syntax common stock. The board of directors acts as the plan’s administrator and has the sole authority to grant options to Syntax’s non-employee and employee directors under the plan. The board of directors grants options to its directors for services rendered to Syntax as the board of directors deems fair, reasonable, and in the best interest of Syntax and its shareholders.
      We have reserved 1,000,000 shares of common stock for issuance under the 2005 Stock Incentive Plan. In the event that any outstanding option under this plan expires or terminates for any reason, the shares of common stock allocable to the unexercised portion of the option will be available again for subsequent grant under this plan. The exercise price of all stock options granted under the 2005 Stock Incentive Plan will equal 100% of the fair market value of a share of our common stock on the date of grant of the option. Options granted under this plan are exercisable only as to vested shares, so long as the director serves as a member of our board of directors or continues to render services to Syntax. Each option has a ten-year term unless earlier terminated. The options remain exercisable as to vested shares for up to 60 days following the optionee’s termination of service as a director or otherwise, unless such termination is a result of death or of total and permanent disability, in which case the options remain exercisable for up to a six month period.
      During the fiscal year ended June 30, 2005, we did not grant any options to any of our directors under our 2005 Stock Incentive Plan, and no options to purchase shares of our common stock were outstanding under the plan.
Compensation Committee Interlocks and Insider Participation
      We do not have a separate standing compensation committee of our board of directors.
Executive Officers
      The names of our current executive officers, their ages as of June 30, 2005, and their positions are shown below.

Name	Age	Position with Syntax

James Li	37	Chief Executive Officer
Michael Chan	36	Chief Operating Officer
Thomas Chow	43	Chief Financial Officer
Denis Karpeles	59	Senior Vice President of Sales and Marketing
Patricia A. Adams	53	Vice President of Corporate Communications and Investor Relations
Alex Yan	47	Financial Consultant
Samuel Miller	57	Chief Product Officer
Alice Phang	41	Group Financial Controller
      Mr. Li has served as our Chief Executive Officer since July 1, 2003. Mr. Li’s biographical information is set forth above under “— Directors.”
      Mr. Chan has served as our Chief Operating Officer since May 1, 2004. Mr. Chan’s biographical information is set forth above under “— Directors.”
      Mr. Chow has served as our Chief Financial Officer since May 1, 2004. Mr. Chow’s biographical information is set forth above under “— Directors.”
      Mr. Karpeles has served as our Senior Vice President of Sales and Marketing since February 2004. From July 2003 to February 2004, he served as Vice President of sales and marketing at 3G Technology, Inc., a video displays technology manufacturer. From August 2001 to June 2003, Mr. Karpeles was Vice President of sales and marketing at SYS Technology, a system integrator for computer and consumer electronics products.
      Ms. Adams has served as our Vice President of Corporate Communications and Investor Relations since April 2004. Prior to her current role, from September 2002 to March 2004, Ms. Adams served as the Vice President of corporate marketing and communications at Get Device, Inc., a manufacturer of DoubleSight dual monitor LCD displays and tablet personal computers. From November 1998 to September 2001, she was Senior Director of corporate communications and investor relations at eMachines, Inc., a personal computer manufacturer. From November 1997 to November 1998, Ms. Adams was Vice President of strategic communications at the marketing firm, ChipShots, Inc. Ms. Adams holds a Bachelor of Arts degree in public relations and psychology from San Jose State University.

      Mr. Yan has served as our Financial Consultant since June 1, 2003. Mr. Yan’s biographical information is set forth above under “— Directors.”
      Mr. Miller has served as our Chief Product Officer since June 2005. From May 2003 to April 2005, Mr. Miller was Director of technical marketing and advanced display technology at ViewSonic Corporation, a manufacturer of visual display products. Also at ViewSonic, from May 2000 to May 2003, Mr. Miller was Director of ViewSonic’s Advanced Display Technology group, and from May 1995 to May 2000, he was a manager directing a group of seventeen in product development at ViewSonic Labs. Mr. Miller holds a Master of Science in electrical engineering and applied physics from Case Western Reserve University, and his Bachelor of Science in electrical engineering from University of Cincinnati.
      Ms. Phang has served as our Group Financial Controller since November 2003. From June 2003 to August 2003, Ms. Phang served as Director of Internal Audit at Apex Digital, a television manufacturer. From February 2001 to June 2003, Ms. Phang was Controller at Tomax, Inc., a promotional merchandise vendor. From December 1995 to December 2000, she was Controller at Warpspeed, Inc., a manufacturer of graphic display adapters. Ms. Phang received her Bachelor of Arts degree in accounting and business administration from Mount Mercy College.
Executive Compensation
      The following table sets forth all compensation awarded to or earned by our Chief Executive Officer and our four other most highly compensated executive officers for the year ended June 30, 2005. The information in the table includes the dollar value of base salaries, commissions and bonus awards, certain reimbursements, and certain other compensation, whether paid or deferred. We did not pay any bonuses or grant any long-term compensation benefits in 2005. We do not grant stock appreciation rights and provide no long-term compensation benefits other than stock options and restricted stock units under our 2005 Stock Incentive Plan.
Summary Compensation Table

				Long-Term Compensation Awards

	Annual Compensation				Securities
				Restricted Stock	Underlying	All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)	Award(s) ($)	Options (#)(3)	Compensation

James Li	2005	$210,646	—	—	—	$16,720	(1)
Chief Executive Officer
Michael Chan	2005	$190,338	—	—	—	14,376	(1)
Chief Operating Officer
Thomas Chow	2005	$190,338	—	—	—	14,027	(1)
Chief Financial Officer
Denis Karpeles	2005	$138,462	—	—	—	239,851	(2)
Senior Vice President of Sales and Marketing
Tony Ho	2005	$178,154	—	—	—	13,108	(1)
Chairman of the Board

(1)	Other annual compensation for James Li, Michael Chan, Thomas Chow, and Tony Ho includes the amount of $10,000 to each such individual consisting of director fees.

(2)	Other annual compensation for Denis Karpeles includes the amount of $232,535 consisting of sales commissions.

(3)	Although we did not granted any stock options in fiscal year 2005, we granted a total of 998,250 stock options in July 2005.
      Our board of directors is responsible for the review of all cash and equity compensation for our executive officers, including that of our Chief Executive Officer. The board of directors has the sole and exclusive authority to issue stock options and other stock or stock-based awards under our 2005 Stock Incentive Plan to our executive officers.
Executive Option Grants for 2005
      We did not grant any of our above named executive officers stock options in fiscal year 2005.
Aggregate Executive Option Exercises in 2005 and Year-End Option Values
      No named executive officer exercised any stock options in fiscal year 2005, and no named executive officer had outstanding any stock options as of fiscal year end 2005.
Syntax Employment Agreements and Change-of-Control Agreements
Employment Agreements with Executive Officers
      We entered into an exclusive employment agreement with Samuel Miller on June 6, 2005 to be our Chief Product Officer. The agreement provides for a two-year term of employment, but we may terminate Mr. Miller’s employment at any time if Mr. Miller engages in unlawful and gross misconduct, fraud, dishonesty, insubordination, or the neglect of his duties. Mr. Miller receives a salary of $7,500 per month payable bi-weekly until December 31, 2005. Beginning January 1, 2006, Mr. Miller’s salary will be increased to $10,000 per month payable bi-weekly for the remainder of his employment term under the agreement. Mr. Miller is also entitled to receive stock options under our 2005 Stock Incentive Plan in an amount no less than those awarded to other members of our executive management team. Furthermore, we pay 100% of his health insurance premiums, 80% of his dental plan premiums and 50% of his dependent’s health insurance premiums. Mr. Miller’s business related expenses, including travel expenses, are reimbursed by us provided our Chief Financial Officer pre-approves such expenses. Although we own all rights and interest in all intellectual property developed by Mr. Miller during his employment with us, we share with Mr. Miller 25% of all royalties generated from intellectual property jointly developed by him.
      We entered into an exclusive employment agreement with Denis Karpeles on February 17, 2004 to be our Vice President of Sales and Marketing. Under this agreement, Mr. Karpeles is an “at-will” employee and may be terminated by us or him at any time for any reason. Mr. Karpeles receives an annual salary of $144,000 payable in bi-weekly installments. We also pay Mr. Karpeles a commission of 0.65% of net sales generated by him for non-house accounts and 0.35% of net sales for in-house accounts directly attributable to his efforts, and an incentive bonus based upon prearranged sales quotas. Mr. Karpeles’ total compensation from all sources under this agreement cannot exceed $1,000,000. We also pay 100% of all Mr. Karpeles’ health, dental, and vision insurance premiums and reimburse him for all business related and travel expenses that have been pre-approved by our Chief Financial Officer.
Certain Relationships and Related Party Transactions of Syntax
      We have entered into a manufacturing agreement with Taiwan Kolin Co. Ltd. (“Kolin”), a manufacturer of LCD television products, who is also the beneficial owner of 6.17% of our common stock, and one of whose principals, Mr. Roger C. Kao, is a member of our Board of Directors. This manufacturing agreement is for a succession of one-year terms, renewable annually at our option through 2010. In conjunction with the execution of this manufacturing agreement, we also entered into an additional agreement intended to govern the terms pursuant to which we, Kolin, and DigiMedia Technology Co, Ltd., the product research and development affiliate of Kolin (“DigiMedia”), would form a strategic alliance through the acquisition by Kolin of up to 10% of our common stock and our acquisition of up to 10% of the common stock of DigiMedia. We currently own 0.63% of the common stock of DigiMedia with an option to purchase all of the common stock of DigiMedia owned by Kolin. Kolin currently owns 32% of the common stock of DigiMedia.

      We have entered into additional agreements with Kolin that provide for rebates to us on purchases from Kolin for technical development in the amount of 3.0% of our purchases from Kolin, market development in the amount of 2.5% of such purchases, and volume incentive rebates in amounts ranging up to 2.75% of such purchases. The foregoing rebates issued by Kolin are issued by Kolin monthly based upon units shipped. We record these rebates as a reduction to the price of the products purchased upon receipt of the products and allocate such rebates to inventory and cost of sales accordingly.
      As of March 31, 2005, Kolin granted additional monthly lump sum rebates for price protection in the aggregate amount of $18.6 million, which were credited to cost of sales for the nine-month period ended March 31, 2005. As of March 31, 2005, Kolin also granted an additional rebate in the amount of $8.3 million for reimbursement of Syntax’s market development costs, technical development costs, and volume purchase incentives through March 31, 2005.
      Effective June 30, 2004, we entered into an agreement with Kolin for reimbursement of the cost of the our warranty expense for units sold. We have retained an independent third party to provide on-site service to consumers who purchase our LCD television products. Our cost for this service is $10 per unit shipped. Kolin has agreed to reimburse us $25 per unit to cover the cost of this warranty as well as our costs in administering the program and servicing units that cannot be serviced by the warranty provider. Kolin provides the $25 per unit reimbursement at the time Kolin ships products to Syntax. We record this reimbursement from Kolin as a reduction to the third party warranty costs, with the excess reimbursement amortized over a 12-month period and applied as a credit to cost of sales for units that have been shipped to customers. We record reimbursements received from Kolin for units that have not been shipped to customers as deferred warranty revenue.
      Total purchases before rebates from Kolin were $69.5 million, or 89% of total purchases for the nine-month period ended March 31, 2005. Total rebates issued by Kolin based upon percentage of purchases totaled $26.9 million, including $18.6 million of rebates for price protection.
      During the year ended June 30, 2004, and the nine month period ended March 31, 2005, we paid Mr. Yan, a member of our Board of Directors, consulting fees of $60,000 and $66,000, respectively, for financial consulting services.

EXPERTS
      The financial statements of Brillian Corporation as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, and the related financial statement schedule included in this joint proxy statement/ prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the financial statements and financial statement schedule and includes an explanatory paragraph relating to the substantial doubt about the ability of Brillian Corporation to continue as a going concern and an explanatory paragraph relating to the preparation of the financial statements of Brillian Corporation from the separate records maintained for the microdisplay business of Three-Five Systems, Inc. prior to the spin-off from Three-Five Systems, Inc. on September 15, 2003), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
      The consolidated financial statements of Syntax Groups Corporation as of June 30, 2004 and 2003, for the year ended June 30, 2004, and for the period from April 21, 2003 (inception) to June 30, 2003 included in this joint proxy statement/ prospectus have been audited by Grobstein, Horwath & Company LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
LEGAL MATTERS
      The validity of the shares of Brillian common stock offered by this document will be passed upon for Brillian by Greenberg Traurig, LLP, Phoenix, Arizona. Certain legal matters with respect to the merger will be passed upon for Syntax by Dorsey & Whitney LLP, Irvine, California.
WHERE YOU CAN FIND MORE INFORMATION
      Brillian files reports, proxy statements, and other information with the Securities and Exchange Commission. Brillian stockholders and Syntax shareholders may read and copy any reports, proxy statements, or other information filed by Brillian at the Securities and Exchange Commission’s Public Reference Room at 100F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at (800) SEC-0330. The Securities and Exchange Commission also maintains a website that contains reports, proxy statements, and other information regarding Brillian. The address of the Securities and Exchange Commission website is http: www.sec.gov.
      Reports, proxy statements, and other information regarding Brillian may also be inspected at The National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.
      Brillian has filed a registration statement under the Securities Act with the Securities and Exchange Commission with respect to Brillian common stock to be issued to Syntax shareholders in the merger. This joint proxy statement/ prospectus constitutes the prospectus of Brillian filed as part of the registration statement. This joint proxy statement/ prospectus does not contain all of the information set forth in the registration statement because parts of the registration statement are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. The registration statement and its exhibits are available for inspection and copying at the Securities and Exchange Commission’s offices as set forth above.
      If you would like to receive copies of any of the Brillian documents listed above before the meetings, you must make your request by                     , 2005 to ensure timely delivery of the documents.
      You should rely only on the information contained in this joint proxy statement/ prospectus to vote on the issuance of Brillian common stock in connection with the merger or the approval of the merger agreement and the principal terms of the merger. Brillian and Syntax have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/ prospectus. This joint proxy statement/ prospectus is dated                    , 2005. You should not assume that the information contained in this joint proxy statement/ prospectus is accurate as of any date other than                     , 2005, and neither the mailing of the joint proxy statement/ prospectus to Brillian and Syntax shareholders nor the issuance of Brillian common stock in the merger shall create any implication to the contrary.
      Brillian has supplied all information contained in this joint proxy statement/ prospectus relating to Brillian, and Syntax has supplied all information contained in this joint proxy statement/ prospectus relating to Syntax.
Information on Brillian’s Website
      Information on the Brillian Internet website is not part of this document and you should not rely on that information in deciding whether to approve the share issuance, unless that information is also in this document.
Information on Syntax’s Website
      Information on any Syntax Internet website or the website of any subsidiary of Syntax is not part of this document and you should not rely on that information in deciding whether to approve the merger agreement and the principal terms of the merger, unless that information is also in this document.

INDEX TO FINANCIAL STATEMENTS OF
BRILLIAN CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
Brillian Corporation
Tempe, Arizona
We have audited the accompanying balance sheets of Brillian Corporation (the “Company”) as of December 31, 2004 and 2003, and the related statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2004. Our audits also included the financial statement schedule listed in the Index at page F-1. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such financial statements present fairly, in all material respects, the financial position of Brillian Corporation as of December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s recurring losses from operations and its net cash used in operating activities raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
As discussed in Note 1 to the financial statements, on September 15, 2003, Brillian Corporation was spun-off from Three-Five Systems, Inc. and began operating as a separate company. Through September 14, 2003, the accompanying financial statements were prepared from the separate records maintained for the microdisplay business of Three-Five Systems, Inc. and may not necessarily be indicative of the results of operations if the microdisplay business had been operated as an unaffiliated company. Portions of certain expenses through September 14, 2003 represent allocations made from Three-Five Systems, Inc.

/s/ DELOITTE & TOUCHE LLP
Phoenix, Arizona
March 31, 2005

BRILLIAN CORPORATION
BALANCE SHEETS

		December 31,
	March 31,
	2005	2004	2003

	(Unaudited)
	(In thousands, except share data)
ASSETS
Current Assets:
Cash and cash equivalents	$2,975	$8,195	$2,417
Short-term investments	—	13	12,000
Accounts receivable, net of allowance for doubtful accounts of $18 and $30	785	339	447
Inventories	7,205	5,400	2,735
Other current assets	198	368	828

Total current assets	11,163	14,315	18,427
Property and equipment, net	5,552	6,082	6,267
Intangible assets, net	—	—	8,768
Other investments	1,119	1,119	6,331

	$17,834	$21,516	$39,793

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,097	$1,230	$457
Accrued compensation	343	216	84
Accrued liabilities	831	1,462	676
Deferred revenue	—	—	21

Total current liabilities	4,271	2,908	1,238

Commitments and contingencies (Note 6)
Stockholders’ Equity:
Preferred stock, $.001 par value; 10,000,000 shares authorized; no shares issued or outstanding	—	—	—
Common stock, $.001 par value; 60,000,000 shares authorized; 6,941,432 and 5,357,047 shares issued and outstanding in 2004 and 2003	7	7	5
Additional paid-in capital	58,130	58,007	45,708
Deferred compensation	(531)	(616)	(1,265)
Accumulated deficit	(44,043)	(38,790)	(5,893)

Total stockholders’ equity	13,563	18,608	38,555

	$17,834	$21,516	$39,793

The accompanying notes are an integral part of these financial statements.

BRILLIAN CORPORATION
STATEMENTS OF OPERATIONS

	Three Months Ended		Years Ended
	March 31,		December 31,

	2005	2004	2004	2003	2002

	(Unaudited)
	(In thousands, except per share data)
Net product sales	$858	$340	$2,262	$1,629	$772
Design and engineering services	—	138	426	565	667

Total net sales	858	478	2,688	2,194	1,439

Costs and expenses:
Cost of sales — products	3,152	2,262	12,803	9,311	12,245
Cost of sales — design and engineering services	—	122	244	518	624
Selling, general, and administrative	996	1,086	3,671	4,890	3,333
Research and development	1,993	2,454	8,671	7,367	8,430
Impairment charge	—	—	10,233	—	—

Total costs and expenses	6,141	5,924	35,622	22,086	24,632

Operating loss	(5,283)	(5,446)	(32,934)	(19,892)	(23,193)
Other income (expense):
Investment income, net	30	44	149	57	—
Loss on investment in start-up company	—	—	(112)	—	—

	30	44	37	57	—

Loss before income taxes:	(5,253)	(5,402)	(32,897)	(19,835)	(23,193)
Benefit from income taxes	—	—	—	1,091	—

Net loss	$(5,253)	$(5,402)	$(32,897)	$(18,744)	$(23,193)

Loss per common share:
Basic and diluted	$(0.75)	$(1.00)	$(5.17)	$(3.51)	$(4.35)

Weighted average number of common shares:
Basic and diluted	6,984	5,380	6,363	5,337	5,329

The accompanying notes are an integral part of these financial statements.

BRILLIAN CORPORATION
STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock
			Additional				Total
	Shares		Paid-In	Deferred	Accumulated	TFS Net	Stockholders’
	Issued	Amount	Capital	Compensation	Deficit	Investment	Equity

	(In thousands, except share data)
Balance, January 1, 2002	—	$—	$—	$—	$—	$15,214	$15,214
Net loss	—	—	—	—	—	(23,193)	(23,193)
Net transfers from TFS	—		—	—	—	33,898	33,898

Balance, December 31, 2002	—	—	—	—	—	25,919	25,919
Net loss prior to spin-off	—	—	—	—	—	(12,851)	(12,851)
Net transfers from TFS	—	—	—	—	—	10,226	10,226
Initial capitalization at spin-off	5,329,300	5	44,142	—	—	(23,294)	20,853
Stock options exercised and restricted stock grants	27,747	—	34	—	—	—	34
Deferred compensation on employee equity awards	—	—	1,532	(1,532)	—	—	—
Amortization of deferred compensation	—	—	—	267	—	—	267
Net loss after spin-off	—		—	—	(5,893)	—	(5,893)

Balance, December 31, 2003	5,357,047	5	45,708	(1,265)	(5,893)	—	38,555
Stock options exercised and restricted stock grants	44,808	—	63	—	—	—	48
Shares issued as compensation	4,686	—	42	—	—	—	42
Amortization of deferred compensation and other	—	—	(15)	649	—	—	649
Employee stock purchase plan shares issued	34,891	—	242	—	—	—	242
Shares issued in offering	1,500,000	2	11,967	—	—	—	11,969
Net loss	—	—	—	—	(32,897)	—	(32,897)

Balance, December 31, 2004	6,941,432	7	58,007	(616)	(38,790)	—	18,608
Employee stock purchase plan shares issued (unaudited)	43,903	—	123	—	—	—	123
Authorization of deferred compensation (unaudited)	—	—	—	85	—	—	85
Net loss (unaudited)	—	—	—	—	(5,253)	—	(5,253)

Balance, March 31, 2005 (unaudited)	6,985,335	$7	$58,130	$(531)	$(44,043)	$—	$13,563

The accompanying notes are an integral part of these financial statements.

BRILLIAN CORPORATION
STATEMENTS OF CASH FLOWS

	Three Months Ended		Years Ended
	March 31,		December 31,

	2005	2004	2004	2003	2002

	(Unaudited)
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(5,253)	$(5,402)	$(32,897)	$(18,744)	$(23,193)
Adjustments to reconcile net loss to net cash used in operating activities:
Impairment charge	—	—	10,233	—	—
Depreciation and amortization	628	865	3,703	3,573	3,430
Stock compensation	85	220	680	284	—
Deferred revenue	—	276	(21)	(314)	335
Provision for doubtful accounts	(1)	(6)	(20)	14	12
Loss on investment in start-up company	—	—	112	—	—
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	(445)	245	128	(113)	(195)
(Increase) decrease in inventories	(1,805)	(469)	(2,665)	(151)	1,724
(Increase) decrease in other current assets	170	284	460	(401)	(337)
(Decrease) in accounts payable and accrued liabilities	1,363	997	(1,410)	(64)	(1,878)

Net cash used in operating activities	(5,258)	(2,990)	(18,877)	(15,916)	(20,102)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(98)	(1,268)	(3,812)	(292)	(3,733)
Proceeds from sales of assets	—	—	—	—	123
Purchase of intangibles	—	(176)	(890)	(471)	(5,105)
Purchase of short-term investments	—	—	(79)	(12,000)	—
Proceeds from maturities/sales of short-term investments	13	3,958	12,066	—	—
Proceeds from sale of other investments	—	—	5,100	—	—
Other investments	—	—	—	—	(5,081)

Net cash provided by (used in) investing activities	(85)	2,514	12,385	(12,763)	(13,796)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net transfers from Three-Five Systems, Inc.	—	—	—	10,226	33,898
Proceeds of public offering	—	—	11,969	—	—
Issuance of shares pursuant to employee stock purchase plan	123	96	242	—	—
Cash received in spin-off	—	—	—	20,853	—
Stock options exercised	—	53	59	17	—

Net cash provided by financing activities	123	149	12,270	31,096	33,898

Net increase in cash and cash equivalents	(5,220)	(327)	5,778	2,417	—
Cash and cash equivalents, beginning of period	8,195	2,417	2,417	—	—

Cash and cash equivalents, end of period	$2,975	$2,090	$8,195	$2,417	$—

The accompanying notes are an integral part of these financial statements.

BRILLIAN CORPORATION
NOTES TO FINANCIAL STATEMENTS
December 31, 2004, 2003, and 2002

(1)	Organization and Operations:
      Brillian designs and develops large-screen, rear-projection, high-definition televisions, or HDTVs, utilizing its proprietary liquid crystal on silicon, or LCoStm, microdisplay technology. Brillian markets its HDTVs for sale under the brand names of retailers, including high-end audio/video manufacturers, distributors of high-end consumer electronics products, and consumer electronics retailers. Brillian has established a virtual manufacturing model utilizing third-party contract manufacturers to produce its HDTVs, which incorporate the LCoS microdisplays that it manufactures. Brillian also offers a broad line of LCoS microdisplay products and subsystems that original equipment manufacturers, or OEMs, can integrate into proprietary HDTV products, home theater projectors, and near-to-eye applications, such as head-mounted monocular or binocular headsets and viewers, for industrial, medical, military, commercial, and consumer applications.
      Historically, Brillian operated as a division of Three-Five Systems, Inc. (“TFS”). On March 17, 2003, TFS announced that its board of directors had approved a decision to incorporate Brillian as a wholly owned subsidiary of TFS, to transfer Brillian’s business and assets into this subsidiary, and to distribute the common stock of this subsidiary to its stockholders in a spin-off. Brillian was formed in May 2003 in anticipation of this spin-off. The spin-off was completed on September 15, 2003 as a special dividend to the stockholders of TFS.
      On September 1, 2003, Brillian and TFS entered into a Master Separation and Distribution Agreement under which TFS transferred to Brillian substantially all of the assets of, and Brillian assumed substantially all of the corresponding liabilities of, TFS’ microdisplay business. On September 15, 2003, TFS distributed all outstanding shares of Brillian common stock owned by TFS to TFS stockholders as a dividend (the “spin-off”). Each TFS stockholder of record as of September 4, 2003 received one share of Brillian stock for every four shares of TFS common stock. In addition, Brillian entered into ancillary agreements that govern various ongoing relationships between Brillian and TFS. In connection with the spin-off, TFS received a ruling from the Internal Revenue Service (the “IRS”) that the spin-off was tax free. In connection with the spin-off, TFS provided initial cash funding in the amount of $20.9 million, net of $1.1 million of spin-off related costs incurred prior to the spin-off. Brillian incurred spin-off related costs totaling approximately $1.5 million in the year ended December 31, 2003.
      The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Brillian has incurred recurring operating losses and negative cash flows since its inception as a division of TFS. Brillian has never been profitable. Brillian’s net loss was $32.9 million, $18.7 million, and $23.2 million in 2004, 2003, and 2002, respectively. Net cash used in operating activities was $18.9 million, $15.9 million, and $20.1 million in 2004, 2003, and 2002, respectively. At December 31, 2004, Brillian had $11.4 million of working capital, including cash, cash equivalents, and short-term investments of $8.2 million. These factors, among others, may indicate that Brillian will be unable to continue as a going concern for a reasonable period of time.
      The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should Brillian be unable to continue as a going concern. Brillian’s continuation as a going concern is dependent upon Brillian’s ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional capital as may be required, and ultimately to attain successful operations.
      The successful introduction of an HDTV product to market and securing volume orders from consumer electronics retailers for HDTVs represent a key ingredient in Brillian’s success. In the second quarter of 2004, Brillian signed a supply agreement to provide HDTVs to Sears Roebuck and Company. In

BRILLIAN CORPORATION
NOTES TO FINANCIAL STATEMENTS — (Continued)
the third quarter of 2004, Brillian began shipping HDTVs to Sears. Also in the third quarter of 2004, Brillian’s supplier of light engines, a major sub-assembly of the HDTV, informed Brillian that it was unable to supply Brillian with the volume of light engines necessary to satisfy Brillian’s requirements. As a result of Brillian not being able to supply the required number of HDTVs, Sears exercised its option to terminate the supply agreement. In the fourth quarter of 2004, Brillian’s light engine supplier informed Brillian that it would not be able to manufacture the light engine in volume until the second quarter of 2005. In March 2005, Brillian received authorization from its light engine supplier to have the light engine manufactured on Brillian’s behalf by a third-party manufacturer and granted Brillian a perpetual license to the light engine technology. Brillian is currently evaluating potential contract manufacturers for the purpose of making light engines. Brillian currently believes that it will not have light engines supplied in volume until the second half of 2005.
      Brillian does not have any definitive agreements with retailers to sell its HDTVs. Brillian is currently manufacturing a limited quantity of light engines in Brillian’s manufacturing facility in Tempe, Arizona. This will allow Brillian to manufacture a limited number of HDTVs and support low-volume customers until it can obtain a high-volume supply of light engines. Until Brillian obtains a high volume supply of light engines, Brillian will not be able to manufacture and sell a sufficient number of HDTVs to achieve positive cash flow or profitability. As a result of this situation, Brillian believes that its cash balances on December 31, 2004 will not be sufficient to finance its operations through 2005 and that it will need to obtain debt or additional equity financing. Brillian is actively pursuing additional capital, but it currently has no commitments or understandings regarding any additional funding with any person or firm. Brillian can provide no assurance that it will be able to obtain any necessary financing on satisfactory terms, or at all. Brillian believes that obtaining orders from customers and announcing progress towards obtaining a high-volume supply of light engines will increase its ability to raise debt or additional equity financing.

(2)	Summary of Significant Accounting Policies:
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires Brillian to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, Brillian evaluates estimates and judgments, including those related to revenue, bad debts, inventories, investments, fixed assets, intangible assets, income taxes, and contingencies. Estimates are based on historical experience and on various other assumptions that Brillian believes are reasonable under the circumstances. The results form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

Basis of Presentation
      The accompanying financial statements include those assets, liabilities, revenues, and expenses directly attributable to Brillian’s operations, and for periods prior to the spin-off, allocations of certain TFS corporate expenses to Brillian. These amounts were allocated to Brillian on the basis that was considered by Brillian and TFS to reflect most fairly or reasonably the utilization of the services provided to, or the benefits received by, Brillian. Brillian believes the methods used to allocate these amounts are reasonable.
      The financial information for periods prior to the spin-off is not necessarily indicative of what the financial position, results of operations, and cash flows would have been had Brillian operated as a stand-alone entity during those periods.

BRILLIAN CORPORATION
NOTES TO FINANCIAL STATEMENTS — (Continued)

Cash and Cash Equivalents
      For purposes of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents.
      For periods prior to the spin-off, cash receipts associated with Brillian’s business were transferred to TFS and TFS funded Brillian’s disbursements. Accordingly, during those periods, no cash or cash equivalents were assigned to Brillian because only the funding required to create a non-negative cash balance was contributed by TFS.

Short-Term Investments
      Short-term investments have original maturities greater than three months and remaining maturities of less than one year. All short-term investments are classified as available for sale and presented at market value using the specific identification method based on quoted market prices. Unrealized gains and losses are reflected in other comprehensive income. Realized gains and losses are included in results of operations. Short-term investments consisted of the following (in thousands):

	December 31,

	2004	2003

Short-term bond fund	$13	$12,000

Inventories
      Inventories are stated at the lower of cost (first-in, first-out) or net realizable value and consisted of the following (in thousands):

	December 31,

	2004	2003

Raw materials	$4,479	$2,473
Work-in-process	806	51
Finished goods	115	211

	$5,400	$2,735

      Brillian writes down inventories for estimated obsolescence to market value based upon assumptions about future demand and market conditions. In addition, at December 31, 2004, net inventories were in excess of Brillian’s current requirements based on recent sales levels. Brillian believes all inventories will be utilized over the near term and believes that no additional loss will be incurred. Write-downs for excess and obsolete inventory were $1.3 million, $463,000, and $1.8 million for the years ended December 31, 2004, 2003, and 2002, respectively. If actual market conditions are less favorable than those projected, then additional inventory write-downs may be required.

Evaluation of Long-Lived Assets with Definite Lives
      In accordance with Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, long-lived assets are tested for recoverability whenever events or changes in circumstances indicate that the carrying amounts of the asset may not be recoverable. Brillian evaluates the recoverability of property and equipment and intangibles by comparing the carrying amount of the asset or group of assets against the estimated undiscounted future cash flows expected to result from the use of the asset or group of assets and their eventual disposition. If the undiscounted cash flows are less than the carrying value of the asset or group of assets being evaluated, an impairment loss is recorded. The loss is measured

BRILLIAN CORPORATION
NOTES TO FINANCIAL STATEMENTS — (Continued)
as the difference between the fair value and carrying value of the asset or group of assets being evaluated. Assets to be disposed of would be reported at the lower of the carrying amount or the estimated fair value, less cost to sell. The estimated fair value is based on the best information available under the circumstances, including prices for similar assets or the results of valuation techniques, including the present value of expected future cash flows using a discount rate commensurate with the risks involved.

Impairment Charge
      During the fourth quarter of 2004, Brillian’s light engine supplier informed Brillian that it would not be able to manufacture light engines in volume until the second quarter of 2005. Without a volume supply of light engines, Brillian cannot produce a sufficient quantity of HDTVs to achieve positive cash flow or profitability. Brillian determined that these circumstances would result in a delay of approximately nine to twelve months in its ability to achieve positive cash flow and profitability and require it to obtain additional financing. As a result of these circumstances, Brillian tested its long-lived assets for recoverability under SFAS No. 144 by using a probability weighted discounted cash flow analysis. As a result of this analysis, Brillian recorded an impairment charge of $10.2 million. Of this amount, $1.4 million related to the discontinuance of an expansion card and HDTV tuner development project, $500,000 related to patent filings that Brillian has determined not to pursue further, and $8.3 million related to the SFAS No. 144 impairment analysis. Brillian allocated the $8.3 million charge first to intangible assets, and then to leasehold improvements.

Property and Equipment
      Property and equipment is recorded at cost and is depreciated using the straight-line method over the estimated useful lives of the respective assets. Lives for the major asset categories are as follows:

Lives

Leasehold improvements	Lesser of lease term or useful life
Equipment	3 - 5 years
Furniture	5 - 10 years
      Major additions and betterments are capitalized, while replacements, maintenance, and repairs that do not extend the useful lives of the assets are charged to operations as incurred. Depreciation expense totaled $2.5 million, $2.3 million, and $1.7 million for the years ended December 31, 2004, 2003, and 2002, respectively.
      As part of an impairment charge, which was the result of the test for recoverability of long-lived assets under SFAS No. 144, Brillian wrote down leasehold improvements from $977,000 to $569,000 at the end of 2004.
      Property and equipment consisted of the following (in thousands):

	December 31,

	2004	2003

Leasehold improvements	$569	$971
Equipment	16,185	13,495
Furniture	78	62

Total property and equipment	16,832	14,528
Less accumulated depreciation	(10,750)	(8,261)

Net property and equipment	$6,082	$6,267

BRILLIAN CORPORATION
NOTES TO FINANCIAL STATEMENTS — (Continued)
      During the year ended December 31, 2003, and prior to the spin-off, assets having an original acquisition value of $320,000 and accumulated depreciation of $177,000 were transferred to Brillian from TFS, while assets having an original acquisition value of $1.1 million and accumulated depreciation of $760,000 were transferred from Brillian to TFS. During the year ended December 31, 2002, assets having an original acquisition value of $3.3 million, and accumulated depreciation of $2.9 million, were transferred to Brillian from TFS.
      In addition, Brillian disposed of equipment having an original acquisition value of $536,000 and accumulated depreciation of $515,000 during the year ended December 31, 2003.

Intangibles
      Intangibles consist of mask works, patents, licenses, and other intangible assets acquired from third parties. Intangibles are recorded at cost and amortized using the straight-line method over the estimated useful lives of the respective assets, which range from two to five years. Brillian’s policy is to commence amortization of intangibles when their related benefits begin to be realized.
      In January 2002, Brillian hired seven key technical persons formerly employed by Zight Corporation, a private company focused on microdisplays for personal display system applications. At that time, Zight had ceased operations. Brillian purchased certain equipment of Zight at a liquidator’s auction. Following that auction, Brillian then negotiated with the representatives of the defunct Zight Corporation to purchase its intellectual property for approximately $2.0 million. In addition, during April 2002, Brillian purchased the intellectual property of Inviso, Inc. for $780,000. In each case, the intellectual property purchased consisted of patents, patents pending, and patent disclosures. Other amounts paid for intangible assets during 2004, 2003, and 2002 consisted primarily of purchased mask sets and patent costs.
      As part of an impairment charge, which was the result of the test for recoverability of long-lived assets under SFAS No. 144, Brillian wrote down Brillian’s intangible assets from $7.9 million to zero at the end of 2004.
      Intangible assets at December 31, 2004 and 2003 consisted of the following (in thousands):

	Weighted
	Amortization
	Period in	Acquisition	Accumulated	Impairment	Book
December 31, 2004	Years	Value	Amortization	Charge	Value

Amortized intangible assets:
Mask works	3.2	$6,491	$(2,211)	$(4,280)	$—
Patents, patents pending, and other intangible assets intangible assets	5.0	3,449	(822)	(2,627)	—
Licenses	5.0	2,954	(1,969)	(985)	—

		$12,894	$(5,002)	$(7,892)	$—

BRILLIAN CORPORATION
NOTES TO FINANCIAL STATEMENTS — (Continued)

	Weighted
	Amortization
	Period in	Acquisition	Accumulated	Book
December 31, 2003	Years	Value	Amortization	Value

Amortized intangible assets:
Mask works	3.2	$5,839	$(2,206)	$3,633
Patents, patents pending, and other intangible assets intangible assets	5.0	3,758	(198)	3,560
Licenses	5.0	2,954	(1,379)	1,575

		$12,551	$(3,783)	$8,768

      Intangible asset amortization expense was $1.2 million, $1.3 million, and $1.7 million for the years ended December 31, 2004, 2003, and 2002, respectively. This expense was recognized as cost of sales as it was primarily related to mask works on components, patents, and production licenses employed to build and sell microdisplays

Other Investments
      At December 31, 2004, other investments totaled $1.12 million and consisted of an investment, at cost, less an impairment charge of $131,000, in Silicon Bandwidth, Inc.
      Brillian’s policy is to evaluate the carrying amount of investments in light of current conditions. Given the early stage of Brillian, it is reasonably possible that Brillian’s estimate that it will recover the carrying amount of this investment could change in the future.
      In 2001, Brillian invested $1.25 million in Series B Preferred Stock of Silicon Bandwidth, Inc., which is convertible at any time into common stock of Silicon Bandwidth at a conversion price of $2.29 per share. This investment represents approximately 2% of the outstanding voting shares of Silicon Bandwidth. Brillian’s investment does not entitle it to any representation on Silicon Bandwidth’s board of directors. Brillian’s investment in Silicon Bandwidth is accounted for under the cost method as Brillian ownership is less than 20%, and Brillian does not exert significant influence. During the second quarter of 2004, Brillian recorded a write-down of $131,000 due to impairment in the value of Silicon Bandwidth, Inc. This impairment occurred when Silicon Bandwidth, Inc. obtained equity funding at a valuation lower than Brillian’s carrying amount.
      In 2002, Brillian invested $5.0 million in Series B Preferred Stock of ColorLink, Inc., which was convertible at Brillian’s election at any time into common stock of ColorLink at a conversion price of $10 per share. An additional $81,000 was recorded as investment in ColorLink during the third quarter of 2002 for legal and due diligence expenses. Brillian’s investment in ColorLink was accounted for under the cost method. In the fourth quarter of 2004, Brillian sold its investment in ColorLink for $5.1 million and recorded a $19,000 gain.

Income Taxes
      Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 109, “Accounting for Income Taxes”, requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax basis of asset and liabilities and the tax rates in effect when these differences are expected to reverse.
      Brillian recognizes deferred tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of its assets and liabilities along with net operating loss and credit

BRILLIAN CORPORATION
NOTES TO FINANCIAL STATEMENTS — (Continued)
carryforwards, if it is more likely than not that the tax benefits will be realized. To the extent a deferred tax asset cannot be recognized, a valuation allowance is established.
      Prior to the spin-off, Brillian’s operations were included in TFS’ consolidated U.S. federal and state income tax returns and in the tax returns of TFS’ foreign subsidiaries. The provision for income taxes for periods prior to the spin-off has been determined as if Brillian had filed separate tax returns for the periods presented.

Revenue Recognition
      Brillian recognizes revenue from product sales when persuasive evidence of a sale exists: that is, a product is shipped under an agreement with a customer; risk of loss and title have passed to the customer; the fee is fixed or determinable; and collection of the resulting receivable is reasonably assured. Sales allowances are estimated based upon historical experience of sales returns.
      Brillian recognizes revenue related to design and engineering services depending on the relevant contractual terms. Under fixed-price contracts that contain project milestones, revenue is recognized as milestones are met. Under contracts where revenue is recognized based on milestones, the fair value of milestones completed equals the fair value of work performed. Under a fixed price contract whereby Brillian was paid based on the performance of tasks, Brillian recognized revenue based on the estimated percentage of completion of the entire project as measured by the costs for man hours and materials incurred to date compared to the total estimated costs for man hours and materials. Any anticipated losses on fixed price contracts are recorded in the period they are determinable. All major design and engineering services projects for customers were complete at December 31, 2004, and such work is expected to be minimal in the future.
      Brillian maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. Brillian determines the adequacy of this allowance by regularly evaluating individual customer receivables and considering a customer’s financial condition, credit history, and current economic condition. If the financial condition of Brillian’s customers were to deteriorate, additional allowances could be required. The balance in the allowance for doubtful accounts was $18,000 and $30,000 at December 31, 2004 and 2003, respectively.

Research and Development
      Brillian performs internal research and development activities, as well as research and development activities contracted by its customers. Research and development costs are expensed as incurred and consist primarily of salaries, benefits, prototypes, experimentation, and facilities-related costs. Internal research and development costs are included as a component of research and development expenses. Research and development costs of customer-contracted design and engineering activities are included in cost of sales.
      At December 31, 2004, and 2003, Brillian had deferred revenue of $0 and $21,000, respectively, related to customer-contracted design and engineering activities.

Stock Compensation
      Brillian measures stock-based compensation for options granted to its employees using the intrinsic value method pursuant to Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees. However, pursuant to the provisions of SFAS No. 123, Accounting for Stock-Based Compensation, Brillian has computed, for pro forma disclosure purposes, the value of all options granted since Brillian’s spin-off, using the Black-Scholes option pricing method with the following weighted assumptions for 2004 and 2003 respectively: risk-free interest rates of 2.99% and 2.46%; expected dividend

BRILLIAN CORPORATION
NOTES TO FINANCIAL STATEMENTS — (Continued)
yields of zero; expected lives of five years; and expected volatilities (a measure of the amount by which a price has fluctuated or is expected to fluctuate during a period) of 114% and 74%. Had compensation cost for these stock options been determined consistent with SFAS No. 123, Brillian’s net loss and loss per share for the years ended December 31, 2004, and 2003 would have been as follows (in thousands except per share data):

	2004	2003

Net loss:
As reported	$(32,897)	$(18,744)
Stock-based compensation included in net loss as reported	321	107
Total stock-based employee compensation expenses determined under fair value based method for all awards	(1,627)	(367)

Pro forma net loss	$(34,203)	$(19,004)

Basic and Diluted net loss per share:
As reported	$(5.17)	$(3.51)
Pro forma	$(5.38)	$(3.60)

Loss Per Share
      Basic and diluted loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding for the year ended December 31, 2004. Brillian’s common shares were not issued until September 15, 2003. Per share information presented for 2003 and 2002 is calculated based on the number of shares issued in the spin-off. The calculation of loss per share for these periods assumes that the common shares issued in the spin-off were outstanding for the entire period. For the years ended December 31, 2004 and 2003, the effects of approximately 1.7 million and 1.4 million stock options, respectively, were excluded from the calculation of diluted loss per share as their effect would have been antidilutive and decreased the loss per share.

TFS Net Investment
      TFS net investment prior to the spin-off represented the cumulative investments in, distributions from, and losses generated by Brillian’s operations. Brillian began to report retained earnings in separate capital accounts as of the date of the spin-off.

Recently Issued Accounting Standards
      On December 16, 2004, the FASB issued Statement No. 123 (revised 2004), “Share-Based Payment” that will require compensation costs related to share-based payment transactions with employees to be recognized in Brillian’s financial statements. With limited exceptions, the amount of compensation cost will be measured based on the grant-date fair value of the equity or liability instruments issued. In addition, liability awards will be re-measured each reporting period. Compensation cost will be recognized over the period that an employee provides service in exchange for the award. Statement 123 (revised 2004) replaces FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees and is effective as of the first interim or annual reporting period that begins after June 15, 2005. Brillian has not completed the process of evaluating the impact that the adoption of Statement 123 (revised 2004) will have on its financial position or results of operations.
      On November 24, 2004, the FASB issued Statement No. 151, Inventory Costs, an Amendment of ARB No. 43, Chapter 4, to clarify the accounting for abnormal amounts of idle facility expense, freight,

BRILLIAN CORPORATION
NOTES TO FINANCIAL STATEMENTS — (Continued)
handling costs, and wasted material. This Statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Brillian has not completed the process of evaluating the impact that the adoption of Statement 151 will have on its financial position or results of operations.

(3)	Transactions with TFS
      For periods prior to the spin-off, Brillian’s costs and expenses included allocations from TFS for centralized legal, accounting, treasury, quality assurance, real estate, information technology, engineering, and other TFS corporate services and infrastructure costs. These allocations were determined on the basis that Brillian and TFS considered to be reasonable reflections of the utilization of services provided to, or the benefits received by, Brillian. Cost of sales allocations totaled $1.1 million and $2.4 million for the years ended December 31, 2003 and 2002, respectively. Selling, general, and administrative allocated costs totaled $1.5 million and $2.6 million for the years ended December 31, 2003 and 2002, respectively. Research and development allocated costs totaled $800,000 and $2.6 million for the years ended December 31, 2003 and 2002, respectively. The basis for the amounts allocated to Brillian included the following: legal, accounting, treasury, quality assurance and other TFS corporate functions including officers’ salaries were allocated based on management’s estimation of time devoted to the microdisplay business for these functions; facility costs and information technology services were allocated on the basis of headcount of the microdisplay business, which is most representative of utilization of these resources; and engineering services were allocated to Brillian based on the actual hours of services used. The allocation methodologies utilized represented management’s best estimate of the actual services utilized by the microdisplay business of TFS.
      On the spin-off date, Brillian and TFS entered into a series of agreements to facilitate Brillian’s separation from TFS. These agreements included certain transitional services, leases, intellectual property transfers, and tax sharing agreements. These agreements require Brillian to pay a negotiated fee. For the year ended December 31, 2004, Brillian paid TFS $923,000 for rent and IT management services, and $153,000 for engineering services. In addition, Brillian paid $1.4 million for engineering and design services related to the development of printed circuit board assemblies and for purchases of these assemblies for Brillian’s HDTV product. For the period from September 15, 2003, the spin-off date, through December 31, 2003, Brillian paid $312,000 for rent and $28,000 for engineering services to TFS under these agreements. During this period, Brillian also paid TFS $160,000 for engineering and design services related to the development of printed circuit board assemblies for its HDTV product.

Master Separation and Distribution Agreement
      The Master Separation and Distribution Agreement outlines the general terms and conditions of the separation and distribution and the general intent of the parties as to how these matters will be undertaken and completed.

Tax Sharing Agreement
      Under the Tax Sharing Agreement, Brillian is liable for and has indemnified TFS against any taxes (other than Separation Taxes) that are attributable to Brillian since its formation, even while it was a member of TFS’ federal consolidated tax group. TFS has indemnified Brillian against any taxes (other than Separation Taxes) that are attributable to the businesses retained by TFS. The Tax Sharing Agreement sets forth rules for determining taxes attributable to Brillian and taxes attributable to the businesses retained by TFS.
      Brillian has agreed not to take any action that would cause the spin-off not to qualify under Section 355 of the Internal Revenue Code of 1986, as amended. Brillian has agreed not to take certain actions for two years following the spin-off, unless Brillian obtains an IRS ruling or an opinion of counsel

BRILLIAN CORPORATION
NOTES TO FINANCIAL STATEMENTS — (Continued)
to the effect that these actions will not affect the tax-free nature of the spin-off. These actions include certain issuances of Brillian stock, a liquidation or merger of Brillian, and dispositions of assets outside the ordinary course of Brillian’s business. If any of these transactions were to occur, the spin-off could be deemed to be a taxable distribution to TFS. This would subject TFS to a substantial tax liability. Brillian has indemnified TFS and its affiliates to the extent that any action Brillian takes or fails to take gives rise to a tax incurred by TFS or any of its affiliates with respect to the spin-off. In addition, Brillian has indemnified TFS for any tax resulting from an acquisition by one or more persons of a 50% or greater interest in Brillian.

Intellectual Property Agreement
      Brillian and TFS have entered into an Intellectual Property Agreement under which Brillian granted to TFS a nonexclusive, royalty-free, worldwide, perpetual, fully paid up license in and to all intellectual property that was assigned to Brillian, that is used in all fields other than the field of microdisplays. This intellectual property includes all patents, copyrights, trademarks, trade names, trade dress, trade secrets, know how, and show how whether or not legal protection has been sought or obtained. In addition, the license granted to TFS is non-assignable and non-licensable to third parties except that TFS may sublicense its rights to the intellectual property to any party or entity in which TFS owns at least a 50% equity interest.

Real Property Sublease Agreement
      On December 22, 2004, Brillian and TFS amended and restated the Real Property Sublease Agreement under which Brillian leases office and manufacturing space in the TFS headquarters building. The initial term of the sublease now terminates December 16, 2009, with automatic one-year renewal terms thereafter unless either party elects to terminate the sublease upon notice delivered at least six months prior to the expiration of the then applicable sublease term. The agreement also sets forth certain circumstances under which all or a portion of the sublease may be terminated without penalty. Brillian subleases approximately 55,780 square feet of the building from TFS and shares certain common areas in the building with TFS. Brillian’s monthly rent payable to TFS is approximately $61,592 plus $28,963 for normal and customary services in connection with the operation and maintenance of the building. This amount does not, however, include water or electrical utilities, which Brillian pays separately based on its use of those items. The sublease is not assignable by Brillian without the prior written consent of TFS, which consent may be withheld by TFS in its sole discretion.
(4)     Benefit Plans:

Stock Options
      Brillian’s 2003 Incentive Compensation Plan was adopted by Brillian’s board of directors and approved by Brillian’s stockholder on August 26, 2003. Under the 2003 Incentive Compensation Plan, an aggregate of 1,650,000 shares of common stock may be issued pursuant to options granted to acquire common stock, the direct granting of restricted common stock, the granting of stock appreciation rights, and the granting of dividend equivalents. On the first day of each fiscal year, an additional number of shares equal to 4% of the total number of shares then outstanding will be added to the number of shares that may be subject to the granting of awards.
      Prior to the spin-off, certain of Brillian’s employees were granted options to purchase TFS stock under TFS’ stock-based compensation plans. In connection with the spin-off, each outstanding TFS option granted prior to the spin-off was converted into both an adjusted TFS option and a substitute Brillian option. The treatment of such TFS options and the substitute Brillian options is identical for those employees who remained employees of TFS immediately after the spin-off and for those employees who

BRILLIAN CORPORATION
NOTES TO FINANCIAL STATEMENTS — (Continued)
became employees of Brillian in connection with the spin-off. These TFS options were converted in a manner that preserved the aggregate exercise price of each option, which was allocated between the adjusted TFS option and the substitute Brillian option and each preserved the ratio of the exercise price to the fair market value of the stock subject to the option. For employees who remained employees of TFS after the spin-off, employment with TFS will be taken into account in determining when each substitute Brillian option becomes exercisable and when it terminates, and in all other respects the terms of the substitute option is substantially the same as the original TFS option. Pursuant to this arrangement, on September 15, 2003, Brillian issued options to purchase 750,275 shares of Brillian common stock. Of these options, 604,357 were issued to employees who remained employees of TFS after the spin-off. Options granted under TFS’ plans generally vest over a four-year period and are exercisable for a term of 10 years.
      The following table and narrative summarizes the status of Brillian’s 2003 Incentive Compensation Plan at December 31, 2004 and 2003 and changes during the years then ended:

	2004		2003

		Weighted		Weighted
		Average		Average
		Exercise		Exercise
	Options	Price	Options	Price

Outstanding at beginning of year	1,363,583	$8.91	—	$—
TFS options converted to Brillian options on spin-off date		—	750,275	10.65
Granted	345,275	6.80	618,925	6.80
Exercised	(10,230)	5.79	(4,230)	4.08
Expired or canceled	(46,603)	10.62	(1,387)	20.09

Outstanding at end of year	1,652,025	8.40	1,363,583	8.91

Exercisable at end of year	773,815	$10.04	417,348	11.38

Weighted average fair value of options granted		$5.35		$5.62

      The following table summarizes information about stock options outstanding at December 31, 2004:

	Options Outstanding			Options Exercisable

		Weighted
	Number	Average	Weighted	Number	Weighted
	Outstanding at	Remaining	Average	Exercisable at	Average
	December 31,	Contractual	Exercise	December 31,	Exercise
Range of Exercise Prices	2004	Life	Price	2004	Price

$ 1.75 - 6.49	375,390	7.4	$4.53	172,707	$5.40
6.50 - 10.84	997,723	8.3	7.26	394,982	7.53
11.26 - 67.60	278,912	6.1	17.66	206,126	18.74

	1,652,025	7.7	$8.40	773,815	$10.04

      In addition to the Brillian substitute options granted pursuant to the terms of the Master Separation and Distribution Agreement, on September 4, 2003, Brillian granted options to its employees to purchase approximately 526,000 shares of Brillian common stock. Options with respect to approximately 300,000 shares have a vesting period of 32 months, and the remainder have vesting periods of 50 months. Additionally, on September 4, 2003, Brillian granted approximately 56,000 shares of restricted stock to employees with a vesting period of one year. In connection with these grants of options and restricted stock, Brillian recorded deferred compensation of approximately $1.5 million. The total amount of deferred compensation will be expensed over the vesting terms of the options and shares of restricted stock. During

BRILLIAN CORPORATION
NOTES TO FINANCIAL STATEMENTS — (Continued)
the year ended December 31, 2004, Brillian recorded non-cash compensation expense of $649,000 related to these restricted stock and option grants. The non-cash compensation expense was recorded as a component of cost of sales — products; selling, general, and administrative expense; and research and development expense in the amounts of $74,000, $349,000, and $226,000, respectively. During the year ended December 31, 2003, Brillian recorded non-cash compensation expense of $267,000 related to these restricted stock and option grants. The non-cash compensation expense was recorded as a component of cost of sales — products; selling, general, and administrative expense; and research and development expense in the amounts of $34,000, $132,000, and $101,000, respectively.
      On January 26, 2005, Brillian’s board of directors approved the immediate vesting of certain unvested stock options previously awarded to employees (the “Accelerated Options”), and re-priced certain stock options previously awarded to employees (the “Re-priced Options”). The board did not accelerate vesting or re-price any stock options previously awarded to officers and directors. The Accelerated Options and Re-priced Options were issued under Brillian’s 2003 Incentive Compensation Plan. The board considered the need to retain employees in light of recent stock price declines and that there were no merit increases, nor cash bonuses, paid to employees in 2004. The board also recognized that the exercise of any Accelerated Options would bring cash into Brillian. The closing market price per share of Brillian common stock on January 26, 2005 was $2.42, and the exercise prices of the approximately 183,000 Accelerated Options on that date ranged from $3.27 to $67.60. The original exercise prices of the 268,950 Re-priced Options ranged from $3.9 to $12.06 and were re-priced to $2.42. The original vesting schedules and all other terms of the Re-priced Options, except the exercise prices, were not modified.
      Employees will benefit from the accelerated vesting of their stock options in the event they terminate their employment with or service to Brillian prior to the completion of the original vesting terms, as they would have the ability to exercise certain options that would have otherwise been forfeited. No stock-based compensation expense will be recorded with respect to these options unless an employee actually benefits from this modification. For those employees who do benefit from the accelerated vesting, Brillian is required to record additional stock-based compensation expense equal to the intrinsic value of the option on the date of modification.

2003 Employee Stock Purchase Plan
      Brillian’s 2003 Employee Stock Purchase Plan was adopted by Brillian’s board of directors and approved by Brillian’s stockholder on August 26, 2003. An aggregate of 200,000 shares of common stock are reserved for issuance under the 2003 Employee Stock Purchase Plan. This plan consists of a series of successive offering periods, each with a maximum duration of 24 months. Three such offering periods had completed at December 31, 2004, and a fourth offering period started on January 1, 2005:

Offering Period	Start Date	End Date	Offering Price	Shares issued	Date Issued

1st	9/16/2003	12/31/2003	$7.14	13,502	1/2/2004
2nd	1/1/2004	6/30/2004	$6.83	21,389	7/1/2004
3rd	7/1/2004	12/31/2004	$2.93	43,903	1/3/2005

401(k) Profit Sharing Plan
      Provisions of the Master Separation and Distribution Agreement mandated that Brillian establish retirement savings and welfare plans. The Master Separation and Distribution Agreement also provided that the account balances, including outstanding loans, of all Brillian employees participating in TFS’ 401(k) plan were transferred to Brillian’s new 401(k) plan and assets held in trust related to such account balances were transferred to new trusts established by us.

BRILLIAN CORPORATION
NOTES TO FINANCIAL STATEMENTS — (Continued)
      Accordingly, on August 26, 2003, Brillian adopted a 401(k) profit sharing plan for which its employees generally are eligible. The plan is intended to qualify under Section 401(k) of the Internal Revenue Code, so that contributions to the plan by employee or by Brillian and the investment earnings on the contributions are not taxable to the employees until withdrawn. Brillian’s contributions, if any, are deductible by it when made. Brillian employees may elect to reduce their current compensation by an amount equal to the maximum of 25% of total annual compensation or the annual limit permitted by law and to have those funds contributed to the plan. Although Brillian may make matching contributions to the plan on behalf of all participants, it has not made any contributions since the plan’s adoption.
      Discretionary company contributions to the TFS 401(k) plan for Brillian’s employees totaled $0, $0, and $96,000 for the years ended December 31, 2004, 2003, and 2002, respectively.

(5)	Income Taxes:
      Brillian has not recorded a benefit for income taxes in any year. The principal reasons for the difference between the income tax benefit and the amounts computed by applying the statutory federal and state income tax rates to the loss for the years ended December 31, are as follows:

	2004	2003	2002

Federal tax at statutory rates	34%	34%	34%
State tax at statutory rates	5%	5%	5%
Increase in valuation allowance	(39)%	(39)%	(39)%
Utilization of deferred tax liability assumed in spin off	0%	6%	0%

Total	0%	6%	0%

      At December 31, deferred taxes represent the tax effect of temporary differences related to the following (in thousands):

	2004	2003	2002

Current deferred taxes:
Inventories	$2,884	$636	$600
Accrued expenses	201	143	279
Allowance for doubtful accounts	7	12	6
Prepaid expenses	(142)	—	—
Deferred tax valuation allowance	(2,950)	(791)	(885)

Total	$—	$—	$—

Non-current deferred taxes:
Depreciation and amortization	$3,669	$(1,705)	$(1,902)
Research and development credits	—	—	280
Net operating losses	7,662	2,385	25,866
Deferred tax valuation allowance	(11,391)	(680)	(24,244)

Total	$—	$—	$—

      FASB SFAS No. 109, “Accounting for Income Taxes”, requires that a valuation allowance be established when it is more likely than not that all or a portion of a deferred tax asset will not be realized. Changes in valuation allowances from period to period are included in Brillian’s tax provision in the period of change. In determining whether a valuation allowance is required, Brillian takes into account all

BRILLIAN CORPORATION
NOTES TO FINANCIAL STATEMENTS — (Continued)
evidence with regard to the utilization of a deferred tax asset, including Brillian’s past and projected operating results, the character and jurisdiction of such operating results, unsettled circumstances that, if unfavorably resolved, would adversely affect utilization of a deferred tax asset, carryback and carryforward periods, and tax strategies that could potentially enhance the likelihood of realization of a deferred tax asset.
      Prior to the spin-off, Brillian’s operations were included in TFS’ consolidated U.S. federal and state income tax returns and in the tax returns of TFS’ foreign subsidiaries. The provision for income taxes for periods prior to the spin-off has been determined as if Brillian had filed separate tax returns for the periods presented.
      In connection with the formation and spin-off of Brillian by TFS, Brillian assumed a net deferred tax liability of approximately $1.1 million. This net deferred tax liability is the result of differences between the book and tax basis of the assets transferred to Brillian. TFS retained the net operating losses and tax credits that were generated by Brillian operations before the spin-off. The assumption of the net deferred tax liability resulted in a corresponding reduction in the TFS net investment contributed to Brillian in 2003. Pursuant to SFAS No. 109, the assumption of the net deferred tax liability enabled Brillian to record additional deferred tax assets of approximately $1.1 million during the period from the spin-off date to December 31, 2003. A valuation allowance has been recorded for deferred tax assets generated during the period ended December 31, 2003 that exceeded Brillian’s net deferred tax liabilities.
      Brillian generated net operating losses of approximately $19.5 million during the period from the spin-off date to December 31, 2004, which expire in 2023 and 2024 for federal income tax purposes and earlier for state income tax purposes.

(6)	Commitments and Contingencies:

Rent and Lease
      Brillian leases office and manufacturing space from TFS (see Note 3). Brillian also leases its development center in Boulder, Colorado. Rent expense was approximately $697,000, $397,000, and $120,000 for the years ended December 31, 2004, 2003, and 2002, respectively. Future minimum rental commitments by year under these leases are as follows (in thousands):

Year	Amount

2005	$1,162
2006	1,118
2007	1,087
2008	1,087
2009	1,087

Total	$5,541

Purchase Agreement
      In December 2004, Brillian entered into an agreement with JDS Uniphase Corporation under which Brillian agreed to purchase an aggregate of $1.4 million of light engine components. JDS Uniphase granted Brillian 120-day terms with respect to these purchases. Brillian also entered into a Non-Exclusive License Agreement that provided for royalty payments to JDS Uniphase for each light engine Brillian manufactured. There were no minimum royalty amounts guaranteed under this agreement.

BRILLIAN CORPORATION
NOTES TO FINANCIAL STATEMENTS — (Continued)

Development, Maintenance, and Royalty Agreements
      Brillian has entered into various development, maintenance, and royalty agreements with remaining lives ranging from one to five years. As of December 31, 2004, the future minimum payment commitments under these agreements totaled $475,000 with $255,000 due in 2005 and $55,000 due each year thereafter through 2009.

Guarantee
      Brillian made a guarantee in connection with a Small Business Administration loan to VoiceViewer Technology, Inc., a private company developing microdisplay products. VoiceViewer is unable to meet its current obligations under the loan agreement. Brillian and the other guarantors are making payments as they become due. Brillian has determined that it is probable that VoiceViewer will be unable to meet its future obligations under the loan agreement. Therefore, Brillian has accrued $327,000, which represents its maximum obligation under the guarantee amount. Brillian has a security interest in, and second rights to, the intellectual property of VoiceViewer, while the lending institution has the first rights. However, Brillian does not believe it can realize any significant value from VoiceViewer’s intellectual property.

Tax-Free Distribution
      Brillian believes that the contribution by TFS of the assets related to Brillian’s business and the assumption by Brillian of the related liabilities in exchange for Brillian common stock, which was part of the spin-off, should be treated as a reorganization within the meaning of Section 368(a)(1)(D) of the Code, and the distribution should qualify as a tax-free distribution under Section 355 of the Code. It should be noted that the application of Section 355 of the Code to the distribution is complex and may be subject to differing interpretation. If the distribution does not qualify as a tax-free distribution under Section 355 of the Code, then (i) TFS would recognize capital gains but not losses equal to the difference between the fair market value of Brillian common stock on the date of the distribution and TFS’ tax basis in such stock; and (ii) the distribution may be taxable to individual stockholders, depending on their individual tax basis. In addition, Brillian has indemnified TFS in the event the distribution is not tax-free to TFS because of actions taken by Brillian or because of failure to take various actions (See Note 3). Certain of the events that could trigger this obligation may be beyond Brillian’s control. In particular, the transaction may be taxable if the distribution is deemed to be part of a plan in which one or more persons acquire directly or indirectly stock representing a 50% or greater interest in either TFS or Brillian.

(7)	Segment Reporting, Sales to Major Customers, and Geographic Information
      Brillian has adopted the provisions of SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.” SFAS No. 131 establishes standards for the reporting by public business enterprises of information about operating segments, products and services, geographic areas, and major customers.
      Because the products Brillian sells for use in near-to-eye and projection devices share the same underlying technology and have similar economic characteristics, production processes, and customer types, Brillian operates and reports internally as one segment. All of Brillian’s assets are located in the United States.
      For the year ended December 31, 2004, sales to I-O Display, TQ Systems, Eastman Kodak, and Zhejiang Jincheng accounted for 19%, 18%, 15%, and 13%, respectively, of Brillian’s net sales. For the year ended December 31, 2003, sales to TQ Systems, Eastman Kodak, and Brashear accounted for approximately 14%, 14%, and 12%, respectively, of Brillian’s net sales. For the year ended December 31, 2002, sales to Brashear accounted for approximately 23% of Brillian’s revenue and sales to Eastman Kodak

BRILLIAN CORPORATION
NOTES TO FINANCIAL STATEMENTS — (Continued)
accounted for approximately 14% of Brillian’s net sales. No other customer accounted for greater than 10% of Brillian’s net sales during those periods.
      Net sales by geographic area are determined based upon the location of the end customer. Summary information by geographic region is as follows (in thousands) for years ended:

	North
	America	Europe	Asia	Total

December 31, 2004
Net Sales	$1,476	$669	543	$2,688
December 31, 2003
Net Sales	$1,225	$571	398	$2,194
December 31, 2002
Net Sales	$971	$176	292	$1,439

(8)	Selected Quarterly Financial Data (Unaudited)
      The following table summarizes the unaudited consolidated quarterly results of operations as reported for 2004 and 2003 (in thousands):

	Quarters Ended

	2004				2003

	Mar 31	Jun 30	Sep 30	Dec 31	Mar 31	Jun 30	Sep 30	Dec 31

Net sales	$478	$1,134	$733	$343	$371	$760	$703	$360
Gross profit (loss)	(1,906)	(1,519)	(3,636)	(3,298)	(1,761)	(1,926)	(1,673)	(2,275)
Net loss	(5,402)	(4,838)	(6,322)	(16,335)	(4,658)	(4,691)	(4,482)	(4,913)
Per share	$(1.00)	$(0.78)	$(0.91)	$(2.35)	$(0.87)	$(0.88)	$(0.84)	$(0.92)
      The quarter ended December 31, 2004 included impairment charges of $10.2 million.

(9)	Unaudited Notes to Interim Financial Statements

Basis of Presentation
      The accompanying interim financial statements have been prepared in accordance with generally accepted accounting principles applicable to interim financial statements. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments and reclassifications considered necessary for a fair and comparable presentation have been included and are of a normal recurring nature. Operating results for the three months ended March 31, 2005, are not necessarily indicative of the results that may be expected for the year ending December 31, 2005.

Inventory
      Inventory consists of the following at March 31, 2005:

Raw materials	$6,449
Work-in-process	381
Finished goods	375

$7,205

BRILLIAN CORPORATION
NOTES TO FINANCIAL STATEMENTS — (Continued)

Net Sales to Major Customers
      For the three months ended March 31, 2005, sales to SEOS Ltd., BAE Systems Avionics, and I-O Display accounted for 23%, 15%, and 13%, respectively of our net sales. For the three months ended March 31, 2004, sales to I-O Display, Kodak, and Zehda Technology accounted for approximately 28%, 25%, and 22%, respectively of our net sales.

Net Sales by Geographic Region
      Net sales by geographic region are determined based upon the location of the end customer. The following sets forth net sales (in thousands) for our geographic areas:

	North
	America	Asia	Europe	Total

Three months ended March 31, 2005
Net sales	$326	$14	$518	$858
Three months ended March 31, 2004
Net sales	$314	$107	$57	$478

Subsequent Events (Unaudited)
      On January 26, 2005, Brillian’s board of directors amended the 2003 Employee Stock Purchase Plan to increase the number of shares that may be issued under the plan to 400,000 from 200,000 and stockholders approved the amendment at the 2005 annual stockholders’ meeting on May 12, 2005.
      On February 28, 2005, Brillian issued 100,000 restricted stock units under the 2003 Incentive Compensation Plan to certain executives of the company. These restricted stock units will vest upon change of control.
      On April 20, 2005, Brillian sold $2.5 million aggregate principal amount of its 7% convertible debentures, a 9% senior secured debenture in the amount of $2.0 million, and warrants to purchase an aggregate of 1,807,325 shares of its common stock in private placement transactions. Brillian also issued warrants to purchase 64,968 shares of common stock to the placement agent. The debentures issued on April 20, 2005 are due on April 20, 2008. The cash proceeds from these transactions, net of offering costs was approximately $4.2 million.
      On July 12, 2005, Brillian sold $5.0 million aggregate principal amount of its 4% convertible debentures, a 9% senior secured debenture in the principal amount of $2.075 million for a purchase price of $2.0 million, and warrants to purchase an aggregate of 1,365,570 shares of its common stock in private placements. Brillian also issued warrants to purchase 45,000 shares of common stock to the placement agent. The debentures issued on July 12, 2005 are due on July 12, 2008. The cash proceeds from these transactions, net of estimated offering costs was approximately $6.4 million.
      Also on July 12, 2005, Brillian entered into an agreement to merge with Syntax Groups Corporation. Under the merger agreement, Brillian and Syntax are expected to merge in an all stock, tax free transaction. While Brillian will be the surviving legal entity, the current Syntax shareholders will own a majority of the combined company upon closing. Therefore, it is anticipated that for accounting purposes, Syntax will be deemed the acquirer. Once the merger closes, the historical financial statements of Syntax will become the historical financial statements of Syntax-Brillian and the combined company will adopt

BRILLIAN CORPORATION
NOTES TO FINANCIAL STATEMENTS — (Continued)
Syntax’s June 30 fiscal year-end. In conjunction with the definitive agreement to merge, Syntax has agreed to purchase $3.0 million of secured debentures from Brillian.
      Brillian and the Syntax have each agreed, subject to certain exceptions, to cause stockholder meetings to be held to consider approval of the Merger, and the boards of directors of both companies will recommend approval of the Merger to their stockholders. Brillian and the Syntax have also agreed not to (1) solicit proposals relating to the purchase of 20% or more of the assets or securities of their respective companies or any alternative business combination transaction, or (2) subject to specified exceptions, enter into discussions or negotiations concerning, or provide confidential information in connection with, such alternative transactions or business combinations. The Merger Agreement contains certain termination rights and provides that, upon termination of the Merger Agreement under specified circumstances, the terminating party may be required to pay the other party a termination fee of $3.5 million.

BRILLIAN CORPORATION
SCHEDULE II
VALUATION AND QUALIFYING ACCOUNTS
For the Years Ended December 31, 2003, 2002, and 2001

		Increases
		(Reductions)
	Balance at	Charged to	Charged		Balance at
	Beginning	Costs and	to Other		End of
	of Period	Expenses	Accounts	Write-Offs	Period

	(In thousands)
Allowance for doubtful accounts:
Year ended 12/31/2004	$30	$20	$—	$(32)	$18
Year ended 12/31/2003	16	14	—	—	30
Year ended 12/31/2002	34	12	—	(30)	16
Valuation allowance for deferred tax asset:
Year ended 12/31/2004	$1,471	$12,870	$—	$—	$14,004
Year ended 12/31/2003	25,129	6,750	—	(30,408)	1,471
Year ended 12/31/2002	15,549	9,580	—	—	25,129

INDEX TO FINANCIAL STATEMENTS OF
SYNTAX GROUPS CORPORATION

INDEPENDENT AUDITORS’ REPORT
To the Stockholders and Board of Directors
Syntax Groups Corporation
We have audited the accompanying balance sheets of the Home and Personal Entertainment Business of Syntax Groups Corporation (the “Company”) as of June 30, 2003 and 2004 and the related statements of operations, and cash flows for the period from April 21, 2003 (inception) to June 30, 2003 and the year ended June 30, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal controls over financial reporting. Our audit included consideration of internal controls over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluation the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion such financial statement referred to above present fairly, in all material respects, the financial position of the Home and Personal Entertainment Business of Syntax Groups Corporation as of June 30, 2003 and 2004, and the results of its operations and its cash flows for the period from April 21, 2003 (inception) to June, 30, 2003 and the year ended June 30, 2004, in conformity with accounting principles generally accepted in the United States of America.
The accompanying financial statements have been prepared from the separate records maintained for the Home and Personal Entertainment Business and may not necessarily be indicative of the conditions that would have existed, or the results of operations, if the Home and Personal Entertainment Business had been operated as an unaffiliated company. Accordingly, these financial statements are not intended to be a complete presentation of the financial statements of Syntax Groups Corporation.

/s/ Grobstein, Horwath & Company LLP
Sherman Oaks, California
January 29, 2005 except for Note 17 as to which
date is May 12, 2005

The Home and Personal Entertainment Business of
SYNTAX GROUPS CORPORATION
Balance Sheets

	June 30, 2004	June 30, 2003

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$769,469	$297,424
Cash, restricted	500,000	—
Accounts receivable, net of allowance for doubtful accounts of $42,429 and $29,415 at June 30, 2004 and 2003	2,324,298	989,753
Accounts receivable, related parties	1,756,898	908,712
Advances to related parties	100,000	—
Inventories, including $5,222,625 purchased from Taiwan Kolin Company Ltd. at June 30, 2004	7,083,706	1,649,746
Deferred income taxes	607,300	155,800
Deposit to manufacturer	—	1,000,000
Prepaid expenses	188,758	10,998

Total Current Assets	13,330,429	5,012,433

PROPERTY AND EQUIPMENT, NET	185,465	18,684

OTHER ASSETS:
Deposits	63,700	14,060
Investment in DigiMedia Technology Co. Ltd.	424,048	—

	487,748	14,060

TOTAL ASSETS	$14,003,642	$5,012,177

LIABILITIES AND OWNER’S NET INVESTMENT
CURRENT LIABILITIES
Accounts payable, including $2,892,641 due to Taiwan Kolin Company Ltd. at June 30, 2004	$7,890,537	$3,332,509
Accrued rebates payable	1,082,809	—
Deposits from customers	545,445	—
Deferred warranty revenue, Taiwan Kolin Company Ltd.	277,666	—
Other accrued liabilities	133,211	3,967
Unearned trade discount, Taiwan Kolin Company Ltd.	551,740	—
Income taxes payable	74,151	800
Notes payable	763,456	1,507,000
Notes payable to related parties	—	100,000
Current portion of long-term debt	1,250,000	—

Total Current Liabilities	12,569,015	4,944,276

Long-term debt, net of current portion	824,790	—
Deferred income taxes	24,800	3,300
Commitments	—	—
OWNER’S NET INVESTMENT
Net investment of Syntax Groups Corporation	585,037	97,601

TOTAL LIABILITIES AND OWNER’S NET INVESTMENT	$14,003,642	$5,045,177

See accompanying notes to financial statements.

The Home and Personal Entertainment Business of
SYNTAX GROUPS CORPORATION
Statements of Operations

		For the Period from
		April 21, 2003
	For the Year Ended	(Inception) to
	June 30, 2004	June 30, 2003

Net Sales, including related party sales of $8,793,772 for the year ended June 30, 2004 and $1,517,556 for the period from April 21, 2003 (inception) through June 30, 2003	$30,616,266	$2,427,742
Cost of Sales, including related party purchases of $8,821,384 for the year ended June 30, 2004 and $32,286 for the period from April 21, 2003 (inception) through June 30, 2003	28,222,909	2,690,216

Gross Profit (Loss)	2,393,357	(262,474)

Operating Expenses
Selling, distribution, and marketing	970,112	5,606
General and administrative	2,118,700	101,833
Depreciation and amortization	48,235	1,493

Total Operating Expenses	3,137,047	108,931

LOSS FROM OPERATIONS	(743,690)	(371,406)
Interest expense, net	217,571	15,693

LOSS BEFORE INCOME TAXES	(961,261)	(387,099)
Income tax benefit	(356,649)	(151,700)

NET LOSS	$(604,612)	$(235,399)

See accompanying notes to financial statements.

The Home and Personal Entertainment Business of
SYNTAX GROUPS CORPORATION
Statements of Owner’s Net Investment
Year Ended June 30, 2004 and the Period April 21, 2003 (Inception) to June 30, 2003

Syntax Groups
Corporation
Net Investment

Balance, April 21, 2003	$—
Net cash transfers from Syntax Groups Corporation	333,000
Net loss for the period ended April 21, 2003 (inception) through June 30, 2003	(235,399)

Balance, June 30, 2003	97,601
Net cash transfers from Syntax Groups Corporation	668,000
Investment in DigiMedia Technology Co. Ltd	424,048
Net loss for the year ended June 30, 2004	(604,612)

Balance, June 30, 2004	$(180,564)

See accompanying notes to financial statements.

The Home and Personal Entertainment Business of
SYNTAX GROUPS CORPORATION
Statements of Cash Flows

		For the Period from
		April 21, 2003
	For the Year Ended	(Inception) to
	June 30, 2004	June 30, 2003

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(604,612)	$(235,399)
Adjustments to reconcile net loss to net cash used in operating activities:
Allowance for doubtful accounts	13,014	29,415
Provision for inventory write-downs	703,548	175,000
Depreciation and amortization	48,235	1,493
Deferred income taxes	(430,000)	(152,500)
Sources and (uses) of cash from changes in operating assets and liabilities:
Accounts receivable	(1,347,559)	(1,019,168)
Accounts receivable, related parties	(469,501)	(908,712)
Advances to related parties	(100,000)	—
Inventories	(6,516,193)	(1,824,746)
Prepaid expenses and other current assets	(177,760)	(10,998)
Advances to manufacturer and deposits	950,360	(1,014,060)
Accounts payable	4,558,028	3,332,509
Accrued rebates payable	1,082,809	—
Deposits from customers	545,445	—
Deferred warranty revenue	277,666	—
Other accrued liabilities	129,244	3,967
Unearned trade discount	551,740	—
Income taxes payable	73,351	800

Net Cash Used in Operating Activities	(712,185)	(1,622,399)

CASH FLOWS FROM INVESTING ACTIVITIES
Increase in restricted cash	(500,000)	—
Purchases of property and equipment	(215,016)	(20,177)

Net Cash Used in Investing Activities	(715,016)	(20,177)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from notes payable	4,577,180	1,527,000
Proceeds from notes payable to related parties	562,800	100,000
Repayment of notes payable	(5,320,724)	(20,000)
Repayment of notes payable to related parties	(662,800)	—
Proceeds from long-term debt	2,074,790	—
Net transfers from Syntax Groups Corporation	668,000	333,000

Net Cash Provided by Financing Activities	1,899,246	1,940,000

CASH AND CASH EQUIVALENTS
Net increase in cash and cash equivalents	472,045	297,424
Balance at beginning of period	297,424	—

Balance at end of period	$769,469	$297,424

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$208,918	$15,693

Cash paid for income taxes	$—	$—

Supplemental Disclosure on Non Cash Investing Activities Investment in DigiMedia Technology Co. Ltd.	$424,048	$—

See accompanying notes to financial statements.

The Home and Personal Entertainment Business of
SYNTAX GROUPS CORPORATION
Notes to Financial Statements
For the Year Ended June 30, 2004 and the Period from April 21, 2003 (Inception) to June 30, 2003

1.	Organization and Business
Syntax Groups Corporation (“Syntax”) was incorporated on April 21, 2003 as a California corporation. Syntax was formed to develop, market and distribute various consumer and non-consumer electronics products through collaboration with third party companies in Asia. Syntax acquired all of the issued and outstanding common stock of Lasertech Computer Distributor, Inc., a California corporation (“Lasertech”) on October 1, 2003. All references to the “Company” herein refer to the Home and Personal Entertainment business of Syntax Groups Corporation as it existed historically or as it is anticipated to exist after the spin-off transaction described below. All references to Syntax refer to Syntax Groups Corporation and, as the context may require, its wholly-owned subsidiary, Lasertech.
The Company develops, markets and distributes home computer products and, beginning in March 2004, LCD television and other home entertainment products under the Olevia and Syntax brand names, which brand names are the exclusive property of the Company, as well as marketing and distributing products under the brand name Kolin, which brand name is the property of the Company’s principal manufacturer. The Company has operated as a division of Syntax since Syntax’s inception.

2.	Summary of Significant Accounting Policies
Basis of Presentation
The financial statements presented herein consist of the financial statements of the Home and Personal Entertainment Business of Syntax. Since significant operating assets of Syntax are not being acquired by the Company, pursuant to guidance provided by the Securities and Exchange Commission with respect to circumstances when financial statements of entities other than a registrant are required to be included in filings with the Securities and Exchange Commission, the accompanying financial statements include the business component spun-off, i.e., only those assets, liabilities, revenues, and expenses directly attributable to the Company’s operations, including allocations of certain Syntax expenses. These amounts were allocated on a basis that was considered to reflect most fairly or reasonably the utilization of the services provided to, or the benefits received by the Company and the Company believes that the methods used to allocate these amounts are reasonable.
The net investment of Syntax Groups Corporation represents the cumulative investment in, distributions from, and income (loss) from the Company’s operations. Retained earnings (deficit) will be shown separately from the effective date of the spin-off.
The financial information for periods herein is not necessarily indicative of what the financial position, results of operations, and cash flows would have been had the Company operated as a stand-alone entity during those periods.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, the Company evaluates estimates and judgments, including those related to revenue, bad debts, inventories, investments, fixed assets, intangible assets, income taxes, and contingencies. Estimates are based on historical experience and on various other assumptions that the Company believes reasonable under the circumstances. The results form the basis for making judgments about the carrying values of

The Home and Personal Entertainment Business of
SYNTAX GROUPS CORPORATION
Notes to Financial Statements — (Continued)
assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.
Cash and Cash Equivalents
For purposes of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents.
The Company’s cash receipts associated with the business are transferred to dedicated accounts owned by Syntax and all disbursements are made from such accounts. All deposits to such accounts from financing and investing activities of Syntax related to the Company’s business are included herein.
Cash, Restricted
As of June 30, 2004, the Company had a certificate of deposit in the amount of $500,000 which was being held as security for a letter of credit issued on the Company’s behalf to Taiwan Kolin Company Ltd., one of the Company’s principal suppliers and a related party.
Fair Value of Financial Instruments
The Company’s financial instruments, including cash and cash equivalents, restricted cash, accounts receivable, accounts payable and other liabilities, are carried at cost, which approximates their fair value because of the short term maturity of these instruments and the relative stability of interest rates.
Inventories
The Company purchases certain of its products in major components that require minimum assembly prior to shipment to customers. All other products are purchased as finished goods ready to ship to customers.
The Company writes down inventories for estimated obsolescence to estimated market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected, then additional inventory write-downs may be required. Inventory write-downs totaled $878,548 for the year ended June 30, 2004 and $175,000 for the period from April 21, 2003 (inception) through June 30, 2003.
Property and Equipment
Property and equipment is recorded at cost and is depreciated using the straight-line method over the estimated useful lives of the respective assets. Lives for the major asset categories are as follows:

Machinery and equipment	3 years
Office furniture and fixtures	5 years
Building improvements	4 years
Major additions and betterments are capitalized, while replacements, maintenance and repairs that do not extend the useful lives of the assets are charged to operations as incurred.
Investments
The Company accounts for its investments in which the Company has less than a 20% interest at cost, and periodically reviews such investments for impairment.

The Home and Personal Entertainment Business of
SYNTAX GROUPS CORPORATION
Notes to Financial Statements — (Continued)
Impairment of Long-Lived Assets
The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of any asset may not be recoverable. An impairment loss would be recognized when the estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition is less than the carrying amount.
Deferred Income Taxes
The Company’s operations are included in Syntax’s consolidated U.S. federal and state income tax returns. The provision for income taxes has been determined as if the Company had filed separate tax returns for the periods presented. Accordingly, the Company’s effective tax rate could vary from historical rates depending on the Company’s future legal structure and tax elections. The Company recognizes deferred tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of its assets and liabilities along with net operating loss and credit carryforwards, if it is more likely than not that the tax benefits will be realized on a stand-alone basis. To the extent a deferred tax asset cannot be recognized, a valuation allowance is established if necessary.
Owners Net Investment
Owner’s net investment represents the cumulative investments from Syntax in the Company in addition to the cumulative income and losses generated by the Company’s operations.
Stock Based Compensation
As permitted by SFAS No. 123, “Accounting for Stock-Based Compensation,” the Company will account for stock based compensation in accordance with APB Opinion No. 25, “Accounting for Stock Issued to Employees”, and will present the pro forma disclosure alternative of SFAS No. 123, as amended by SFAS No. 148. Accordingly, the Company will recognize compensation expense only if the fair value of the underlying common stock exceeds the exercise price of the stock option on the date of grant. The Company has not issued any stock options through June 30, 2004.
Revenue Recognition
The Company recognizes revenue from product sales when persuasive evidence of a sale exists: that is, a product is shipped under an agreement with a customer; risk of loss and title has passed to the customer; the fee is fixed or determinable; and collection of the resulting receivable is reasonably assured. Sales allowances are estimated based upon historical experience of sales returns.
The Company records estimated reductions to revenue for customer and distributor programs and incentive offerings, including price markdowns, promotions, other volume-based incentives and expected returns. Future market conditions and product transitions may require the Company to take actions to increase customer incentive offerings, possibly resulting in an incremental reduction of revenue at the time the incentive is offered. Additionally, certain incentive programs require the Company to estimate based on industry experience the number of customers who will actually redeem the incentive.
The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of customers to make required payments. The Company determines the adequacy of this allowance by regularly evaluating individual customer receivables and considering a customer’s financial condition, credit history and current economic conditions. If the financial condition of a customer were to deteriorate, additional allowances could be required. The balances in the allowance for doubtful accounts were $42,429 and $29,415 at June 30, 2004 and 2003, respectively.

The Home and Personal Entertainment Business of
SYNTAX GROUPS CORPORATION
Notes to Financial Statements — (Continued)
Shipping and Handling Costs
Shipping and handling costs associated with inbound freight are recorded in cost of sales and totaled $501,059 and $90,106 for the year ended June 30, 2004 and the period from April 21, 2003 (inception) to June 30, 2003. Shipping and handling costs associated with freight out to customers are included in the selling, distribution and marketing expenses and totaled $128,371 and $249 for the year ended June 30, 2004 and the period from April 21, 2003 (inception) to June 30, 2003. Shipping and handling charges to customers are included in sales and totaled $41,351 for the year ended June 30, 2004. There were no shipping and handling charges to customers for the period from April 21, 2003 (inception) to June 30, 2003.
Advertising Costs
Advertising costs, which include cooperative advertising, media advertising and production costs, are recorded as selling, distribution and marketing expenses in the period in which the advertising first takes place. Advertising expense was $512,972 and $485 for the year ended June 30, 2004 and the period from April 21, 2003 (inception) to June 30, 2003.
Segment Reporting
Statement of Financial Accounting Standards No. 131 (“SFAS 131”), “Disclosure About Segments of an Enterprise and Related Information” requires use of the “management approach” model for segment reporting. The management approach model is based on the way a company’s management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company. The Company’s management considers its business to comprise one segment for reporting purposes.
Recent Accounting Pronouncements
In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. SFAS No. 150 establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation of the issuer. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective for fiscal years beginning after December 15, 2004. SFAS No. 150 is to be implemented by reporting the cumulative effect of a change in accounting principle for financial instruments created before the issuance date of SFAS No. 150 and still existing at the beginning of the interim period of adoption. Restatement is not permitted. Syntax does not believe that the adoption of SFAS No. 150 will have a significant effect on its financial statements.
In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”), which clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements”, relating to consolidation of certain entities. In December 2003, the FASB issued a revised version of FIN 46 (“FIN 46R”) that replaced the original FIN 46. FIN 46R requires identification of a company’s participation in variable interest entities (“VIEs”), which are defined as entities with a level of invested equity that is not sufficient to fund future activities to permit it to operate on a standalone basis. For entities identified as a VIE, FIN 46R sets forth a model to evaluate potential consolidation based on an assessment of which party to the VIE (if any) bears a majority of the exposure to its expected losses, or stands to gain from a majority of its expected returns. FIN 46R also sets forth

The Home and Personal Entertainment Business of
SYNTAX GROUPS CORPORATION
Notes to Financial Statements — (Continued)
certain disclosures regarding interests in VIEs that are deemed significant, even if consolidation is not required. The Company is not currently participating in, or invested in any VIEs, as defined in FIN 46R. Accordingly, the implementation of the provisions of FIN 46R did not have a significant effect on the Company’s consolidated financial statement presentation or disclosures.
In March 2004, the Emerging Issues Task Force (“EITF”) reached a consensus on Issue No. 03-01, “The Meaning of Other-Than-Temporary Impairments and Its Application to Certain Investments” (“EITF 03-1”). EITF 03-1 provides a three-step impairment model for determining whether an investment in other-than-temporarily impaired and requires that Company to recognize such impairments as an impairment loss equal to the difference between the investment’s cost and fair value at the reporting date. The adoption of EITF 03-1 did not have a significant effect on Syntax’s financial statements.
In November 2004, the FASB issued SFAS No. 153 “Exchanges of Nonmonetary Assets — An Amendment of APB Opinion No. 29” (“SFAS 153”). The provisions of this statement are effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. This statement eliminates the exception to fair value for exchanges of similar productive assets and replaces it with a general exception for exchange transactions that do not have commercial substance — that is, transactions that are not expected to result in significant changes in the cash flows of the reporting entity. The Company does not believe that the adoption of SFAS 153 will have a significant effect on its financial statements.
In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (revised 2004), “Share Based Payment” (“SFAS 123R”), a revision to SFAS No. 123, “Accounting for Stock-Based Compensation”. SFAS 123R supercedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, and amends SFAS No. 95, “Statement of Cash Flows”. SFAS 123R requires that the Company measure the cost of employee services received in exchange for equity awards based on the grant date fair value of the awards. The cost will be recognized as compensation expense over the vesting period of the awards. The Company is required to adopt SFAS 123R no later than the beginning of the first quarter of 2006. Under this method, the Company will begin recognizing compensation cost for equity-based compensation for all new or modified grants after the date of adoption. In addition, the Company will recognize the unvested portion of the grant date fair value of awards issued prior to adoption based on the fair values previously calculated for disclosure purposes over the remaining vesting period of the outstanding options and warrants. The Company is currently evaluating the potential effect that the adoption of SFAS 123R will have on the Company’s financial statement presentation and disclosures.

3.	Related Party Transactions
Customers, Sales and Accounts Receivable
Since the Company’s inception, Lasertech Computer Distributor, Inc. (“Lasertech”) has been a major customer of the Company, representing $8,793,772 in sales for the year ended June 30, 2004 and $1,517,556 in sales for the period from April 21, 2003 (inception) through June 30, 2003, or 29% and 62% of sales for these periods, respectively. Since the inception of the Company, Lasertech and Syntax have had common management, directors and officers. On October 1, 2003, Syntax acquired 100% of the outstanding common stock of Lasertech in a stock exchange. Effective September 1, 2004, the Company and Lasertech share the same facility (See Note 13). Also, during the year ended June 30, 2003, the Company reimbursed Lasertech $36,899 for participation as an additional insured in Lasertech’s commercial property, liability and commercial auto insurance policies. The accounts receivable balances from Lasertech of $1,723,551 as of June 30, 2004 and $908,712 as of June 30, 2003 are included in the balance sheet as accounts receivable, related parties. Included in the foregoing account receivable balance

The Home and Personal Entertainment Business of
SYNTAX GROUPS CORPORATION
Notes to Financial Statements — (Continued)
as of June 30, 2004 is $36,000 due from Lasertech representing their pro rata share of the lease deposit for the Company’s facilities.
Suppliers
On March 9, 2004, in conjunction with the Company’s plans to expand its product lines to include home entertainment products, including LCD televisions, Syntax entered into a Manufacturing Agreement with Taiwan Kolin Company Ltd. (“Kolin”), a manufacturer of LCD television products. This Manufacturing Agreement had an initial term of one (1) year and could be extended for up to five additional one year periods at Syntax’s option. In conjunction with the execution of this Manufacturing Agreement, Syntax also entered into an additional agreement intended to govern the terms pursuant to which Kolin, Syntax and DigiMedia Technology Co, Ltd., the product research and development subsidiary of Kolin (“DigiMedia”), would form a strategic alliance through the acquisition by Kolin of up to 10% of the common stock of Syntax and the acquisition by Syntax of up to 10% of the common stock of DigiMedia. As a result of the foregoing, Kolin and DigiMedia are considered related parties.
In March 2004, Syntax and Kolin also entered into three additional agreements which provide for rebates to Syntax on purchases from Kolin for technical development in the amount of 3.0%, market development in the amount of 2.5% and volume incentive purchases in amounts ranging up to 2.75%. The foregoing rebates issued by Kolin are issued by Kolin monthly based upon units shipped. In accordance with the Emerging Issues Task Force (“EITF”) Issue 02-16, “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor,” the Company records these rebates as a reduction to the price of the products purchased upon receipt of the products and allocates such rebates to inventory and cost of sales accordingly.
On March 22, 2004, Syntax, Taiwan Kolin Company Limited, and Digimedia Technology Co., Ltd., signed an option agreement so that Syntax could secure rights to acquire a controlling interest in DigiMedia by purchasing all or any part of Kolins 50% ownership of the issued and outstanding shares of Digimedia. The option may be exercised at any time beginning on the date of the agreement and continuing until the earlier of twenty-four months after the date of the agreement or six months after Syntax completes a public offering of its shares. The option will expire and have no further force or effect if it is not exercised within the option term. The exercise price shall be the lesser of the fair market value of DigiMeda stock at the time of execution of this Agreement or the fair market value of DigiMedia stock at the time of exercise of the option. If Syntax and Kolin have not agreed upon the exercise price or designated an appraiser within thirty days, the fair market value (exercise price), shall be determined by a third party qualified business appraiser. Digimedia and/ or Kolin have the right of first negotiation, which indicates that the before entering into negotiations to purchase the assets or a controlling interest in a company that provides research and development services, that could be provided by Digimedia, Syntax shall first negotiate with Digimedia and/ or Kolin to purchase the assets or stock of DigiMedia.
As of June 30, 2004, Kolin granted additional monthly lump sum rebates for price protection of $1,260,000, which were credited to cost of sales for the year ended June 30, 2004, as all related inventory purchased from Kolin had been sold at such date. As of June 30, 2004, Kolin also granted an additional rebate in the amount of $1,400,000 for reimbursement of the Company’s market development costs, which was recorded as a trade discount and allocated to inventory ($512,076) and cost of sales ($336,184) pro rata based units sold as a percentage of total shipments by Kolin through June 30, 2004. For goods in transit from Kolin, which are not recorded as inventory until received by the Company, $551,740 of the $1,400,000 was recorded as an unearned trade discount at June 30, 2004. The treatment of these rebates are in accordance with EITF Issue 02-16.

The Home and Personal Entertainment Business of
SYNTAX GROUPS CORPORATION
Notes to Financial Statements — (Continued)
As of June 30, 2004, the Company entered into an agreement with Kolin for reimbursement of the cost of the Company’s warranty expense for units sold. The Company has retained an independent third party to provide on-site service to consumers who purchase the Company’s LCD television products. The cost to the Company for this service is $10 per unit shipped. Kolin has agreed to reimburse the Company $25 per unit to cover the cost of this warranty as well as the Company’s costs in administering the program and servicing units which cannot be serviced by the warranty provider. Kolin provides the $25 per unit reimbursement at the time Kolin ships products to the Company. The Company records this reimbursement from Kolin as a reduction to the third party warranty costs, with the excess reimbursement amortized over a 12 month period and applied as a credit to cost of sales for units which have shipped to customers. The Company records reimbursements received from Kolin for units which have not been shipped to customers as deferred warranty revenue. As of June 30, 2004, deferred warranty revenue was $277,666.
Total purchases before rebates from Kolin were $9,358,930 or 26% of total purchases for the year ended June 30, 2004. Total rebates issued by Kolin based upon percentage of purchases totaled $1,114,413 plus the $1,260,000 rebates for price protection and the $1,400,000 for market development as discussed above. As of June 30, 2004, the accounts payable balance owed to Kolin was $2,892,641. In addition, the Company has included $33,347 in accounts receivable, related parties for various reimbursable operating expenses due from Kolin.
In addition, the Company also purchased products for resale from Lasertech totaling $1,866,867 for the year ended June 30, 2004 and $32,286 for the period from April 21, 2003 (inception) through June 30, 2003.
Investment in DigiMedia Technology Co. Ltd.
On June 30, 2004, pursuant to a share purchase agreement between Syntax and Kolin, Syntax acquired 473,337 shares in DigiMedia Technology Co. Ltd., representing a 3.6% interest, in exchange for 141,439 shares of the common stock of Syntax valued at $424,048 which has been included in net investment of Syntax Groups Corporation on the Company’s balance sheet as of June 30, 2004. DigiMedia is the research and development subsidiary of Kolin, the Company’s principal supplier for home entertainment products. The Company intends to collaborate with DigiMedia on future product development efforts. In as much as this investment is considered a strategic component of the Company’s relationship with Kolin, it will be included in the spin off.
Advances to Related Parties
As of June 30, 2004, the Company had loans outstanding to three officers: the Chief Executive Officer ($55,000), the President ($37,000) and the Vice President of Communications ($8,000). All of the foregoing advances are in the form of unsecured promissory notes payable on demand and non interest bearing and were repaid in full in March, 2005.
Note Payable to Related Parties
On May 6, 2003, the Chairman of the Board of Syntax loaned the Company $100,000 and the Company executed a promissory note, payable on demand, with interest at 12% per year. The Chairman loaned the Company an additional $52,200 on July 7, 2003 on the same terms and conditions. Both loans were repaid in full in August 2003.
During the year ended June 30, 2004, the Company borrowed $562,800 from related parties including Lasertech ($362,800), the Company’s Chief Operating Officer ($112,800), the Company’s Chief

The Home and Personal Entertainment Business of
SYNTAX GROUPS CORPORATION
Notes to Financial Statements — (Continued)
Executive Officer ($35,000) and the Company’s Chairman of the Board ($52,200). All of these loans were in the form of promissory notes, payable on demand, with interest at 12% per annum. During the year ended June 30, 2004, all of the related party loans were repaid in full.
Interest expense for the notes payable to related parties totaled $6,658 and $1,839 for the year ended June 30, 2004 and the period from April 21, 2003 (inception) through June 30, 2003, respectively.

4.	Accounts Receivable
The Company’s accounts receivable at June 30, 2004 and 2003 were as follows:

	June 30,	June 30,
	2004	2003

Accounts receivable, gross	$2,366,727	$1,019,168
Less: allowance for doubtful accounts	(42,429)	(29,415)

Accounts receivable, net	$2,324,298	$989,753

The Company has recorded an allowance for customer deductions for marketing and other related expenses granted by the Company to reduce outstanding accounts receivable by $212,250 and $135,291 at June 30, 2004 and 2003, respectively.

5.	Inventories
Inventories at June 30, 2004 and 2003 are stated at the lower of cost (first-in, first-out) or net realizable value and consisted of the following:

	June 30,	June 30,
	2004	2003

Components to be assembled	$4,503,921	$—
Finished goods	2,579,785	1,649,746

Total	$$7,083,706	$1,649,746

6.	Deposits to Manufacturer
As of June 30, 2003, the Company had a $1,000,000 deposit to an overseas manufacturer, ECS, for procuring home computer products. During the year ended June 30, 2004, the deposit was applied against shipments of this inventory. At June 30, 2004, there were no remaining deposits to the manufacturer.

7.	Prepaid Expenses
The Company’s prepaid expenses at June 30, 2004 and 2003 consist of prepayments to suppliers for inventory purchases and other expenses as follows:

	June 30,	June 30,
	2004	2003

Supplier deposits	$148,000	$—
Prepaid trade show expenses	29,760	—
Prepaid rent	10,998	10,998

	$188,758	$10,998

The Home and Personal Entertainment Business of
SYNTAX GROUPS CORPORATION
Notes to Financial Statements — (Continued)

8.	Property and Equipment
Property and equipment consisted of the following at June 30, 2004 and 2003:

	June 30,	June 30,
	2004	2003

Machinery and equipment	$213,068	$5,849
Office furniture and fixtures	20,459	12,662
Building improvements	1,666	1,666

	$235,193	$20,177
Less: accumulated depreciation	(49,728)	(1,493)

Total	$185,465	$18,684

Depreciation expense totaled $48,235 and $1,493 for the year ended June 30, 2004 and the period from April 21, 2003 (inception) through June 30, 2003, respectively.

9.	Accrued Rebates Payable
The Company had contracted with Global Fulfillment Services, Inc (“GFS”) to service its various customer rebate and customer purchase incentive programs. This contract was subsequently terminated in September 2004 at which time the Company assumed direct responsibility for fulfillment of all rebate and customer purchase incentive programs. Based upon data received from GFS, the Company has accrued outstanding rebates payable of $1,082,809 as of June 30, 2004. There were no rebate programs offered during the period from April 21, 2003 (inception) through June 30, 2003.

10.	Other Accrued Liabilities
Other accrued liabilities consist of the following at June 30, 2004 and 2003:

	June 30,	June 30,
	2004	2003

Payroll related expenses	$63,201	$3,967
Commissions	30,088	—
Other	39,922	—

	$133,211	$3,967

11.	Notes Payable
During the period from April 21, 2003 (inception) through June 30, 2003, the Company borrowed $1,527,000 from unrelated third parties. All of these loans were in the form of demand promissory notes with interest at 12% per annum. As of June 30, 2003, $20,000 in principal of these loans had been repaid to unrelated parties.
During the year ended June 30, 2004, the Company borrowed an additional $4,577,180 from various unrelated third parties. All of these loans were in the form of demand promissory notes with interest at 12% per annum. During the year ended June 30, 2004, the Company repaid $5,320,724 in principal to the unrelated parties, leaving a balance due three unrelated third parties of $500,000, $250,000 and $13,456, respectively.

The Home and Personal Entertainment Business of
SYNTAX GROUPS CORPORATION
Notes to Financial Statements — (Continued)
Interest expense for notes payable totaled $210,914 and $13,854 for the year ended June 30, 2004 and the period from April 21, 2003 (inception) through June 30, 2003, respectively.

12.	Long Term Debt
In November 2003, the Company borrowed $2,000,000 from an individual who is also the Chairman of the Board of ECS, one of the Company’s principal suppliers, pursuant to a term loan agreement. The loan is due and payable November 2008, unless paid sooner at the option of the Company, with interest payable annually at a rate of 5%. In December 2003, the Company borrowed an additional $1,000,000 from this same lender and pursuant to the same terms and conditions as the previous loan. Accrued interest expense on this loan was $8,654 as of June 30, 2004. As of June 30, 2004, the Company had elected to make principal payments totaling $925,210 and interest payments totaling $74,790. Through January 15, 2005, the Company had made additional principal and interest payments totaling $1,238,000 and anticipates that additional payments of at least $100,000 will be made prior to June 30, 2005. As a result, the Company has classified $1,250,000 of this loan as being due within one year as of June 30, 2004. Accordingly, long-term debt is comprised of the following at June 30, 2004 and 2003:

	June 30,	June 30,
	2004	2003

Loan payable, unsecured, 5 year term, interest at 5% per year payable annually, principal due November 2008	$2,074,790	$—
Less:
Voluntary payments by Company within one year	1,250,000	—

	$824,790	$—

13.	Major Customers and Suppliers
At June 30, 2004, the Company had two non-related party customers that accounted for $409,260 and $264,420 or 15.9% and 10.1%, respectively, of outstanding accounts receivable from unrelated parties and one non-related party customer that accounted for $4,265,326 in sales or 14.0% of total sales for the year. At June 30, 2003, the Company had three non-related party customers that accounted for $426,624, $319,299 and $252,375 of outstanding accounts receivable from unrelated parties or 37%, 28% and 22%, respectively, and two non-related party customers that accounted for $426,624 and $369,940 in sales or 14% and 13%, respectively, of total sales for the period from April 21, 2003 (inception) through June 30, 2003.
The Company purchases the majority of it inventory for resale from two principal suppliers. From the Company’s inception through March 2004, the Company’s principal products were home computer products purchased from Elite Computer Systems Ltd. (“ECS”), a non-related party. Subsequent to March 2004, the Company’s principal products are LCD television products purchased from Taiwan Kolin Company Ltd., a related party (“Kolin”) (see Note 3). Total purchases from ECS were $20,702,521 for the year ended June 30, 2004 and $4,217,542 for the period from April 21, 2003 (inception) to June 30, 2003, representing 57% and 99% of total purchases for those periods, respectively. In addition, subsequent to June 30, 2004, ECS agreed to issue credits to the Company totaling $750,000 representing reimbursement of 50% of the Company’s costs related to a rebate program offered to the Company’s customers during the year ended June 30, 2004 to support sales of products purchased from ECS. Total purchases from Kolin were $9,358,930 or 26% of total purchases for the year ended June 30, 2004. The loss of Kolin as a supplier would have a material impact on the Company’s financial condition and results of operations.

The Home and Personal Entertainment Business of
SYNTAX GROUPS CORPORATION
Notes to Financial Statements — (Continued)

14.	Concentration of Cash and Credit Risk
Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and cash equivalents and trade accounts receivable.
The Company maintains its cash in bank accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. Management believes they are not exposed to any significant risk on their cash balances.
Concentrations of credit risk with respect to trade receivables are normally limited due to the number of customers comprising the Company’s customer base. The Company performs ongoing credit evaluations of its customers and normally does not require collateral to support accounts receivable.

15.	Commitments
Lease commitments
On June 4, 2004, Syntax and Lasertech, jointly and severally, entered into a lease for a new facility which Syntax, the Company and Lasertech occupied in September 2004. The lease is for a term of four years commencing September 1, 2004. Annual rent for the first two years is $540,000 with cost of living increases in years three and four. In addition, the lease requires a monthly payment of $950 for common area expenses. By agreement between Syntax, Kolin and the Company, initial monthly rental payments are allocated as follows: $21,975 to the Company, $18,380 to Lasertech, $4,595 to Kolin (for on-site storage) and $1,000 to an unrelated third party for September and October 2004 only. Beginning December 2004, the rent allocation will be as follows: $27,570 to the Company, $13,785 to Lasertech and $4,595 to Kolin. A security deposit totaling $90,000 securing this lease was paid by the Company and $36,000 of this deposit was billed to Lasertech and $9,000 billed to Kolin. The Company’s share of the future minimum lease payments on the rental commitments pursuant to this lease as of June 30, 2004 are as follows:

Minimum Lease
Year Ending June 30,	Payments

2005	$258,915
2006	330,840
2007	330,840
2008	330,840
2009	55,140

Total	$1,306,575

Consulting Agreement
The Company entered into a one year consulting agreement in April 2004 with an unrelated consultant to provide advice and assistance to develop the Company’s operations and business. Under the terms of the agreement, the Company pays a consulting fee of $2,000 per month. Total fees paid for this consulting obligation for the year ended June 30, 2004 amounted to $6,000.
The Company entered into a three year consulting agreement in March 2004 with Syntax Technology Inc., an unrelated party, to provide advice and assistance to develop the Company’s operations and business in Canada. Under the terms of the agreement, the Company pays a consulting fee of $8,000 per month. Total fees paid for this consulting obligation for the year ended June 30, 2004 were $24,000.

The Home and Personal Entertainment Business of
SYNTAX GROUPS CORPORATION
Notes to Financial Statements — (Continued)

16.	Income Taxes
The Company’s deferred tax assets (liabilities) for federal and state income taxes as of June 30, 2004 and 2003, consisted of the following:

		Period from
		April 21, 2003
	Year Ended	(Inception) to
	June 30, 2004	June 30, 2003

Current deferred taxes
Allowances for doubtful accounts and reserves	$109,100	$70,600
Inventory reserve	414,100	75,400
Net operating loss	3,600	21,000
State taxes	(38,400)	(11,200)
Deferred warranty revenue	118,900	—

	$607,300	$155,800

Non-current deferred taxes
Depreciation	(36,000)	(3,300)
Organization costs	11,200	—

	$(24,800)	$(3,300)

The following table presents the current and deferred income tax provision (benefit) for the years ended June 30, 2004 and the period from April 21, 2003 (inception) to June 30, 2003:

	Current	Deferred	Total

Year Ended June 30, 2004
Federal	$48,302	$(325,500)	$(277,198)
State	25,049	(104,500)	(79,451)

Income tax provision (benefit)	$73,351	$(430,000)	$(356,649)

Period from April 21, 2003 (inception) to June 30, 2003
Federal	$—	$(118,700)	$(118,700)
State	800	(33,800)	(33,000)

Income tax (benefit)	$800	$(152,500)	$(151,700)

The Home and Personal Entertainment Business of
SYNTAX GROUPS CORPORATION
Notes to Financial Statements — (Continued)
The principal reasons for the difference between the income tax (benefit) and the amounts computed by applying the statutory income tax rates to the loss for the year ended June 30, 2004 and the period from April 21, 2003 (inception) to June 30, 2003, are as follows:

		Period from
		April 21, 2003
	Year Ended	(Inception) to
	June 30, 2004	June 30, 2003

Tax benefit determined by applying the statutory federal income tax rate of 34% to the pretax accounting loss	$(326,800)	$(131,600)
State income taxes, net of federal benefit	(52,100)	800
Net operating loss	—	(21,000)
Permanent differences	23,000	2,000
Other, net	(749)	(1,900)

Income tax (benefit )	$(356,649)	$(151,700)

Prior to the spin-off, the Company’s operations were included in the Syntax consolidated U.S. federal and state income tax returns. The provision (benefit) for income taxes for periods prior to the spin-off has been determined as if the Company had filed separate tax returns for the periods presented.

17.	Subsequent Events
On July 27, 2004, the Company entered into a four party agreement (the “CIT Agreement”) between the Company and CIT Commercial Services Inc. (“CIT”), Kolin, and Hsin Chu International Bank, the bank used by Kolin (“HCIB”). Pursuant to the agreements which govern this transaction, the Company assigned collection of all existing and future accounts receivable of the Company to CIT, subject to CIT’s approval of the account. The Company further assigned 100% of the proceeds to be collected by CIT from such accounts receivable to HCIB on behalf of Kolin. The credit risk for all accounts approved by CIT was assumed by CIT. The Company agreed to pay fees to CIT of 0.06% of gross invoice amounts approved by CIT plus 0.005% for each thirty day period such invoices were outstanding, subject to a minimum fee per calendar quarter of $45,000. Subsequent to this agreement through December 2004, the Company’s cash flow was derived from the proceeds from sales of Syntax common stock to Kolin which totaled $2,800,000 through December 31, 2004, sales of Syntax common stock to other parties as well as COD sales to customers not assumed by CIT. In December 2004, the Company entered into a bank line of credit described below which altered the terms of this agreement.
On September 8, 2004, the Company entered into a five year exclusive Distribution Agreement with Kolin which grants the Company the exclusive right to market and distribute products under the Kolin brand throughout North America.
On December 10, 2004, the Company entered into a Business Loan Agreement for a $10,000,000 credit facility with Preferred Bank. Pursuant to the terms of this agreement, the Company is permitted to receive cash advances up to the lesser of $5,000,000 or 80% of eligible accounts receivable and 25% of eligible inventory (the “Borrowing Base”). In addition, the facility provides for the issuance of letters of credit to Kolin, with such amounts not included in the Borrowing Base, up to an aggregate of $10,000,000. Accounts receivable eligible to be included in the Borrowing Base include amounts previously assigned to CIT in accordance with CIT Agreement, which remains substantially unchanged, other than that the funds collected by CIT pursuant to the CIT Agreement are now remitted to the Company which is required to apply 80% of such collections to the reduce the balance of the loan to Preferred Bank. The loan is secured by a lien on all assets of the Company. Interest on cash advances is charged at Preferred Bank’s prime

The Home and Personal Entertainment Business of
SYNTAX GROUPS CORPORATION
Notes to Financial Statements — (Continued)
rate (5% at December 31, 2004) plus 1%. Additional requirements of this credit facility are that Kolin subordinate $5,000,000 of its balance due from the Company to Preferred Bank, the Company maintains an average compensating balance of at least $400,000 and that the Company be profitable each annual period with minimum income before taxes for the year ended June 30, 2005 equal to 0.4% of net sales. The loan is also personally guaranteed jointly and severally by the following individuals: James Ching Hua Li — Chief Executive Officer and director; Thomas Man Kit Chow — Chief Financial Officer and director; Tony Tzu Ping Ho — Chairman of the Board; Roger Kao — director (and Vice President of Kolin) and; Michael Chan — Chief Operating Officer and director.
On March 4, 2005, Syntax formed a wholly-owned subsidiary, Syntax Groups Nevada Inc., a Nevada corporation (“Newco”), to effect a corporate reorganization. On March 31, 2005, the Board of Directors of Syntax approved a resolution to distribute 100% of the issued and outstanding shares of Lasertech, which was a wholly-owned subsidiary of the Company, to the Company’s shareholders of record as of March 31, 2005. This distribution was accomplished effective April 18, 2005. On April 18, 2005, Syntax and Newco executed an Assignment Agreement, which became effective July 1, 2005, pursuant to which Syntax assigned 100% of its remaining assets to Newco and a related Assumption Agreement, pursuant to which Newco assumed 100% of the remaining liabilities of Syntax. As a result of these transactions, Lasertech and Newco became separate legal entities, and Syntax became the parent company of Newco.
On March 25, 2005, the Company entered into a new Business Loan Agreement with Preferred Bank under terms substantially the same as the previous loan agreement except for; 1)The aggregate facility was increased from $10,000,000 to $12,000,000; 2) the Borrowing Base was increased to $7,000,000 from $5,000,000 with a $2,000,0000 limitation on eligible inventory and trust receipts and acceptances issued for inventory; 3) the new agreement requires repayment of advances within 60 days from the date of the advance and repayment of trust receipts within 90 days from the date of booking and; 4) the new agreement provides up to 33% of accounts receivables not approved by CIT to be included for determining advances within Borrowing Base. The remaining provisions regarding the interest rate, personal guarantors, compensating balances and annual profitability remained unchanged.

The Home and Personal Entertainment Business of
SYNTAX GROUPS CORPORATION
Balance Sheet

March 31,
2005

(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$436,422
Due from factor, net of allowances for doubtful accounts of $249,320	7,279,915
Accounts receivable, net of allowance for doubtful accounts of $141,894	3,792,332
Accounts receivable, related parties	581,745
Inventories, including $6,823,808 purchased from Taiwan Kolin Company Ltd.	7,544,550
Prepayment to Taiwan Kolin Company Ltd	1,958,899
Due from other vendors	950,952
Deferred income taxes	1,201,400
Prepaid expenses and deposits	250,881

Total current assets	23,997,096

PROPERTY AND EQUIPMENT, NET	579,501
OTHER ASSETS
Deposits	126,997
Investment in DigiMedia Technology Co. Ltd	424,048

551,045

TOTAL ASSETS	$25,127,642

LIABILITIES AND OWNER’S NET INVESTMENT
CURRENT LIABILITIES:
Loan payable-bank	$6,999,567
Notes payable	450,000
Current portion of long-term debt	601,853
Accounts payable	7,514,597
Accrued rebates payable	1,800,132
Deferred warranty revenue, Taiwan Kolin Company Ltd	1,035,080
Income taxes payable	949,526
Deposits from customers	204,041
Accrued liabilities-other	774,183

Total current liabilities	20,328,979

Deferred income taxes	23,600
Commitments and contingencies
OWNER’S NET INVESTMENT
Net investment of Syntax Groups Corporation	4,775,063

TOTAL LIABILITIES AND OWNER’S NET INVESTMENT	$25,127,642

See accompanying notes to financial statements.

The Home and Personal Entertainment Business of
SYNTAX GROUPS CORPORATION
Statements of Operations

	For the Nine Months Ended

	March 31, 2005	March 31, 2004

	(Unaudited)
Net Sales, including related party sales of $273,171 and $7,103,140 for the nine months ended March 31, 2005 and March 31, 2004, respectively	$59,721,809	$19,252,376
Cost of Sales, including related party purchases of $42,382,695 and $915,016 for the nine months ended March 31, 2005 and March 31, 2004, respectively	51,822,567	19,391,785

	7,899,242	(139,409)
Operating Expenses
Selling, distribution and marketing	1,995,349	554,552
General and administrative	4,894,765	1,372,461
Depreciation and amortization	130,922	30,423

Total Operating Expenses	7,021,035	1,957,436

INCOME (LOSS) FROM OPERATIONS	878,206	(2,096,845)
OTHER INCOME (EXPENSES)
Interest/other income	2,927	—
Interest expense	(165,007)	(165,190)

TOTAL OTHER INCOME (EXPENSES)	(162,080)	(165,190)

INCOME (LOSS) BEFORE INCOME TAXES	716,126	(2,262,035)
Income Tax Benefit (Expense)	(350,899)	957,035

NET INCOME (LOSS)	$365,227	$(1,305,000)

See accompanying notes to financial statements.

The Home and Personal Entertainment Business of
SYNTAX GROUPS CORPORATION
Statements of Owner’s Net Investment
For the Nine Months Ended March 31, 2005

(Unaudited)
Balance, June 30, 2004	$585,037
Net cash transfers from Syntax Groups Corporation	3,944,799
Warrant issued for investment banking retainer fee	415,032
Deferred offering costs	(535,032)
Net income for the nine months ended March 31, 2005	365,227

Balance, March 31, 2005	$4,775,063

See accompanying notes to financial statements.

The Home and Personal Entertainment Business of
SYNTAX GROUPS CORPORATION
Statements of Cash Flows

	For the Nine Months Ended

	March 31, 2005	March 31, 2004

	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$365,227	$(1,305,000)
Adjustments to reconcile net income (loss) to net cash used by operating activities
Depreciation and amortization	130,922	30,423
Inventory reserve	(335,007)	1,197,137
Allowance for doubtful accounts	348,785	16,475
Deferred income taxes	(595,300)	(957,036)
Changes in operating assets and liabilities:
Due from factor	(7,529,234)	—
Accounts receivable	(1,567,500)	(799,006)
Accounts receivable, related parties	1,175,152	(554,456)
Notes receivable	100,000	(75,000)
Inventories	(125,836)	(7,119,827)
Prepayment to Taiwan Kolin Company Ltd	(1,958,899)	(250,000)
Due from other vendors	(950,952)	—
Prepaid expenses	(62,123)	(137,002)
Deposits	17,213	993,800
Accounts payable	(375,940)	4,955,775
Accrued rebates payable	717,323	1,019,214
Deferred warranty revenue, Taiwan Kolin Company Ltd	757,414	—
Income taxes payable	875,375	—
Deposits from customers	(341,404)	513,250
Unearned trade discount, Taiwan Kolin Company Ltd.	(551,740)	—
Accrued liabilities	640,972	62,044

Net cash used by operating activities	(9,265,552)	(2,409,209)

CASH FLOWS FROM INVESTING ACTIVITIES
Restricted cash	500,000	—
Other long term assets	(80,510)	—
Purchases of equipment	(524,958)	(199,500)

Net cash used by investing activities	(105,468)	(199,500)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from loans payable, bank	6,999,567	—
Proceeds from long term debt	—	2,540,411
Note payments	(1,786,393)	(743,544)
Note payments, related parties	—	(100,000)
Deferred offering costs	(120,000)	—
Net transfers from Syntax Groups Inc.	3,944,799	668,000

Net cash provided by financing activities	9,037,973	2,364,867

NET DECREASE IN CASH	(333,047)	(243,842)
CASH AND CASH EQUIVALENTS, BEGINNING	769,469	297,424

CASH AND CASH EQUIVALENTS, ENDING	$436,422	$53,582

Supplemental Information:
Interest paid	$166,447	$176,616
Income taxes paid	69,924	—
See accompanying notes to financial statements.

The Home and Personal Entertainment Business of
SYNTAX GROUPS CORPORATION
Notes to Financial Statements
For the Nine Months Ended March 31, 2005 and March 31, 2004
(Unaudited)

1.	Organization and Business
Syntax Groups Corporation (“Syntax”) was incorporated on April 21, 2003 as a California corporation . Syntax was formed to develop, market and distribute various consumer and non-consumer electronics products through collaboration with third party companies in Asia. Syntax acquired all of the issued and outstanding common stock of Lasertech Computer Distributor, Inc., a California corporation (“Lasertech”) on October 1, 2003. All references to the “Company” herein refer to the Home and Personal Entertainment business of Syntax Groups Corporation as it existed historically or as it is anticipated to exist after the spin-off transaction described below. All references to Syntax refer to Syntax Groups Corporation and, as the context may require, its wholly-owned subsidiary, Lasertech.
The Company develops, markets and distributes home computer products and, beginning in March 2004, LCD television and other home entertainment products under the Olevia and Syntax brand names, which brand names are the exclusive property of the Company, as well as marketing and distributing products under the brand name Kolin, which brand name is the property of the Company’s principal manufacturer. The Company has operated as a division of Syntax since Syntax’s inception.
On March 4, 2005, Syntax formed a wholly-owned subsidiary, Syntax Groups Nevada Inc., a Nevada corporation (“Newco”), to effect a corporate reorganization. On March 31, 2005, the Board of Directors of Syntax approved a resolution to distribute 100% of the issued and outstanding shares of Lasertech, which was a wholly-owned subsidiary of the Company, to the Company’s shareholders of record as of March 31, 2005. This distribution was accomplished effective April 18, 2005. On April 18, 2005, Syntax and Newco executed an Assignment Agreement, which became effective on July 1, 2005, pursuant to which Syntax assigned 100% of its remaining assets to Newco (which excluded the Lasertech shares) and a related Assumption Agreement, pursuant to which Newco agreed to assume 100% of the remaining liabilities of Syntax. Syntax intends to enter into a transaction pursuant to which the shares of Newco will be owned by a public entity, and the shares of such public entity received in exchange therefore will be transferred to Syntax’s shareholders. Accordingly, at the completion of the reorganization, Lasertech and Newco will be separate legal entities, and the shareholders of Syntax will directly own all of the outstanding shares of each such entity, or the successor to each such entity.

2.	Summary of Significant Accounting Policies
Basis of Presentation
The financial statements presented herein consist of the financial statements of the Home and Personal Entertainment Business of Syntax. Since significant operating assets of Syntax are not being acquired by the Company, pursuant to guidance provided by the Securities and Exchange Commission with respect to circumstances when financial statements of entities other than a registrant are required to be included in filings with the Securities and Exchange Commission, the accompanying financial statements include the business component spun-off, i.e., only those assets, liabilities, revenues, and expenses directly attributable to the Company’s operations, including allocations of certain Syntax expenses. These amounts were allocated on a basis that was considered to reflect most fairly or reasonably the utilization of the services provided to, or the benefits received by the Company and the Company believes that the methods used to allocate these amounts are reasonable.
The net investment of Syntax Groups Corporation represents the cumulative investment in, distributions from, and income (loss) from the Company’s operations. Retained earnings (deficit) will be shown separately from the effective date of the spin-off.

The Home and Personal Entertainment Business of
SYNTAX GROUPS CORPORATION
Notes to Financial Statements — (Continued)
The financial information for periods herein is not necessarily indicative of what the financial position, results of operations, and cash flows would have been had the Company operated as a stand-alone entity during those periods.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, the Company evaluates estimates and judgments, including those related to revenue, bad debts, inventories, investments, fixed assets, intangible assets, income taxes, and contingencies. Estimates are based on historical experience and on various other assumptions that the Company believes reasonable under the circumstances. The results form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.
Cash and Cash Equivalents
For purposes of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents.
The Company’s cash receipts associated with the business are transferred to dedicated accounts owned by Syntax and all disbursements are made from such accounts. All deposits to such accounts from financing and investing activities of Syntax related to the Company’s business are included herein.
Cash, Restricted
As of June 30, 2004, the Company had a certificate of deposit in the amount of $500,000 which was being held as security for a letter of credit issued on the Company’s behalf to Taiwan Kolin Company Ltd., one of the Company’s principal suppliers and a related party. The restriction on this certificate was released in November 2004 when the outstanding letter of credit expired.
Fair Value of Financial Instruments
The Company’s financial instruments, including cash and cash equivalents, restricted cash, accounts receivable, accounts payable and other liabilities, are carried at cost, which approximates their fair value because of the short term maturity of these instruments and the relative stability of interest rates.
Inventories
The Company purchases certain of its products in major components that require minimum assembly prior to shipment to customers. All other products are purchased as finished goods ready to ship to customers.
The Company writes down inventories for estimated obsolescence to estimated market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected, then additional inventory write-downs may be required. Inventory write-downs totaled $543,541 and $1,372,137 for the nine months ended March 31, 2005 and March 31, 2004, respectively.

The Home and Personal Entertainment Business of
SYNTAX GROUPS CORPORATION
Notes to Financial Statements — (Continued)
Property and Equipment
Property and equipment is recorded at cost and is depreciated using the straight-line method over the estimated useful lives of the respective assets. Lives for the major asset categories are as follows:

Machinery and equipment	3 years
Office furniture and fixtures	5 years
Building improvements	4 years
Major additions and betterments are capitalized, while replacements, maintenance and repairs that do not extend the useful lives of the assets are charged to operations as incurred.
Investments
The Company accounts for its in investments in which the Company has less than a 20% interest at cost, and periodically reviews such investments for impairment.
Impairment of Long-Lived Assets
The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of any asset may not be recoverable. An impairment loss would be recognized when the estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition is less than the carrying amount.
Deferred Income Taxes
The Company’s operations are included in Syntax’s consolidated U.S. federal and state income tax returns. The provision for income taxes has been determined as if the Company had filed separate tax returns for the periods presented. Accordingly, the Company’s effective tax rate could vary from historical rates depending on the Company’s future legal structure and tax elections. The Company recognizes deferred tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of its assets and liabilities along with net operating loss and credit carryforwards, if it is more likely than not that the tax benefits will be realized on a stand-alone basis. To the extent a deferred tax asset cannot be recognized, a valuation allowance is established if necessary.
Owner’s Net Investment
Owner’s net investment represents the cumulative investments from Syntax in the Company in addition to the cumulative income and losses generated by the Company’s operations.
Stock-Based Compensation
As permitted by SFAS No. 123, “Accounting for Stock-Based Compensation,” the Company will account for stock-based compensation in accordance with APB Opinion No. 25, “Accounting for Stock Issued to Employees”, and will present the pro forma disclosure alternative of SFAS No. 123, as amended by SFAS No. 148. Accordingly, the Company will recognize compensation expense only if the fair value of the underlying common stock exceeds the exercise price of the stock option on the date of grant.
Revenue Recognition
The Company recognizes revenue from product sales when persuasive evidence of a sale exists: that is, a product is shipped under an agreement with a customer; risk of loss and title has passed to the customer;

The Home and Personal Entertainment Business of
SYNTAX GROUPS CORPORATION
Notes to Financial Statements — (Continued)
the fee is fixed or determinable; and collection of the resulting receivable is reasonably assured. Sales allowances are estimated based upon historical experience of sales returns.
The Company records estimated reductions to revenue for customer and distributor programs and incentive offerings, including price markdowns, promotions, other volume-based incentives and expected returns. Future market conditions and product transitions may require the Company to take actions to increase customer incentive offerings, possibly resulting in an incremental reduction of revenue at the time the incentive is offered. Additionally, certain incentive programs require the Company to estimate based on industry experience the number of customers who will actually redeem the incentive.
The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of customers to make required payments. The Company determines the adequacy of this allowance by regularly evaluating individual customer receivables and considering a customer’s financial condition, credit history and current economic conditions. If the financial condition of a customer were to deteriorate, additional allowances could be required. The balances in the allowance for doubtful accounts were $391,214 as of March 31, 2005.
Shipping and Handling Costs
Shipping and handling costs associated with inbound freight are recorded in cost of sales and totaled $408,732 for the nine months March 31, 2004. Shipping and handling related to the Company’s purchases of LCD-TV products from the Company’s principal manufacturer are included in the purchase price therefore there were no such costs recorded for the nine months ended March 31, 2005. Shipping and handling costs associated with freight out to customers are also included in cost of sales and totaled $1,333,989 and $80,113 for the nine months ended March 31, 2005 and March 31, 2004, respectively. Shipping and handling charges to customers are included in sales and totaled $339,672 and $6,573 for the nine months ended March 31, 2005 and March 31, 2004, respectively.
Advertising Costs
Advertising costs, which include cooperative advertising, media advertising and production costs, are recorded as selling, distribution and marketing expenses in the period in which the advertising first takes place. Advertising expense was $1,426,045 and $408,699 for the nine months ended March 31, 2005 and March 31, 2004, respectively.
Segment Reporting
Statement of Financial Accounting Standards No. 131 (“SFAS 131”), “Disclosure About Segments of an Enterprise and Related Information” requires use of the “management approach” model for segment reporting. The management approach model is based on the way a company’s management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company. The Company’s management considers its business to comprise one segment for reporting purposes.
Recent Accounting Pronouncements
In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. SFAS No. 150 establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires that an issuer classify a financial

The Home and Personal Entertainment Business of
SYNTAX GROUPS CORPORATION
Notes to Financial Statements — (Continued)
instrument that is within its scope as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation of the issuer. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective for fiscal years beginning after December 15, 2004. SFAS No. 150 is to be implemented by reporting the cumulative effect of a change in accounting principle for financial instruments created before the issuance date of SFAS No. 150 and still existing at the beginning of the interim period of adoption. Restatement is not permitted. Syntax does not believe that the adoption of SFAS No. 150 will have a significant effect on its financial statements.
In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”), which clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements”, relating to consolidation of certain entities. In December 2003, the FASB issued a revised version of FIN 46 (“FIN 46R”) that replaced the original FIN 46. FIN 46R requires identification of a company’s participation in variable interest entities (“VIEs”), which are defined as entities with a level of invested equity that is not sufficient to fund future activities to permit it to operate on a standalone basis. For entities identified as a VIE, FIN 46R sets forth a model to evaluate potential consolidation based on an assessment of which party to the VIE (if any) bears a majority of the exposure to its expected losses, or stands to gain from a majority of its expected returns. FIN 46R also sets forth certain disclosures regarding interests in VIEs that are deemed significant, even if consolidation is not required. The Company is not currently participating in, or invested in any VIEs, as defined in FIN 46R. Accordingly, the implementation of the provisions of FIN 46R did not have a significant effect on the Company’s consolidated financial statement presentation or disclosures.
In March 2004, the Emerging Issues Task Force (“EITF”) reached a consensus on Issue No. 03-01, “The Meaning of Other-Than-Temporary Impairments and Its Application to Certain Investments” (“EITF 03-1”). EITF 03-1 provides a three-step impairment model for determining whether an investment in other-than-temporarily impaired and requires that Company to recognize such impairments as an impairment loss equal to the difference between the investment’s cost and fair value at the reporting date. The adoption of EITF 03-1 did not have a significant effect on Syntax’s financial statements.
In November 2004, the FASB issued SFAS No. 153 “Exchanges of Nonmonetary Assets — An Amendment of APB Opinion No. 29” (“SFAS 153”). The provisions of this statement are effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. This statement eliminates the exception to fair value for exchanges of similar productive assets and replaces it with a general exception for exchange transactions that do not have commercial substance — that is, transactions that are not expected to result in significant changes in the cash flows of the reporting entity. The Company does not believe that the adoption of SFAS 153 will have a significant effect on its financial statements.
In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (revised 2004), “Share Based Payment” (“SFAS 123R”), a revision to SFAS No. 123, “Accounting for Stock-Based Compensation”. SFAS 123R supercedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, and amends SFAS No. 95, “Statement of Cash Flows”. SFAS 123R requires that the Company measure the cost of employee services received in exchange for equity awards based on the grant date fair value of the awards. The cost will be recognized as compensation expense over the vesting period of the awards. The Company is required to adopt SFAS 123R no later than the beginning of the first quarter of 2006. Under this method, the Company will begin recognizing compensation cost for equity-based compensation for all new or modified grants after the date of adoption. In addition, the Company will recognize the unvested portion of the grant date fair value of awards issued prior to adoption based on the fair values previously calculated for disclosure purposes over the remaining vesting period of the outstanding options and warrants. The Company is currently evaluating the potential

The Home and Personal Entertainment Business of
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Notes to Financial Statements — (Continued)
effect that the adoption of SFAS 123R will have on the Company’s financial statement presentation and disclosures.
In May 2005, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 154, “Accounting Changes and Error Corrections”. SFAS No. 154 changes the requirements for the accounting for and reporting of a change in accounting principle. In addition, it carries forward without change the guidance contained in APB Opinion No. 20 for reporting the correction of an error in previously issued financial statements and a change in accounting estimate. SFAS No. 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle in most circumstances. The provisions of SFAS 1542 are effective in fiscal years beginning after December 15, 2005. The Company plans to prospectively adopt SFAS No. 154 at the beginning of fiscal 2006.

3.	Related Party Transactions
Customers, Sales and Accounts Receivable
Through March 31, 2004, at which time the Company began marketing and distributing LCD-TV products, Lasertech Computer Distributor, Inc. (“Lasertech”) had been a major customer of the Company, representing $7,103,140 in sales, 36.9% of total net sales, for the nine months ended March 31, 2004. For the nine months ended March 31, 2005, sales to Lasertech had decreased to $273,171. Since the inception of the Company, Lasertech and Syntax have had common management, directors and officers. On October 1, 2003, Syntax acquired 100% of the outstanding common stock of Lasertech in a stock exchange. Effective September 1, 2004, the Company and Lasertech share the same facility. Also, during the nine months ended March 31, 2004, the Company reimbursed Lasertech $20,174 for participation as an additional insured in Lasertech’s commercial property, liability and commercial auto insurance policies as well as $2,861 for health insurance, $3,452 for office supplies and $81,989 for computers. During the nine months ended March 31, 2005, the Company reimbursed Lasertech $33,137 for office supplies and $16,543 for computers. The accounts receivable balances from Lasertech of $146,731 as of March 31, 2005 is included in the balance sheet as accounts receivable, related parties.
Suppliers
On March 9, 2004, in conjunction with the Company’s plans to expand its product lines to include home entertainment products, including LCD televisions, Syntax entered into a Manufacturing Agreement with Taiwan Kolin Company Ltd. (“Kolin”), a manufacturer of LCD television products. This Manufacturing Agreement had an initial term of one (1) year and could be extended for up to five additional one year periods at Syntax’s option and Syntax has elected to extend this Manufacturing Agreement for one additional year. In conjunction with the execution of this Manufacturing Agreement, Syntax also entered into an additional agreement intended to govern the terms pursuant to which Kolin, Syntax and DigiMedia Technology Co, Ltd., the product research and development subsidiary of Kolin (“DigiMedia”), would form a strategic alliance through the acquisition by Kolin of up to 10% of the common stock of Syntax and the acquisition by Syntax of up to 10% of the common stock of DigiMedia. As a result of the foregoing, Kolin and DigiMedia are considered related parties.
On March 22, 2004, the Company, Kolin, and DigiMedia signed an option agreement so that the Company could secure rights to acquire a controlling interest in DigiMedia by purchasing all or any part of Kolin’s 50% ownership of the issued and outstanding shares of DigiMedia. The option may be exercised at any time beginning on the date of the agreement and continuing until the earlier of twenty-four months after the date of the agreement or six months after the Company completes a public offering of its shares. The option will expire and have no further force or effect if it is not exercised within the option term. The

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Notes to Financial Statements — (Continued)
exercise price shall be the lesser of the fair market value of DigiMedia stock at the time of execution of the option agreement or the fair market value of DigiMedia stock at the time of exercise of the option. If the Company and Kolin have not agreed upon the exercise price or designated an appraiser within thirty days, the fair market value shall be determined by a third party qualified business appraiser. DigiMedia and Kolin have a right of first negotiation such that, before entering into negotiations to purchase the assets or a controlling interest in a company that provides research and development services that could be provided by DigiMedia, the Company shall first negotiate with DigiMedia and/or Kolin to purchase the assets or stock of DigiMedia.
In March 2004, Syntax and Kolin also entered into three additional agreements which provide for rebates to Syntax on purchases from Kolin for technical development in the amount of 3.0%, market development in the amount of 2.5% and volume incentive purchases in amounts ranging up to 2.75%. The foregoing rebates issued by Kolin are issued by Kolin monthly based upon units shipped. In accordance with the Emerging Issues Task Force (“EITF”) Issue 02-16, “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor,” the Company records these rebates as a reduction to the price of the products purchased upon receipt of the products and allocates such rebates to inventory and cost of sales accordingly.
On September 8, 2004, the Company entered into a five year exclusive Distribution Agreement with Kolin which grants the Company the exclusive right to market and distribute products under the Kolin brand throughout North America.
For the nine months ended March 31, 2005, Kolin granted additional monthly lump sum rebates for price protection of $18,610,000 which were credited to cost of sales for the nine month period as all related inventory purchased from Kolin had been sold at such date. As of June 30, 2004, Kolin had also granted an additional rebate in the amount of $1,400,000 for reimbursement of the Company’s market development costs, which was recorded as a trade discount and allocated to inventory ($512,076) and cost of sales ($336,184) pro rata based units sold as a percentage of total shipments by Kolin through June 30, 2004. For goods in transit from Kolin, which were not recorded as inventory until received by the Company, $551,740 of the $1,400,000 was recorded as an unearned trade discount at June 30, 2004. The treatment of these rebates is in accordance with EITF Issue 02-16. The $512,076 allocated to inventory and the $551,740 unearned trade discount served to further reduce cost of sales for the nine months ended March 31, 2005 as the inventory to which these amounts had been applied had been sold during the period.
As of June 30, 2004, the Company entered into an agreement with Kolin for reimbursement of the cost of the Company’s warranty expense for units sold. The Company has retained an independent third party to provide on-site service to consumers who purchase the Company’s LCD television products. The cost to the Company for this service is $10 per unit shipped. Kolin has agreed to reimburse the Company varying amounts ranging from $10 to $100 per unit to cover the cost of this warranty as well as the Company’s costs in administering the program and servicing units which cannot be serviced by the warranty provider. Kolin provides these per unit reimbursements at the time Kolin ships products to the Company. The Company records these reimbursements from Kolin as a reduction to the third party warranty costs, with the excess reimbursement amortized over a 12 month period and applied as a credit to cost of sales for units which have shipped to customers. The Company records reimbursements received from Kolin for units which have not been shipped to customers as deferred warranty revenue. As of March 31, 2005, deferred warranty revenue was $1,035,080.
Total purchases before rebates from Kolin were $69,510,220 or 89% of total purchases for the nine months ended March 31, 2005. Total rebates issued by Kolin based upon percentage of purchases totaled $8,330,918 plus the $18,610,000 rebates for price protection. As of March 31, 2005, as a result of the price

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Notes to Financial Statements — (Continued)
protection credit received for the month of March 2005, the Company had a net prepayment to Kolin of $1,958,899. This prepayment was applied to purchases received in the first week of April 2005. In addition, the Company has included $438,647 in accounts receivable, related parties for various reimbursable operating and marketing expenses due from Kolin as well $98,272 in reimbursable duty costs billed to the Company (see Note 19, Contingencies).
In addition, the Company also purchased products for resale from Lasertech totaling $45,911 and $915,016 for the nine months ended March 31, 2005 and March 31, 2004, respectively.
Investment in DigiMedia Technology Co. Ltd.
On June 30, 2004, pursuant to a share purchase agreement between Syntax and Kolin, Syntax acquired 473,337 shares in DigiMedia Technology Co. Ltd., representing a 3.6% interest, in exchange for 141,439 shares of the common stock of Syntax valued at $424,048 which has been included in net investment of Syntax Groups Corporation on the Company’s balance sheet as of March 31, 2005. DigiMedia is the research and development subsidiary of Kolin, the Company’s principal supplier for home entertainment products. The Company intends to collaborate with DigiMedia on future product development efforts. In as much as this investment is considered a strategic component of the Company’s relationship with Kolin, it will be included in the spin off.
Note Payable to Related Parties
Interest expense for the notes payable to related parties totaled $6,298 for the nine months ended March 31, 2004. There was $4,843 of interest expense to related parties for the nine months ended March 31, 2005.

4.	Due from Factor
On July 27, 2004, the Company entered into a four party agreement (the “CIT Agreement”) between the Company and CIT Commercial Services Inc. (“CIT”), Kolin, and Hsin Chu International Bank, the bank used by Kolin (“HCIB”). Pursuant to the agreements which governed this transaction, the Company assigned collection of all existing and future accounts receivable of the Company to CIT, subject to CIT’s approval of the account. The Company further assigned 100% of the proceeds to be collected by CIT from such accounts receivable to HCIB on behalf of Kolin. The credit risk for all accounts approved by CIT was assumed by CIT. The Company agreed to pay fees to CIT of 0.06% of gross invoice amounts approved by CIT plus 0.005% for each thirty day period such invoices were outstanding, subject to a minimum fee per calendar quarter of $45,000. Subsequent to this agreement through December 2004, the Company’s cash flow was derived from the proceeds from sales of Syntax common stock to Kolin which totaled $2,800,000 through December 31, 2004, sales of Syntax common stock to other parties as well as COD sales to customers not assumed by CIT. In December 2004, the Company entered into a bank line of credit (see Note      , Loan Payable, Bank) which altered the terms of this agreement in that the funds collected by CIT pursuant to the CIT Agreement are now remitted to the Company which is required to apply 80% of such collections to the reduce the balance of the new bank loan and Kolin and HCIB were no longer parties to the CIT Agreement.
As of March 31, 2005, the Company had assigned $12,061,199 of outstanding accounts receivable, including $2,002,792 of accounts receivable for which CIT had not assumed the credit risk. As of March 31, 2005, the Company has recorded an allowance for doubtful accounts applicable to the accounts receivable for which CIT had not assumed the credit risk of $249,320. In addition, the Company has recorded as offsets against the amounts due from CIT $2,847,169 of allowances for markdowns, advertising, rebate and other promotional programs provided to customers prior to March 31, 2005 and

The Home and Personal Entertainment Business of
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Notes to Financial Statements — (Continued)
$1,684,796 in returned sales from customers that were appropriately deducted by customers subsequent to March 31, 2005 against the outstanding accounts receivable assigned to CIT at March 31, 2005.

5.	Accounts Receivable
The Company does not assign certain of its accounts to CIT either because CIT has not approved the customer or the terms of such customers or invoice are not within the parameters acceptable to CIT. The Company’s accounts receivable at March 31, 2005 is as follows:

Accounts receivable, gross	$4,213,329
Less:
Allowance for doubtful accounts	(279,103)

Accounts receivable, net	$3,792,332

The accounts receivable shown above are after the Company has recorded an allowance for customer deductions for marketing and other related expenses granted by the Company to reduce outstanding accounts receivable by $279,103 as of March 31, 2005.

6.	Inventories
Inventories at March 31, 2005 are stated at the lower of cost (first-in, first-out) or net realizable value and consisted of the following:

Components to be assembled	$1,826,252
Finished goods	5,718,298

Total	$7,544,550

7.	Prepayments to Vendors
As of March 31, 2005, the Company had a $950,952 in prepayments to two vendors from whom the Company had purchased computer products which occurred as a result of                     .

8.	Prepaid Expenses
The Company’s prepaid expenses at March 31, 2005 consist of prepayments to suppliers for inventory purchases and other expenses as follows:

Tooling deposit, refundable	$148,000
Prepaid trade show expenses	39,581
Prepaid insurance	8,926
Prepaid rent	45,000
Other	9,374

$250,881

9.	Deferred Offering Costs
      On November 19, 2004, the Company entered into an agreement with Brean Murray & Co. Inc. (“BMCI”) to engage BMCI as its exclusive corporate finance advisor, specifically to provide advice and act as the Company’s placement agent with regard to private placement of the Company’s equity and

The Home and Personal Entertainment Business of
SYNTAX GROUPS CORPORATION
Notes to Financial Statements — (Continued)
evaluating and consummating a transaction with potential reverse merger candidates (the “BMCI Agreement”). The Company paid to BMCI a non refundable retainer of $120,000 in November 2004. In addition, BMCI was to receive a five year warrant to acquire 1% of Syntax’s common stock, or 193,940 shares as of November 19, 2004, at an exercise price equal to the $4.50 per share. The warrant provides for transferability to employees, officers and directors of BMCI, permits cashless exercise and grants BMCI at least two demand registration rights and unlimited piggyback registration rights with the Company bearing all costs of such registration. The Company has valued these warrants in accordance with the Black-Scholes pricing model utilizing a historic volatility factor of 100%, a risk free interest rate of 5.0% and an expected life for the warrants of five years, yielding a value of $2.14 per warrant, for a total of $415,032. Both of the foregoing have been recorded as deferred offering costs.
      In addition, for any equity transaction, BMCI would receive 8% of the gross proceeds raised by Syntax from any source for a period ending one year from the date the BMCI Agreement is terminated. In addition, BMCI is to receive a warrant to purchase the equivalent value of 10% of each equity transaction consummated by the Company. These warrants will also provide for transferability to employees, officers and directors of BMCI, permit cashless exercise and grant BMCI at least two demand registration rights and unlimited piggyback registration rights with the Company bearing all costs of such registration. The term of the BMCI Agreement was for a period of twelve months with the option of earlier termination by Syntax with thirty days written notice.
      On June 27, 2005, the Company and BMCI agreed to amend the foregoing BMCI Agreement as follows:

a) Effective from November 19, 2004 until such time as the Company consummates a transaction that causes the Company to become a publicly traded entity, the amount due BMCI for equity transactions consummated by the Company with parties not introduced to the Company by BMCI or parties that are not existing shareholders, the amount due to BMCI is reduced from 8% to 2% and the provisions regarding warrants for these transactions is waived.

b) Effective from November 19, 2004 until such time as the Company consummates a transaction that causes the Company to become a publicly traded entity, the amount due to BMCI for equity transactions consummated by the Company with parties that are existing shareholders, the amount due to BMCI is reduced from 8% to 0% and the provisions regarding warrants for these transactions is waived.

c) Effective as of the date the Company consummates a transaction that causes the Company to become a publicly traded entity the BMCI Agreement is reinstated in full force and effect for a period of six months.
      As a result of transactions consummated by the Company from November 19, 2004 through March 31, 2005 pursuant to (a) above, the Company has accrued $15,200 in fees due BMCI and has offset this amount against the net transfers received from Syntax.

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Notes to Financial Statements — (Continued)

10.	Property and Equipment
Property and equipment consisted of the following at March 31, 2005:

Machinery and equipment	$514,105
Office furniture and fixtures	70,698
Building improvements	175,348

$760,151
Less: accumulated depreciation	(180,650)

Total	$579,501

Depreciation expense totaled $130,922 and $30,423 for the nine months ended March 31, 2005 and March 31, 2004, respectively.

11.	Loan Payable, Bank
On December 10, 2004, the Company entered into a Business Loan Agreement for a $10,000,000 credit facility with Preferred Bank. Pursuant to the terms of this agreement, the Company was permitted to receive cash advances up to the lesser of $5,000,000 or 80% of eligible accounts receivable and 25% of eligible inventory (the “Borrowing Base”). In addition, the facility provides for the issuance of letters of credit to Kolin, with such amounts not included in the Borrowing Base, up to an aggregate of $10,000,000. Accounts receivable eligible to be included in the Borrowing Base include amounts previously assigned to CIT in accordance with CIT Agreement, which remains substantially unchanged, other than that the funds collected by CIT pursuant to the CIT Agreement are now remitted to the Company which is required to apply 80% of such collections to reduce the balance of the loan to Preferred Bank. The loan is secured by a lien on all assets of the Company. Interest on cash advances is charged at Preferred Bank’s prime rate (5% at December 31, 2004) plus 1%. Additional requirements of this credit facility are that Kolin subordinate $5,000,000 of its balance due from the Company to Preferred Bank, the Company maintains an average compensating balance of at least $400,000 and that the Company be profitable each annual period with minimum income before taxes for the year ended June 30, 2005 equal to 0.4% of net sales. The loan is also personally guaranteed jointly and severally by the following individuals: James Ching Hua Li — Chief Executive Officer and director; Thomas Man Kit Chow — Chief Financial Officer and director; Tony Tzu Ping Ho — Chairman of the Board; Roger Kao — director (and Vice President of Kolin) and; Michael Chan — Chief Operating Officer and director.
On March 25, 2005, the Company entered into a new Business Loan Agreement with Preferred Bank under terms substantially the same as the previous loan agreement except for; 1) the aggregate facility was increased from $10,000,000 to $12,000,000; 2) the Borrowing Base was increased to $7,000,000 from $5,000,000 with a $2,000,0000 limitation on eligible inventory and trust receipts and acceptances issued for inventory; 3) the new agreement requires repayment of advances within 60 days from the date of the advance and repayment of trust receipts within 90 days from the date of booking and; 4) the new agreement provides up to 33% of accounts receivables not approved by CIT to be included for determining advances within Borrowing Base. The remaining provisions regarding the interest rate, personal guarantors, compensating balances and annual profitability remained unchanged.
As of March 31, 2005, the Company had $6,259,957 outstanding under this loan facility. Interest expense for the nine months ended March 31, 2005 for this loan facility totaled $57,229.

The Home and Personal Entertainment Business of
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Notes to Financial Statements — (Continued)

12.	Accrued Rebates Payable
The Company had contracted with Global Fulfillment Services, Inc (“GFS”) to service its various customer rebate and customer purchase incentive programs. This contract was subsequently terminated in September 2004 at which time the Company assumed direct responsibility for fulfillment of all rebate and customer purchase incentive programs. Based upon data received from GFS, the Company has outstanding rebates payable of $350,132 as of March 31, 2005. In addition, the Company provides manufacturer rebate programs to its retail customers for its LCD-TV products and for which the Company provides all redemption and processing services. Based upon an analysis of the programs offered during the nine months ended March 31, 2005, the Company has recorded an allowance for outstanding rebates of $1,450,000 as of March 31, 2005 for these programs.

13.	Other Accrued Liabilities
Other accrued liabilities consist of the following at March 31, 2005:

Warranty expenses	$409,142
Payroll related expenses	96,433
Commissions	181,455
Other	86,793

$774,183

14.	Notes Payable
During the nine months ended March 31, 2005, the Company repaid $313,456 in principal to the unrelated parties, leaving a balance due one unrelated third party of $450,000.
Interest expense for notes payable totaled $23,629 for the nine months ended March 31, 2005

15.	Current portion — Long Term Debt
In November 2003, the Company borrowed $2,000,000 from an individual who is also the Chairman of the Board of ECS, one of the Company’s principal suppliers, pursuant to a term loan agreement. The loan is due and payable November 2008, unless paid sooner at the option of the Company, with interest payable annually at a rate of 5%. In December 2003, the Company borrowed an additional $1,000,000 from this same lender and pursuant to the same terms and conditions as the previous loan. Accrued interest expense on this loan was $7,215 as of March 31, 2005. As of March 31, 2005, the Company had elected to make principal payments to date totaling $2,398,147 and interest payments totaling $126,397 and anticipates that the remaining $601,853 in outstanding principal will be made within the next 12 months. As a result, the Company has classified the balance of this loan as being due within one year as of March 31, 2005.

16.	Major Customers and Suppliers
Under SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information, the Company’s operations are treated as one operating segment, as it only reports profit and loss information

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Notes to Financial Statements — (Continued)
on an aggregate basis to the chief operating decision maker of the Company. Information about the Company’s geographic product sales is provided below:

	Nine Months Ended	Nine Months Ended
	March 31, 2005	March 31, 2004

Net Sales — U.S.	$48,666,867	$18,542,910
Net Sales — Asia	10,776,271	598,495
Net Sales — Other International	278,670	110,972

Total	$59,721,808	$19,252,377

At March 31, 2005, the Company had one non-related party customer, South China House of Technology that accounted for $2,406,644 or 63% of the Company’s outstanding and unassigned accounts receivable.
For the nine months ended March 31, 2005, The Company had three customers which accounted for 20% (BDI Laguna), 16% (CompUSA) and 16% (PC Pro) respectively of sales before allowances and markdowns.
Other than Taiwan Kolin Company Ltd. The Company had no other major suppliers for the nine months ended March 31, 2005.

17.	Concentration of Cash and Credit Risk
Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and cash equivalents and trade accounts receivable.
The Company maintains its cash in bank accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. Management believes they are not exposed to any significant risk on their cash balances.
Concentrations of credit risk with respect to trade receivables are normally limited due to the number of customers comprising the Company’s customer base. The Company performs ongoing credit evaluations of its customers and normally does not require collateral to support accounts receivable.

18.	Commitments
Lease commitments
On June 4, 2004, Syntax and Lasertech, jointly and severally, entered into a lease for a new facility which Syntax, the Company and Lasertech occupied in September 2004. The lease is for a term of four years commencing September 1, 2004. Annual rent for the first two years is $540,000 with cost of living increases in years three and four. In addition, the lease requires a monthly payment of $950 for common area expenses. By agreement between Lasertech, Kolin and the Company, initial monthly rental payments are allocated as follows: $21,975 to the Company, $18,380 to Lasertech, $4,595 to Kolin (for on-site storage) and $1,000 to an unrelated third party for September and October 2004 only. Beginning December 2004, the rent allocation will be as follows: $27,570 to the Company, $13,785 to Lasertech and $4,595 to Kolin. A security deposit totaling $90,000 securing this lease was paid by the Company and $36,000 of this deposit was billed to Lasertech and $9,000 billed to Kolin. The Company’s share of the

The Home and Personal Entertainment Business of
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Notes to Financial Statements — (Continued)
future minimum lease payments on the rental commitments pursuant to this lease as of June 30, 2004 are as follows:

Minimum Lease
Year Ending June 30,	Payments

2005	$258,915
2006	330,840
2007	330,840
2008	330,840
2009	55,140

Total	$1,306,575

Consulting Agreements
      The Company entered into a one year consulting agreement in April 2004 with an unrelated consultant to provide advice and assistance to develop the Company’s operations and business. Under the terms of the agreement, the Company pays a consulting fee of $2,000 per month. Total fees paid for this consulting obligation for the nine months ended March 31, 2005 were $18,000.
      The Company entered into a three year consulting agreement in March 2004 with Syntax Technology Inc., and unrelated party, to provide advice and assistance to develop the Company’s operations and business in Canada. Under the terms of the agreement, the Company pays a consulting fee of $8,000 per month. Total fees paid for this consulting obligation for the nine months ended March 31, 2005 were $72,000.

19.	Contingencies
      We are currently a party to various claims. While we currently believe that the ultimate outcome of these claims, individually and in the aggregate, will not have a material adverse affect on our financial position or overall trends in results of operations, claim is subject to inherent uncertainties. If an unfavourable ruling were to occur, there exists the possibility of a material adverse impact on our net income in the period in which the ruling occurs. The estimate of the potential impact from the various legal proceedings on our financial position or overall results of operations could change in the future.
      On June 6, 2005, the Company’s principal source of product components and subassemblies, Taiwan Kolin Company Limited (Kolin), received a notice from Sony Corporation asserting two alleged patent infringements. The Company is assisting Kolin in evaluating the assertions made as well as the potential impact, if any on the business of the Company, and, based upon information received to date, believes that they will not have any material impact on the Company’s financial condition.
      On June 1, 2005, the Company received a notice from Tri-Vision Electronics, Inc. asserting the Company owes Tri-Vision royalties for sales in Canada for V-Chip technology included in certain of the Company’s LCD-TV products. The Company is evaluating Tri-Vision’s claim however, given the limited sales activity to date in Canada, the Company believes that this claim will not have any material impact on the Company’s financial condition.
      The Company has received notification from the United States Customs and Border Protection Agency claiming $3,478,847 in additional import duties due for the Company’s products imported from Kolin as a result of a disagreement with the Company as to the correct product classification under which the products were imported. The Company intends to vigorously defend its position regarding the import

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Notes to Financial Statements — (Continued)
classifications used. Further, in as much as the Company purchase terms from Kolin include all costs of delivery inclusive of duties, Kolin has affirmed in writing its agreement to reimburse the Company for any additional duty that may be deemed due and payable to the United States Customs and Border Protection Agency. Accordingly, the Company believes that this claim will not have any material impact on the Company’s financial condition.

20.	Subsequent Events
Amendment to Loan Payable, Bank
      On June 13, 2005, the Company entered into a new Business Loan Agreement with Preferred Bank under terms substantially the same as the previous loan agreement except for; 1)The aggregate facility was increased from $12,000,000 to $17,500,000; 2) the Borrowing Base was increased to the lesser of $17,500,000 or the sum of 80% of the accounts approved and assigned to CIT plus 33% of the non-approved accounts assigned to CIT plus 40% of eligible inventory, up to a maximum of $5,000,000, with the following limitations:
      a) $17,500,0000 limitation for the issuance of letters of credit not subject to a borrowing base;
      b) $15,000,000 for trust receipts and acceptances up to 90 days subject to the borrowing base;

c)	$2,000,000 for trust receipts and general working capital for up to 60 days subject to the borrowing base;
      d) The amounts in (b) plus (c) shall not exceed $15,000,000;
      e) The amounts in (a), (b) plus (c) shall not exceed $17,500,000.
      The remaining provisions regarding the interest rate, personal guarantors, compensating balances and annual profitability remained unchanged.
Spin-off
      Effective as of July 1, 2005, all of the assets and liabilities of the Company were assigned to Syntax Groups Nevada, Inc. (Newco) thereby completing the spin-off of the Home and Personal Entertainment business of Syntax Groups Inc.
Merger Agreement
      On July 12, 2005, the Company announced that it had entered into an agreement with Brillian Corporation (“Brillian”) for Brillian to merge with the Company in a stock-for-stock, tax free transaction.
      Pursuant to and subject to the terms and conditions of the Agreement and Plan of Reorganization dated as of July 12, 2005 (the “Merger Agreement”) among Brillian, the Company, and BRMC Corporation, a wholly owned subsidiary of Brillian (“BRMC”), BRMC will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Brillian (the “Merger”). At the effective time of the Merger, each outstanding share of the Company common stock will be exchanged for approximately 1.6196 shares of Brillian common stock. This initial exchange rate is subject to adjustment at the closing of the Merger for subsequently issued shares and convertible securities such that the shareholders of the Company will own 70% and Brillian stockholders will own 30% of the fully diluted shares of the combined company at the closing of the Merger (the “Exchange Rate”). Each option, warrant, and right to purchase the Company common stock issued by the Company will become an option, warrant, or right to purchase shares of Brillian common stock at the Exchange Rate. The Merger, which is currently anticipated to close in the fourth calendar quarter of 2005, is subject to the approval of the

The Home and Personal Entertainment Business of
SYNTAX GROUPS CORPORATION
Notes to Financial Statements — (Continued)
stockholders of both Brillian and the Company and other customary closing conditions. In addition, Brillian is required to meet certain manufacturing thresholds as a condition to closing. The Merger is intended to qualify as a tax-free reorganization and has been approved by the boards of directors of both companies.
      Brillian and the Company have each agreed, subject to certain exceptions, to cause stockholder meetings to be held to consider approval of the Merger, and the boards of directors of both companies will recommend approval of the Merger to their stockholders. Brillian and the Company have also agreed not to (1) solicit proposals relating to the purchase of 20% or more of the assets or securities of their respective companies or any alternative business combination transaction, or (2) subject to specified exceptions, enter into discussions or negotiations concerning, or provide confidential information in connection with, such alternative transactions or business combinations. The Merger Agreement contains certain termination rights and provides that, upon termination of the Merger Agreement under specified circumstances, the terminating party may be required to pay the other party a termination fee of $3.5 million.
      In connection with the execution of the Merger Agreement, Brillian and certain stockholders of the Company have entered into a Voting and Lock-Up Agreement (the “Voting Agreement”) pursuant to which such stockholders have agreed (1) not to transfer any shares of the Company capital stock held by them pending the closing of the Merger, and (2) to vote all of their shares of the Company capital stock in favor of approval of the Merger.
      In addition, Brillian and certain stockholders of Brillian and the Company have entered into a Stockholders’ Voting Agreement (the “Stockholders’ Agreement”) pursuant to which such stockholders have agreed, effective as of the closing of the Merger, to vote their shares of Brillian common stock in favor of the election of certain individuals as directors of Brillian following the closing of the Merger and in favor of the recently completed financings by Brillian.
      In connection with entering into the Merger Agreement, Brillian has entered into employment agreements with a term of two years that will become effective upon the closing of the Merger with each of the following individuals, who are each currently officers of Brillian or the Company: Vincent F. Sollitto Jr., Wayne Pratt, James Li, Thomas Chow, Michael Chan and Robert Melcher. The terms and conditions of these agreements are substantially similar and include, among other things, non-competition provisions, confidentiality and invention assignment provisions, severance payments in certain circumstances, and payments upon a change in control of Brillian if the employee is terminated in connection with the change in control.
Employee Stock Option Plan
      On July 6, 2005, the Company approved its 2005 Stock Incentive, Deferred Stock and Restricted Stock Plan (“Plan”) that provides the granting of stock options to certain key employees. The total number of shares of common stock reserved and available for issuance under this Plan shall be 1,000,000 shares, such shares may consist of treasury stock or authorized but unissued shares. Options granted under the Plan are not to be less than 100% of the fair market value of the stock on the grant date, and shall not, in any event, be less than the par value of the stock. The option price per share of stock purchasable under a non-qualified stock option may be less than 100% of fair market value, but in no event less than 85% of such fair market value. If an employee owns or is deemed to own more than 10% of the combined voting power of all classes of stock of the Company and an incentive stock option is granted to such employee, the option price of such stock option shall be no less than 110% of the fair market value of the stock on the grant date.

Annex A
AGREEMENT AND PLAN OF REORGANIZATION
DATED AS OF JULY 12, 2005
AMONG
BRILLIAN CORPORATION,
SYNTAX GROUPS CORPORATION,
AND
BRMC CORPORATION

Page

9.3	Notices	A-25
9.4	Binding Nature of Agreement; No Assignment	A-26
9.5	Entire Agreement	A-26
9.6	Paragraph Headings	A-26
9.7	Gender	A-26
9.8	Survival of Representations and Warranties	A-26
9.9	Counterparts; Facsimile Signatures	A-26
EXHIBITS

A	Form of Agreement and Plan of Merger
B	Escrow and Indemnity Agreement
C	Form of Voting and Lock-Up Agreement
D	Employment Agreement with Vincent Sollitto
E	Employment Agreement with James Li
F	Employment Agreement with Wayne Pratt
G	Employment Agreement with Thomas Chow
H	Employment Agreement with Michael Chan
I	Employment Agreement with Robert Melcher
J	Stockholders’ Voting Agreement

AGREEMENT AND PLAN OF REORGANIZATION
      AGREEMENT AND PLAN OF REORGANIZATION dated as of July 12, 2005, among BRILLIAN CORPORATION, a Delaware corporation (“Brillian”); BRMC CORPORATION, a California corporation, which is a wholly owned subsidiary of Brillian (“BRMC”); and SYNTAX GROUPS CORPORATION, a California corporation (“Syntax”).
RECITALS
      A. WHEREAS the respective Boards of Directors of Brillian, BRMC, and Syntax have approved a transaction as a result of which Syntax would become a wholly owned subsidiary of Brillian on the terms and subject to the conditions set forth in this Agreement;
      B. WHEREAS the respective Boards of Directors of Brillian, BRMC, and Syntax have each approved the merger of BRMC with and into Syntax (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement; and
      C. WHEREAS Brillian, BRMC, and Syntax desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and also to prescribe various conditions to the Merger.
AGREEMENT
      NOW, THEREFORE, the parties hereto hereby approve and adopt this Agreement as a Plan of Reorganization and do mutually covenant and agree as follows:
SECTION 1.
MERGER OF BRMC AND SYNTAX
      1.1     Merger. On the Effective Date (as that term is hereinafter defined), BRMC shall be merged with and into Syntax, which shall be the surviving corporation, pursuant to the Agreement and Plan of Merger attached as Exhibit A hereto (the “Plan of Merger”).
      1.2     Effect of the Merger. Upon the Merger becoming effective, the separate existence of BRMC shall cease, and Syntax shall succeed to and possess all the properties, rights, privileges, powers, franchises, and immunities, of a public as well as of a private nature, and be subject to all the debts, liabilities, obligations, restrictions, disabilities, and duties of BRMC, all without further act or deed, as provided in Section 1107 of the California General Corporation Law.
      1.3     Name of the Syntax. On the Effective Date, the name of Syntax shall be unchanged as a result of the Merger.
      1.4     Articles of Incorporation and Bylaws. The Articles of Incorporation and the Bylaws of Syntax on the Effective Date shall be unchanged as a result of the Merger.
      1.5     Directors. The directors of Syntax immediately after the Effective Date shall be determined by the Board of Directors of Brillian after the Effective Date as contemplated by this Agreement until their resignation or removal or until their respective successors are duly elected and qualified.
      1.6     Officers. The officers of Syntax immediately after the Effective Date shall be determined by the Board of Directors of Syntax on the Effective Date until their resignation or removal or until their respective successors are duly elected and qualified.
      1.7     Status and Conversion of Securities.
      (a) Conversion of Syntax Stock into Brillian Stock. Upon the Merger becoming effective, the shares of Common Stock of Syntax (“Syntax Common Stock”) issued and outstanding on the Effective Date, by reason of the Merger and without any action on the part of the holders thereof, shall be converted into shares of Brillian Common Stock, par value $.001 (“Brillian Common Stock”), on the basis that the shareholders of Syntax will own 70% and the stockholders of Brillian will own 30% of the issued and outstanding common stock of Brillian on a fully diluted basis assuming that all options, warrants, and convertible securities were exercised or converted in accordance with their terms as of the Effective Date, except that any shares of Syntax Common Stock owned by Brillian or held in the treasury of Syntax shall be cancelled and all rights in respect thereof shall cease to exist and no cash or securities or other property shall be issued in respect thereof.
      (b) Fractional Shares. No fractional shares of Brillian Common Stock shall be issued. Each former shareholder of Syntax other than Brillian (“Syntax Shareholder”) shall receive only the number of whole shares of Brillian Common Stock to which such Syntax Shareholder is entitled.
      (c) Exchange of Certificates. After the Effective Date but subject to the Escrow and Indemnity Agreement attached as Exhibit B hereto, each holder other than Brillian of an outstanding certificate or certificates theretofore representing shares of Syntax Common Stock (“Syntax Stock Certificates”), upon surrender thereof to such bank, trust company, or other person, including Brillian, as shall be designated by Brillian (“Exchange Agent”), shall be entitled to receive in exchange therefor a certificate or certificates representing the number of whole shares of Brillian Common Stock into which the shares of Syntax Common Stock theretofore represented by such surrendered certificate or certificates shall have been converted (the “Merger Consideration”). Until so surrendered, each outstanding certificate theretofore representing shares of Syntax Common Stock shall be deemed for all purposes, other than the payment of dividends or other distributions, if any, in respect of Brillian Common Stock, to represent the number of whole shares of Brillian Common Stock into which the shares of Syntax Common Stock theretofore represented thereby shall have been converted. No dividend or other distribution, if any, payable to holders of shares of Brillian Common Stock shall be paid to the holders of certificates theretofore representing shares of Syntax Common Stock; provided, however, that upon surrender and exchange of such Syntax Stock Certificates, there shall be paid to the record holders of the stock certificate or certificates issued in exchange therefor, the amount, without interest thereon, of dividends and other distributions, if any, which theretofore but subsequent to the Effective Date have been declared and become payable with respect to the number of whole shares of Brillian Common Stock into which the shares of Syntax Common Stock theretofore represented thereby shall have been converted.
      (d) Conversion of BRMC Capital Stock. As of the Effective Date, each share of common stock of BRMC, par value $.001, shall be converted into one newly issued share of Syntax Common Stock.
      (e) Rights To Purchase Syntax Common Stock. The outstanding options, warrant, and rights to purchase Syntax Common Stock (collectively, “Syntax Stock Option”) shall be substituted for and become, on the Effective Date, options to purchase from Brillian shares of Brillian Common Stock with the number of shares to be purchased and the exercise price appropriately calculated in accordance with Section 1.7 so that each option, warrant, or rights shall become exercisable for or convertible into that number of shares of Brillian Common Stock that it would have received had it been exercised or converted immediately prior to the Effective Date.
      (f) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Syntax Common Stock issued and outstanding immediately prior the Effective Date and held by any Syntax Shareholder that did not vote in favor of the Merger and that complies with Section 1300 of the California General Corporation Law (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, but, instead, shall be converted into the right to receive such consideration as may be determined to be due such Syntax Shareholder pursuant to the California General Corporation Law. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s rights to appraisal under the California General Corporation Law, that holder’s shares of Syntax Common Stock shall thereupon be converted into the right to receive, as of the Effective Date, the Merger Consideration without any interest. Syntax shall give Brillian (i) prompt notice of any written demands for appraisal of any shares of Syntax Common Stock, attempted withdrawals of such demands, and any other instruments served pursuant to the California General Corporation Law and received by Syntax relating to shareholders’ rights of appraisal and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the California General Corporation Law. Syntax shall not, except with the prior written consent of Brillian, voluntarily make any payment with respect to any demands for appraisal of capital stock of Syntax, offer to settle, or settle any demands, or approve any withdrawal of any such demands.
      1.8     Brillian to Make Shares Available. By the Effective Date, Brillian shall make available, by transferring to BRMC or by transferring directly to the Exchange Agent, if any, for the benefit of the Syntax Shareholders, such number of shares of Brillian Common Stock as shall be required for conversion in accordance with this Agreement.
      1.9     Further Documents. From time to time, on and after the Effective Date, as and when requested by Brillian, the appropriate officers and directors of Syntax as of the Effective Date shall, for and on behalf of and in the name of Syntax or otherwise, execute and deliver all such deeds, bills of sale, assignments, and other instruments and shall take or cause to be taken such further or other actions as Brillian may deem reasonably necessary or desirable in order to confirm of record or otherwise to Brillian or Syntax title to and possession of all of the properties, rights, privileges, powers, franchises, and immunities of Syntax and otherwise to carry out fully the provisions and purposes of this Agreement.
      1.10     Effective Date. The Merger shall become effective on such date (the “Effective Date”) as of which all applicable legal requirements have been fulfilled to consummate the Merger. The parties shall use their best efforts to consummate the Merger at the earliest practicable date following the meetings of their respective stockholders and the satisfaction of all conditions precedent that shall not have been waived.
      1.11     Corporate Name Change. As soon as practicable on or after the Effective Date, the corporate name of Brillian shall be changed to “Syntax-Brillian Corporation.”
      1.12     Internal Revenue Code. The parties hereto intend that the transactions contemplated by this Agreement shall qualify as a reorganization under Section 368(a)(2)(E) of the Internal Revenue Code, and each party hereto will take all necessary and appropriate actions in order to accomplish such intent. This Agreement constitutes a “Plan of Reorganization” as required by Treasury Regulation Section 1.368-3(a) and has been duly adopted by each party hereto as such.
SECTION 2.
STOCKHOLDER APPROVALS; PROXY AND REGISTRATION FILINGS
      2.1     Stockholder Approvals. Meetings of the stockholders of Brillian, BRMC, and Syntax shall be held in accordance with the laws of their respective states of incorporation, on or before October 31, 2005 (or such other date or dates as may be approved by their Boards of Directors), in each case, among other things, to consider and act upon the adoption of this Agreement (except, in the case of BRMC, the adoption of this Agreement may be consented to in writing by Brillian, as the sole stockholder of BRMC, on or before that date), provided that the meeting may be delayed by any party to a date not more than 60 days following the availability of audited financial statements of Syntax for the fiscal year of Syntax ending June 30, 2005 (the “Syntax 2005 Financial Statements”).
      2.2     Proxy and Registration Statements.
      (a) Preparation of Proxy Statement. Brillian shall prepare and file with the Securities and Exchange Commission (the “SEC”) a proxy statement (the “Proxy Statement”) and related proxy material to be used in connection with the meeting of stockholders of Brillian referred to in Section 2.1.
      (b) Preparation of Registration Statement. Brillian shall prepare a registration statement, including a form of prospectus, and one or more amendments thereto, on Form S-4 or other appropriate form covering the shares of Brillian Common Stock into which the outstanding shares of Snytax Common Stock are to be converted as set forth in Section 1.7 of this Agreement and shall use its best efforts to cause the registration statement to become effective prior to September 15, 2005 or as soon as practicable thereafter depending on the availability of the Syntax 2005 Financial Statements. Brillian shall deliver to Syntax copies of the registration statement and each amendment thereto filed or proposed to be filed (and of each related preliminary prospectus). The registration statement and the prospectus, as amended at the time the registration statement becomes effective, are herein called the “Registration Statement” and the “Prospectus.” Brillian shall advise Syntax and shall confirm in writing (i) when the Registration Statement or any post-effective amendment thereto shall have become effective and when any amendment of or supplement to the Prospectus is filed with the SEC, (ii) when the SEC shall make a request or suggestion for any amendment to the Registration Statement or the Prospectus or for additional information and the nature and substance thereof, and (iii) of the issuance by the SEC of a stop order suspending the effectiveness of the Registration Statement, and shall use its best efforts to prevent the issuance of a stop order and, if such order shall be issued, to obtain the withdrawal thereof at the earliest possible time. Brillian represents and warrants to Syntax that the Registration Statement and the Prospectus (including the information therein provided by Brillian but not including information therein provided by Syntax) and any other amendments and supplements thereto, will, when they become effective, conform in all material respects to the requirements of the Securities Act of 1933 and the rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that Brillian makes no representation or warranty as to statements or omissions therein relating to Syntax.
      (c) Information Respecting Brillian and BRMC. Brillian shall furnish for inclusion in the Proxy Statement and the Registration Statement such information about Brillian and BRMC as may reasonably be necessary. Brillian represents and warrants that the information so supplied, as it may be revised from time to time by Brillian or BRMC, will not contain any statement that, as of the time the Proxy Statement and Prospectus are distributed and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or that omits to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading.
      (d) Information Respecting Syntax. Syntax shall furnish for inclusion in the Proxy Statement and the Registration Statement such information about Syntax as may reasonably be necessary. Syntax represents and warrants that the information so supplied, as it may be revised from time to time by Syntax, will not contain any statement that, as of the time the Proxy Statement and Prospectus are distributed and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or that omits to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading.
      (e) Amendments to Proxy Statement and Registration Statement. If, at any time prior to the meeting of Brillian Stockholders, it shall be necessary to amend or supplement the Registration Statement or the Proxy Statement to correct any statement or omission with respect to Brillian, BRMC, or Syntax, in order to comply with any applicable legal requirements, Brillian, BRMC, or Syntax, as the case may be, shall supply the necessary information to the others. To the extent necessary to comply with applicable legal requirements, Brillian shall amend or supplement the Registration Statement.
SECTION 3.
REPRESENTATIONS AND WARRANTIES
      3.1     Representations and Warranties of Syntax. Except as otherwise set forth in or reflected by items included in the Syntax Disclosure Schedule heretofore delivered by Syntax to Brillian, Syntax represents and warrants to Brillian as follows:

(a) Due Incorporation, Good Standing, and Qualification. Each of Syntax and its subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation with the requisite corporate power and authority to own, operate, and lease its properties and to carry on its business as now being conducted. Neither Syntax nor any subsidiary of Syntax is subject to any material disability by reason of the failure to be duly qualified as a foreign corporation for the transaction of business or to be in good standing under the laws of any jurisdiction. Syntax has heretofore delivered to Brillian a list setting forth, as of the date of this Agreement, each jurisdiction in which Syntax or any subsidiary of Syntax is qualified to do business. (As used in this Agreement with reference to Syntax, the term “subsidiaries” shall include all direct or indirect subsidiaries of Syntax.)

(b) Corporate Authority. Syntax has the corporate power and authority to enter into this Agreement and, subject to the requisite approval of the Syntax Shareholders, to carry out the transactions contemplated hereby. The Board of Directors of Syntax has duly authorized the execution, delivery, and performance of this Agreement. No other corporate proceedings on the part of Syntax or its subsidiaries are necessary to authorize the execution and delivery by Syntax of this Agreement or the consummation by Syntax of the transactions contemplated hereby. This Agreement has been duly executed and delivered by, and constitutes a legal, valid, and binding agreement of, Syntax, enforceable against Syntax in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors’ rights, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

(c) Capital Stock. As of the date hereof, Syntax has authorized 50,000,000 shares of Common Stock of which 21,476,316 shares are issued and outstanding. As of such date, 996,250 shares of Syntax Common Stock are reserved for issuance upon the exercise of outstanding Syntax Stock Options, and 833,333 shares of Syntax Common Stock are reserved for issuance pursuant to a pending share subscription agreement. All of the issued and outstanding shares of capital stock of Syntax and of each of its subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable, and are free of preemptive rights.

(d) Options, Warrants, and Rights. Neither Syntax nor any subsidiary of Syntax has outstanding any options, warrants, or other rights to purchase, or convert any obligation into, any shares of its capital stock, other than those referred to in Section 3.1(c).

(e) Subsidiaries. Syntax has delivered to Brillian a list setting forth as of the date of this Agreement (i) the name, jurisdiction of incorporation, and list of shareholders of each subsidiary of Syntax, and (ii) the name and a description of every other person, corporation, partnership, joint venture, or other business association in which Syntax directly or indirectly owns a material interest. The outstanding shares of capital stock of the subsidiaries of Syntax owned by Syntax or any of its subsidiaries are owned free and clear of all claims, liens, charges, and encumbrances.

(f) Financial Statements. The Consolidated Balance Sheets of Syntax and subsidiaries as of June 30, 2003 and June 30, 2004, and the Consolidated Statements of Operations and Cash Flows of Syntax and subsidiaries for the period from April 21, 2003 (inception) to June 30, 2003 and the year ended June 30, 2004, and all related schedules and notes to the foregoing, have been certified by Grobstein, Horwath & Company LLP, registered independent public accountants, and the Consolidated Balance Sheet of Syntax and subsidiaries as of December 31, 2004, and the Consolidated Statements of Operations and Cash Flows of Syntax and subsidiaries for the six months ended December 31, 2004, and all related schedules and notes to the foregoing, have been prepared by Syntax without audit from the books and records of Syntax. All of the foregoing financial statements have been prepared in accordance with generally accepted accounting principles, which were applied on a consistent basis, and fairly present, in all material respects, the financial position, results of operations, and changes in financial position of Syntax and subsidiaries as of their respective dates and for the periods indicated except that the financial statements as of December 31, 2004 and for the six-month period then ended do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements and are subject to normal year-end adjustments, none of which are material and which constitute only normal recurring adjustments necessary to present fairly the financial position, results of operations and cash flows for the period. Neither Syntax nor any subsidiary of Syntax has any material liabilities or obligations of a type that would be included in a balance sheet prepared in accordance with generally accepted accounting principles, whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except as and to the extent disclosed or reflected in the Consolidated Balance Sheet of Syntax and subsidiaries as of December 31, 2004 (“Syntax Base Balance Sheet”), or incurred since the date of the Syntax Base Balance Sheet in the ordinary course of business.

(g) No Material Change. Since December 31, 2004, there has not been and there is not threatened (i) any material adverse change in the financial condition, business, properties, assets, or results of operations of Syntax and its subsidiaries taken as a whole; (ii) any loss or damage (whether or not covered by insurance) to any of the assets or properties of Syntax or any subsidiary of Syntax that materially affects or impairs its ability to conduct its businesses; (iii) any event or condition of any character that has materially and adversely affected the business or prospects (financial or otherwise) of Syntax and its subsidiaries taken as a whole; or (iv) any mortgage or pledge of any material amount of the assets or properties of Syntax or any subsidiary of Syntax, or any indebtedness incurred by Syntax or any subsidiary of Syntax, other than indebtedness, not material in the aggregate, incurred in the ordinary course of business.

(h) Title to Properties. Each of Syntax and its subsidiaries has good and marketable title to all of its real and personal properties, including all properties reflected in the Syntax Base Balance Sheet, or acquired subsequent to the date of the Syntax Base Balance Sheet, except properties disposed of subsequent to that date in the ordinary course of business. Such assets and properties are not subject to any mortgage, pledge, lien, claim, encumbrance, charge, security interest, title retention, or other security arrangement, except for liens for the payment of federal, state, or other taxes, the payment of which is neither delinquent nor subject to penalties, and except for other liens and encumbrances incidental to the conduct of the business of Syntax and its subsidiaries or the ownership of their assets or properties that were not incurred in connection with the borrowing of money or the obtaining of advances, and that do not in the aggregate materially detract from the value of the assets or properties of Syntax and its subsidiaries taken as a whole or materially impair the use thereof in the operation of their respective businesses, except in each case as disclosed in the Syntax Base Balance Sheet. All leases pursuant to which Syntax or any subsidiary of Syntax leases any substantial amount of real or personal property are valid and effective in accordance with their respective terms.

(i) Condition of Assets and Properties. The buildings, equipment, machinery, and all other tangible personal assets and properties presently used in, or necessary for the operation of, the business of Syntax or its subsidiaries do not require any repairs other than normal maintenance and are in good operating condition and in a state of reasonable maintenance and repair.

(j) Litigation. There are no actions, suits, proceedings, or other litigation pending or, to the knowledge of Syntax, threatened against Syntax or any of its subsidiaries, at law or in equity, or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality that, if determined adversely to Syntax or its subsidiaries, would individually or in the aggregate have a material adverse effect on the business, assets, properties, or operations, or on the condition, financial or otherwise, of Syntax and its subsidiaries, taken as a whole.

(k) Licenses and Permits. Neither Syntax nor any subsidiary of Syntax is subject to any material disability or liability by reason of its failure to possess any license, permit, franchise, certificate, consent, approval, or authorization. Each of Syntax and its subsidiaries has all licenses, permits, franchises, certificates, consents, approvals, and authorizations of whatever kind and type, governmental or private, necessary for the business conducted by it and the ownership or use of all assets and properties and the premises occupied by it.

(l) Intellectual Property. Neither Syntax nor any subsidiary of Syntax is subject to any material disability or liability by reason of its failure to possess any patent, trademark, trademark right, trade name, trade name right, or license.

(m) No Violation. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate or result in a breach by Syntax or any subsidiary of Syntax of, or constitute a default under, or conflict with, or cause any acceleration of any obligation with respect to (i) any provision or restriction of any charter, bylaw, shareholders’ agreement, operating agreement, voting trust, proxy, or other similar agreement; (ii) any loan agreement, indenture, lease, or mortgage of Syntax or any subsidiary of Syntax; (iii) any provision or restriction of any lien, lease agreement, contract, or instrument to which Syntax or any subsidiary of Syntax is a party or by which any of them is bound; or (iv) any order, judgment, award, decree, law, rule, ordinance, or regulation or any other restriction of any kind or character to which any assets or properties of Syntax or any subsidiary of Syntax is subject or by which Syntax or any subsidiary of Syntax is bound. Neither the execution and delivery by Syntax of this Agreement or any of the other agreements contemplated hereby, nor the consummation of the transactions contemplated hereby or thereby, will result in the creation of any lien, claim, right, charge, encumbrance or security interest of any nature or type whatsoever with respect to any of the stock of any of Syntax’s subsidiaries or any of the assets of Syntax.

(n) Taxes. Each of Syntax and its subsidiaries has filed all material federal, state, foreign, local, and any other applicable tax returns and reports required to be filed and has paid in full or adequately reserved for all taxes and assessments shown due thereon (together with all interest, penalties, assessments, and deficiencies assessed in connection therewith due through the date hereof). All such tax returns are complete and accurate in all material respects, and Syntax has paid or made provision for the payment of all taxes that have been incurred or are due or claimed to be due from Syntax or any of its subsidiaries by federal, state, or local taxing authorities for all periods ending on or before the date hereof, other than taxes or other charges that are not delinquent or are being contested in good faith and have not been finally determined. The amounts set up as reserves for taxes on the books of Syntax and its subsidiaries are sufficient in the aggregate for the payment of all unpaid taxes (including any interest or penalties thereon), whether or not disputed, accrued, or applicable. No claims for taxes or assessments are being asserted or threatened against Syntax or any of its subsidiaries.

(o) Accounts Receivable. Each account receivable of Syntax or any subsidiary of Syntax has been acquired in the ordinary course of business, is valid and enforceable, subject to no known defenses, setoffs, or counterclaims, except to the extent of the reserve reflected in the books of Syntax and its subsidiaries or in such other amount that is not material in the aggregate.

(p) Contracts. Except in the case of clauses (v) and (vi) of this paragraph for purchase orders in the ordinary course of business for the purchase or sale of goods, neither Syntax nor any subsidiary of Syntax is a party to (i) any plan or contract providing for bonuses, pensions, options, stock purchases, deferred compensation, retirement payments, or profit sharing (other than profit sharing or bonus arrangements with officers and key personnel of subsidiaries); (ii) any collective bargaining or other contract or agreement with any labor union; (iii) any lease, installment purchase agreement, or other contract with respect to any real or personal property used or proposed to be used in its operations, except, in each case, items included within aggregate amounts disclosed in the Syntax Base Balance Sheet; (iv) any employment agreement or other similar arrangement not terminable upon 90 days or less notice without penalty to it; (v) any contract or agreement for the purchase of any commodity, material, fixed asset, or equipment in excess of $100,000; (vi) any contract or agreement creating an obligation of $100,000 or more; (vii) any contract or agreement that by its terms does not terminate or is not terminable without penalty to it within one year after the date hereof; (viii) any loan agreement, indenture, promissory note, conditional sales agreement, or other similar type of arrangement; or (ix) any material license agreement. All contracts, agreements, and other arrangements to which Syntax or any subsidiary of Syntax is a party are valid and enforceable in accordance with their terms; Syntax, its subsidiaries, and all other parties to each of the foregoing have performed, in all material respects, all obligations required to be performed to date; neither Syntax, nor any subsidiary of Syntax, nor any such other party, is in default or in arrears under the terms of any of the foregoing; and no condition exists or event has occurred that, with the giving of notice or lapse of time or both, would constitute a default under any of them.

(q) Compliance with Law and Other Regulations. Each of Syntax and its subsidiaries is in compliance in all material respects with all requirements of federal, state, and local law and all requirements of all governmental bodies and agencies having jurisdiction over it, the conduct of its business, the use of its assets and properties, and all premises occupied by it unless such noncompliance would not have a material adverse effect on Syntax and its subsidiaries taken as a whole. Without limiting the foregoing, each of Syntax and its subsidiaries has properly filed all reports, paid all monies, and obtained all licenses, permits, certificates, and authorizations needed or required for the conduct of its business and the use of its assets and properties and the premises occupied by it in connection therewith and is in compliance in all material respects with all conditions, restrictions, and provisions of all of the foregoing. Neither Syntax nor any subsidiary of Syntax has received any notice from any federal, state, or local authority or any insurance or inspection body that any of its assets, properties, facilities, equipment, or business procedures or practices fails to comply with any applicable law, ordinance, regulation, building or zoning law, or requirement of any public authority or body. Neither Syntax nor any subsidiary of Syntax is subject to or has been threatened with any material fine, penalty, liability, or disability as the result of its failure to comply with any requirement of federal, state, local, or foreign law or regulation (including those relating to the employment of labor or environmental matters) or any requirement of any governmental body or agency having jurisdiction over it, the conduct of its business, the use of its assets and properties, or any premises occupied by it.

(r) Labor Matters. Each of Syntax and its subsidiaries has complied with all applicable federal, state, and local laws relating to the employment of labor, including, without limitation, the provisions thereof relative to wages, hours, collective bargaining, working conditions, and payment of taxes of any kind, and neither Syntax nor any subsidiary of Syntax is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing or has any obligations for any vacation, sick leave, or other compensatory time except in the ordinary course of business consistent with past periods. Neither Syntax nor any subsidiary of Syntax is a party to any collective bargaining or other contract or agreement with any labor union, and there is no request for union representation pending or threatened against Syntax or any subsidiary of Syntax. There is not pending or threatened any (i) labor dispute, grievance, strike, or work stoppage involving any of the employees of Syntax or any subsidiary of Syntax, (ii) charge or complaint against or involving any employees of Syntax or any subsidiary of Syntax by the National Labor Relations Board, the Department of Labor, the Occupational Health and Safety Administration, or any similar federal, state, or local board or agency, or (iii) unfair employment or labor practice charges by or on behalf of any employee of Syntax or any subsidiary of Syntax.

(s) Insurance. Each of Syntax and its subsidiaries maintains in full force and effect insurance coverage on its assets, properties, premises, operations, and personnel in such amounts and against such risks and losses as are adequate and customary for the businesses engaged in by it.

(t) Minute Books. The minute books of Syntax and each of its subsidiaries accurately record, in all material respects, the actions taken by its shareholders and directors.

(u) Accuracy of Statements. Neither this Agreement nor any statement, list, certificate, or other information furnished or to be furnished by Syntax to Brillian or BRMC in connection with this Agreement or any of the transactions contemplated hereby contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of circumstances in which they are made, not misleading.

      3.2     Representations and Warranties of Brillian and BRMC. Except as otherwise set forth in or reflected by items included in the Brillian Disclosure Schedule heretofore delivered by Brillian to Syntax, except as disclosed in any document heretofore filed by Brillian with the SEC, Brillian and BRMC jointly and severally represent and warrant to Syntax as follows:

(a) Due Incorporation, Good Standing and Qualification. Brillian is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware with the requisite corporate power and authority to own, operate, and lease its properties and to carry on its business as now being conducted. Brillian is not subject to any material disability by reason of the failure to be duly qualified as a foreign corporation for the transaction of business or to be in good standing under the laws of any jurisdiction. Brillian has heretofore delivered to Syntax a list setting forth, as of the date of this Agreement, each jurisdiction in which Brillian or BRMC is qualified to do business. BRMC is a wholly owned subsidiary of Brillian and, apart from matters arising under this Agreement, has no significant assets, liabilities, or business, except for its right under this Agreement to obtain from Brillian the shares of Brillian Common Stock to be delivered on its behalf to the Syntax Shareholders under this Agreement. (As used in this Agreement with reference to Brillian, the term “subsidiaries” shall include BRMC but not Syntax and all direct and indirect subsidiaries of Syntax. No warranty relating to Brillian, Brillian’s consolidated financial position, or Brillian shall be deemed to be breached as a result of any circumstances that would constitute a breach of warranty by Syntax.)

(b) Corporate Authority. Brillian and BRMC have the corporate power and authority (subject to any requisite approval of the Brillian Stockholders) to carry out the transactions contemplated hereby. The Boards of Directors of Brillian and BRMC have duly authorized the execution, delivery, and performance of this Agreement. No other corporate proceedings on the part of Brillian or BRMC are necessary to authorize the execution and delivery by them of this Agreement or the consummation by them of the transactions contemplated hereby. This Agreement has been duly executed and delivered by, and constitutes a legal, valid, and binding agreement of, Brillian and BRMC, enforceable against them in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors’ rights, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

(c) Capital Stock. As of the date hereof, Brillian has an authorized capital stock consisting of 10,000,000 shares of Preferred Stock, $.001 par value, of which none are issued and outstanding, and 60,000,000 shares of Common Stock, $.001 par value, of which 7,108,837 are issued and outstanding. As of such date, 1,596,770 shares of Brillian Common Stock are reserved for issuance upon the exercise of outstanding Brillian Stock Options, 3,172,896 shares of Brillian Common Stock are reserved for issuance upon the exercise of outstanding Brillian warrants, and 3,493,498 shares of Brillian Common Stock are reserved for issuance upon the conversion of Convertible Debentures. All of the issued and outstanding shares of capital stock of Brillian have been validly authorized, duly issued, and are fully paid and nonassessable.

(d) Options, Warrants and Rights. Brillian has no outstanding any options, warrants, or other rights to purchase, or convert any obligation into, any shares of its capital stock, other than those referred to in Section 3.2(c).

(e) Subsidiaries. BRMC is the only subsidiary of Brillian.

(f) Financial Statements. The Balance Sheets of Brillian as of December 31, 2003 and December 31, 2004, and the Consolidated Statements of Operations, Stockholders’ Equity, and Cash Flows of Brillian for the three years ended December 31, 2004, and all related schedules and notes to the foregoing, have been certified by Deloitte & Touche LLP, registered independent public accountants, and the Balance Sheet of Brillian as of March 31, 2005 and the Statements of Operations and Cash Flows for the three months ended March 31, 2005, and all related schedules and notes to the foregoing, have been prepared by Brillian without audit from the books and records of Brillian. All of the foregoing financial statements have been prepared in accordance with generally accepted accounting principles, which were applied on a consistent basis, and fairly present, in all material respects, the financial position, results of operations, and changes of financial position of Brillian as of their respective dates and for the periods indicated except that the financial statements as of March 31, 2005 and for the three-month period then ended do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements and are subject to normal year-end adjustments, none of which are material and which constitute only normal recurring adjustments necessary to present fairly the financial position, results of operations and cash flows of the period. Brillian has no material liabilities or obligations of a type that would be included in a balance sheet prepared in accordance with generally accepted accounting principles, whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated or otherwise, except as and to the extent disclosed or reflected in the Balance Sheet of Brillian as of March 31, 2005 (“Brillian Base Balance Sheet”), or incurred since the date of Brillian Base Balance Sheet in the ordinary course of business.

(g) No Material Change. Since March 31, 2005, there has not been and there is not threatened (i) any material adverse change in the financial condition, business, properties, assets or results of operations of Brillian; (ii) any loss or damage (whether or not covered by insurance) to any of the assets or properties of Brillian that materially affects or impairs its ability to conduct its business; (iii) any event or condition of any character that has materially and adversely affected the business or prospects (financial or otherwise) of Brillian; or (iv) any mortgage or pledge of any material amount of the assets or properties of Brillian, or any indebtedness incurred by Brillian, other than indebtedness, not material in the aggregate, incurred in the ordinary course of business.

(h) Title to Properties. Brillian has good and marketable title to all of its real and personal properties, including all properties reflected in the Brillian Base Balance Sheet, or acquired subsequent to the date of the Brillian Base Balance Sheet, except property disposed of subsequent to that date in the ordinary course of business. Such assets and properties are not subject to any mortgage, pledge, lien, claim, encumbrance, charge, security interest, title retention, or other security arrangement, except for liens for the payment of federal, state, or other taxes, the payment of which is neither delinquent nor subject to penalties, and except for other liens and encumbrances incidental to the conduct of the business of Brillian or the ownership of its assets or properties that were not incurred in connection with the borrowing of money or the obtaining of advances, and that do not in the aggregate materially detract from the value of the assets or properties of Brillian or materially impair the use thereof in the operation of its business, except in each case as disclosed in the Brillian Base Balance Sheet. All leases pursuant to which Brillian leases any substantial amount of real or personal property are valid and effective in accordance with their respective terms.

(i) Condition of Assets and Properties. The buildings, equipment, machinery, and all other tangible personal assets and properties presently used in, or necessary for the operation of, the business of Brillian, do not require any repairs other than normal maintenance and are in good operating condition and in a state of reasonable maintenance and repair.

(j) Litigation. There are no actions, suits, proceedings, or other litigation pending or, to the knowledge of Brillian, threatened against Brillian, at law or in equity, or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality that, if determined adversely to Brillian, would individually or in the aggregate have a material adverse effect on the business, assets, properties, or operations, or on the condition, financial or otherwise, of Brillian.

(k) Licenses and Permits. Brillian is not subject to any material disability or liability by reason of its failure to possess any license, permit, franchise, certificate, consent, approval, or authorization. Brillian has all licenses, permits, franchises, certificates, consents, approvals, and authorizations of whatever kind and type, governmental or private, necessary for the business conducted by it and the ownership or use of all assets and properties and the premises occupied by it.

(l) Intellectual Property. Brillian is not subject to any material disability or liability by reason of its failure to possess any patent, trademark, trademark right, trade name, trade name right, or license.

(m) No Violation. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate or result in a breach by Brillian of, or constitute a default under, or conflict with, or cause any acceleration of any obligation with respect to (i) any provision or restriction of any charter, bylaw, stockholders’ agreement, operating agreement, voting trust, proxy, or other similar agreement; (ii) any loan agreement, indenture, lease, or mortgage of Brillian; (iii) any provision or restriction of any lien, lease agreement, dealer agreement, contract, or instrument to which Brillian is a party or by which it is bound; or (iv) any order, judgment, award, decree, law, rule, ordinance, or regulation or any other restriction of any kind or character to which any assets or properties Brillian is subject or by which Brillian is bound. Neither the execution and delivery by Brillian of this Agreement or any of the other agreements contemplated hereby, nor the consummation of the transactions contemplated hereby or thereby, will result in the creation of any lien, claim, right, charge, encumbrance or security interest of any nature or type whatsoever with respect to any of the stock of Brillian or any of the assets of Brillian.

(n) Taxes. Brillian has filed all material federal, state, foreign, local, and any other applicable tax returns and reports required to be filed and has paid in full or adequately reserved for all taxes shown due thereon (together with all interest, penalties, assessments, and deficiencies assessed in connection therewith due through the date hereof). All such tax returns are complete and accurate in all material respects, and Brillian has paid or made provision for the payment of all taxes that have been incurred or are due or claimed to be due from Brillian by federal, state, or local taxing authorities for all periods ending on or before the date hereof, other than taxes or other charges that are not delinquent or are being contested in good faith and have not been finally determined. The amounts set up as reserves for taxes on the books of Brillian are sufficient in the aggregate for the payment of all unpaid taxes (including any interest or penalties thereon), whether or not disputed, accrued, or applicable. No claims for taxes or assessments are being asserted or threatened against Brillian.

(o) Accounts Receivable. Each account receivable of Brillian has been acquired in the ordinary course of business, is valid and enforceable, subject to no known defenses, setoffs, or counterclaims, except to the extent of the reserve reflected in the books of Brillian or in such other amount that is not material in the aggregate.

(p) Contracts. Except in the case of clauses (v) and (vi) of this paragraph for purchase orders in the ordinary course of business for the purchase or sale of goods, Brillian is not a party to (i) any plan or contract providing for bonuses, pensions, options, stock purchases, deferred compensation, retirement payments, or profit sharing (other than profit sharing or bonus arrangements with officers and key personnel of subsidiaries); (ii) any collective bargaining or other contract or agreement with any labor union; (iii) any lease, installment purchase agreement or other contract with respect to any real or personal property used or proposed to be used in its operations, except, in each case, items included within aggregate amounts disclosed in the Brillian Base Balance Sheet; (iv) any employment agreement or other similar arrangement not terminable upon 90 days or less notice without penalty to it; (v) any contract or agreement for the purchase of any commodity, material, fixed asset, or equipment in excess of $100,000; (vi) any contract or agreement creating an obligation of $100,000 or more; (vii) any contract or agreement that by its terms does not terminate or is not terminable without penalty to it within one year after the date hereof; (viii) any loan agreement, indenture, promissory note, conditional sales agreement, or other similar type of arrangement; or (ix) any material license agreement. All contracts, agreements, and other arrangements to which Brillian is a party are valid and enforceable in accordance with their terms; Brillian and all other parties to each of the foregoing have performed, in all material respects, all obligations required to be performed to date; neither Brillian, nor any such other party is in default or in arrears under the terms of any of the foregoing; and no condition exists or event has occurred that, with the giving of notice or lapse of time or both, would constitute a default under any of them.

(q) Compliance with Law and Other Regulations. Brillian is in compliance in all material respects with all requirements of federal, state, and local law and all requirements of all governmental bodies and agencies having jurisdiction over it, the conduct of its business, the use of its assets and properties, and all premises occupied by it unless such noncompliance would not have a material adverse effect on Brillian. Without limiting the foregoing, Brillian has properly filed all reports, paid all monies, and obtained all licenses, permits, certificates, and authorizations needed or required for the conduct of its business and the use of its assets and properties and the premises occupied by it in connection therewith and is in compliance in all material respects with all conditions, restrictions, and provisions of all of the foregoing. Brillian has not received any notice from any federal, state, or local authority or any insurance or inspection body that any of its assets, properties, facilities, equipment, or business procedures or practices fails to comply with any applicable law, ordinance, regulation, building or zoning law, or requirement of any public authority or body. Brillian is not subject to and has not been threatened with any material fine, penalty, or disability as the result of its failure to comply with any requirements of federal, state, local, or foreign law or regulation (including those relating to the employment of labor or environmental matters) or any requirement of any governmental body or agency having jurisdiction over it, the conduct of its business, the use of its assets and properties, or any premises occupied by it.

(r) Labor Matters. Brillian has complied with all applicable federal, state, and local laws relating to the employment of labor, including, without limitation, the provisions thereof relative to wages, hours, collective bargaining, working conditions, and payment of taxes of any kind, and Brillian is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing or has any obligations for any vacation, sick leave, or other compensatory time except in the ordinary course of business consistent with past periods. Brillian is not a party to any collective bargaining or other contract or agreement with any labor union, and there is no request for union representation pending or threatened against Brillian. There is not pending or threatened any (i) labor dispute, grievance, strike, or work stoppage involving any of the employees of Brillian, (ii) charge or complaint against or involving any employees of Brillian by the National Labor Relations Board, the Department of Labor, the Occupational Health and Safety Administration, or any similar federal, state, or local board or agency, or (iii) unfair employment or labor practice charges by or on behalf of any employee of Brillian.

(s) Insurance. Brillian maintains in full force and effect insurance coverage on its assets, properties, premises, operations, and personnel in such amounts and against such risks and losses as are adequate and customary for the business engaged in by it.

(t) Minute Books. The minute books of Brillian accurately record, in all material respects, the actions taken by its stockholders and directors.

(u) SEC Reports. Brillian’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the SEC and all subsequent reports and proxy statements filed by Brillian thereafter pursuant to Section 13(a) or 14(a) of the Securities Exchange Act of 1934 do not contain a misstatement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading as of the time the document was filed.

(v) Accuracy of Statements. Neither this Agreement nor any statement, list, certificate, or other information furnished or to be furnished by Brillian or BRMC to Syntax in connection with this Agreement or any of the transactions contemplated hereby contains or will contain an untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

(w) Status of Brillian Common Stock to be Issued. The shares of Brillian Common Stock into which the shares of Syntax Common Stock will be converted pursuant to this Agreement will be duly authorized, validly issued, fully paid, nonassessable, and admitted for quotation on the Nasdaq National Market.

(x) Status of Reserved Common Shares. The shares of Brillian Common Stock to be issued upon exercise of the Syntax Stock Options have been authorized and reserved for issuance and, upon exercise of such stock options, will be, when issued in accordance with the terms of the options, validly authorized, duly issued, fully paid, non-assessable, and admitted for quotation on the Nasdaq National Market.
SECTION 4.
COVENANTS
      4.1     Covenants of Syntax. Syntax agrees that, unless Brillian otherwise agrees in writing, prior to the Effective Date:

(a) Preservation of Business. Syntax shall use its best efforts to (i) preserve intact the present business organization of Syntax and its subsidiaries; (ii) preserve the present goodwill and advantageous relationships of Syntax and its subsidiaries with investors and all other persons having business dealings with Syntax or its subsidiaries; and (iii) preserve and maintain in force all licenses, registrations, franchises, patents, trademarks, copyrights, bonds, and other similar rights of Syntax and its subsidiaries. Syntax and its subsidiaries shall not enter into any employment agreements with any of their officers or management personnel that may not be cancelled without penalty upon notice not exceeding 90 days. Syntax and its subsidiaries shall maintain in force all property, casualty, fiduciary, directors and officers, and other forms of insurance that they are presently carrying.

(b) Ordinary Course. Syntax and its subsidiaries shall operate their business only in the usual, regular, and ordinary course and manner. Without limiting the foregoing, neither Syntax nor any subsidiary of Syntax shall (i) encumber or mortgage any assets or properties; (ii) incur any obligation (contingent or otherwise) or purchase or acquire, or transfer or convey, any material assets or properties or enter into any transaction or make or enter into any contract or commitment, except in the ordinary course of business; or (iii) acquire any stock or other equity interest in any corporation, trust, or other entity.

(c) Books and Records. Syntax and its subsidiaries shall maintain their books, accounts, and records in the usual, regular, and ordinary manner and on a basis consistent with prior years, and shall comply with all laws applicable to them or to the conduct of their business.

(d) No Organic Change. Neither Syntax nor any subsidiary of Syntax shall (i) amend its Articles of Incorporation or bylaws; (ii) make any change in its capital stock by reclassification, subdivision, reorganization, or otherwise; or (iii) merge or consolidate with any other corporation, trust, or other entity or change the character of its business.

(e) Compensation. Neither Syntax nor any subsidiary of Syntax shall (i) increase the compensation payable to any officer or to other management personnel from the amount payable as of March 31, 2005, except in accordance with normal and customary practice; or (ii) introduce or change any pension or profit sharing plan or any other employee benefit arrangement, except for insubstantial changes necessary to comply with the minimum requirements of the Internal Revenue Code of 1986 or the Employee Retirement Income Security Act of 1974.

(f) Dividends. Syntax shall not, and shall not permit any of its subsidiaries to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for dividends by a direct or indirect wholly owned subsidiary of Syntax to its parent; (ii) split, combine, or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock; or (iii) repurchase, redeem, or otherwise acquire any shares of capital stock of Syntax or its subsidiaries or any other securities thereof.

(g) Consents and Approvals. Syntax shall use its best efforts to obtain all necessary consents and approvals of other persons and governmental authorities to the performance by Syntax of the transactions contemplated by this Agreement. Syntax shall make all filings, applications, statements, and reports to all foreign, federal, state, local, and other government agencies or entities that are required to be made prior to the Effective Date by or on behalf of Syntax or its subsidiaries pursuant to any statute, rule, or regulation in connection with the transactions contemplated by this Agreement.

      4.2     Covenants of Brillian. Brillian agrees that, unless Syntax otherwise agrees in writing, prior to the Effective Date:

(a) Preservation of Business. Brillian shall use its best efforts to (i) preserve intact its present business organization; (ii) preserve the present goodwill and advantageous relationships of Brillian with investors and all other persons having business dealings with it; and (iii) preserve and maintain in force all licenses, registrations, franchises, patents, trademarks, copyrights, bonds, and other similar rights of Brillian. Brillian shall not enter into any employment agreements with any of its officers or management personnel that may not be cancelled without penalty upon notice not exceeding 90 days. Brillian shall maintain in force all property, casualty, fidelity, directors and officers, and other forms of insurance that it is presently carrying.

(b) Ordinary Course. Brillian shall operate its business only in the usual, regular, and ordinary course and manner. Without limiting the foregoing, Brillian shall not (i) encumber or mortgage any assets or properties; (ii) incur any obligation (contingent or otherwise) or purchase or acquire, or transfer or convey, any material assets or properties or enter into any transaction or make or enter into any contract or commitment, except in the ordinary course of business; or (iii) acquire any stock or other equity interest in any corporation, trust, or other entity.

(c) Books and Records. Brillian shall maintain its books, accounts, and records in the usual, regular, and ordinary manner and on a basis consistent with prior years, and shall comply with all laws applicable to it or to the conduct of its business.

(d) No Organic Change. Brillian shall not (i) amend its Certificate of Incorporation or bylaws; (ii) make any change in its capital stock by reclassification, subdivision, reorganization, or otherwise; or (iii) merge or consolidate with any other corporation, trust, or other entity or change the character of its business.

(e) Compensation. Brillian shall not (i) increase the compensation payable to any officer or to other management personnel from the amount payable as of March 31, 2005, except in accordance with normal and customary practice; or (ii) introduce or change any pension or profit sharing plan or any other employee benefit arrangement, except for insubstantial changes necessary to comply with the minimum requirements of the Internal Revenue Code of 1986 or the Employee Retirement Income Security Act of 1974.

(f) Dividends. Brillian shall not (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock; (ii) split, combine, or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock; or (iii) repurchase, redeem, or otherwise acquire any shares of its capital stock or any other securities thereof except as may be required by the terms of such securities.

(g) Consents and Approvals. Brillian shall use its best efforts to obtain all necessary consents and approvals of other persons and governmental authorities to the performance by Brillian of the transactions contemplated by this Agreement. Brillian shall make all filings, applications, statements, and reports to all foreign, federal, state, local, and other government agencies and entities that are required to be made prior to the Effective Date by or on behalf of Brillian pursuant to any statute, rule, or regulation in connection with the transactions contemplated by this Agreement.

      4.3     Other Acquisition Proposals.
      (a) No Solicitation. Brillian (and its officers, directors, employees, representatives, and agents) and Syntax (and its officers, directors, employees, representatives, and agents) shall immediately cease any discussions or negotiations with any parties that may be ongoing with respect to an Acquisition Proposal (as hereinafter defined). From and after the date hereof until the termination of this Agreement, neither Brillian nor Syntax shall permit any of its subsidiaries to, authorize or permit any of its officers, directors, or employees or any investment banker, financial advisor, attorney, accountant, or other representative retained by it or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate, or knowingly encourage (including by way of furnishing non-public information or assistance), or knowingly take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; or (ii) participate in any discussions or negotiations regarding any Acquisition Proposal; provided, however, that if, at any time the Board of Directors of Brillian or Syntax determines in good faith, after consultation with independent legal counsel (who may be its regularly engaged independent counsel), that it is necessary to do so in order to comply with its fiduciary duties to its stockholders under applicable law, Brillian or Syntax, as the case may be, may, in response to an unsolicited Acquisition Proposal that could reasonably be expected to be considered or become a Superior Proposal (as hereinafter defined), and subject to compliance with Section 4.3(c), (x) furnish information with respect to it to the person making such unsolicited Superior Proposal pursuant to a confidentiality agreement in reasonably customary form, and (y) participate in discussions or negotiations regarding such Superior Proposal. For purposes of this Agreement, “Acquisition Proposal” means any inquiry, proposal, or offer from any person relating to any direct or indirect acquisition or purchase of 20% or more of the assets of Brillian or Syntax and such company’s subsidiaries or 20% or more of any class of equity securities of such company or any of its subsidiaries; any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of such company or any of its subsidiaries; any merger, consolidation, business combination, sale of all or substantially all the assets, recapitalization, liquidation, dissolution, or similar transaction involving such company or any of its subsidiaries (other than the transactions between the parties hereto contemplated by this Agreement); or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent, or materially delay the Merger or which could reasonably be expected to dilute materially the benefits to the other of the transactions contemplated hereby. For purposes of this Agreement, a “Superior Proposal” means an Acquisition Proposal on terms that the Board of Directors of Brillian or Syntax, as the case may be, determines in its good faith judgment to be more favorable from a financial point of view to its stockholders than the terms of the Merger set forth in this Agreement.
      (b) Change in Recommendation. Except as set forth in this Section 4.3, neither the Board of Directors of Brillian or Syntax nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the other, the approval or recommendation of this Agreement or the Merger by such Board of Directors or such committee; (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) cause Brillian or Syntax, as the case may be, to enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, in the event that either Brillian or Syntax receives an unsolicited, written, bona fide Acquisition Proposal that is not subject to any material contingency relating to financing and its Board of Directors determines in good faith, after consultation with independent legal counsel (who may be its regularly engaged independent counsel), that it is necessary to do so in order to comply with its fiduciary duties to its stockholders under applicable law, its Board of Directors may (subject to the other provisions of Section 4.3) withdraw or modify its approval or recommendation of this Agreement and the Merger, approve or recommend a Superior Proposal, cause it to enter into an agreement with respect to a Superior Proposal, or terminate this Agreement, but in each case only at a time that is after the second business day following its receipt of written notice (a “Notice of Superior Proposal”) advising the other company that its Board of Directors has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, and identifying the person making such Superior Proposal, and complying with Section 4.3(c).

      (c) Notice. In addition to the obligations of Brillian and Syntax set forth in paragraphs (a) and (b) of this Section 4.3, Brillian and Syntax shall promptly advise the other orally and in writing of any request for information or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal, and unless Syntax is contractually prohibited from making such disclosure, the identity of the person making such request or Acquisition Proposal and afford the other party a reasonable opportunity to present a counterproposal.
      (d) Disclosure to Stockholders. Nothing contained in this Section 4.3 shall prohibit either Brillian or Syntax from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Securities Exchange Act or from making any disclosure to its stockholders if, in the good faith judgment of its Board of Directors, after consultation with independent legal counsel (who may be its regularly engaged independent counsel), failure so to disclose would be inconsistent with its fiduciary duties to its stockholders under applicable law; provided, however, neither Brillian nor Syntax, nor their respective Boards of Directors, or any committee thereof shall, except as permitted by Section 4.3(b), may withdraw or modify, or propose to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose to approve or recommend, an Acquisition Proposal.
      (e) Break-Up Fee. In the event that Brillian (or its Board of Directors or a committee thereof) or Syntax (or its Board of Directors or a committee thereof) withdraws or modifies, or proposes to withdraw or modify, its position with respect to the Merger or approves or recommends, or proposes to approve or recommend, an Acquisition Proposal, as permitted by this Section 4.3, that party shall pay to the other party $3,500,000 in cash or by cashier’s check or wire transfer.
SECTION 5.
CONDITIONS PRECEDENT TO OBLIGATIONS
      5.1     Conditions Precedent to the Obligations of Brillian and BRMC. The obligations of Brillian and BRMC under this Agreement are, at the option of Brillian and BRMC, subject to the satisfaction of the following conditions on or before the Effective Date:

(a) Accuracy of Representations and Warranties. The representations and warranties of Syntax herein contained shall have been true and correct in all material respects when made, and, in addition, shall be true and correct in all material respects on and as of the Effective Date with the same force and effect as though made on and as of the Effective Date, except as affected by transactions contemplated hereby.

(b) Performance of Agreements. Syntax shall have, in all material respects, performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed and complied with by it on or prior to the Effective Date.

(c) Corporate Approvals. All necessary corporate action on the part of the directors and stockholders of Syntax adopting this Agreement and approving the transactions contemplated hereby shall have been taken by November 30, 2005 subject to the availability of the Syntax 2005 Financial Statements.

(d) Opinion of Counsel for Syntax. Brillian shall have received an opinion of Dorsey & Whitney LLP, counsel for Syntax, dated the Effective Date, in form and substance reasonably satisfactory to Brillian and its counsel, to the effect that:

(i) Syntax is a corporation duly organized, validly existing and in good standing under the laws of the state of California and has the corporate power under the laws of such state to own, lease, and operate its properties; to carry on its business as being conducted, and to consummate the merger contemplated hereby;

(ii) Each subsidiary of Syntax is a corporation or joint venture duly organized, validly existing, and in good standing under the laws of the state of its incorporation or organization and has the power under the laws of such state to own, lease, and operate its properties, to carry on its business as being conducted, and to consummate the transactions contemplated hereby;

(iii) All necessary corporate proceedings of the board of directors and the shareholders of Syntax to approve and adopt this Agreement and to authorize the execution and delivery of this Agreement and the consummation of the merger contemplated hereby have been duly and validly taken;

(iv) Syntax has the corporate power to execute and deliver this Agreement, and this Agreement has been duly authorized, executed, and delivered by it and constitutes its legal, valid and binding obligation except that the enforceability thereof may be subject to (A) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and (B) general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law);

(v) Such counsel knows of no actions, suits or proceedings pending or threatened against Syntax or any of its subsidiaries at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency, or instrumentality that would result in a breach of the representation and warranty set forth in Section 3.1(j) of this Agreement; and

(vi) The consummation of the Merger will not violate or result in a breach of or constitute a default by Syntax under any provision of any indenture, mortgage, lien, lease, agreement, contract, or instrument identified in the Syntax Disclosure Schedule referred to in Section 3.1 or any order, judgment, decree, award, ordinance, regulation, or any other restriction of any kind or character known to such counsel, to which Syntax is a party or by which it is bound.

With respect to the opinion expressed pursuant to clauses (v) and (vi) above, such opinion may be based upon a certificate or certificates of an officer or officers of Syntax or its subsidiaries, and such counsel may rely on opinions of other counsel satisfactory to Brillian which opinions are delivered in connection with this Agreement.

(e) No Material Adverse Change. There shall be no material adverse change in the business, properties, or financial condition of Syntax.

(f) Litigation. No action or proceeding by any governmental agency shall have been instituted or threatened that would enjoin, restrain, or prohibit, or might result in substantial damages in respect of this Agreement or the consummation of the transactions contemplated by this Agreement, and that would, in the reasonable judgment of Brillian and BRMC, make it inadvisable to consummate such transaction, and no court order shall have been entered in any action or proceeding instituted by any other party that enjoins, restrains, or prohibits this Agreement or consummation of the transactions contemplated by this Agreement.

(g) Registration Under Securities Act of 1933 and Listing on Nasdaq Stock Market. All of the shares of Brillian Common Stock to be issued hereunder shall have been registered under the Securities Act of 1933, and Brillian’s Nasdaq listing application, including the shares of Brillian Common Stock to be issued pursuant to this Agreement, shall have been approved, and such shares shall have been admitted for quotation on the Nasdaq Stock Market.

(h) Proceedings Satisfactory to Counsel. All proceedings taken by Syntax and all instruments executed and delivered by Syntax on or prior to the Effective Date in connection with the transactions herein contemplated shall be reasonably satisfactory in form and substance to counsel for Brillian and BRMC.

(i) Dissenters’ Rights. Dissenters’ rights of appraisal under California law shall not have been effectively preserved as of the Effective Date by owners of more than 5% of the outstanding shares of Syntax Common Stock.

(j) ERISA. Brillian and BRMC shall not have reached a conclusion that the Merger is a violation of the Employee Retirement Income Security Act of 1974.

(k) Voting and Lock-Up Agreement. The directors and executive officers of Syntax and those additional persons specified in Exhibit C shall have entered into a Voting and Lock-Up Agreement in the form of Exhibit C hereto.

(l) Employment Agreements. Vincent Sollitto, James Li, Wayne Pratt, Thomas Chow, Michael Chan, and Robert Melcher shall, as of the date hereof subject only to the consummation of the Merger, have entered into Employment Agreements in the forms of Exhibits D, E, F, G, H, and I, respectively, pursuant to which they will serve as Chairman and Chief Executive Officer, President and Chief Operating Officer, Chief Financial Officer, Chief Procurement Officer, Executive Vice President — LCD Operations, and Chief Technology Officer, respectively.

(m) Stockholders’ Voting Agreement. The directors and executive officers of each of Brillian and Syntax and those additional persons specified in Exhibit J shall have entered into a Stockholders’ Voting Agreement in the form of Exhibit J hereto agreeing to vote for Vincent Sollitto, James Li, Thomas Chow, Christopher Liu and five independent directors mutually satisfactory to each of the foregoing and in favor of two private financings effected by Brillian on or before the date of this Agreement.

(n) Escrow and Indemnity Agreement. Brillian and those persons specified in Exhibit B shall have entered into an Escrow and Indemnity Agreement in the form of Exhibit B hereto.
      5.2     Conditions Precedent to the Obligations of Syntax. The obligations of Syntax under this Agreement are, at the option of Syntax, subject to the satisfaction of the following conditions on or before the Effective Date:

(a) Accuracy of Representations and Warranties. The representations and warranties of Brillian and BRMC herein contained shall have been true and correct in all material respects when made and, in addition, shall be true and correct in all material respects on and as of the Effective Date with the same force and effect as though made on and as of the Effective Date, except as affected by transactions contemplated hereby.

(b) Performance of Agreements. Brillian and BRMC shall have, in all material respects, performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed and complied with by them on or prior to the Effective Date.

(c) Corporate Approvals. All necessary corporate action on the part of the directors and stockholders of Brillian and BRMC Company approving and adopting this Agreement and approving the transactions contemplated hereby shall have been taken by November 30, 2005 subject to the availability of the Syntax 2005 Financial Statements.

(d) Opinion of Counsel for Brillian. Syntax shall have received an opinion of Greenberg Traurig, LLP, counsel for Brillian and BRMC, dated the Effective Date, in form and substance reasonably satisfactory to Syntax and its counsel, to the effect that:

(i) Brillian is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has the corporate power under the laws of such state to own, lease, and operate its properties; to carry on its business as being conducted, and to consummate the merger contemplated hereby;

(ii) BRMC is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, and has the power under the laws of such state to own, lease, and operate its properties; to carry on its business as being conducted; and to consummate the transactions contemplated hereby;

(iii) All necessary corporate proceedings of the board of directors and the shareholders of Brillian and BRMC to approve and adopt this Agreement and to authorized the execution and delivery of this Agreement and the consummation of the merger contemplated hereby have been duly and validly taken;

(iv) Brillian and BRMC have the corporate power to execute and deliver this Agreement, and this Agreement has been duly authorized, executed and delivered by them and constitutes their legal, valid and binding obligation except that the enforceability thereof may be subject to (A) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and (B) general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law);

(v) Such counsel knows of no actions, suits or proceedings pending or threatened against Brillian or BRMC at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency, or instrumentality that would result in a breach of the representation and warranty set forth in Section 3.2(j) of this Agreement; and

(vi) The consummation of the Merger will not violate or result in a breach of or constitute a default by Brillian or BRMC under any provision of any indenture, mortgage, lien, lease, agreement, contract, or instrument identified in the Brillian Disclosure Schedule referred to in Section 3.2 or any order, judgment, decree, award, ordinance, regulation or any other restriction of any kind or character known to such counsel, to which Brillian or BRMC is a party or by which either is bound.

With respect to the opinion expressed pursuant to clauses (v) and (vi) above, such opinion may be based upon a certificate or certificates of an officer or officers of Brillian or its subsidiaries, and such counsel may rely on opinions of other counsel satisfactory to Syntax which opinions are delivered in connection with this Agreement.

(e) No Material Adverse Change. There shall be no material adverse change in the business, properties, or financial condition of Brillian or BRMC.

(f) Litigation. No action or proceeding by any governmental agency shall have been instituted or threatened that would enjoin, restrain, or prohibit, or might result in substantial damages in respect of, this Agreement or the consummation of the transactions contemplated by this Agreement, and that would, in the reasonable judgment of Syntax, make it inadvisable to consummate such transaction, and no court order shall have been entered in any action or proceeding instituted by any other party that enjoins, restrains, or prohibits this Agreement or consummation of the transactions contemplated by this Agreement.

(g) Registration Under Securities Act of 1933 and Listing on Nasdaq Stock Market. All of the shares of Brillian Common Stock to be issued hereunder shall have been registered under the Securities Act of 1933, and Brillian’s Nasdaq listing application, including the shares of Brillian Common Stock to be issued pursuant to this Agreement shall have been approved, and such shares shall have been admitted for quotation on the Nasdaq Stock Market.

(h) Proceedings Satisfactory to Counsel. All proceedings taken by Brillian and BRMC and all instruments executed and delivered by Brillian and BRMC on or prior to the Effective Date in connection with the transactions herein contemplated shall be reasonably satisfactory in form and substance to counsel for Syntax.

(i) ERISA. Syntax shall not have reached a conclusion that the merger is a violation of the Employee Retirement Income Security Act of 1974.

(j) Tax Opinion. Syntax shall have received an opinion reasonably satisfactory to it regarding the consequences of the merger on its stockholders for federal income tax purposes.

(k) Manufacture of Light Engines. Brillian is unable to manufacture light engines at the rate specified in Schedule 5.2(l) prior to the Brillian special meeting of stockholders.

(l) Voting and Lock-Up Agreement. The directors and executive officers of Syntax and those additional persons specified in Exhibit C shall have entered into a Voting and Lock-Up Agreement in the form of Exhibit C hereto.

(m) Employment Agreements. Vincent Sollitto, James Li, Wayne Pratt, Thomas Chow, Michael Chan, and Robert Melcher shall, as of the date hereof subject only to the consummation of the Merger, have entered into Employment Agreements in the forms of Exhibits D, E, F, G, H, and I, respectively, pursuant to which they will serve as Chairman and Chief Executive Officer, President and Chief Operating Officer, Chief Financial Officer, Chief Procurement Officer, Executive Vice President — LCD Operations, and Chief Technology Officer, respectively.

(n) Stockholders’ Voting Agreement. The directors and executive officers of each of Brillian and Syntax and those additional persons specified in Exhibit J shall have entered into a Stockholders’ Voting Agreement in the form of Exhibit J agreeing to vote for Vincent Sollitto, James Li, Thomas Chow, Christopher Liu and five independent directors mutually satisfactory to each of the foregoing and in favor of two private financings effected by Brillian on or before the date of this Agreement.

(o) Escrow and Indemnity Agreement. Brillian and those persons specified in Exhibit B shall have entered into an Escrow and Indemnity Agreement in the form of Exhibit B hereto.
SECTION 6.
WAIVER, MODIFICATION, ABANDONMENT
      6.1     Waivers. The failure of Syntax to comply with any of its obligations, agreements, or conditions as set forth herein may be waived expressly in writing by Brillian and BRMC, by action of their respective Boards of Directors without the requirement for a vote of stockholders. The failure of Brillian and BRMC to comply with any of their obligations, agreements, or conditions as set forth herein may be waived expressly in writing by Syntax without the vote of stockholders.
      6.2     Modification. This Agreement may be modified at any time in any respect by the mutual consent of all of the parties, notwithstanding prior approval by the stockholders. Any such modification may be approved for any party by its Board of Directors, without further stockholder approval, except that the number of shares of Brillian Common Stock to be issued in exchange for the shares of Syntax Common Stock may not be decreased without the consent of Syntax Shareholders given by the same vote as is required under applicable state law for approval of this Agreement.
      6.3     Abandonment. The Merger may be abandoned on or before the Effective Date notwithstanding adoption of this Agreement by the stockholders of the parties hereto:

(a) By the mutual agreement of the Boards of Directors of Brillian, BRMC, and Syntax;

(b) By the Boards of Directors of Brillian and BRMC, if any of the conditions provided in Section 5.1 shall not have been satisfied, complied with, or performed in any material respect, and Brillian and BRMC shall not have waived such failure of satisfaction, noncompliance, or nonperformance;

(c) By the Board of Directors of Syntax, if any of the conditions provided in Section 5.2 shall not have been satisfied, complied with, or performed in any material respect, and Syntax shall not have waived such failure of satisfaction, noncompliance, or nonperformance; or

(d) At the option of Brillian, BRMC, or Syntax, if there shall have been instituted and be pending or threatened any legal proceeding before any court or governmental agency seeking to restrain or prohibit or to obtain damages in respect of this Agreement or the consummation of the merger contemplated by this Agreement, or if any order restraining or prohibiting the Merger shall have been issued by any court or governmental agency and shall be in effect.
      In the event of any termination pursuant to this Section 6.3 (other than pursuant to subparagraph (a) hereof), written notice setting forth the reasons thereof shall forthwith be given by Syntax if it is the terminating party, to Brillian and BRMC, or by BRMC and Brillian, if they are the terminating parties, to Syntax. This Agreement shall terminate automatically if the Effective Date shall not have occurred on or before November 30, 2005 subject to the availability of the Syntax 2005 Financial Statements, or such later date as shall have been agreed to by the parties hereto under Section 6.2.
      6.4     Effect of Abandonment. If the Merger is abandoned as provided for in this Section, (a) this Agreement shall forthwith become wholly void and of no effect without liability to any party to this Agreement or to the directors, officers, representatives, and agents of any such party, and (b) Brillian, BRMC, and Syntax shall each pay its own fees and expenses incident to the negotiation, preparation, and execution of this Agreement and the obtaining of the necessary approvals thereof, including fees and expenses of its counsel, accountants, investment bankers, and other experts; provided, however, in the event the Merger is abandoned as a result of a material breach by a party of any of its representations or warranties or the failure of a party to comply with any of its covenants or agreements, that party shall pay to the other party as liquidated damages the sum of $3,500,000. For this purpose, all expenses of printing of the Proxy Statement, the related proxy forms, notices, and letters, and the Registration Statement shall be attributed 50% each to Brillian and Syntax.
SECTION 7.
INDEMNIFICATION; INSURANCE
      7.1     Survival of Agreements. Brillian and BRMC agree that all rights to indemnification for acts or omissions occurring prior to the Effective Date now existing in favor of the current or former directors or officers (the “Indemnified Parties”) of Syntax and its subsidiaries as provided in their respective certificates of incorporation or bylaws (or similar organizational documents) or existing indemnification contracts shall survive the Merger and shall continue in full force and effect in accordance with their terms.
      7.2     Directors’ and Officers’ Insurance. Brillian will provide, or cause Syntax to provide, for a period of not less than six years after the Effective Date, Syntax’s current directors and officers an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Date (the “D&O Insurance”) that is no less favorable than Syntax’s existing D&O Insurance policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Brillian and Syntax shall not be required to pay an annual premium for the D&O Insurance in excess of 200% of the annual premium currently paid by Syntax for such insurance, but in such case shall purchase as much such coverage as possible for such amount.
      7.3     Survival. This Section 7 shall survive the consummation of the Merger at the Effective Date, is intended to benefit Brillian, Syntax, and the Indemnified Parties and their respective heirs, personal representatives, successors, and assigns, and shall be binding on all successors and assigns of Brillian and Syntax.
SECTION 8.
OTHER PROVISIONS
      8.1     Stock Options. As soon as practicable after the Effective Date, Brillian will grant stock options to eligible employees of Brillian (including the employees of Syntax who become employees of Brillian) consistent with their respective roles and post-Effective Date current grants of Brillian stock options. Each stock option will be granted at fair value with vesting in accordance with current practices under Brillian’s Stock Option Plan. Subject to any required stockholder approval, it is contemplated that the total stock option pool will be increased in conjunction with the Merger to reflect the options of Syntax assumed by Brillian and to provide for future grants to current, new, and future employees of Brillian (including the employees of Syntax who become employees of Brillian).
      8.2     Certain Provisions Regarding Light Engines. If this Agreement has not been exercised and the Merger has not become effective by the agreement of the parties and Syntax waives the provisions of

Section 5.2(j), Brillian shall (a) cease to order goods and services for which it does not have cash on hand to satisfy as of October 31, 2005 and (b) refrain from incurring additional indebtedness beyond October 31, 2005 without the prior consent of Syntax provided that the Brillian accounts receivables line of credit shall not be considered additional indebtedness.
      8.3     No Third-Party Beneficiaries. The provisions of this Section 8 are not intended to create rights of third-party beneficiaries.
SECTION 9.
GENERAL
      9.1     Indemnity Against Finders. Each party hereto shall indemnify and hold the other parties harmless against any claim for finders’ fees based on alleged retention of a finder by it.
      9.2     Controlling Law. This Agreement, and all questions relating to its validity, interpretation, performance, and enforcement, shall be governed by and construed in accordance with the laws of the state of Delaware, notwithstanding any Delaware or other conflict-of-law provisions to the contrary.
      9.3     Notices. All notices, requests, consents, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given and received (a) if mailed by registered or certified mail, three business days after deposit in the United States mail, postage prepaid, return receipt requested; (b) upon confirmation of a receipt of a facsimile or e-mail transmission; (c) if hand delivered, upon delivery against receipt or upon refusal to accept the notice; or (d) if delivered by a standard overnight courier, one business day after deposit with such courier, postage prepaid, in each case, addressed to such party at the address set forth below:
      If to Brillian or BRMC:

1600 N. Desert Drive
Tempe, Arizona 85281
Attention: Wayne Pratt
Phone: (602) 389-8797
Fax: (602) 389-8869
E-mail: wayne.pratt@brilliancorp.com
      with a copy given in the manner prescribed above, to:

Greenberg Traurig, LLP
2375 E. Camelback Road, Suite 700
Phoenix, Arizona 85016
Attention: Robert S. Kant
Phone: (602) 445-8000
Fax: (602) 445-8100
E-mail: kantr@gtlaw.com
      If to Syntax:

20480 E. Business Parkway
City of Industry, California 91789
Attention: Thomas Chow
Phone: (909) 859-8488
Fax: (909) 859-8937
E-mail: thomaschow@syntaxgroups.com

      with a copy given in the manner prescribed above, to:

Dorsey & Whitney LLP
38 Technology Drive
Irvine, California 92618-5310
Attention: Patrick Arrington
Phone: (949) 932-3688
Fax: (949) 932-3601
E-mail: arrington.patrick@dorsey.com
      Any party may alter the address to which communications or copies are to be sent by giving notice to such of change of address in conformity with the provisions of this paragraph for the giving of notice.
      9.4     Binding Nature of Agreement; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that no party may assign or transfer its rights or obligations under this Agreement without the prior written consent of the other parties hereto.
      9.5     Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements, or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.
      9.6     Paragraph Headings. The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.
      9.7     Gender. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires.
      9.8     Survival of Representations and Warranties. The representations or warranties, made in or pursuant to this Agreement shall survive the Effective Date as provided in the Escrow and Indemnity Agreement.
      9.9     Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same agreement. This Agreement may be executed by facsimile, PDF, or other electronic means.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the day and year first above written.

BRILLIAN CORPORATION

By:	/s/ Vincent F. Sollitto, Jr.

Name: Vincent F. Sollitto, Jr.

Title:	President & CEO

BRMC CORPORATION

By:	/s/ Vincent F. Sollitto, Jr.

Name: Vincent F. Sollitto, Jr.

Title:	President & CEO

SYNTAX GROUPS CORPORATION

By:	/s/ James Ching Hua Li

Name: James Ching Hua Li

Title:	CEO

Annex B
C.E. UNTERBERG, TOWBIN
275 Middlefield Road
Suite 250
Menlo Park, California 94025
(650) 289-4200
Fax (650) 289-4250
July 8, 2005
Board of Directors
Brillian Corporation
1600 North Desert Drive
Tempe, AZ 85281
Members of the Board:
      We understand that Brillian Corporation (“Brillian”), and Syntax Groups Corporation (“Syntax”) propose to enter into an Agreement and Plan of Reorganization (the “Agreement”) which will provide for a business combination of Syntax and Brillian. Brillian has organized a newly formed, wholly owned subsidiary, BRMC Corporation (“Merger Sub”), for the purpose of effecting the transactions. Merger Sub will be merged with and into Syntax, the separate corporate existence of Merger Sub will thereupon cease and Syntax will continue as the surviving corporation and a wholly owned subsidiary of Brillian (the “Merger”). Under the terms set forth in the Agreement, at the effective time of the Merger (the “Effective Time”), the shares of common stock of Syntax (“Syntax Common Stock”) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive 70% of the issued and outstanding common stock of Brillian (“Brillian Common Stock”) on a fully diluted basis assuming that all options, warrants, and convertible securities were exercised or converted in accordance with their terms as of the Effective Date (the “Exchange”). The terms and conditions of the Merger are set out more fully in the Agreement.
      You have asked us whether, in our opinion, the Exchange is fair from a financial point of view as of the date hereof to the holders of the outstanding shares of Brillian Common Stock.
      For purposes of this opinion we have, among other things:

(i) reviewed certain publicly available financial statements and other business and financial information of Brillian;

(ii) reviewed certain internal financial statements, forecasts and other financial and operating data concerning Syntax and Brillian prepared by the managements of Syntax and Brillian, respectively;

(iii) held discussions with the respective managements of Syntax and Brillian concerning the businesses, past and current operations, financial conditions and future prospects of both Syntax and Brillian, independently and combined, including discussions with the managements of Syntax and Brillian concerning synergies that are expected to result from the Merger as well as their views regarding the strategic rationale for the Merger;

(iv) reviewed the financial terms and conditions set forth in the last draft of the Agreement reviewed by us;

(v) reviewed the stock price and trading history of Brillian Common Stock;

(vi) compared the financial terms of the Merger with the financial terms, to the extent publicly available, of other transactions that we deemed relevant;

(vii) prepared a pro forma merger analysis of the combined entity;

(viii) prepared an analysis of the relative contributions of Syntax and Brillian to the combined entity;

(ix) prepared an analysis of the stock price performance of Brillian Common Stock with that of certain other publicly traded companies comparable with Brillian and the NASDAQ composite index;

(x) participated in discussions and negotiations among representatives of Syntax and Brillian and their financial and legal advisors; and

(xi) made such other studies and inquiries, and reviewed such other date, as we deemed relevant.
      In our review and analysis, and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us (including information furnished to us verbally or otherwise discussed with us by the managements of Syntax and Brillian) or publicly available and have neither attempted to verify, nor assumed responsibility for verifying, any of such information.
      Furthermore, we did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of Syntax or Brillian, nor were we furnished with any such evaluation or appraisal. With respect to the financial forecasts and projections (and the assumptions and bases therefore) for each of Syntax and Brillian that we have reviewed, upon the advice of the managements of Syntax and Brillian, we have assumed that such forecasts and projections have been reasonably prepared in good faith on the basis of reasonable assumptions and reflect the best currently available estimates and judgments as to the future financial condition and performance of Syntax and Brillian, respectively. In addition, we have assumed that the historical financial statements of each of Brillian and Syntax reviewed by us have been prepared and fairly presented in accordance with U.S. generally accepted accounting principles consistently applied and that the representations and warranties of each party contained in the Agreement are true and correct.
      We have assumed that the Merger will be consummated upon the terms set forth in the last draft of the Agreement reviewed by us without material alteration thereof or waiver of any material terms thereof, including, among other things, that the Merger will be treated as a tax-free reorganizations pursuant to the Internal Revenue Code of 1986, as amended. We express no opinion regarding whether the necessary approvals or other conditions to the Merger will be obtained or satisfied and assume that obtaining any necessary regulatory approvals or third party consents will not have an adverse effect on the Merger or any parties thereto. We have relied as to all legal matters relevant to rendering our opinion on the advice of counsel.
      This opinion is necessarily based upon market, economic and other conditions as in effect on, and information made available to us as of, the date hereof. It should be understood that subsequent developments may affect the conclusion expressed in this opinion and that we disclaim any undertaking or obligation to advise any person of any change in any matter affecting this opinion which may come or be brought to our attention after the date of this opinion. Our opinion is limited to the fairness, from a financial point of view and as of the date hereof, to the holders of the outstanding shares of Brillian Common Stock of the Exchange. We do not express any opinion as to (i) the value of any employee agreement, financing agreement or other arrangement entered into in connection with the Merger, (ii) any tax or other consequences that might result from the Merger or (iii) the value of Brillian Common Stock when issued to Syntax stockholders pursuant to the Merger or the price at which shares of Brillian Common Stock may be traded in the future. The trading price of Brillian Common Stock may be affected by a number of factors, including but not limited to: (i) dispositions of Brillian Common Stock by stockholders within a short period of time after the Effective Time; (ii) changes in prevailing interest rates and other factors which generally influence the price of securities; (iii) adverse changes in the current capital market, generally and/or in the sectors of which either Brillian or Syntax are a part; (iv) the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of Brillian or Syntax or in their respective product markets; (v) any necessary actions by or restrictions of federal, state or other governmental agencies or regulatory authorities; and (vi) timely completion of the Merger on terms and conditions that are acceptable to all parties at interest.
      Our opinion does not address the relative merits of the Merger and the other business strategies that Brillian’s Board of Directors has considered or may be considering, nor does it address the decision of Brillian’s Board of Directors to proceed with the Merger.
      We are acting as the exclusive financial advisor to Brillian in connection with the Merger and will receive (i) a fee contingent upon the delivery of this opinion and (ii) an additional fee contingent upon the consummation of the Merger. We have performed various investment banking services for Brillian in the past and received customary fees for such services, and we may in the future provide investment banking and financial services to Brillian and its affiliates, for which we would expect to receive compensation. In addition, Brillian has agreed to indemnify us for certain liabilities that may arise out of our engagement. In the ordinary course of business, we may trade in Brillian’s securities for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in Brillian’s securities.
      Our opinion expressed herein is provided for the information of the Board of Directors of Brillian in connection with its evaluation of the Merger. Our opinion is not intended to be and does not constitute a recommendation to any stockholder of Syntax or Brillian as to how such stockholder should vote, or take any other action, with respect to the Merger. This opinion may not be summarized, described or referred to or furnished to any party except with our express prior written consent. However, this opinion may be included in its entirety in any filing made by Brillian in respect to the Merger with the Securities and Exchange Commission, provided this opinion is reproduced in full and any description of or reference to us or summary of this opinion and the related analysis is in a form and substance acceptable to us and our counsel.
      Based upon and subject to the foregoing considerations, and based upon such other factors as we consider relevant, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Exchange is fair to the holders of the outstanding shares of Brillian Common Stock from a financial point of view.

Very truly yours,

/s/ John C. Pollak

John C. Pollak
Managing Director
C.E. Unterberg, Towbin LLC

Annex C
CALIFORNIA GENERAL CORPORATION LAW
CHAPTER 13

Section 1300.	Reorganization or short-form merger; dissenting shares; corporate purchase at fair market value; definitions.
      (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.
      (b) As used in this chapter, “dissenting shares” means shares which come within all of the following descriptions:

(1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

(2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.
      (c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

Section 1301.	Notice to holders of dissenting shares in reorganizations; demand for purchase; time; contents.
      (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.
      (b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.
      (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

Section 1302.	Submission of share certificates for endorsement; uncertificated securities.
      Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

Section 1303.	Payment of agreed price with interest; agreement fixing fair market value; filing; time of payment.
      (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.
      (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

Section 1304.	Action to determine whether shares are dissenting shares or fair market value; limitation; joinder; consolidation; determination of issues; appointment of appraisers.
      (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.
      (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.
      (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

Section 1305.	Report of appraisers; confirmation; determination by court; judgment; payment; appeal; costs.
      (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.
      (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.
      (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.
      (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.
      (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

Section 1306.	Prevention of immediate payment; status as creditors; interest.
      To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

Section 1307.	Dividends on dissenting shares.
      Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

Section 1308.	Rights of dissenting shareholders pending valuation; withdrawal of demand for payment.
      Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

Section 1309.	Termination of dissenting share and shareholder status.
      Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

Section 1310.	Suspension of right to compensation or valuation proceedings; litigation of shareholders’ approval.
      If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

Section 1311.	Exempt shares.
      This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

Section 1312.	Right of dissenting shareholder to attack, set aside or rescind merger or reorganization; restraining order or injunction; conditions.
      (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

      (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.
      (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

Section 1313.	Conversions deemed to constitute a reorganization; application of chapter.
      A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.
      The certificate of incorporation and bylaws of the registrant provide that the registrant will indemnify and advance expenses, to the fullest extent permitted by the Delaware General Corporation Law, to each person who is or was a director or officer of the registrant, or who serves or served any other enterprise or organization at the request of the registrant (an “Indemnitee”).
      Under Delaware law, to the extent that an Indemnitee is successful on the merits in defense of a suit or proceeding brought against him or her by reason of the fact that he or she is or was a director, officer, or agent of the registrant, or serves or served any other enterprise or organization at the request of the registrant, the registrant shall indemnify him or her against expenses (including attorneys’ fees) actually and reasonably incurred in connection with such action.
      If unsuccessful in defense of a third-party civil suit or a criminal suit, or if such a suit is settled, an Indemnitee may be indemnified under Delaware law against both (i) expenses, including attorney’s fees, and (ii) judgments, fines, and amounts paid in settlement if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the registrant, and, with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.
      If unsuccessful in defense of a suit brought by or in the right of the registrant, where the suit is settled, an Indemnitee may be indemnified under Delaware law only against expenses (including attorneys’ fees) actually and reasonably incurred in the defense or settlement of the suit if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the registrant except that if the Indemnitee is adjudged to be liable for negligence or misconduct in the performance of his or her duty to the registrant, he or she cannot be made whole even for expenses unless a court determines that he or she is fully and reasonably entitled to indemnification for such expenses.
      Also under Delaware law, expenses incurred by an officer or director in defending a civil or criminal action, suit, or proceeding may be paid by the registrant in advance of the final disposition of the suit, action, or proceeding upon receipt of an undertaking by or on behalf of the officer or director to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the registrant. The registrant may also advance expenses incurred by other employees and agents of the registrant upon such terms and conditions, if any, that the Board of Directors of the registrant deems appropriate.
      We have entered into indemnification agreements with each of our current directors and officers to give these directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our certificate of incorporation and bylaws and to provide additional procedural protections. We expect to enter into a similar agreement with any new directors or executive officers.
      We maintain directors’ and officers’ liability insurance.

Item 21.	Exhibits and Financial Statement Schedules.
      (a) Exhibits

Exhibit
Number	Exhibit

2	Master Separation and Distribution Agreement(1)

2.1	Agreement and Plan of Reorganization, dated as of July 12, 2005, by and among the Registrant, BRMC Corporation, and Syntax Groups Corporation (attached as Annex A to the joint proxy statement/prospectus included in this registration statement)

3.1	Certificate of Incorporation of the Registrant(2)

3.2	Certificate of Designation of Series A Junior Participating Preferred Stock(1)

Exhibit
Number	Exhibit

3.3	Bylaws of the Registrant(2)

4.1	Specimen of Common Stock Certificate(1)

4.2	Rights Agreement between the Registrant and The Bank of New York, as Rights Agent, including Form of Right Certificate(1)

4.3	Form of Amended and Restated 7% Convertible Debenture due April 20, 2008, executed in favor of Gamma Opportunity Capital Partners LP, Enable Growth Partners LP, Enable Opportunity Partners LP, Bushido Capital Master Fund LP, and SRG Capital LLC(12)

4.4	Form of Amended and Restated Warrant issued to Gamma Opportunity Capital Partners LP, Enable Growth Partners LP, Enable Opportunity Partners LP, Bushido Capital Master Fund LP, SRG Capital LLC, and Regenmacher Holdings Ltd.(12)

4.5	Registration Rights Agreement, dated as of April 18, 2005, by and among the Registrant, Gamma Opportunity Capital Partners LP, Enable Growth Partners LP, Enable Opportunity Partners LP, Bushido Capital Master Fund LP, SRG Capital LLC, and Regenmacher Holdings Ltd.(10)

4.6	Registration Rights Agreement, dated as of July 12, 2005, by and among the Registrant, Enable Growth Partners LP, Enable Opportunity Partners LP, Bushido Capital Master Fund LP, SRG Capital LLC, Gryphon Master Fund, L.P., GSSF Master Fund, L.P., and Regenmacher Holdings Ltd.(12)

4.7	Form of 4% Convertible Debenture due July 12, 2008, executed by Enable Growth Partners LP, Enable Opportunity Partners LP, Bushido Capital Master Fund LP, SRG Capital LLC, Gryphon Master Fund, L.P. and GSSF Master Fund, L.P.(12)

4.8	Form of Warrant issued on July 12, 2005 to Enable Growth Partners LP, Enable Opportunity Partners LP, Bushido Capital Master Fund LP, SRG Capital LLC, Gryphon Master Fund, L.P., GSSF Master Fund, L.P., and Regenmacher Holdings Ltd.(12)

4.9	9% Senior Secured Debenture dated July 12, 2008, executed in favor of Regenmacher Holdings Ltd.(12)

†5	Opinion of Greenberg Traurig, LLP

10.1	Assignment and Assumption Agreement(1)

10.2	Intellectual Property Agreement(1)

10.3	Tax Sharing Agreement(1)

10.4	First Amended and Restated Real Property Sublease Agreement(5)

10.5	Transition Services Agreement(1)

10.6	2003 Incentive Compensation Plan(3)

10.7	Profit Sharing/401(k) Plan(1)

10.8	2003 Employee Stock Purchase Plan(4)

10.9	Form of Indemnity Agreement for directors and executive officers(2)

10.10	Amendment No. 1 to the First Amended and Restated Real Property Sublease Agreement between the Registrant and Three-Five Systems, Inc.(6)

10.11	Share Purchase Agreement dated as of December 10, 2004, by and between the Registrant and JDS Uniphase Corporation(7)

10.12	Non-Exclusive License Agreement dated as of December 10, 2004, by and between the Registrant and JDS Uniphase Corporation(7)**

10.13	Letter Agreement dated as of December 10, 2004, by and between the Registrant and JDS Uniphase Corporation(7)**

10.14	Equipment Loan Agreement dated as of December 10, 2004, by and between the Registrant and JDS Uniphase Corporation(7)**

10.15	Restricted Stock Unit Agreement dated February 28, 2005 by and between the Registrant and Vincent F. Sollitto, Jr.(8)

10.16	Restricted Stock Unit Agreement dated February 28, 2005 by and between the Registrant and Wayne A. Pratt(8)

Exhibit
Number		Exhibit

10.17		Restricted Stock Unit Agreement dated February 28, 2005 by and between the Registrant and Robert L. Melcher(8)

10.18		Second Amended and Restated Real Property Sublease Agreement(9)

10.19		Securities Purchase Agreement, dated as of April 18, 2005, by and among the Registrant, Gamma Opportunity Capital Partners LP, Enable Growth Partners LP, Enable Opportunity Partners LP, Bushido Capital Master Fund LP, and SRG Capital LLC(10)

10.20		Securities Purchase Agreement, dated as of April 18, 2005, by and between the Registrant and Regenmacher Holdings Ltd.(10)

10.21		9% Senior Secured Debenture due April 20, 2008, executed by Regenmacher Holdings Ltd.(10)

10.22		Security Agreement, dated as of April 18, 2005, by and between the Registrant and Regenmacher Holdings Ltd.(10)

10.23		Voting and Lock-Up Agreement, dated as of July 12, 2005, by and among the Registrant, Tzu Ping Ho, Man Kit Chow, Lily Lau, Taiwan Kolin Company Limited, Lin-Li Wu, Ching Hua Li (James Li), and Michael Chan(11)

10.24		Stockholders’ Voting Agreement, dated as of July 12, 2005, by and among the Registrant, Vincent Sollitto, Wayne Pratt, Ching Hua Li (James Li), Man Kit Chow (Thomas Chow), Roger Kao, Tzu Ping Ho, Lily Lau, Taiwan Kolin Company Limited, Lin-Li Wu, and Michael Chan(11)

10.25		Employment Agreement by and between the Registrant and Vincent Sollitto(11)

10.26		Employment Agreement by and between the Registrant and Wayne Pratt(11)

10.27		Employment Agreement by and between the Registrant and James Li(11)

10.28		Employment Agreement by and between the Registrant and Thomas Chow(11)

10.29		Employment Agreement by and between the Registrant and Michael Chan(11)

10.30		Employment Agreement by and between the Registrant and Robert Melcher(11)
10.31		Amendment, Extension and Waiver Agreement dated July 12, 2005, between the Registrant and Regenmacher Holdings Ltd.(12)

10.32		Agreement to Amend Debentures and Warrants dated July 12, 2005, among the Registrant, Gamma Opportunity Capital Partners LP, Enable Growth Partners LP, Enable Opportunity Partners LP, Bushido Capital Master Fund LP, and SRG Capital LLC(12)

10.33		Securities Purchase Agreement, dated as of July 12, 2005, among the Registrant, Enable Growth Partners LP, Enable Opportunity Partners LP, Bushido Capital Master Fund LP, SRG Capital LLC, Gryphon Master Fund, L.P. and GSSF Master Fund, L.P.(12)

†23	.1	Consent of Greenberg Traurig, LLP (included in Exhibit 5)

*23	.2	Consent of Deloitte & Touche LLP

*23	.3	Consent of Grobstein, Horwath & Company LLP

*24		Power of Attorney of Directors and Executive Officers (included on the Signature Page of the Registration Statement)

(1)	Incorporated by reference to the Registration Statement on Form 10/ A (Amendment No. 4) as filed with the SEC on September 3, 2003.

(2)	Incorporated by reference to the Registration Statement on Form 10/ A (Amendment No. 1) as filed with the SEC on June 27, 2003.

(3)	Incorporated by reference to Exhibit 10.6 to the Registration Statement on Form S-8 (Registration No. 333-108362) as filed with the SEC on August 29, 2003.

(4)	Incorporated by reference to Exhibit 10.8 to the Registration Statement on Form S-8 (Registration No. 333-108363) as filed with the SEC on August 29, 2003.

(5)	Incorporated by reference to the Registrant’s Form 10-Q for the quarter ended June 30, 2004, as filed with the SEC on August 12, 2004.

(6)	Incorporated by reference to the Registrant’s Form 10-Q for the quarter ended September 30, 2004, as filed with the SEC on November 15, 2004.

(7)	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated December 10, 2004, as filed with the SEC on December 16, 2004.

(8)	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated February 28, 2005, as filed with the SEC on March 4, 2005.

(9)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004, as filed with the SEC on March 31, 2005.

(10)	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated April 20, 2005, as filed with the SEC on April 26, 2005.

(11)	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated July 12, 2005, as filed with the SEC on July 18, 2005.

(12)	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated July 12, 2005, as filed with the SEC on July 18, 2005.

*	Filed herewith.

**	An application has been submitted to the Securities & Exchange Commission for confidential treatment, pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, of portions of this exhibit. These portions have been omitted from this exhibit.

†	To be filed by amendment.
      (b) Financial Statement Schedules
      See “Index to Financial Statements of Brillian Corporation” for Schedule II-Valuation and Qualifying Accounts.

Item 22.	Undertakings.
      (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
      (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange

Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
      (4) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
      (5) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Tempe, state of Arizona, on August 12, 2005.

BRILLIAN CORPORATION

By:	/s/ Vincent F. Sollitto, Jr.

Vincent F. Sollitto, Jr.
President and Chief Executive Officer
      KNOW ALL PERSONS BY THESE PRESENTS, that each of the persons whose signature appears below constitutes and appoints jointly and severally, Vincent F. Sollitto, Jr. and Wayne A. Pratt, and each one of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do, or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Vincent F. Sollitto, Jr. Vincent F. Sollitto, Jr.	President, Chief Executive Officer, and Director (Principal Executive Officer)	August 12, 2005

/s/ Wayne A. Pratt Wayne A. Pratt	Vice President, Chief Financial Officer, Secretary, and Treasurer (Principal Financial and Accounting Officer)	August 12, 2005

/s/ Jack L. Saltich Jack L. Saltich	Chairman of the Board	August 12, 2005

/s/ David P. Chavoustie David P. Chavoustie	Director	August 12, 2005

/s/ David N.K. Wang David N.K. Wang	Director	August 12, 2005

/s/ John S. Hodgson John S. Hodgson	Director	August 12, 2005

Exhibit Index

Exhibit
Number	Description

2	Master Separation and Distribution Agreement(1)

2.1	Agreement and Plan of Reorganization, dated as of July 12, 2005, by and among the Registrant, BRMC Corporation, and Syntax Groups Corporation (attached as Annex A to the joint proxy statement/prospectus included in this registration statement)

3.1	Certificate of Incorporation of the Registrant(2)

3.2	Certificate of Designation of Series A Junior Participating Preferred Stock(1)

3.3	Bylaws of the Registrant(2)

4.1	Specimen of Common Stock Certificate(1)

4.2	Rights Agreement between the Registrant and The Bank of New York, as Rights Agent, including Form of Right Certificate(1)

4.3	Form of Amended and Restated 7% Convertible Debenture due April 20, 2008, executed in favor of Gamma Opportunity Capital Partners LP, Enable Growth Partners LP, Enable Opportunity Partners LP, Bushido Capital Master Fund LP, and SRG Capital LLC(12)

4.4	Form of Amended and Restated Warrant issued to Gamma Opportunity Capital Partners LP, Enable Growth Partners LP, Enable Opportunity Partners LP, Bushido Capital Master Fund LP, SRG Capital LLC, and Regenmacher Holdings Ltd.(12)

4.5	Registration Rights Agreement, dated as of April 18, 2005, by and among the Registrant, Gamma Opportunity Capital Partners LP, Enable Growth Partners LP, Enable Opportunity Partners LP, Bushido Capital Master Fund LP, SRG Capital LLC, and Regenmacher Holdings Ltd.(10)

4.6	Registration Rights Agreement, dated as of July 12, 2005, by and among the Registrant, Enable Growth Partners LP, Enable Opportunity Partners LP, Bushido Capital Master Fund LP, SRG Capital LLC, Gryphon Master Fund, L.P., GSSF Master Fund, L.P., and Regenmacher Holdings Ltd.(12)

4.7	Form of 4% Convertible Debenture due July 12, 2008, executed by Enable Growth Partners LP, Enable Opportunity Partners LP, Bushido Capital Master Fund LP, SRG Capital LLC, Gryphon Master Fund, L.P. and GSSF Master Fund, L.P.(12)

4.8	Form of Warrant issued on July 12, 2005 to Enable Growth Partners LP, Enable Opportunity Partners LP, Bushido Capital Master Fund LP, SRG Capital LLC, Gryphon Master Fund, L.P., GSSF Master Fund, L.P., and Regenmacher Holdings Ltd.(12)

4.9	9% Senior Secured Debenture dated July 12, 2008, executed in favor of Regenmacher Holdings Ltd.(12)

†5	Opinion of Greenberg Traurig, LLP

10.1	Assignment and Assumption Agreement(1)

10.2	Intellectual Property Agreement(1)

10.3	Tax Sharing Agreement(1)

10.4	First Amended and Restated Real Property Sublease Agreement(5)

10.5	Transition Services Agreement(1)

10.6	2003 Incentive Compensation Plan(3)

10.7	Profit Sharing/401(k) Plan(1)

10.8	2003 Employee Stock Purchase Plan(4)

10.9	Form of Indemnity Agreement for directors and executive officers(2)

10.10	Amendment No. 1 to the First Amended and Restated Real Property Sublease Agreement between the Registrant and Three-Five Systems, Inc.(6)

10.11	Share Purchase Agreement dated as of December 10, 2004, by and between the Registrant and JDS Uniphase Corporation(7)

10.12	Non-Exclusive License Agreement dated as of December 10, 2004, by and between the Registrant and JDS Uniphase Corporation(7)**

Exhibit
Number		Description

10.13		Letter Agreement dated as of December 10, 2004, by and between the Registrant and JDS Uniphase Corporation(7)**

10.14		Equipment Loan Agreement dated as of December 10, 2004, by and between the Registrant and JDS Uniphase Corporation(7)**

10.15		Restricted Stock Unit Agreement dated February 28, 2005 by and between the Registrant and Vincent F. Sollitto, Jr.(8)

10.16		Restricted Stock Unit Agreement dated February 28, 2005 by and between the Registrant and Wayne A. Pratt(8)

10.17		Restricted Stock Unit Agreement dated February 28, 2005 by and between the Registrant and Robert L. Melcher(8)

10.18		Second Amended and Restated Real Property Sublease Agreement(9)

10.19		Securities Purchase Agreement, dated as of April 18, 2005, by and among the Registrant, Gamma Opportunity Capital Partners LP, Enable Growth Partners LP, Enable Opportunity Partners LP, Bushido Capital Master Fund LP, and SRG Capital LLC(10)

10.20		Securities Purchase Agreement, dated as of April 18, 2005, by and between the Registrant and Regenmacher Holdings Ltd.(10)

10.21		9% Senior Secured Debenture due April 20, 2008, executed by Regenmacher Holdings Ltd.(10)

10.22		Security Agreement, dated as of April 18, 2005, by and between the Registrant and Regenmacher Holdings Ltd.(10)

10.23		Voting and Lock-Up Agreement, dated as of July 12, 2005, by and among the Registrant, Tzu Ping Ho, Man Kit Chow, Lily Lau, Taiwan Kolin Company Limited, Lin-Li Wu, Ching Hua Li (James Li), and Michael Chan(11)

10.24		Stockholders’ Voting Agreement, dated as of July 12, 2005, by and among the Registrant, Vincent Sollitto, Wayne Pratt, Ching Hua Li (James Li), Man Kit Chow (Thomas Chow), Roger Kao, Tzu Ping Ho, Lily Lau, Taiwan Kolin Company Limited, Lin-Li Wu, and Michael Chan(11)

10.25		Employment Agreement by and between the Registrant and Vincent Sollitto(11)

10.26		Employment Agreement by and between the Registrant and Wayne Pratt(11)

10.27		Employment Agreement by and between the Registrant and James Li(11)

10.28		Employment Agreement by and between the Registrant and Thomas Chow(11)

10.29		Employment Agreement by and between the Registrant and Michael Chan(11)

10.30		Employment Agreement by and between the Registrant and Robert Melcher(11)
10.31		Amendment, Extension and Waiver Agreement dated July 12, 2005, between the Registrant and Regenmacher Holdings Ltd.(12)

10.32		Agreement to Amend Debentures and Warrants dated July 12, 2005, among the Registrant, Gamma Opportunity Capital Partners LP, Enable Growth Partners LP, Enable Opportunity Partners LP, Bushido Capital Master Fund LP, and SRG Capital LLC(12)

10.33		Securities Purchase Agreement, dated as of July 12, 2005, among the Registrant, Enable Growth Partners LP, Enable Opportunity Partners LP, Bushido Capital Master Fund LP, SRG Capital LLC, Gryphon Master Fund, L.P. and GSSF Master Fund, L.P.(12)

†23	.1	Consent of Greenberg Traurig, LLP (included in Exhibit 5)

*23	.2	Consent of Deloitte & Touche LLP

*23	.3	Consent of Grobstein, Horwath & Company LLP

*24		Power of Attorney of Directors and Executive Officers (included on the Signature Page of the Registration Statement)

(1)	Incorporated by reference to the Registration Statement on Form 10/ A (Amendment No. 4) as filed with the SEC on September 3, 2003.

(2)	Incorporated by reference to the Registration Statement on Form 10/ A (Amendment No. 1) as filed with the SEC on June 27, 2003.

(3)	Incorporated by reference to Exhibit 10.6 to the Registration Statement on Form S-8 (Registration No. 333-108362) as filed with the SEC on August 29, 2003.

(4)	Incorporated by reference to Exhibit 10.8 to the Registration Statement on Form S-8 (Registration No. 333-108363) as filed with the SEC on August 29, 2003.

(5)	Incorporated by reference to the Registrant’s Form 10-Q for the quarter ended June 30, 2004, as filed with the SEC on August 12, 2004.

(6)	Incorporated by reference to the Registrant’s Form 10-Q for the quarter ended September 30, 2004, as filed with the SEC on November 15, 2004.

(7)	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated December 10, 2004, as filed with the SEC on December 16, 2004.

(8)	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated February 28, 2005, as filed with the SEC on March 4, 2005.

(9)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004, as filed with the SEC on March 31, 2005.

(10)	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated April 20, 2005, as filed with the SEC on April 26, 2005.

(11)	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated July 12, 2005, as filed with the SEC on July 18, 2005.

(12)	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated July 12, 2005, as filed with the SEC on July 18, 2005.

*	Filed herewith.

**	An application has been submitted to the Securities & Exchange Commission for confidential treatment, pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, of portions of this exhibit. These portions have been omitted from this exhibit.

†	To be filed by amendment.